As filed with the Securities and Exchange Commission on June 2, 2023

Registration Number 333-271065

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

______________________________

Amendment No. 1 to

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

______________________________

Guerrilla RF, Inc.
(Exact name of registrant as specified in its charter)

Delaware	3674	85-3837067
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2000 Pisgah Church Road
Greensboro, North Carolina 27455
(336) 510-7840
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

______________________________

John Berg
Chief Financial Officer
2000 Pisgah Church Road
Greensboro, North Carolina 27455
(336) 510-7840
(Name, address, including zip code, and telephone number, including area code, of agent for service)

______________________________

Copies to:

Iain MacSween, Esq. Haniya Mir, Esq. Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P. 230 North Elm Street 2000 Renaissance Plaza Greensboro, North Carolina 27401 (336) 271-3192	Richard A. Friedman, Esq. Sean Reid, Esq. Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, NY 10112-0015 Telephone: (212) 653-8700 Facsimile: (212) 653-8701

___________________________

As soon as practicable after the effective date of this Registration Statement.
(Approximate date of commencement of proposed sale to the public)

______________________________

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated filer	☐
Non-accelerated Filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 2, 2023

PRELIMINARY PROSPECTUS

Shares of Common Stock

____________________________

This prospectus relates to the sale by Guerrilla RF, Inc. (the “Company”) of approximately [ ] shares of common stock par value $0.0001 per share of the Company (the “Common Stock”). The offering price is $[ ] per share.

We have applied to list our Common Stock on the Nasdaq Capital Market operated by The Nasdaq Stock Market LLC (“Nasdaq”) upon our satisfaction of the exchange’s initial listing criteria. If our Common Stock is not approved for listing on the Nasdaq Capital Market, we will not consummate this offering. No assurance can be given that our application will be approved.

Currently, a limited public market exists for our Common Stock. Our Common Stock is currently traded on the over-the-counter market and quoted on the OTCQX market under the symbol “GUER.” The last reported sale price of our Common Stock was $[4.50] per share, as reported on the OTCQX on June [1], 2023. The actual public offering price per share will be determined between us and the underwriter at the time of pricing and may be at a discount to the current market price. Therefore, the assumed public offering price used throughout this prospectus may not be indicative of the final offering price.

Quotes of our Common Stock trading prices on the OTCQX may not be indicative of the market price of our Common Stock if listed on the Nasdaq Capital Market.

We are an “emerging growth company” and a “smaller reporting company” as defined under the federal securities laws and, as such, are eligible for reduced public company reporting requirements. See “Prospectus Summary — Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”

Investing in our Common Stock involves a high degree of risk. Before making an investment decision, please read “Risk Factors” beginning on page 6 of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to Guerrilla RF, Inc. before expenses	$	$

(1) See the section entitled “Underwriting” beginning on page 77 of this prospectus for a description of underwriting compensation.

We have granted the underwriters a [  ]-day option to purchase up to an additional [          ] shares of Common Stock, at the public offering price per share less the underwriting discounts and commissions, to cover over-allotments, if any.

The underwriter expects to deliver the shares to purchasers in the offering on or about _______, 2023.

Laidlaw & Company (UK) Ltd.

The date of this prospectus is           , 2023.

i

ABOUT THIS PROSPECTUS

We have not, and the underwriters have not, authorized anyone to give you any information other than the information contained in this prospectus, the information incorporated by reference herein, any applicable prospectus supplement or any free writing prospectus filed with the U.S. Securities and Exchange Commission (the “SEC”). We take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you. Neither we nor the underwriters have authorized anyone to provide you with additional information or information different from that contained in this prospectus filed with the SEC. We are offering to sell, and seeking offers to buy, shares of our Common Stock only in jurisdictions where offers and sales are permitted. You should assume that the information appearing in this prospectus, the applicable prospectus supplement and any related free writing prospectus is accurate only as of the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

For Non-U.S. investors

Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus, any prospectus supplement or free writing prospectus filed with the SEC, in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus, any prospectus supplement or free writing prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of Common Stock and the distribution of this prospectus, any prospectus supplement or free writing prospectus outside the United States.

TRADEMARKS AND TRADE NAMES

This prospectus includes trademarks that are protected under applicable intellectual property laws and are the Company’s property or the property of the Company’s subsidiary. This prospectus also contains trademarks, service marks, trade names and/or copyrights of other companies, which are the property of their respective holders. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the Company will not assert, to the fullest extent under applicable law, its rights or the right of the applicable licensor to these trademarks and trade names. Use or display by us of other parties’ trademarks, trade dress, or products in this prospectus is not intended to, and does not, imply a relationship with, or endorsements or sponsorship of, us by the trademark or trade dress owners.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of our Business”, includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (“the Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (“the Exchange Act”). Forward-looking statements relate to, among others, our plans, objectives and expectations for our business, operations and financial performance and condition, and can be identified by terminology such as “may,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “will,” “could,” “project,” “target,” “potential,” “continue” and similar expressions that do not relate solely to historical matters. Forward-looking statements are based on management’s belief and assumptions and on information currently available to management. Although we believe that the expectations reflected in forward-looking statements are reasonable, such statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements.

Our business is subject to numerous risks and uncertainties, including the following:

●	we may not be able to generate sufficient cash to service all of our debt or meet our operating needs;

●	we may not be able to raise sufficient equity capital to support our operating needs and fund our strategic plans;

●	risks relating to fluctuations in our operating results;

●	our dependence on developing new products, achieving design wins, and several large customers for a substantial portion of our revenue;

●	a loss of revenue if purchase contracts are canceled or delayed;

●	our dependence on third parties such as suppliers, product manufacturers, and product assemblers and testers;

●	risks related to sales through independent sales representatives and distributors;

●	risks associated with the operation of our third-party manufacturing providers;

●	anticipated trends, growth rates, and challenges in our business and in the markets in which we operate;

●	our ability to further penetrate our existing customer base;

●

our estimates regarding future revenues, capital requirements, general and administrative expenses, sales and marketing expenses, research and development expenses, and our need for or ability to obtain additional financing to fund our operations;

●

developments and projections relating to our competitors and our industry, including semiconductor availability, which has affected the automotive industry, impacting vehicle production and thereby demand irregularities for our business;

●	business disruptions;

●	poor manufacturing yields;

●	increased inventory risks and costs due to the timing of customer forecasts;

●	our ability to continue to innovate in a very competitive industry;

●	unfavorable changes in interest rates, pricing of certain precious metals, utility rates, and shipping and freight costs;

●	our strategic investments failing to achieve financial or strategic objectives;

●	our ability to attract, retain, and motivate key employees;

●	warranty claims, product recalls, and product liability;

●	changes in our effective tax rate and the enactment of international or domestic tax legislation, or changes in regulatory guidance;

●	risks associated with environmental, health and safety regulations, and climate change;

●	risks from international sales and third-party vendor operations;

●	the impact of, and our expectations regarding, changes in current and future laws and regulations;

●	changes in government trade policies, including the imposition of tariffs and export restrictions;

●	our ability to protect and enforce our intellectual property protection and the scope and duration of such protection;

●	claims of infringement of third-party intellectual property rights;

●	security breaches and other similar disruptions compromising our information;

●	theft, loss, or misuse of personal data by or about our employees, customers, or third parties;

●	our inability to remediate the material weakness identified in internal controls over financial reporting relating to certain control processes;

●	provisions in our governing documents and Delaware law may discourage takeovers and business combinations that our stockholders might consider to be in their best interests; and,

●	volatility in the price of our Common Stock.

These statements relate to future events or our future operational or financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by these forward-looking statements. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the section titled “Risk Factors” and elsewhere in this prospectus, in any applicable prospectus supplement, and in any related free-writing prospectus.

Any forward-looking statement in this prospectus, in any applicable prospectus supplement, and in any related free writing prospectus reflects our current view with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to our business, results of operations, industry, and future growth. Given these uncertainties, you should not place undue reliance on these forward-looking statements. No forward-looking statement is a guarantee of future performance. You should read this prospectus, any applicable prospectus supplement and any related free writing prospectus and the documents that we reference therein and have filed with the SEC as exhibits thereto completely and with the understanding that our actual future results may be materially different from any future results expressed or implied by these forward-looking statements. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

This prospectus contains, any applicable prospectus supplement and any related free-writing prospectus may contain, estimates, projections, and other information concerning our industry, our business, and the markets for certain semiconductors. Information based on estimates, forecasts, projections, or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances reflected in this information. Unless otherwise expressly stated, we obtained these industry, business, market, and other data from reports, research surveys, studies, and similar data prepared by third parties, industry, medical and general publications, government data, and similar sources that we believe to be reliable. In some cases, we do not expressly refer to the sources from which such data are derived.

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering, and selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in the securities covered by this prospectus. For a more complete understanding of the Company and this offering, we encourage you to read and consider carefully the more detailed information in this prospectus, any related prospectus supplement, and any related free writing prospectus, including the information set forth in the section titled “Risk Factors” in this prospectus, any related prospectus supplement and any related free writing prospectus in their entirety before making an investment decision.

On April 17, 2023, we effected a one-for-six reverse stock split of our outstanding shares of Common Stock (the “Reverse Stock Split”). No fractional shares were issued in connection with the Reverse Stock Split as all such fractional shares were rounded up to the next whole share. Unless otherwise indicated, all information presented in this prospectus has been retrospectively restated to give effect to the Reverse Stock Split, and all share amounts and corresponding conversion price and/or exercise price data set forth in this prospectus have been adjusted to give effect to the Reverse Stock Split.

All references to “Guerrilla RF” refer to Guerrilla RF Operating Corporation, a privately held Delaware corporation, and our direct, wholly-owned subsidiary. Unless otherwise stated or the context otherwise indicates, references to the “Company”, “we”, “our”, “us” or similar terms refer to Guerrilla RF, Inc. (formerly named Laffin Acquisition Corp.) together with its wholly-owned subsidiary, Guerrilla RF. Guerrilla RF holds all material assets and conducts all business activities and operations of Guerrilla RF, Inc.

On May 30, 2023, our subsidiary, Guerrilla RF Operating Corporation, was merged with and into Guerrilla RF, Inc.

This prospectus includes a number of technical terms.  Please see “Glossary of Terms and Abbreviations” beginning on page 32.

Overview

Guerrilla RF is a fabless semiconductor company based in Greensboro, NC.  Guerrilla RF was founded in 2013 with a mission to employ RF semiconductor technology to deliver RF solutions to customers in underserved markets.  Over the past several years, Guerrilla RF has become a leader in developing high-performance MMIC products for wireless connectivity.  It continues to target underserved markets and customers, delivering a range of high-performance MMIC products and associated technical support to a diverse set of customers that enable a more connected world.

Guerrilla RF possesses in-house design, applications, sales, and customer support functions as a fabless semiconductor company.  It outsources the manufacture and production of its MMIC products to subcontractors located overseas, providing access to multiple semiconductor process technologies.  Guerrilla RF’s primary external wafer foundries are in Taiwan and Singapore, and its primary assembly and test suppliers are located in Malaysia and the Philippines.  We have produced and distributed in excess of 150 million products in our portfolio of products to over 500 end customers worldwide.

Our Industry

Global demand for ubiquitous, always-on connectivity has increased over the past several years, driving data traffic over wireless and wired networks.  We believe that wireless and wired markets are undergoing multi-year technology upgrade cycles to keep pace with this demand.

Cellular operators have been migrating to 5G technology to improve efficiency, increase data throughput, reduce signal latency, and enable massive machine-to-machine connectivity.  Because 5G networks operate on different frequencies (low-, mid-, and high-band spectrum) and coexist with prior cellular standards, we believe 5G deployments will increase the content opportunity for Guerrilla RF’s infrastructure RF products.

As an example, over the past several years, automakers have added more entertainment and safety features to their automobiles due in part to customer demands and in part due to increased demand for electric vehicles (EV) and an increasing focus on the development of autonomous vehicle technologies.  We expect this trend to continue to increase demand for RF semiconductors in modern automobiles.  We believe this trend offers a growing content opportunity for Guerrilla RF’s automotive RF products.

The COVID-19 pandemic placed even more demand on the need for contactless and wireless communication in all aspects of human existence.  Our technology helps meet that demand and facilitates rapid and contactless communication.

Risks Related to Our Business and Industry

Our ability to implement our current business strategy is subject to numerous risks, as more fully described in the section titled “Risk Factors.” These risks include, among others, the following:

•	We have incurred significant losses in the past and will likely experience losses in the future;

•	We may be unable to find additional sources of capital to fund our operations;

•	Our sales have been concentrated in a small number of large end-user customers;

•	We depend on a number of third-party manufacturers of our products, and if we are unable to source manufacturing from them then our business and operating results could be harmed;

•	Our international customers subject us to additional risks that can adversely affect our business results of operations and financial condition; and

•	Our revenues, operating results, and reputation could suffer if we fail to successfully develop and introduce new products and features to existing products.

Merger Agreement

On October 22, 2021, our wholly-owned subsidiary, Guerrilla RF Acquisition Co., a corporation formed in the State of Delaware on October 20, 2021 (“Acquisition Sub”) and Guerrilla RF entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, on October 22, 2021 (the “Closing Date”), Acquisition Sub merged with and into Guerrilla RF, with Guerrilla RF continuing as the surviving corporation and our wholly-owned subsidiary (the “Merger”).

As a result of the Merger, we acquired the business of Guerrilla RF, a fabless semiconductor company based in Greensboro, N.C. See “Description of our Business” below. At the time the certificate of merger reflecting the Merger was filed with the Secretary of State of Delaware (the “Effective Time”), each of Guerrilla RF’s shares of capital stock issued and outstanding immediately prior to the closing of the Merger was converted into the right to receive approximately 2.95 shares of our Common Stock.  Immediately prior to the Effective Time, an aggregate of 2,025,000 shares of our Common Stock owned by the stockholders of Laffin Acquisition Corp. prior to the Merger were forfeited and canceled.  In addition, pursuant to the Merger Agreement, options to purchase 1,065,067 shares of Guerrilla RF’s common stock issued and outstanding immediately prior to the closing of the Merger under Guerrilla RF’s 2014 Long Term Stock Incentive Plan (the “2014 Plan”) were assumed and converted into options to purchase 3,146,366 shares of our Common Stock.  The preceding share amounts have not been adjusted to reflect the subsequent Reverse Stock Split.

Following the closing of the Merger, Laffin Acquisition Corp. changed its name to Guerrilla RF, Inc.

See “Description of Capital Stock” below for more information. The issuance of shares of our Common Stock or options to purchase shares of our Common Stock, to Guerrilla RF’s former security holders are collectively referred to as the “Share Conversion.”

As a condition to the Merger, we entered into an indemnity agreement with our former officer and directors (the “Pre-Merger Indemnity Agreement”), pursuant to which we agreed to indemnify such former officers and directors for actions taken by them in their official capacities relating to the consideration, approval, and consummation of the Merger and certain related transactions.

The Merger was treated as a recapitalization and reverse acquisition for us for financial reporting purposes. Guerrilla RF is considered the acquirer for accounting purposes. Our historical financial statements before the Merger have been replaced with the historical financial statements of Guerrilla RF before the Merger in the registration statement of which this prospectus is a part, and in future filings with the SEC. The Merger was intended to be treated as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.

The issuance of securities pursuant to the Share Conversion was not registered under the Securities Act, in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act, which exempts transactions by an issuer not involving any public offering, and Rule 506 of Regulation D promulgated by the SEC thereunder. These securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirement, and are subject to further contractual restrictions on transfer.

Private Placement Offering (APO)

Following the Effective Time of the Merger, we sold 5,766,550 shares of our Common Stock pursuant to a private placement offering, at a purchase price of $2.00 per share in multiple closings through November 16, 2021. The private placement offering is referred to herein as the “APO.”  Also in connection with the APO, our placement agent and its affiliates received 275,000 shares of our Common Stock and warrants to purchase an aggregate of 331,580 shares at an exercise price of $2.00 per share and a term of five years.  The preceding share and per share amounts have not been adjusted to reflect the subsequent Reverse Stock Split.

The aggregate gross proceeds from the APO was $11.5 million (before deducting placement agent fees and expenses of approximately $2.1 million).

The APO was exempt from registration under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated by the SEC thereunder. The Common Stock was sold to “accredited investors,” as defined in Regulation D, and was conducted on a “reasonable best efforts” basis.

2022/23 Private Placement Offering (2022/23 Offering)

On February 28, 2023, we completed a private placement offering, selling approximately 7.1 million units to accredited investors—each unit comprising one share of Common Stock and one warrant to purchase one half (0.5) of a share of Common Stock—for $1.30 per unit. The 2022/23 private placement offering is referred to herein as the “2022/23 Offering.” The warrants have an exercise price of $2.00 per share and a term of five years.  Also in connection with the 2022/23 Offering, our placement agent, its selected dealer, and their affiliates received warrants to purchase an aggregate of 1,064,872 shares of Common Stock at an exercise price of $1.30 per share and a term of five years.  The preceding share and per share amounts have not been adjusted to reflect the subsequent Reverse Stock Split.

The aggregate gross proceeds from the 2022/23 Offering was $9.2 million (before deducting placement agent fees and expenses of approximately $1.1 million).

The 2022/23 Offering was exempt from registration under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated by the SEC thereunder.  The units were sold to “accredited investors,” as defined in Regulation D, and was conducted on a “reasonable best efforts” basis.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or JOBS Act. An emerging growth company may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

•

being permitted to present only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in our periodic reports and registration statements, including this prospectus;

•	reduced disclosure about our executive compensation arrangements;

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, as amended, on the effectiveness of our internal controls over financial reporting;

•	reduced disclosure obligations regarding executive compensation arrangements in our periodic reports, proxy statements and registration statements, including this prospectus; and

•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may use these provisions until the last day of our fiscal year in which the fifth anniversary of the first sale of our Common Stock pursuant to an effective registration statement occurs. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.07 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards until those standards apply to private companies. We have elected to take advantage of the benefits of this extended transition period and, therefore, we will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards. Until the date that we are no longer an emerging growth company or affirmatively and irrevocably opt out of the exemption provided by Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”) upon issuance of a new or revised accounting standard that applies to our financial statements and that has a different effective date for public and private companies, we will disclose the date on which we will adopt the recently issued accounting standard.

We are also a “smaller reporting company,” meaning that the market value of our stock held by non-affiliates plus the proposed aggregate amount of gross proceeds to us as a result of this offering is less than $700 million and our annual revenue is less than $100 million during the most recently completed fiscal year. We may continue to be a smaller reporting company after this offering if either (i) the market value of our stock held by non-affiliates is less than $250 million or (ii) our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K, and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

Corporate Information

We were originally incorporated in the State of Delaware as Laffin Acquisition Corp. on November 9, 2020.  On October 22, 2021, Guerrilla RF Acquisition Corp. merged with and into Guerrilla RF.  Following the Merger, Guerrilla RF was the surviving entity and became our wholly-owned subsidiary, and all of the outstanding shares of common and preferred stock of Guerrilla RF were converted into shares of our Common Stock.  The business of Guerrilla RF became our business as a result of the Merger.  Following the consummation of the Merger, Guerrilla RF changed its name to “Guerrilla RF Operating Corporation.” Immediately after completion of the Merger, we changed our name to “Guerrilla RF, Inc.”

Prior to the Merger, Laffin Acquisition Corp. was a “shell” company registered under the Exchange Act, with no specific business plan or purpose until it began operating the business of Guerrilla RF following the closing of the Merger.

Our principal executive offices are located at 2000 Pisgah Church Road, Greensboro, NC 27455.  Our telephone number is (336) 510-7840.  Our website address is www.guerrilla-rf.com.  Information contained on, or that can be accessed through, our website is not a part of this prospectus.

THE OFFERING

Common Stock offered by us	[ ] shares
Common Stock to be outstanding immediately after this offering	[ ] shares
Over-allotment Option	We have granted a [ ]-day option to the underwriters, exercisable one or more times in whole or in part, to purchase up to an additional [ ]% of the [ ] shares of Common Stock sold in the offering at the public offering price, less the underwriting discounts and commissions, to cover over-allotments, if any. The underwriters may exercise this option in full or in part at any time and from time to time until [ ] days after the date of this prospectus.
Use of proceeds

We estimate that the net proceeds from this offering will be approximately $[ ], after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.  We intend to use the net proceeds from this offering to fund research and development, to expand our sales and marketing resources, and for working capital and general corporate purposes. Additionally, we may use a portion of the net proceeds for acquisitions of capital equipment to support our research and development and production operations. See the section titled “Use of Proceeds” for a more complete description of the intended use of proceeds from this offering.

Dividend Policy

We have never declared any cash dividends on our Common Stock. We currently intend to use all available funds and any future earnings for use in financing the growth of our business and do not anticipate paying any cash dividends for the foreseeable future. See the “Dividend Policy” section of this prospectus.

Trading symbol

Our Common Stock is currently quoted on the OTCQX, an OTC Market Groups platform, under the symbol “GUER.”

We have applied to list our Common Stock on the Nasdaq Capital Market, upon our satisfaction of the exchange’s initial listing criteria; however, no assurance can be given that our listing application will be approved. If our listing application is not approved by the Nasdaq Capital Market, we will not consummate this offering.

Risk factors	You should read the “Risk Factors” section of this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our Common Stock.
Lock-up

We have agreed with the underwriters not to offer, sell, issue or otherwise transfer or dispose of any shares or convertible securities for a period of 180 days from the closing of this offering, without prior written notice.  Our directors and officers have agreed with the underwriters not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our Common Stock or securities convertible into Common Stock for 90 days after the closing of this offering. See “Underwriting” section on page 77.

Representative’s warrants	We have agreed to issue the representative of the several underwriters warrants to purchase the number of shares of Common Stock in the aggregate equal to 5% of the shares of Common Stock to be issued and sole in this offering (including any shares of Common Stock sold upon exercise of the over-allotment option). The warrants are exercisable for a price per share equal to 150% of the public offering price. The warrants are exercisable at any time and from time to time, in whole or in part, during the four-and-a-half-year period commencing six (6) months from the date of commencement of sales of the offering.

The number of shares of Common Stock to be outstanding immediately after this offering is based on an aggregate of [6,770,937] shares of Common Stock outstanding as of [May 10], 2023, and excludes:

●	[646,861] shares of Common Stock issuable upon the exercise of warrants with an exercise price of $12.00 per share;

●	[177,479] shares of Common Stock issuable upon the exercise of warrants with an exercise price of $7.80 per share;

●	[206,068 ] shares of Common Stock issuable upon vesting of outstanding restricted stock units (“RSUs”);

●	[502,805] shares of Common Stock issuable upon the exercise of options outstanding under the 2014 Plan, with a weighted average exercise price of $[2.28] per share;

●

[82,688] shares of Common Stock issuable upon the exercise of options outstanding under the Guerrilla RF, Inc. 2021 Equity Incentive Plan (the “2021 Plan”), with a weighted average exercise price of $[12.60] per share; and

●	[355,056] shares of Common Stock available for future awards under the 2021 Plan.

Except as otherwise indicated herein, all information in this prospectus reflects or assumes:

●	a one-for-six reverse stock split of our Common Stock that was completed on April 17, 2023, pursuant to which every six shares of outstanding Common Stock were decreased to one share of Common Stock (the “Reverse Stock Split”);

●	no exercise of the outstanding options or warrants described above;

●	no issuance of additional shares of Common Stock upon the vesting of outstanding RSUs, described above;

●	no exercise by the underwriters of their option to purchase additional shares to cover over-allotments, if any; and

●	no exercise of the representative’s warrant.

SUMMARY FINANCIAL DATA

The following tables set forth our summary consolidated statements of operations and consolidated balance sheet financial data.  The summary consolidated data for the years ended December 31, 2021 and 2022 and the consolidated balance sheet as of December 31, 2022 are derived from our audited consolidated financial statements and the related notes included in our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on March 3, 2023, which is incorporated by reference in this prospectus.  The summary consolidated statements of operations for the three-month periods ended March 31, 2023 and 2022 and the consolidated balance sheet data as of March 31, 2023 are derived from our unaudited consolidated financial statements appearing elsewhere in this prospectus.

The summary financial data should be read together with our consolidated financial statements and the related notes, as well as the sections of this prospectus entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus. The summary financial data in this section is not intended to replace our consolidated financial statements and related notes.  Our historical results are not necessarily indicative of our future results.

Statement of Operation Data	Three Months Ended March 31,		Year Ended December 31,
	2023	2022	2022	2021
Product	$3,040,409	$3,586,267	$10,558,570	$9,827,817
Royalties and non-recurring engineering	190,479	279,644	1,042,334	652,082
Total	3,230,888	3,865,911	11,600,904	10,479,899

Direct product costs	1,403,345	1,547,281	4,835,632	4,340,292

Gross Profit	1,827,543	2,318,630	6,765,272	6,139,607

Operating Expenses:
Research and development	2,586,169	1,802,006	8,114,377	4,592,879
Sales and marketing	1,361,949	1,085,843	4,634,012	2,752,153
General and administrative	1,546,163	1,239,650	5,138,410	2,464,295
Total Operating Expenses	5,494,281	4,127,499	17,886,799	9,809,327

Operating Loss	(3,666,738)	(1,808,869)	(11,121,527)	(3,669,720)

Interest expense	(341,857)	(57,221)	(874,713)	(551,495)
Other income (expenses)	7,177	-	(30,526)	1,384,060
Total Other Income (Expenses), net	(334,680)	(57,221)	(905,239)	832,565
Net Loss	$(4,001,418)	$(1,866,090)	$(12,026,766)	$(2,837,155)

Net loss per share - basic and diluted (1)	$(0.62)	$(0.34)	$(2.17)	$(1.45)

Weighted average common shares outstanding, basic and diluted (1)	6,502,845	5,538,034	5,550,373	1,950,700

___________

(1)  Amounts have been adjusted to reflect the Reverse Stock Split.

Balance Sheet Data	As of March 31, 2023 (unaudited)	As of December 31, 2022
Assets
Cash	$1,877,568	$4,340,407
Accounts receivable, net	1,595,906	1,124,971
Inventories, net	1,583,915	1,672,925
Prepaid expenses	770,232	643,401
Total Current Assets	5,827,621	7,781,704

Prepaid expenses and other	-	3,574,746
Deferred offering costs	90,081	-
Operating lease right-of-use assets	10,896,388	209,669
Property, plant, and equipment, net	4,983,918	5,098,097
Total Assets	$21,798,088	$16,664,216

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$2,374,131	$4,466,045
Short-term debt	1,363,186	959,803
Operating lease liability, current portion	568,000	139,794
Finance lease liability, current portion	1,092,101	1,078,506
Total Current Liabilities	5,397,418	6,644,148

Long-term debt	306,511	44,279
Operating lease liability	6,388,970	71,714
Finance lease liability	2,737,467	2,984,618
Notes payable	4,586,852	4,564,564
Total Liabilities	19,417,218	14,309,323

Preferred stock, $0.0001 par value, 10,000,000 shares authorized, no shares issued and outstanding as of March 31, 2023 and December 31, 2022	-	-
Common stock, $0.0001 par value, 300,000,000 shares authorized, 6,784,721 and 6,211,206 shares issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	678	621
Additional paid-in-capital	33,454,698	29,427,440
Accumulated deficit	(31,074,586)	(27,073,168)
Total Stockholders’ Equity	2,380,790	2,354,893
Total Liabilities and Stockholders’ Equity	$21,798,008	$16,664,216

RISK FACTORS

Investing in our Common Stock involves a high degree of risk. In addition to the other information set forth in this prospectus, you should carefully consider the risk factors discussed below when considering an investment in our Common Stock and any risk factors that may be set forth in the applicable prospectus supplement, any related free writing prospectus, as well as the other information contained in this prospectus, any applicable prospectus supplement, and any related free writing prospectus. If any of the following risks occur, our business, financial condition, results of operations, and prospects could be materially and adversely affected. In that case, the market price of our Common Stock could decline, and you could lose some or all of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations.

RISKS FACTORS SUMMARY

•

Our ability to continue as a going concern will depend on us being able to raise significant additional capital to fund our operations, which may be unavailable on attractive terms, if at all, and could dilute your investment.

•

We have incurred significant losses in the past and will experience losses in the future. Our business and stock price may be adversely affected if we cannot make consistent progress toward future profitability.

•

We may not generate or have sufficient cash available to fund our operations, service our debt, fund capital expenditures, or support our business growth, and we may be unable to find additional sources of capital.  As a result, we may be forced to take other actions to satisfy our debt obligations and financing requirements, which may not be successful or on terms favorable to us.

•

Our ability to realize our deferred tax asset and deduct certain future losses could be limited if we experience, or are deemed to already have experienced, an ownership change as defined in the U.S. Internal Revenue Code.

•

We are an emerging commercial company that began commercial operations selling products in 2014. Since we base our expectations of potential customers and future demand for our products on only limited experience, it is difficult for our management and investors to forecast and evaluate our prospects and revenues accurately.

•

We have identified a material weakness in our internal control over financial reporting.  This material weakness could continue to affect our ability to report our results of operations and financial condition accurately and in a timely manner.

•	Our sales have been concentrated in a small number of customers.

•	We are still developing many of our products, and they may not be accepted in the market or by significant customers.

•

Our operating results are substantially dependent on developing new products and achieving design wins.  Therefore, our future revenues that fund our growth in operations, continuing product development, administrative costs, and sales and marketing efforts are highly dependent on winning slots for our new product offerings.

•

The ultimate impact of the COVID-19 pandemic on our business continues to be unknown.  Beginning in the second quarter of 2020, we observed delays, declining demand, and price fluctuations in the semiconductor industry and while some of the effects on our business have normalized, we cannot predict the ultimate impact of the COVID-19 pandemic on our industry.

•

We depend heavily on electronics distribution companies to augment the reach of our field sales team and stock our products for a quick fulfillment of orders to numerous end users of our products.  Therefore, any disruption of these relationships would result in a significant loss of sales to the extensive market participants with whom we place our products.  Furthermore, any disruption of our relationship with these distributors could result in their default in a large portion of our accounts receivable, which can often exceed 75% of total commercial receivables due to us.

•

We depend heavily on third parties, especially in our supply chain. Therefore, any disruption in our third-party supply chain relationships, either due to their constraints or their respective decision to suspend materials delivery, would adversely affect our ability to make products and execute sales orders. We may not be able to recover from any disruption that lasts a significant period of time.

•	We sell to several large companies with considerable bargaining power, which may require us to agree to terms and conditions that could harm our business or ability to recognize revenues.

•	We face risks related to sales through independent sales representatives and distributors.

•	If we experience poor manufacturing yields, our operating results may suffer.

•	We are subject to inventory risks and costs because we build our products based on anticipated customer orders and forecasts often before receiving purchase orders for the products.

•	We operate in a very competitive industry and must continue to innovate.

•

Unfavorable changes in interest rates, pricing of certain precious metals, utility rates, and foreign currency exchange rates may adversely affect our financial condition, liquidity, and results of operations.

•	Failure to retain and recruit essential engineering, operations, sales/marketing, and administrative talent could negatively impact our business and financial results.

•	Litigation or legal proceedings could expose us to significant liabilities, occupy a considerable amount of our management’s time and attention, and damage our reputation.

•

We rely on our intellectual property and copyrighted designs.  We may not be able to successfully protect against the use of our intellectual property by third parties.  As a result, we may be subject to claims of infringement of third-party intellectual property rights.

•

We face risks from manufacturing and packaging our products by outside parties located in Taiwan, Singapore, the Philippines, and Malaysia.  These risks may include quality failures, export and import complexities and disruptions, geopolitical issues, factory failures or closures, local or global laws violations, the impact of healthcare challenges such as the COVID-19 pandemic locally, and sudden process manufacturing deviations.  In the event of a manufacturing disruption with one of our manufacturing providers, we have options to move manufacturing to another approved supplier with the same processing capabilities.

•

Government regulation may adversely affect our business.  Economic regulation in China and other countries where we sell products could adversely impact our business and the results of operations.  Changes in government trade policies, including the imposition of tariffs and export restrictions, have limited and could continue to limit our ability to sell or provide our products and other items to specific customers and suppliers, which may materially adversely affect our sales and results of operations.

•	Security breaches and other disruptions could compromise our proprietary information and expose us to liability, which would cause our business and reputation to suffer.

•

There is currently a limited market for our Common Stock, and there can be no assurance that a more liquid market will ever develop.  Therefore, you may be unable to resell shares of our Common Stock at times and prices that you believe are appropriate.

•	We do not intend to pay dividends for the foreseeable future, and, as a result, your ability to achieve a return on your investment will depend on the appreciation of the price of our Common Stock.

•	Our international operations subject us to additional risks that can adversely affect our business results of operations and financial condition.

•	Our revenues are dependent on our ability to maintain and expand existing customer relationships and our ability to attract new customers.

•

If we fail to increase market awareness of our brand and products, expand our sales and marketing operations, improve our sales execution, and increase our sales channels, our business could be harmed.

RISKS RELATED TO OUR BUSINESS AND INDUSTRY

Our ability to continue as a going concern will depend on us being able to raise significant additional capital and/or secure additional loans to fund our operations, which may be unavailable on attractive terms, if at all.

Our recurring operating losses and our current operating plans raise substantial doubt about our ability to continue as a going concern for the next twelve months.  Our independent registered public accounting firm issued their audit report on our consolidated financial statements for the years ended December 31, 2022 and 2021, which included an explanatory paragraph as to our ability to continue as a going concern.  While we believe that our existing cash and cash equivalents will be sufficient to fund our current operating plans through the second quarter of 2023, we have based these estimates on assumptions that may prove to be wrong, and we could spend our available financial resources much faster than we currently expect and need to raise additional funds sooner than we anticipate.

Our ability to continue as a going concern will depend on us being able to raise additional capital and/or secure additional loans to fund our operations and achieve our business objectives.  Our cash balance stood at $1.9 million on March 31, 2023; however, we recorded a net loss of $4.0 million for the three months ended March 31, 2023, or approximately $1.3 million per month.  On February 28, 2023, we completed a private placement offering, raising gross proceeds of $9.2 million, including $5.0 million in an initial closing in late December 2022 and $4.2 million in January and February 2023.

Potentially, we could draw down additional funds under our existing loan facility with Spectrum Commercial Services Company, L.L.C. (“Spectrum”) (the “Spectrum Loan Facility”), which provides a maximum line of credit of up to $3.0 million depending on the amount of our eligible accounts receivable and inventory; however, our ability to do so is dependent upon the value of eligible accounts receivable assigned to Spectrum as security for advances under the Spectrum Loan Facility, which value fluctuates from time to time and is ultimately outside of our control.

In addition, we have further cash availability under our loan facility with Salem Investment Partners V, Limited Partnership (“Salem”) to draw down up to an additional $1.5 million of our $8.0 million loan facility as of May 10, 2023; however, Salem has the discretion to, and may, decline our request.

As we currently do not generate positive cash flow from operations, we cannot guarantee that we will have sufficient cash available to fund our operations and service our obligations when due.  We expect losses and negative cash flows to continue, primarily due to continued research, development, and marketing efforts as well as increased administration expenses as our Company grows.  We believe that we have sufficient cash resources and availability under our two loan facilities to fund operations through the second quarter of 2023.  However, there can be no assurance that we will be able to complete the proposed equity raise in a timely manner, or at all.  If we do not secure additional financing in a timely manner, we will be unable to fund ongoing operations and pay our obligations as they become due, affecting our ability to continue as a going concern.

The ongoing inflationary economic environment and related capital market effects caused by the lingering effects of the COVID-19 pandemic, including its impact on the supply chain, cannot be predicted with certainty and may make it more difficult or preclude us from raising additional capital, increase our costs of capital and otherwise adversely affect our business, results of operations, financial condition, and liquidity.  If we are unable to secure additional capital and/or loans when needed or on acceptable terms, we may not be able to do certain things, including but not limited to:

● develop or enhance our products;

● continue and expand our R&D activities;

● continue to expand our sales and marketing organization;

● acquire complementary technologies, products, or businesses;

●expand operations, in the United States or internationally;

● hire, train, and retain employees; or,

● respond to competitive pressures or unanticipated working capital requirements.

Our failure to do any of the aforementioned things could harm our business, financial condition and results of operations.  Ultimately, if we do not secure additional financing in a timely manner, we will be unable to fund ongoing operations and pay our obligations as they become due, affecting our ability to continue as a going concern.

We have incurred significant losses in the past and will likely experience losses in the future.

We have incurred significant losses in the past and recorded a net loss of $12.0 million for the year ended December 31, 2022, $2.8 million for the year ended December 31, 2021, and $4.0 million for the three months ended March 31, 2023.  As of March 31, 2023, we had an accumulated deficit of $31.1 million.  If we cannot make consistent progress toward future profitability, our business and stock price may be adversely affected.

Our ability to be profitable in the future depends upon continued demand for our products from existing and new customers.  Further sales of our products depend upon our ability to improve the quality of our products, enhance customer satisfaction, and increase efficiency and productivity.  In addition, our profitability will be affected by, among other things, our ability to execute our business strategy, the timing and size of customer sales, the pricing and costs of our products, competitive products, macroeconomic conditions affecting the semiconductor industry, the COVID-19 pandemic, and the extent to which we invest in sales and marketing, research and development, and general and administrative resources.

Our ability to realize our deferred tax asset and deduct certain future losses could be limited if we experience an ownership change as defined in the U.S. Internal Revenue Code of 1986, as amended (the “Code”).

Under the Code, a corporation is generally allowed a deduction for net operating losses (“NOLs”) carried over from prior taxable years.  As of December 31, 2022, we had approximately $28.9 million of gross federal and State NOLs and $0.6 million of other carryforwards available to reduce future federal taxable income.  Our ability to use our NOLs and other carryforwards will depend on the amount of taxable income generated in future periods.  A corporation’s ability to deduct its federal NOL carryforwards and to utilize certain other available tax attributes can be substantially constrained under the general annual limitation rules of Section 382 of the Code if it undergoes an “ownership change” as defined in Section 382 (generally, where cumulative stock ownership changes among material stockholders exceed 50% during a rolling three-year period).  Accordingly, if the Company were to undergo an "ownership change", our ability to utilize our NOLs and other carryforwards would be limited, and this could have a material effect on our business, financial condition, and results of operations.  The relevant calculations for Section 382 are technical and highly complex.  Whether an “ownership change” occurs is largely outside of our control, and there can be no assurance that such a change will not occur in the future.  If an “ownership change” occurs in the future it is possible that the limitations imposed could cause a net increase in our federal income tax liability and cause federal income taxes to be paid earlier than if such limitations were not in effect.  An ownership change could also eliminate a portion of the federal tax loss carryforward if the limitation is low and causes our NOLs to expire unutilized.  Any such “ownership change” could have a material adverse effect on our future business, results of operations, financial condition, and the value of our Common Stock.

Market and economic conditions may negatively impact our business, financial condition, and share price.

Concerns over inflation, energy costs, geopolitical issues, the U.S. mortgage market and a declining real estate market, unstable global credit markets and financial conditions, and volatile oil prices have led to periods of significant economic instability, diminished liquidity and credit availability, declines in consumer confidence and discretionary spending, diminished expectations for the global economy and expectations of slower global economic growth going forward, and increased credit defaults.  Our general business strategy may be adversely affected by any such economic downturns, volatile business environments and continued unstable or unpredictable economic and market conditions.  If these conditions continue to deteriorate or do not improve, it may make any necessary debt or equity financing more difficult to complete, more costly, and more dilutive.  Failure to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on our growth strategy, financial performance, and share price and could require us to delay or abandon development or commercialization plans.

We have identified a material weakness in our internal control over financial reporting.  We had previously identified other material weaknesses that have since been remediated. The outstanding material weakness, or a reoccurrence of those recently remediated material weaknesses, could adversely affect our ability to report our results of operations and financial condition accurately and in a timely manner.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external purposes in accordance with U.S. generally accepted accounting principles (“GAAP”).  Our management is likewise required, on a quarterly basis, to evaluate the effectiveness of our internal controls and to disclose any changes and material weaknesses identified through such evaluation in those internal controls.  A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim consolidated financial statements will not be prevented or detected on a timely basis.

As described elsewhere in this prospectus, we have identified a material weakness in our internal control over financial reporting related to our accounting policy and documentation of management's contemplation of the accounting treatment over leases and significant unusual transactions. As a result of this material weakness, our management concluded that our internal control over financial reporting was ineffective as of December 31, 2022.

We had previously identified material weaknesses in our internal control over financial reporting that have been remediated related to:  significant positions utilized for our tax provisions, our Chief Financial Officer’s (“CFO”) rights and access to post journal entries, and our financial reporting process. Our management has concluded these previously identified material weaknesses have been remediated as of December 31, 2022.

To remediate these material weaknesses, we have devoted significant effort and resources to improve our internal control over financial reporting.

Our remediation steps have included:

• the retention of a public accounting firm to assist us with our tax accounting and tax provision calculations;

• the retention of an accounting advisory services consulting firm to assist us with evaluating and documenting the accounting treatment of significant unusual transactions;

• the enhancement of our procedures to evaluate and document the accounting treatment of significant unusual transactions, including the utilization of an accounting research tool we have implemented and subscribed;

• the enhancement of our segregation of duties through a review and revision of information technology access rights;

• the enhancement and formalization of our financial reporting scheduling and closing calendar; and,

• the enhancement of our secondary review process during our financial reporting process.

We can offer no assurance that these remediation steps will prevent any future deficiencies in our internal control over financial reporting.  Any failure to maintain adequate internal control over financial reporting could adversely impact our ability to report our financial position and results from operations on a timely and accurate basis.  Furthermore, we can give no assurance that the measures we have taken will remediate the outstanding material weakness, or will prevent any future material weaknesses, or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls.  In addition, our strengthened controls and procedures may not be adequate to prevent or identify irregularities or errors, which could affect the fair presentation of our consolidated financial statements.

We have a limited operating history upon which investors can evaluate our business and prospects.

We are an emerging commercial company that began commercial operations selling products in 2014.  Since we base our expectations of potential customers and future demand for our products on only limited experience, it is difficult for our management and investors to forecast and evaluate our prospects and revenues accurately.  Therefore, the proposed progression of our operations is subject to the risks inherent in light of the expenses, difficulties, complications, and delays frequently encountered in connection with the growth of any new business, as well as those risks that are specific to our Company in particular.  The risks include but are not limited to our reliance on third parties to complete some processes for the manufacturing and packaging of our products and the possibility that we will not be able to achieve design wins with our products.  In addition, to successfully introduce and market our products at a profit, we must establish brand name recognition and competitive advantages for our products.  There are no assurances that the Company can successfully address these challenges. If unsuccessful, the Company and its business, financial condition, and operating results will be materially and adversely affected.

We may not have sufficient cash available to fund our operations and pay our obligations as they become due, and we may be unable to find additional sources of capital.

Our cash balance stood at $1.9 million on March 31, 2023.  In addition, we have further cash availability under the Spectrum Loan Facility, which provides a maximum line of credit of up to $3.0 million depending on the amount of our eligible accounts receivable and inventory, and the Salem Loan Facility, which provides for additional funding of up to $1.5 million at the lender's discretion.  However, as we currently do not generate positive cash flow from operations, we cannot guarantee that we will have sufficient cash available to fund our operations and service our obligations when due.  We expect losses and negative cash flows to continue, primarily due to continued research, development, and marketing efforts as well as increased administration expenses as our Company grows.  We are actively pursuing an equity capital raise of up to $15 million in order to support our current and future liquidity needs beyond fiscal 2023.  We believe that we have sufficient cash resources and availability under our two loan facilities to fund operations through the second quarter of 2023.  There can be no assurance that we will be able to complete the proposed equity raise in a timely manner, or at all.  If we do not secure additional financing in a timely manner, we will be unable to fund ongoing operations and pay our obligations as they become due, affecting our ability to continue as a going concern.

Our operating results are substantially dependent on developing new products and achieving design wins.  Therefore, our future revenues that fund our growth in operations, continuing product development, administrative costs, and sales and marketing efforts are highly dependent on winning slots for our new product offerings.

Our largest markets are characterized by high levels of competition from formidable market participants, and they are often much larger in size and have greater capacity than us.  Therefore, to effectively compete in our markets, we must introduce new product solutions that satisfy customer demands for greater functionality and improved performance.  However, it is possible that we may fail to provide such solutions in time for our end-user customers’ design cycles.  In that case, we may experience a lack of growth that is central to our strategic plans or even suffer substantial decreases in our revenue by missing out on these design windows.

Our success depends on our ability to develop and introduce new products in a timely and cost-effective manner and secure production orders from our customers.  The development of new products is a highly complex process, and we have experienced delays in completing the development and introduction of new products at times.

We participate in markets with a broad array of applications, which makes our ability to predict market requirements more challenging and consequently makes the definition and design of new products that address those requirements more difficult to ensure the future success of our business.

Our success at effective product development depends on several factors, including the following:

●	our ability to design products that meet industry requirements, costs, and performance levels, including specific customer product requirements;
●	our ability to introduce new products that are competitive and that we can offer at competitive prices for the functionality and performance delivered;
●	our ability to recruit and retain qualified product design engineers;
●	our ability to supply products that are highly reliable and free of defects;
●	our ability to meet industry and customer product ramps; and,
●	the success of our customers’ products in the market, which, in turn, determines the demand for our chips.

The industry and the markets in which we operate are highly competitive and subject to rapid technological change.  Therefore, for our RF products to be competitive and achieve market acceptance, we need to keep pace with the rapid development of new process technologies.

The markets in which we compete are intensely competitive.  We operate primarily in the industry that designs and produces semiconductor components for wireless communications and other wireless devices, which are subject to rapid changes in both product and process technologies based on demand and evolving industry standards.  The markets for our products are characterized by:

●	rapid changes in customer requirements;
●	frequent new product introductions and enhancements;
●	continuous demand for higher levels of integration, decreased size, and reduced power consumption;
●	fluctuating pricing; and,
●	evolving industry standards.

Our R&D activity and resulting products could become obsolete or less competitive sooner than anticipated because of a faster-than-expected change in one or more of the above-noted factors.  Therefore, for our products to be competitive and achieve market acceptance, we need to keep pace with the rapid development of new process technologies, which requires us to:

●	respond effectively to technological advances through the timely introduction of new technologies and products;
●	successfully implement our strategies and execute our R&D plan in practice; and,
●	implement cost reductions in the manufacturing of our products.

Many of our current and potential competitors have entrenched market positions and customer relationships, established patents, and other IP and substantial technological capabilities.  Additionally, many of our competitors may have significant financial, technical, manufacturing, and marketing resources, which may allow them to implement new technologies and develop new products more quickly.

We will require additional capital to support our business growth, and such capital may not be available.

We intend to continue making investments to support business growth.  We will require additional funds to respond to business challenges, including developing new solutions or enhancing existing solutions, enhancing our operating infrastructure, expanding our sales and marketing capabilities, and acquiring complementary businesses, technologies, or assets.  We plan to engage in additional equity or debt financing to secure the necessary funds.  However, equity and debt financing might not be available when needed or, if available, might not be available on terms satisfactory to us.  If we raise additional funds through equity financing, our stockholders may experience dilution.  Debt financing, if available, may involve covenants restricting our operations or our ability to incur additional debt. If we are unable to obtain adequate financing or financing on terms satisfactory to us in the future, our ability to continue as a going concern, to support our business growth, and to respond to business challenges could be significantly limited as we may have to delay, reduce the scope of, or eliminate some or all of our initiatives, which could harm our operating results.

We are still developing many of our products, and they may not be accepted in the market or by significant customers.

Although we believe that our products provide advantages over existing MMIC products in the market, we cannot be sure that new products will achieve market acceptance.

The successful development and market acceptance of our MMIC products will be highly complex and will depend on the following principal competitive factors, including our ability to:

●	comply with industry standards and effectively compete against current products;
●	differentiate our products from the offerings of our competitors by delivering MMICs that are higher in quality, reliability, and technical performance;
●	anticipate customer and market requirements, changes in technology and industry standards, and timely develop improved technologies that meet high levels of satisfaction among our potential customers;
●	maintain, grow and manage our internal teams to the extent we increase our operations and develop new segments of our business;
●	build and sustain successful collaborative, strategic, and other relationships with manufacturers, customers, and contractors;
●	protect, create or otherwise obtain adequate IP for our technology; and,
●	achieve strong financial, sales, marketing, technical and other resources necessary to develop, test, manufacture, and market our products.

If we are unsuccessful in accomplishing these objectives, we may not compete successfully against current and potential competitors.  As a result, the market may not accept our future MMIC products.

In addition, Tier 1 manufacturers may be less receptive to adopting solutions from smaller companies such as the Company due to their desire to limit the expansion of their approved vendor lists.  The Company could also face pressure from competitors who can provide more lucrative bundling options due to the breadth of their overall portfolio.

We depend on a large distributor and several large customers in the automotive and wireless infrastructure market.

A substantial portion of our product revenue results from sales to large suppliers in the automotive industry, which requires special performance and reliability requirements and stringent volume delivery demands.  In addition, we rely heavily on the wireless infrastructure market, which, similar to our automotive customers, requires we reliably meet high-volume delivery schedules.  Therefore, our future operating results will be heavily affected by the success of large automotive and wireless infrastructure customers.

Our three largest end customers collectively accounted for approximately 45% and 49% of our revenue for 2022 and 2021, respectively.  We often service end customers through our largest distributor, who will ship to and bill directly for product shipments.  The concentration of billings to this distributor as a portion of our total revenues was 81% and 76% for fiscal years 2022 and 2021, respectively.  It is possible that demand for their customers’ products decreases materially.

We depend heavily on third parties.

We partner with a limited number of external suppliers and rely on them to fulfill our customers’ orders.  These third-party suppliers perform complex manufacturing processes, including die processing, packaging, and test, tape and reel.  The semiconductor industry has experienced supply constraints for specific items, which the COVID-19 pandemic exacerbated.

If these third-party suppliers fail to deliver our products on time, we will be unable to satisfy our customers’ orders, which will negatively impact our financial results, cash flow, and our ability to fund further product development efforts.

Our key suppliers commit to being compliant with applicable ISO 9001 quality standards; however, should they experience quality and reliability issues, this may delay shipments to our customers and negatively affect our reputation directly with customers and our reputation in the market, which could negatively impact our financial results.

We sell to several large companies with considerable bargaining power, which may require us to agree to terms and conditions that could harm our business or ability to recognize revenues.

Large companies comprise a significant portion of our current and target customer base.  These customers generally have greater purchasing power than smaller entities and, accordingly, often demand more favorable terms from suppliers, including us.  As a result, as we seek to expand our sales to existing customers and acquire new customers, we may be required to agree to terms and conditions that are more favorable to our customers, and that may affect the timing of our ability to recognize revenue, increase our costs, and harm our business, financial condition, and results of operations.  Failure to satisfy such onerous terms may result in litigation, damages, additional costs, market share loss, and reputation loss.  Additionally, these large customers may require that we agree to most-favored customer or exclusivity provisions concerning specific products that restrict our ability to do business with other customers causing us to increasingly rely on such large customers.

We face risks related to sales through independent sales representatives and distributors.

We sell a significant portion of our products through third-party distributors.  We depend on these distributors to help us create end-customer demand, provide technical support and other value-added services to customers, fill customer orders, and stock our products.  As a result, a material change in our relationship with one or more of these distributors or their failure to perform as expected could negatively impact our financial results.

Our ability to add or replace distributors for some of our products may be limited because our end-customers may be hesitant to accept the addition or replacement of a distributor due to advantages in the incumbent distributors’ technical support and favorable business terms related to payments, discounts, and stocking of acceptable inventory levels.

Using third parties for sales representation and distribution exposes us to many risks, including competitive pressure, concentration, credit risk, and compliance risks.  Other third parties may use one of our distributors or sales representatives to sell products that compete with our products.  We may need to provide financial and other incentives, such as higher commission rates, to encourage them to prioritize the sale of our products.  Our distributors may face financial difficulties, including bankruptcy, which could harm our collection of accounts receivable and financial results.  Violations of the U.S. Foreign Corrupt Practices Act (“FCPA”) or similar laws by our distributors or other third-party intermediaries could have a material impact on our business.

Failure to manage risks related to our use of distributors or other third-party intermediaries may reduce sales, increase expenses, and weaken our competitive position.

Business disruptions could harm our business and adversely affect our results of operations.

Our business could be disrupted by natural disasters, industrial accidents, cybersecurity incidents, telecommunications failures, power or water shortages, extreme weather conditions, public health issues (including matters such as the COVID-19 pandemic), military actions, acts of terrorism, political or regulatory issues, and other man-made disasters or catastrophic events.

We carry commercial property damage and business interruption insurance against various risks, with limits we deem adequate, for reimbursement for damage to our fixed assets and the resulting disruption of our operations.  However, this coverage likely would not wholly cover the negative impact on our business for any lengthy interruption, which could harm our Company in an unanticipated way and result in significant losses, a decline in revenue, and an increase in our costs and expenses.  Disruptions from these events would likely require substantial recovery time and impact profits and cash flow in a significant manner.  In addition, such business disruptions would adversely impact our relationships with our customers.

If our customers independently experience comparable business disruptions, they may reduce or cancel their orders, which may adversely affect our results of operations.

If we experience poor manufacturing yields, our operating results may suffer.

Our products are unique and fabricated using semiconductor process technologies that are highly complex.  In some cases, we assemble our products in customized packages.  Some of our products consist of multiple components in a single module and feature enhanced levels of integration and complexity.  Our customers insist that we design our products to meet their same quality, performance, and reliability specifications.  Our manufacturing yield is a combination of yields across the entire supply chain, including wafer fabrication, assembly, and test yields.  Due to the complexity of our products, we periodically experience difficulties in achieving acceptable yields, particularly for new products.

Our end-user customers test our products once they assemble them into their products.  The number of usable products that result from our subcontractor production process can fluctuate because of many factors, including:

●	design errors;
●	defects in photomasks (which are used to print circuits on a wafer);
●	minute impurities and variations in materials used;
●	contamination of the manufacturing environment;
●	equipment failure or variations in the manufacturing processes;
●	losses from broken wafers or other human error; and,
●	defects in substrates and packaging.

Although our supply chain partners and our engineering and quality groups constantly seek to improve our manufacturing yields, such efforts may encounter significant barriers to success resulting in less-than-optimal yields or losses that would directly impact profits and increase costs and lower cash flows.  For example, costs of product defects and deviations from required specifications include the following:

●	disposal of inventory or financial write-offs of inventory;
●	accepting returns of products;
●	providing product replacements at no charge;
●	reimbursement of direct and indirect costs incurred by our customers in recalling or reworking their products due to defects in our products;
●	travel and personnel costs to investigate potential product quality issues and to identify or confirm the failure mechanism or root cause of product defects; and,
●	defending against litigation.

These issues could negatively impact our market position and reputation with customers, resulting in long-term harm to our business and financial results.

We are subject to inventory risks and costs because we build our products based on anticipated customer orders and forecasts often before receiving purchase orders for the products.

To ensure the availability of our products for some of our largest end-user customers, we start manufacturing certain products in advance of receiving purchase orders based on forecasts provided by these customers.  However, these forecasts do not represent binding purchase commitments, and we do not recognize sales for these products until they are shipped to our customers.  As a result, we incur significant inventory and manufacturing costs in advance of anticipated sales.  Because demand for our products may not materialize or may be lower than expected, manufacturing based on forecasts subjects us to heightened risks of higher inventory carrying costs, increased obsolescence, and higher operating costs.  In addition, if product demand decreases or we fail to forecast demand accurately, we could be required to write off inventory, which would negatively impact our gross margin and other operating results.

We operate in a very competitive industry and must continue to innovate.

We compete with several companies primarily to design, manufacture, and sell RF solutions and discrete integrated circuits and modules.  Increased competition from any source could adversely affect our operating results through lower prices for our products, reduced demand for our products, losses of existing design slots with critical customers, and a corresponding reduction in our ability to recover development, engineering, and manufacturing costs.

Many of our existing and potential competitors have entrenched market positions, historical affiliations with OEMs, considerable internal manufacturing capacity, established IP rights, and substantial technological capabilities.  The semiconductor industry has experienced increased industry consolidation over the last several years, a trend we expect to continue.  Many of our existing and potential competitors may have more significant financial, technical, manufacturing, or marketing resources than we do.  As a result, we cannot be sure that we will compete successfully with our competitors.

Unfavorable changes in interest rates, pricing of certain precious metals, utility rates, and foreign currency exchange rates may adversely affect our financial condition, liquidity, and results of operations.

Any of these macro conditions could negatively impact our supply chain partners and the industry as a whole, which could materially decrease our profits and cash flow.

To compete, we must attract, retain, and motivate key employees, and our failure to do so could harm our business and our results of operations.

We must hire and retain qualified employees, develop leaders for essential business functions, and train and motivate our employees.  Our future operating results and success depend on keeping critical technical personnel and management and expanding our sales and marketing, R&D, finance, and administration personnel.  We do not have employment agreements with the vast majority of our employees.

We must attract qualified personnel.  The competition for qualified personnel is intense, especially considering the size of our organization, which must compete with much larger companies for top talent.  The number of people with experience, particularly in RF engineering, software engineering, integrated circuit design, and technical marketing and support, is limited.  In addition, existing or new immigration laws, policies, or regulations in the U.S. may limit the pool of available talent.  For example, travel bans, difficulties obtaining visas, and other restrictions on international travel could make it more challenging to manage our international operations effectively, operate as a global company, or service our international customer base.  Changes in the interpretation and application of employment-related laws to our workforce practices may also result in increased operating costs and less flexibility in meeting our changing workforce needs.  As a result, we cannot be sure that we will be able to attract and retain skilled personnel in the future, which could harm our business and our results of operations.

Litigation or legal proceedings could expose us to significant liabilities, occupy a considerable amount of our management’s time and attention, and damage our reputation.

We may, from time to time, be a party to various litigation claims and legal proceedings.  We will evaluate these claims and proceedings to assess the likelihood of unfavorable outcomes and estimate, if possible, the amount of potential losses.  For example, our manufacturers’ failure to successfully manufacture products that conform to our design specifications and the U.S. Federal Communications Commission's (“FCC”) strict regulatory requirements may lead to product defects and substantial costs to repair or replace these parts or materials, significantly impacting our ability to develop and implement our technology and improve our products’ performance.  In addition, claims made or threatened by our suppliers, distributors, end-user customers, competitors, or current or former employees could adversely affect our relationships, damage our reputation, or otherwise adversely affect our business, financial condition, or results of operations.  The costs associated with defending legal claims and paying damages could be substantial.  Our reputation could also be adversely affected by such claims, whether or not successful.

We may establish reserves as appropriate based upon assessments and estimates under our accounting policies in accordance with U.S. GAAP.  We base our assessments, estimates, and disclosures on the information available to us at the time and rely on legal and management judgment.  Actual outcomes or losses may differ materially from assessments and estimates. Actual settlements, verdicts, or resolutions of these claims or proceedings may negatively affect our business and financial performance.  For example, a successful claim against us that is not covered by insurance or over our available insurance limits could require us to make significant damages payments and could materially adversely affect our financial condition, results of operations, and cash flows.

We may become subject to warranty claims, product recalls, and product liability claims that could materially and adversely affect our financial condition and results of operations.

We may become subject to warranty claims, product recalls, and product liability claims that could lead to significant expenses.  In addition, although we maintain reserves for reasonably estimable liabilities and purchase product liability insurance, we may elect to self-insure concerning some issues, and our reserves may be inadequate to cover the uninsured portion of such claims.

Product liability insurance is subject to significant deductibles, and such insurance may be unavailable or inadequate to protect against all claims.  If one of our end-user customers recalls a product containing one of our devices, we may incur material costs and expenses, including replacement costs, direct and indirect product recall-related costs, diversion of technical and other resources, and reputational harm.  Our customer contracts typically contain warranty and indemnification provisions, and in some instances, may also have liquidated damages provisions relating to product quality issues.  The potential liabilities associated with such provisions are significant, and in some cases, are included in agreements with some of our largest end customers.  Any such liabilities may significantly exceed any revenue we receive from the sale of the relevant products.  Costs, payments, or damages incurred or paid by us in connection with warranty and product liability claims and product recalls could materially and adversely affect our financial condition and the results of operations.

We are subject to risks associated with environmental, health, and safety regulations and climate change.

We are subject to many U.S. and foreign environmental, health, and safety laws and regulations. These laws and regulations include those related to the use, transportation, storage, handling, emission, discharge, and recycling or disposal of hazardous materials.  Our failure to comply with any of these existing or future laws or regulations could result in:

●	regulatory penalties and fines;
●	legal liabilities, including financial responsibility for remedial measures if our properties are contaminated;
●	expenses to secure required permits and governmental approvals;
●	reputational damage; and,
●	suspension or curtailment of third-party manufacturing, assembly, and test processes.

Existing and future environmental laws and regulations could also impact our product designs and limit or restrict the materials or components included in our products.

New climate change laws and regulations could require changes to manufacturing processes and increase our costs. In addition, new restrictions on carbon dioxide emissions or other greenhouse gases could result in increased costs for us and our suppliers.  Various jurisdictions are developing different climate change-based regulations that may increase expenses and adversely affect our operating results.  We expect increased worldwide regulatory activity relating to climate change in the future.  Future compliance with these laws and regulations may adversely affect our business and the results of operations.

Impact of Product Demand on our Business

Our revenue, earnings, margins, and other operating results have fluctuated significantly and may fluctuate considerably in the future.  If demand for our products weakens as a result of economic conditions or for other reasons, our revenue and profitability will be impacted.  Our future operating results will depend on many factors, including business, political and macroeconomic changes such as trade restrictions and recession or slowing growth in the semiconductor industry and the overall global economy.

If demand for our products slows, our financial and operating results will be negatively impacted, thus impeding our ability to fund future product development efforts and, in extreme cases, negatively impacting our ability to finance normal operations without acquiring funds through credit or equity raises.

In addition, if our end customers experience spikes in demand far more than anticipated, our ability to respond effectively to such demand might be impacted.  This type of demand surge could negatively impact cash flow (e.g., supply chain inventory requirements) in the short term and potential loss of credibility with the industry in the long term if we do not meet demands reasonably.

We are subject to high degrees of product demand variability.  Even if we achieve a design win, our customers can delay or cancel a program without advanced warning, creating risk for inventory obsolescence, ineffective use of cash, and resources channeled to less-than-optimal business opportunities.  The loss of a design win and failure to add new design wins to replace lost revenue and weakened customer demand would have a material adverse effect on our business, financial condition, and the results of operations.

We rely on our intellectual property portfolio and may not be able to successfully protect against the use of our intellectual property by third parties.

We rely on a combination of patents, trademarks, trade secret laws, confidentiality procedures, and licensing arrangements to protect our intellectual property rights.  We cannot be sure that patents will be issued from any pending applications or that patents will be issued in all countries where we can sell our products.  Further, we cannot be sure that any claims allowed from pending applications will be of sufficient scope or strength to provide meaningful protection against our competitors.  Our competitors may also be able to design around our patents.

The laws of some countries in which we develop, manufacture, or sell our products may not protect our products or intellectual property rights to the same extent as U.S. laws.  This risk increases the possibility of misappropriation or infringement of our technology and products.  Although we intend to defend our intellectual property rights vigorously, we may not be able to prevent the misappropriation of our technology.  Additionally, our competitors may independently develop non-infringing technologies that are substantially equivalent or superior to ours.

We may need to engage in legal actions to enforce or defend our intellectual property rights.  Generally, intellectual property litigation is both expensive and unpredictable.  Our involvement in intellectual property litigation could divert the attention of our management and technical personnel and have a material, adverse effect on our business.

We may be subject to claims of infringement of third-party intellectual property rights.

Our operating results may be adversely affected if third parties claim that our products infringed their patent, copyright, or other intellectual property rights.  Such assertions could lead to expensive and unpredictable litigation, diverting the attention of management and technical personnel.  An unsuccessful result in such litigation could adversely affect our business, including injunctions, exclusion orders, and royalty payments to third parties.  In addition, if one of our customers or a supplier to one of our customers is found to have infringed on third-party intellectual property rights, such a finding could adversely affect the demand for our products.

If our products contribute to a data security breach, we may lose current or future customers, our reputation and business may be harmed, and we may incur liabilities.

Our end-user customers use our products in a wide variety of ways.  Although we do not control security features surrounding the use of our products by our end-user customers, our end-user customers’ security measures may not detect or prevent hacker interceptions, break-ins, security breaches, the introduction of viruses or malicious code, such as “ransomware,” and other disruptions that may jeopardize the security of information transmitted through an electronic pathway using our products.  In addition, cyber-attacks and other malicious Internet-based activity continue to increase generally.  They may be directed at either the electronic transmission pathway within which our end-user customers use our products or even our own our corporate information technology software and infrastructure.

Because techniques used to obtain unauthorized access, exploit vulnerabilities, or sabotage systems change frequently and generally are not identified until they are launched against a target, we may be unable to anticipate these techniques, patch vulnerabilities, or implement adequate preventative measures as we research and develop our products.  In addition, certain of our end-user customers may have a greater sensitivity to security defects or breaches in electronic pathways using our products.  As a result, any actual or perceived security breach or theft of the business-critical data of one or more of our end-user customers, regardless of whether the breach is attributable to the electronic transmission through one of our products, may adversely affect the market’s perception of our products.  There can be no assurance that limitation of liability, indemnification, or other protective provisions in our contracts would be applicable, enforceable, or adequate in connection with a security breach, or would otherwise protect us from any such liabilities or damages concerning any particular claim.  We also cannot be sure that our existing general liability insurance coverage and coverage for errors or omissions will continue to be available on acceptable terms or will be available in sufficient amounts to cover one or more large claims, or that the insurer will not deny coverage as to any future claim.  As a result, one or more large claims may be asserted against us that exceed our available insurance coverage, or changes in our insurance policies may occur, including premium increases or the imposition of large deductible or co-insurance requirements.  Furthermore, because some of our employees and third-party service provider personnel have shifted to some degree of remote work due to the COVID-19 pandemic, our ability to safeguard our own systems may be adversely impacted, and we may be more susceptible to data security breaches.

Furthermore, a party that can circumvent security measures or exploit any vulnerabilities in end-user customer systems using our products could misappropriate our end-user customers’ proprietary or confidential information, cause an interruption in their operations, damage or misuse their computer systems, misuse any information that they misappropriate, cause termination of our sales with those end-user customers, subject us to notification and indemnity obligations, litigation, and regulatory investigation or governmental sanctions, cause us to lose existing customers, and harm our ability to attract future customers.  Any such breach could cause harm to our reputation, business, financial condition, and results of operations, and we may incur significant liability.  As a result, our business and financial position may be harmed.

Security breaches and other disruptions could compromise our proprietary information and expose us to liability, which would cause our business and reputation to suffer.

We rely on trade secrets, technical know-how, and other unpatented proprietary information relating to our product development and manufacturing activities to provide us with competitive advantages.  We protect this information by entering into confidentiality agreements with our employees, consultants, strategic partners, and other third parties.  We also design our computer systems and networks and implement various procedures to restrict unauthorized access to the dissemination of our proprietary information.

We face internal and external data security threats.  For example, current, departing, or former employees or third parties could attempt to improperly use or access our computer systems and networks to copy, obtain, or misappropriate our proprietary information or otherwise interrupt our business.  Like others, we are also subject to significant system or network disruptions from numerous causes, including computer viruses and other cyber-attacks, facility access issues, new system implementations, and energy blackouts.

Security breaches, computer malware, phishing, spoofing, and other cyber-attacks have become more prevalent and sophisticated in recent years.  While we defend against these threats daily, we do not believe that such attacks have caused us any material damage to date.  Because the techniques used by computer hackers and others to access or sabotage networks constantly evolve and generally are not recognized until launched against a target, we may be unable to anticipate, counter, or ameliorate all these techniques.  As a result, our and our customers’ proprietary information may be misappropriated, and we cannot predict the impact of any future incident.  Any loss of such information could harm our competitive position, result in a loss of customer confidence in the adequacy of our threat mitigation and detection processes and procedures, cause us to incur significant costs to remedy the damages caused by the incident, and divert management and other resources.  We routinely implement improvements to our network security safeguards, and we are devoting increasing resources to the security of our information technology systems.  However, we cannot assure you that such system improvements will be sufficient to prevent or limit damage from future cyber-attacks or network disruptions.

The costs related to cyber-attacks or other security threats, or computer systems disruptions typically would not be fully insured or indemnified by others.  As a result, the occurrence of any of the events described above could result in the loss of competitive advantages derived from our R&D efforts or our IP.  Moreover, these events may result in the early obsolescence of our products, product development delays, or diversion of the attention of management and critical information technology and other resources, or otherwise, adversely affect our internal operations and reputation or degrade our financial results and stock price.

Our sales have been concentrated in a small number of end-user customers.

Our revenues have been concentrated in a relatively small number of large end-user customers, and we have historically derived a significant percentage of our total product revenues from a few end-user customers.  For fiscal years ended December 31, 2022, and 2021, our five largest end-user customers accounted for approximately 59% and 67% of our total product revenues, respectively.  If one of our large end-user customers ceases or significantly reduces its product orders from us, or if we fail to generate additional product sales with these or similarly significant end-user customers, there could be a material adverse effect on our business, financial condition or results of operations.

We expect that we will continue to depend upon a relatively small number of end-user customers for a significant portion of our total revenues for the foreseeable future.  Therefore, the loss of any of these end-user customers or industry sector groups of end-user customers for any reason or a change of relationship with any of our key end-user customers could cause a material decrease in our total revenues.

Additionally, mergers or consolidations among our end-user customers could reduce the number of our end-user customers and could adversely affect our revenues and sales.  In particular, if our end-user customers are acquired by entities that are not also our end-user customers, that do not use our products or purchase products from one of our competitors, and choose to discontinue, reduce or change the volume of product purchases from us, our business and operating results could be materially and adversely affected.

We depend on many technology providers, and if we cannot source solutions from them, our business and operating results could be harmed.

Our product design and development processes incorporate multiple software components obtained from licensors on a non-exclusive basis.  Our license agreements can be terminated for cause.  In many cases, these license agreements specify a limited term and are only renewable beyond that term with the licensor’s consent.  If a licensor terminates a license agreement for cause, objects to its renewal or conditions renewal on modified terms and conditions, we may be unable to obtain licenses for equivalent software components on reasonable terms and conditions, including licensing fees, warranties, or protection from infringement claims.  In addition, some licensors may discontinue licensing their software to us or support the software version used in our product design and development processes.  In such circumstances, we may need to redesign our processes with substantial cost and time investment to incorporate alternative software components or be subject to higher technology costs. Any of these circumstances could adversely affect the cost and efficiency of our product research and development.

We may not be able to keep pace with changes in technology or provide timely enhancements to our products.

The market for our products is characterized by rapid technological advancements, changes in customer requirements, frequent new product introductions and enhancements, and changing industry standards.  To maintain our growth strategy, we must adapt and respond to our end-user customers’ technological advances and technological requirements.  Our future success will depend on our ability to: enhance our current products; introduce new products to keep pace with products offered by our competitors; increase the performance of our internal systems, particularly our research and development systems that meet our end-user customers’ changing requirements; and adapt to technological advancements and changing industry and regulatory standards.  We continue to make significant investments in the research and development of new products.  If our products become outdated, it may negatively impact our ability to meet performance expectations related to quality, time to market, cost, and innovation relative to our competitors.  In addition, the failure to achieve product performance requirements of our new and existing end-user customers and sustain good customer satisfaction may adversely impact our business and operating results.

Any failure to offer high-quality customer support for our products may adversely affect our relationships with our customers and harm our financial results.

Once our products are sold, our customers use our support organization to resolve technical issues relating to our products.  In addition, we also believe that our success in selling our products is highly dependent on our business reputation and favorable recommendations from our existing customers.  Therefore, any failure to maintain high-quality customer support, or a market perception that we do not maintain high-quality support, could harm our reputation, adversely affect our ability to maintain existing customers or sell our products to existing and prospective customers, and harm our business, operating results, and financial condition.

If we cannot attract and retain key personnel, our business could be harmed.

We must attract and retain highly qualified personnel to execute our business strategy.  If any of our key employees were to leave, we could face substantial difficulty hiring qualified successors.  We could experience a loss in productivity while any successor obtains the necessary training and experience.  Although we have arrangements with some of our executive officers designed to promote retention, our employment relationships are generally at-will, and we have had key employees leave in the past.  We cannot assure you that one or more key employees will not leave in the future.  In particular, we compete with many other companies for semiconductor developers and other skilled engineering, marketing, sales, and operations professionals, and we may not be successful in attracting and retaining the professionals we need.  We have, from time to time in the past, experienced, and we expect to continue to experience in the future, difficulty in hiring and difficulty in retaining highly skilled employees with appropriate qualifications.  In particular, we have experienced a competitive hiring environment in the Greater Triad Area, where we are headquartered in North Carolina.  Many of the companies with which we compete for experienced personnel have greater resources than we do.  In addition, in making employment decisions, job candidates often consider the value of the equity incentives they are to receive in connection with their employment.  If we and our third-party service providers experience difficulty recruiting and retaining qualified personnel, our business may be adversely affected.  If the price of our stock declines or experiences significant volatility, our ability to attract or retain key employees will be adversely affected.  We intend to continue to hire additional highly qualified personnel, including research and development and operational personnel.  Still, we may not be able to attract, assimilate, or retain qualified personnel in the future. Any failure to attract, integrate, motivate, and retain these employees could harm our business.

Our revenues and operating results have fluctuated and are likely to continue to fluctuate, making our quarterly results difficult to predict, which may cause us to miss analyst expectations and may cause the price of our Common Stock to decline.

Our operating results have been and may continue to be difficult to predict, even in the near term, and are likely to fluctuate due to various factors, many of which are outside of our control.

Comparisons of our revenues and operating results on a period-to-period basis may not be meaningful.  You should not rely on our past results to indicate our future performance.  Each of the following factors, among others, could cause our operating results to fluctuate from quarter to quarter:

●	the financial health of our customers;

●	occurrence of technological advances and potential effects on our business and operations;

●	market acceptance and adoption of our products;

●	changes in the regulatory environment affecting our customers;

●	our ability to expand our sales and marketing operations;

●	our ability to successfully integrate any acquired businesses, technologies, or assets;

●	the announcement of new significant contracts or customer relationships;

●	the procurement cycles of our customers and the length of our sales cycles;

●	changes in end-user customer integration of our products into their business needs;

●	variations in the number of new customers booked in a prior quarter, but not delivered until later quarters;

●	our mix of products and royalty revenues;

●	new competitive product launches by our end-user customers that negatively impact sales or our sales cycle;

●	pricing, including discounts by us or our competitors;

●	our ability to successfully sell our products in a timely manner;

●	our ability to forecast demand and manage lead times for the recruitment and training of required personnel;

●	our ability to develop and introduce new products and features to existing products that achieve market acceptance;

●	the announcement of a new product, which may cause sales cycles to lengthen;

●	federal or state government shutdowns; and,

●	future accounting pronouncements and changes in accounting policies.

If we fail to offer high-quality products and support for any of our products, our operating results and our ability to sell those products in the future will be harmed.

Our ability to sell our products depends on our product support team providing high-quality support.  Once our products are integrated into an end-user customer’s planned use, the end-user customer typically depends on our product support team to help resolve technical issues, if they develop, and assist in optimizing the use of our products.  If we do not effectively assist our end-user customers in integrating our products, succeed in helping our end-user customers quickly resolve technical and other post-integration issues, or provide effective ongoing support services, our ability to expand the use of our products within existing end-user customers and to sell our products to new customers will be harmed.  If integration of our products is deemed unsatisfactory, we may incur significant costs to attain and sustain end-user customer satisfaction or, in extreme cases, our end-user customers may choose not to use our products.  In addition, as we hire new engineering personnel, we may inadvertently hire underperforming people who will have to be replaced, or fail to effectively train such employees, leading in some instances to slower growth, additional costs, and poor customer relations.

As we continue to pursue opportunities for larger sales volumes that have greater technical complexity or involve the integration of our untested products, we may experience a more extended time for our products to be integrated.  As a result, our product sales revenue may be delayed.  Additionally, as we enter agreements with new and existing customers for larger and more complex sales, we have been, and may continue to be, required to agree to end-user customer acceptance and cancellation clauses.  With acceptance clauses, delays may occur in obtaining end-user customer acceptance regardless of the quality of our products and may cause us to defer revenue recognition where such acceptance provisions are substantive in nature, or they may require us to incur additional costs to obtain such end-user customer acceptance.  Cancellation clauses may result in a customer canceling an order for products, impacting our revenues.

Our sales cycles can be lengthy, and it is difficult for us to predict when or if sales will occur.

Our sales efforts are often targeted at larger end-user customers and distributors.  As a result, we face higher costs, must devote greater sales support to individual customers, have longer sales cycles, and have less predictability in completing some of our sales.  Also, sales to large end-user customers and distributors often require us to provide greater levels of education regarding the use and benefits of our products.  Our sales cycle length could be 12 to 24 months, depending on the end-user customer’s industry base and economic factors beyond our control, as measured from the point of initial contact with a potential customer to the time a purchase order is signed.

We believe that our customers view the purchase of our products as a significant and strategic decision.  As a result, customers carefully evaluate our products, often over long periods with various internal constituencies.  In addition, the sales of our products may be subject to delays if the customer has lengthy internal budgeting, integration, and approval and evaluation processes.  As a result, it is difficult to predict the timing of our future sales.

We depend on our management team and our key sales and development, and engineering personnel.  The loss of one or more key employees or groups could harm our business and prevent us from implementing our business plan in a timely manner.

Our success depends on our executive officers’ expertise, efficacy, and continued services.  We have, in the past, and may in the future, continue to experience changes in our executive management team resulting from the departure of executives or subsequent hiring of new executives, which may be disruptive to our business.  Any changes in business strategies or leadership can create uncertainty, may negatively impact our ability to execute our business strategy quickly and effectively, and ultimately be unsuccessful.  In addition, the impact of hiring new executives may not be immediately realized.  We are also substantially dependent on the continued service of our existing research and development personnel because of their familiarity with the inherent complexities of our products.

Failure to adequately expand and train our direct sales force and distributors will impede our growth.

We rely almost exclusively on our direct sales force and distributors to sell our products.  We believe that our future growth will depend significantly on the continued development of our direct sales force and distributor relationships and their ability to manage and retain our existing end-user customer base, expand the sales of our products to existing end-user customers, and obtain new end-user customers.  Because our products are complex and often must interoperate with complex technological functionality, it can take longer for our sales personnel and distributors to become fully productive.  Therefore, our ability to achieve significant growth in revenues in the future will depend, in large part, on our success in recruiting, training, and retaining a sufficient number of direct sales personnel and growing our distributor base.  New hires require significant training and may, in some cases, take considerable time before becoming fully productive, if at all.  If we are unable to hire and develop sufficient numbers of productive direct sales personnel, and if these sales personnel are unable to achieve full productivity, sales of our products will suffer, and our growth will be impeded.

If we fail to increase market awareness of our brand and products, expand our sales and marketing operations, improve our sales execution, and increase our sales channels, our business could be harmed.

We intend to continue to add personnel and resources in sales and marketing as we focus on expanding awareness of our brand and products and capitalize on sales opportunities with new and existing customers.  Our efforts to improve sales of our products will increase our sales and marketing expenses and general and administrative expense, and these efforts may not be successful. Some newly hired sales and marketing personnel may become unproductive and have to be replaced, resulting in operational and sales delays and incremental costs.  If we cannot significantly increase the awareness of our brand and products or effectively manage the costs associated with these efforts, our business, financial condition, and operating results could be harmed.

We must improve our sales execution to, among other things, increase the number of our sales opportunities and grow our revenues.  We must enhance the market awareness of our products, expand our relationships with our distributor partners, and create new distributor partnerships to increase our revenues.  Further, we must continue to develop our relationships with new and existing end-user customers and distributor partners and create additional sales opportunities to effectively and efficiently extend our geographic reach and market penetration.  Our efforts to improve our sales execution could result in a material increase in our sales and marketing expenses and general and administrative expense.  There can be no assurance that such efforts will be successful.  Further, as we increase our efforts to target additional industry bases and leverage distributor partnerships to drive sales, we may be unable to tailor our sales efforts to these strategies.  If we are unable to improve our sales execution significantly, increase the awareness of our products, create additional sales opportunities, expand our relationships with distributor partners, leverage our relationship with existing distributor partners, or effectively manage the costs associated with these efforts, our operating results and financial condition could be materially and adversely affected.

Our revenues are dependent on our ability to maintain and expand existing customer relationships and our ability to attract new customers.

The continued growth of our revenues depends partly on our ability to expand the use of our products by existing end-user customers and attract new customers.  Our customers have no obligation to repeat purchases from us, and there can be no assurance that they will do so.  We have had in the past, and may in the future, end-user customers discontinue using some of our products, which may impact such end-user customers’ decisions to continue to use any of our products.

If we cannot expand our end-user customers’ use of our products, maintain our repeat customer purchase rates and expand our customer base, our revenues may decline or fail to increase at historical growth rates, adversely affecting our business and operating results.  In addition, if our customers experience dissatisfaction with our products in the future, we may find it more difficult to increase the use of our products within our existing end-user customer base, and it may be more difficult to attract new customers, or we may be required to grant credits or refunds, any of which could negatively impact our operating results and materially harm our business.

Our business is subject to the risks of earthquakes, fire, floods, and other natural catastrophic events and interruption by man-made problems such as power disruptions or terrorism.

Our corporate headquarters are located in the Greensboro, North Carolina area.  Most of our third-party service providers are located in South Asia, a region known to suffer terrorism and natural disasters, including floods, typhoons, droughts, epidemics, or contagious diseases.  A significant natural disaster, such as a fire or a flood, epidemic, or contagious disease, such as the COVID-19 pandemic, occurring at our headquarters or where our third-party service providers are located, could harm our business, operating results, and financial condition.  In addition, acts of terrorism could cause disruptions in our business, the businesses of our customers and suppliers, or the economy as a whole.  We also rely on information technology systems to communicate among our workforce, which is coordinated within our corporate headquarters in Greensboro, North Carolina.  Any disruption to our internal communications, whether caused by a natural disaster, an epidemic or contagious disease, or by man-made problems, such as power disruptions, in the Greensboro, North Carolina area, Taiwan, Malaysia, Singapore, the Philippines, or where any of our customers are located could delay our research and development efforts, or cause delays or cancellations of customer orders.

Our use of open-source and non-commercial software components could impose risks and limitations on our ability to commercialize our products.

Our product development utilizes software modules licensed under open source and other types of non-commercial licenses.  We also may incorporate open source and other licensed software into our product development in the future.  However, the use and distribution of such software may entail more significant risks than third-party commercial software, as licenses of these types generally do not provide warranties or other contractual protections regarding infringement claims or the quality of the code.  In addition, some of these licenses require the release of our proprietary source code to the public if we combine our proprietary product development software with open-source software in certain manners.  This could allow competitors to create similar products with lower development effort and time and ultimately lose sales for us.

The terms of many open sources and other non-commercial licenses have not been judicially interpreted, and there is a risk that such licenses could be construed in a manner that could impose unanticipated conditions or restrictions on our ability to commercialize our products.  In such event, to continue offering our products, we could be required to seek licenses from alternative licensors, which may not be available on a commercially reasonable basis or at all, to re-engineer our products or to discontinue the sale of our products in the event we cannot obtain a license or re-engineer our products on a timely basis, any of which could harm our business and operating results.  In addition, if an owner of licensed software were to allege that we had not complied with the conditions of the corresponding license agreement, we could incur significant legal costs defending ourselves against such allegations.  If such claims were successful, we could be subject to substantial damages, be required to disclose our source code, or be enjoined from the distribution of our products.

Our reported financial results may be adversely affected by changes in accounting principles generally accepted in the United States.

GAAP is subject to interpretation by the Financial Accounting Standards Board (“FASB”), the SEC, and various bodies formed to promulgate and interpret appropriate accounting principles.  A change in these principles or interpretations could have a significant effect on our reported operating results and financial condition and could affect the reporting of transactions already completed before the announcement of a change.

If our estimates or judgments relating to our critical accounting policies prove to be incorrect, our operating results could be adversely affected.

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes.  We base our estimates on historical experience, and other assumptions that we believe are reasonable under the circumstances.  The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities, and equity and the amount of revenues and expenses that are not readily apparent from other sources. Significant estimates and judgments involve deferred income tax valuation allowances, the valuation of the share-based awards, and determining our Common Stock’s fair value.  Our operating results may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our operating results to fall below the expectations of securities analysts and investors, resulting in a decline in the trading price of our Common Stock.

Relations between the People’s Republic of China (“PRC”) and Taiwan could negatively affect our business and financial status and, therefore, the market value of your investment.

Taiwan has a unique international political status. The PRC does not recognize the sovereignty of Taiwan.  Although significant economic and cultural relations have been established in recent years between Taiwan and the PRC, relations have often been strained.  The government of the PRC has threatened to use military force to gain control over Taiwan in limited circumstances. A substantial portion of our manufacturing and packaging providers are located in Taiwan, and a material amount of our revenues are derived from the sales of our products manufactured and packaged in Taiwan.  Therefore, factors affecting military, political, or economic conditions in Taiwan could have a material adverse effect on our results of operations.

A significant disruption in the operations of our manufacturing and packaging service providers in Taiwan, such as a trade war or political unrest, could materially adversely affect our business, financial condition, and the results of operations.

Any disruption in the operations of our service providers in Taiwan or in their ability to meet our needs, whether as a result of a natural disaster or other causes, could impair our ability to operate our business on a day-to-day basis.  Furthermore, since many of these third parties are located outside the U.S., we are exposed to the possibility of disruption and increased costs in the event of changes in the policies of the U.S. or foreign governments, political unrest, or unstable economic conditions in any of the countries where we conduct such activities.  For example, a trade war could lead to higher tariffs.  Any of these matters could materially and adversely affect our product sales and shipment timelines, business, and financial condition.

RISKS RELATED TO REGULATORY REQUIREMENTS

Government regulation may adversely affect our business.

The effects of regulation may materially and adversely impact our business.  For example, the FCC’s regulatory policies relating to radio frequency emissions, consumer protection laws of the U.S. Federal Trade Commission, product safety regulatory activities of the U.S. Consumer Products Safety Commission, and environmental regulatory actions of the U.S. Environmental Protection Agency could impede sales of our products in the United States.  In addition, our customers and we are also subject to various import and export laws and regulations.  Should we fail to comply with these regulations, we may be unable to produce and deliver these products to specific customers, and we may become subject to investigations, sanctions, mandatory product recalls, enforcement actions, disgorgement of profits, fines, damages, civil and criminal penalties, or injunctions. Our business is also increasingly subject to complex foreign and U.S. laws and regulations, including but not limited to anti-corruption laws, such as the FCPA and equivalent laws in other jurisdictions, antitrust or competition laws, and data privacy laws, among others.  In addition, foreign governments may impose tariffs, duties, and other import restrictions on components we obtain from non-domestic suppliers and export restrictions on products that we sell internationally.  These tariffs, duties, or restrictions could materially and adversely affect our business, financial condition, and the results of operations.

New or revised environmental rules and regulations or other social initiatives could also impact our product or manufacturing standards.  Those rules, or similar rules adopted in other jurisdictions, could adversely affect our costs, the availability of minerals used in our products, and our relationships with customers and suppliers.

We may incur substantial expenses related to regulatory requirements, and any regulatory compliance failure could cause our business to suffer.

The wireless communications industry is subject to ongoing regulatory obligations and reviews.  Maintaining compliance with these requirements may result in significant additional expense to us, and any failure to maintain such compliance could cause our business to suffer.

Noncompliance with applicable regulations or requirements could also subject us to investigations, sanctions, mandatory product recalls, enforcement actions, disgorgement of profits, fines, damages, civil and criminal penalties, or injunctions.  An adverse outcome in such litigation could require paying contractual damages, compensatory damages, punitive damages, attorneys’ fees, and other costs.  These enforcement actions could harm our business, financial condition, and the results of operations.  If any governmental sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, financial condition, and results of operations could be materially adversely affected.  In addition, responding to any action will likely result in a significant diversion of management’s attention and resources and increased professional fees.

We are subject to risks from international sales and operations.

We operate globally with sales personnel in multiple countries, and some of our business activities are concentrated in Asia.  As a result, we are subject to regulatory, geopolitical, and other risks associated with doing business outside the U.S., including:

●	global and local economic, social and political conditions and uncertainty;
●	currency controls and fluctuations;
●	formal or informal imposition of export, import or doing-business regulations, including trade sanctions, tariffs, and other related restrictions;
●	labor market conditions and workers’ rights affecting our manufacturing operations or those of our customers or suppliers;
●	disruptions in capital and securities and commodities trading markets;
●

occurrences of geopolitical crises such as terrorist activity, armed conflict, civil or military unrest or political instability, which may disrupt manufacturing, assembly, logistics, security, and communications and result in reduced demand for our products;

●

compliance with laws and regulations that differ among jurisdictions, including those covering taxes, intellectual property ownership and infringement, imports and exports, anti-corruption and anti-bribery, antitrust and competition, data privacy, and environment, health, and safety; and,

●	pandemics and similar major health concerns, including COVID-19, could adversely affect our business and customer order patterns.

Sales to customers located outside the U.S. accounted for approximately 56% of our revenue in 2022.  We expect that revenue from international sales will continue to be a significant part of our total revenue.  Any weakness in these economies could decrease demand for products that contain our products, which could materially and adversely affect our business.  The imposition by the U.S. of tariffs on goods imported from China and potentially other countries, countermeasures imposed by China in response, U.S. export restrictions on sales of products to China, and other government actions that restrict or otherwise adversely affect our ability to sell our products to Chinese customers may have a material impact on our business, including our ability to sell products and to manufacture or source components. As a company with significant sales outside of the U.S., our results may be affected by movements in currency exchange rates as we grow our sales network.  In addition, our exposure may increase or decrease over time as our foreign business levels fluctuate in the countries where we may have sales or operations.  These changes could have a material impact on our financial results.  The functional currency for our current operations and international sales is the U.S. dollar; however, that may expand to other currencies as we grow.

Economic regulation in China and other countries where we sell products could adversely impact our business and the results of operations.

A significant portion of our potential customer base is located in China and other countries outside of the U.S.  For many years, the Chinese economy has experienced periods of rapid growth and wide fluctuations in inflation.  In response to these factors, the Chinese government has, from time to time, adopted measures to regulate growth and contain inflation, including currency controls and measures designed to restrict credit, control prices, or set currency exchange rates.  Such actions in the future, as well as other changes in Chinese or other non-U.S. laws and regulations, including efforts in furtherance of reducing dependence on foreign semiconductor manufacturers, could increase the cost of doing business in other countries, foster the emergence of foreign competitors, decrease the demand for our products in those countries, or reduce the supply of necessary materials for our products, which could have a material adverse effect on our business and results of operations.

Changes in government trade policies, including the imposition of tariffs and export restrictions, have limited and could continue to limit our ability to sell or provide our products and other items to specific end-user customers, which may materially adversely affect our sales and the results of operations.

The U.S. and foreign governments have taken and may continue to take administrative, legislative, or regulatory action that could materially interfere with our ability to export, re-export, and transfer products and other items in certain countries, particularly in China.  For example, the imposition of tariffs has not had a direct, material adverse impact on our business; however, the direct and indirect effects of tariffs and other restrictive trade actions are difficult to measure and are only one part of economic and trade policy.

Furthermore, we have experienced and may continue to experience restrictions on our ability to export, re-export, and transfer our products and other items to specific foreign customers and suppliers where exports, re-exports, or transfers of products require export licenses or are prohibited by government action.

Even if such restrictions are lifted, any financial or other penalties or continuing export restrictions imposed on our customers could have a continuing negative impact on our future revenue and results of operations.  In addition, other foreign end-user customers or suppliers affected by future U.S. government sanctions or threats of sanctions may respond by developing new solutions to replace our products or by adopting our foreign competitors’ solutions.

We cannot predict what further actions may ultimately be taken concerning tariffs or other trade measures between the U.S. and China or other countries, what products or entities may be subject to such actions, or what steps may be taken by other countries in response.  The loss of foreign customers or suppliers or the imposition of restrictions on our ability to sell or transfer products to such customers or suppliers due to tariffs, export restrictions, or other U.S. regulatory actions could materially and adversely affect our sales and business and the results of operations.

Our business could be affected by new sanctions and export controls targeting Russia and other responses to Russia’s invasion of Ukraine.

The Russia-Ukraine conflict may adversely affect our business.  Currently, we do not have any supply chain partners located in Russia or Ukraine.  Nor do we have any pending product sales or product shipments to Russian customers or, to our knowledge, any entities listed on the U.S. Department of the Treasury Office of Foreign Assets Control Sectoral Sanctions Identifications List dated May 19, 2023.  However, the related sanctions and other measures imposed by the European Union, the U.S., and other countries and organizations in response have led, and may continue to lead, to disruption and instability in global markets, supply chains, and industries that could negatively impact our business, financial condition, and results of operations.  We have taken steps to ensure our export control processes and controls observe enacted and evolving export sanctions imposed upon Russia, Belarus, and all restricted entities that have been identified by the United States government.  Nevertheless, if we inadvertently make any product sales or shipments to Russian customers or any sanctioned entities, such non-compliance may have a material effect on our financial condition or operations.

Due to the unknown evolution of new sanctions and export controls targeting the People's Republic of China ("PRC") and its ability to purchase and manufacture certain semiconductor chips, our business could be adversely affected.

On October 7, 2022, the U.S. Department of Commerce’s Bureau of Industry and Security ("BIS") announced a series of regulations – issued as an interim final rule – amending the Export Administration Regulations to enhance export controls on a range of goods, software, and technology and restrict the PRC’s ability to purchase and manufacture advanced computing chips.  The regulations impose new controls on items relating to advanced computer and semiconductor manufacturing capabilities, broaden end-use restrictions, expand the scope of foreign-produced items subject to licensing requirements, and add to Entity List prohibitions.  We do not anticipate the new regulations will have a material effect on our financial condition or operations.  The production of our high-performance MMICs is not reliant on any manufacturing in the PRC, or, to our knowledge, on any companies that are owned by the PRC or Chinese investors.  Through the three months ended March 31, 2023, we received less than five percent of all our sales from customers located within the PRC.  RF semiconductors such as what we design and produce are not currently covered under the new BIS restrictions.  We have taken steps to ensure our export control processes and controls observe enacted and evolving export sanctions imposed upon the PRC and all restricted entities that have been identified by the United States government.  Nevertheless, if we inadvertently make any product sales or shipments to any sanctioned entities, such non-compliance may have a material effect on our financial condition or operations.

We may be subject to theft, loss, or misuse of personal data by or about our employees, customers, or other third parties, which could increase our expenses, damage our reputation, or result in legal or regulatory proceedings.

In the ordinary course of our business, we have access to sensitive, confidential, or personal data or information regarding our employees and others that is subject to privacy and security laws and regulations.  Therefore, the theft, loss, or misuse of personal data collected, used, stored, or transferred by us to run our business, or by our third-party service providers, including business process software applications providers and other vendors that have access to sensitive data, could result in damage to our reputation, disruption of our business activities, significantly increased business and security costs or costs related to defending legal claims.

Global and domestic privacy legislation, enforcement, and policy activity in this area are rapidly expanding and creating a complex regulatory compliance environment.  For example, the European Union adopted the General Data Protection Regulation (“GDPR”), which requires companies to comply with rules regarding the handling of personal data, including its use, protection, and the ability of persons whose data is stored to correct or delete such data about themselves.  Failure to meet GDPR requirements could result in penalties of up to 4% of worldwide revenue.  In addition, the interpretation and application of consumer and data protection laws in the U.S., Europe, and elsewhere are often uncertain and fluid and may be interpreted and applied in a manner that is inconsistent with our data practices.  As a result, complying with these changing laws has caused, and could continue to cause, us to incur substantial costs, which could harm our business and the results of operations.  Further, failure to comply with existing or new rules may result in significant penalties or orders to stop the alleged non-compliant activity.  Finally, even our inadvertent failure to comply with federal, State, or international privacy-related or data protection laws and regulations could result in audits, regulatory inquiries, or proceedings against us by governmental entities or others.

The semiconductor industry is heavily regulated.  Therefore, any material changes in the political, economic, or regulatory semiconductor environment that affect the purchasing business or the purchasing practices and operations of organizations that utilize semiconductor industry products, or that lead to consolidation in our end-user customer industries, could require us to modify our products available to customers for purchase.

Our ability to grow will depend upon the economic environment of our end-user customer industries and our ability to increase the number of products that we sell to our customers.  Our end-user customer industry bases often have different regulatory requirements, and they are subject to changing political, economic, and regulatory influences.  As a result, changes in regulations affecting our end-user customers could require us to make unplanned modifications to our products, result in delays or cancellations of orders, or reduce demand for our products.

RISKS RELATED TO OWNERSHIP OF OUR COMMON STOCK

The market price and trading volume of our Common Stock may be volatile and could decline.

The market price and trading volume of our Common Stock could fluctuate substantially due to a variety of factors, including market perception of our ability to meet our growth projections and expectations, quarterly operating results of other companies in the same industry, trading volume in our Common Stock, changes in general conditions in the economy and the financial markets or other developments affecting our business and the business of others in our industry.  In addition, the stock market itself is subject to extreme price and volume fluctuations.  This volatility has had a significant effect on the market price of securities issued by many companies for reasons related and unrelated to their operating performance and could have the same effect on our Common Stock.  The market price of shares of our Common Stock could be subject to wide fluctuations in response to many risk factors listed in this section, and others beyond our control, including:

●	the realization of any of the risk factors presented in this prospectus;
●	actual or anticipated differences in our estimates, or in the estimates of analysts, for our revenues, results of operations, level of indebtedness, liquidity, or financial condition;
●	additions and departures of key personnel;
●	failure to comply with the requirements of the OTC Markets Group, or following our uplisting on the Nasdaq Capital Market or another national securities exchange;
●	failure to comply with the Sarbanes-Oxley Act or other laws or regulations;
●	changes to electronic communication and transmission laws governing the semiconductor industry;
●	future issuances, sales, resales or repurchases or anticipated issuances, sales, resales or repurchases, of our Common Stock;
●	publication of research reports about us, or the semiconductor industry generally;
●	the performance and market valuations of other similar companies;
●	broad disruptions in the financial markets, including sudden disruptions in the credit markets;
●	speculation in the press or investment community;
●	actual, potential or perceived control, accounting or reporting problems; and,
●	changes in accounting principles, policies and guidelines.

In the past, securities class-action litigation has often been instituted against companies following periods of volatility in the market price of their shares.  This type of litigation could result in substantial costs and divert our management’s attention and resources, which could have a material adverse effect on us.

Our Common Stock is quoted on an OTC Markets Group trading platform, the OTCQX, instead of a national exchange or quotation system.  Accordingly, our investors may experience significant volatility in the market price of our stock and have difficulty selling their shares.

Our Common Stock is currently quoted on an OTC Markets Group trading platform, the OTCQX, under the ticker symbol “GUER.”  It is a condition to the closing of this offering that our Common Stock is accepted for listing on the Nasdaq Capital Market. The OTC Markets Group is a regulated quotation service that displays real-time quotes, last sale prices, and volume limitations in over-the-counter securities.  Trading in shares quoted on an OTC Markets Group trading platform is often thin and characterized by volatility in trading prices.  This volatility may be caused by a variety of factors, including the lack of readily available price quotations, the absence of consistent administrative supervision of bid and ask quotations, lower trading volume, and market conditions.  As a result, there may be wide fluctuations in the market price of the shares of our Common Stock for reasons unrelated to operating performance, and this volatility, when it occurs, may have a negative effect on the market price for our securities.  Moreover, the OTC Markets Group is not a stock exchange, and trading of securities on one of its trading platforms is often more sporadic than the trading of securities listed on a national quotation system or stock exchange.  Accordingly, our stockholders may not be able to realize a fair price from their shares when they determine to sell them or may have to hold them for a substantial period of time until the market for our Common Stock improves.

Because we became a reporting company under the Exchange Act by means other than a traditional underwritten initial public offering, we may not be able to attract the attention of research analysts at major brokerage firms.

Because we did not become a reporting company by conducting an underwritten initial public offering of our Common Stock, and because we are not listed on a national securities exchange, security analysts of brokerage firms may not provide coverage of our Company.  In addition, investment banks may be less likely to agree to underwrite secondary offerings on our behalf than they might if we became a public reporting company by means of an underwritten initial public offering, because they may be less familiar with our Company as a result of more limited coverage by analysts and the media, and because we became public at an early stage in our development.  The failure to receive research coverage or support in the market for our shares could have an adverse effect on our ability to develop a liquid market for our Common Stock.

We are an emerging growth company and a smaller reporting company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies and smaller reporting companies could make our Common Stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups (“JOBS”) Act, and, for as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to emerging growth companies, including:

●	not being required to have our independent registered public accounting firm audit our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act;
●	reduced disclosure obligations regarding executive compensation in our periodic reports and Annual Report on Form 10-K; and,
●	exemptions from the requirements of holding non-binding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We could be an emerging growth company for up to five years.  Our status as an emerging growth company will end as soon as any of the following takes place:

●	the last day of the fiscal year in which we have more than $1.07 billion in annual revenues;
●	the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates;
●	the date on which we have issued, in any three-year period, more than $1.0 billion in non-convertible debt securities; or,
●	the last day of the fiscal year ending after the fifth anniversary of the completion of the first sale of our equity securities pursuant to a registration statement under the Securities Act.

We cannot predict if investors will find our Common Stock less attractive if we choose to rely on any of the exemptions afforded emerging growth companies.  If some investors find our Common Stock less attractive because we rely on any of these exemptions, there may be a less active trading market for our Common Stock and the market price of our Common Stock may be more volatile.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies.  We have elected to avail ourselves of this provision of the JOBS Act.  As a result, we will not be subject to new or revised accounting standards at the same time as other public companies that are not emerging growth companies.  Therefore, our consolidated financial statements may not be comparable to those of companies that comply with new or revised accounting pronouncements as of public company effective dates.

We are also a “smaller reporting company” as defined in the Exchange Act.  We may continue to be a “smaller reporting company” even after we are no longer an emerging growth company.  We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as our Common Stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenues are less than $100.0 million during the most recently completed fiscal year and our Common Stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

We may face risks related to securities litigation that could result in significant legal expenses and settlement or damage awards.

We may in the future become subject to claims and litigation alleging violations of the securities laws or other related claims, which could harm our business and require us to incur significant costs.  Significant litigation costs could impact our ability to comply with certain financial covenants under our credit agreement.  We are generally obliged, to the extent permitted by law, to indemnify our current and former directors and officers who are named as defendants in these types of lawsuits.  Regardless of the outcome, litigation may require significant attention from management and could result in significant legal expenses, settlement costs, or damage awards that could have a material impact on our financial position, results of operations, and cash flows.

Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of us, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management.

Our certificate of incorporation and our bylaws contain provisions that could delay or prevent a change in control of our company.  These provisions could also make it difficult for stockholders to elect directors who are not nominated by current members of our board of directors or take other corporate actions, including effecting changes in our management. These provisions:

●	establish a classified board of directors so that not all members of our board are elected at one time;
●	permit only the board of directors to establish the number of directors and fill vacancies on the board;
●	provide that directors may only be removed “for cause” and only with the approval of two-thirds of our stockholders;
●	require super-majority voting to amend some provisions in our restated certificate of incorporation and restated bylaws;
●	authorize the issuance of “blank check” preferred stock that our board could use to implement a stockholder rights plan;
●	eliminate the ability of our stockholders to call special meetings of stockholders;
●	prohibit stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of our stockholders;
●	prohibit cumulative voting; and,
●	establish advance notice requirements for nominations for election to our board or for proposing matters that can be acted upon by stockholders at annual stockholder meetings.

In addition, our certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for:  any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the Delaware General Corporation Law (“DGCL”), our certificate of incorporation, or our bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and State courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.  Our restated bylaws will provide that the federal district courts of the United States of America will, to the fullest extent permitted by law, be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act (“Federal Forum Provision”).  Our decision to adopt a Federal Forum Provision followed a decision by the Supreme Court of the State of Delaware holding that such provisions are facially valid under Delaware law.  While there can be no assurance that federal courts or state courts will follow the holding of the Delaware Supreme Court or determine that the Federal Forum Provision should be enforced in a particular case, application of the Federal Forum Provision means that suits brought by our stockholders to enforce any duty or liability created by the Securities Act must be brought in federal court and cannot be brought in state court.  While neither the exclusive forum provision nor the Federal Forum Provision applies to suits brought to enforce any duty or liability created by the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.  Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder also must be brought in federal court.  Thus, our stockholders will not be deemed to have waived our compliance with the federal securities laws and the regulations promulgated thereunder.

Any person or entity purchasing or otherwise acquiring or holding any interest in any of our securities shall be deemed to have notice of and consented to our exclusive forum provisions, including the Federal Forum Provision.  These provisions may limit a stockholder’s ability to bring a claim in a judicial forum of their choosing for disputes with us or our directors, officers, or other employees, which may discourage lawsuits against us and our directors, officers, and other employees.

In addition, Section 203 of the DGCL may discourage, delay or prevent a change in control of our company.  Section 203 imposes certain restrictions on mergers, business combinations, and other transactions between us and holders of 15% or more of our Common Stock.

If securities or industry analysts do not publish research or publish unfavorable or inaccurate research about our business, our stock price and trading volume could decline.

Our stock price and trading volume can be heavily influenced by the way analysts and investors interpret our financial information and other disclosures.  Securities and industry analysts do not currently, and may never, publish research on our business.  If few securities or industry analysts commence coverage of us, our stock price could be negatively affected.  If securities or industry analysts downgrade our Common Stock or publish negative reports about our business, our stock price would likely decline.  If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our Common Stock could decrease, which might cause our stock price to decline and could decrease the trading volume of our Common Stock.

The designation of our Common Stock as “penny stock” would limit the liquidity of our Common Stock.

Our Common Stock may be deemed a “penny stock” (as that term is defined under Rule 3a51-1 of the Exchange Act).  Generally, a “penny stock” is a common stock that is not listed on a securities exchange and trades for less than $5.00 a share.  Prices often are not available to buyers and sellers and the market may be very limited.  Penny stock in start-up companies is among the riskiest equity investments.  Broker-dealers who sell penny stock must provide purchasers with a standardized risk disclosure document prepared by the SEC.  The document provides information about penny stock and the nature and level of risks involved in investing in the penny stock market.  A broker must also provide purchasers with bid and offer quotations and information regarding broker and salesperson compensation and make a written determination that the penny stock is a suitable investment for the purchaser and obtain the purchaser’s written agreement to the purchase.  Many brokers choose not to participate in penny stock transactions.  If our Common Stock is deemed “penny stock”, because of penny stock rules, there may be less trading activity and stockholders are likely to have difficulty selling their shares.

We do not anticipate paying dividends on our Common Stock, and investors may lose the entire amount of their investment.

Cash dividends have never been declared or paid on our Common Stock, and we do not anticipate such a declaration or payment for the foreseeable future.  Any future determination about the payment of dividends will be made at the discretion of our board of directors and will depend upon our earnings, if any, capital requirements, operating and financial conditions, contractual restrictions, including any loan or debt financing agreements, and on such other factors as our board of directors deems relevant.  In addition, we may enter into agreements in the future that could contain restrictions on payments of cash dividends.  We expect to use future earnings, if any, to fund business growth.  Therefore, stockholders will not receive any funds absent a sale of their shares of our Common Stock.  If we do not pay dividends, our Common Stock may be less valuable because a return on your investment will only occur if our stock price appreciates.  We cannot assure stockholders of a positive return on their investment when they sell their shares, nor can we assure that stockholders will not lose the entire amount of their investment.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

The Financial Industry Regulatory Authority (“FINRA”) has adopted rules requiring that, in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer.  Prior to recommending speculative or low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives, and other information.  Under interpretations of these rules, FINRA has indicated its belief that there is a high probability that speculative or low-priced securities will not be suitable for at least some customers.  If these FINRA requirements are applicable to us or our securities, they may make it more difficult for broker-dealers to recommend that at least some of their customers buy our Common Stock, which may limit the ability of our stockholders to buy and sell our Common Stock and could have an adverse effect on the market for and price of our Common Stock.

Substantial future sales of shares of our Common Stock could cause the market price of our Common Stock to decline.

In connection with the Merger, holders of approximately 21,483,584 shares (calculated without giving effect to the Reverse Stock Split) of our Common Stock agreed, subject to certain exceptions, not to dispose of or hedge any shares of our Common Stock until the date 12 months after the first date on which our Common Stock was first traded on the OTCQX market (the “lock-up period”). Our Common Stock was first quoted on the OTCQX on May 13, 2022 and first traded on July 28, 2022.  The resale, or expected or potential resale, of a substantial number of shares of our Common Stock in the public market following the end of the lock-up period could adversely affect the market price for our Common Stock and make it more difficult for you to sell shares of our Common Stock at times and prices that you feel are appropriate. Sales of a substantial number of such shares upon expiration of the lock-up period, or the perception that such sales may occur, could cause our market price to fall or make it more difficult for you to sell your Common Stock at a time and price that you deem appropriate.

Future sales and issuances of our securities could result in additional dilution of the percentage ownership of our shareholders and could cause our share price to fall.

We expect that significant additional capital will be needed in the future to continue our planned operations, including research and development, increased marketing, hiring new personnel, commercializing our products, and continuing activities as an operating public company.  To the extent we raise additional capital by issuing equity securities, our shareholders may experience substantial dilution.  We may sell Common Stock, convertible securities, or other equity securities in one or more transactions at prices and in a manner we determine from time to time.  If we sell Common Stock, convertible securities, or other equity securities in more than one transaction, investors may be materially diluted by subsequent sales.  Such sales may also result in material dilution to our existing shareholders, and new investors could gain rights superior to our existing shareholders.

RISKS RELATED TO THIS OFFERING

There is no guarantee that we will successfully have our Common Stock listed on the Nasdaq Capital Market.  Even if our Common Stock is accepted for listing on the Nasdaq Capital Market, upon our satisfaction of the exchange’s initial listing criteria, the exchange may subsequently delist our Common Stock if we fail to comply with ongoing listing standards.

If we fail to meet the minimum requirements for listing on the Nasdaq Capital Market, we will not proceed with this offering.

In the event we are able to list our Common Stock on the Nasdaq Capital Market upon our satisfaction of the exchange’s initial listing criteria, the exchange will require us to meet certain financial, public float, bid price and liquidity standards on an ongoing basis in order to continue the listing of our Common Stock. If we fail to satisfy these continued listing requirements, our Common Stock may be subject to delisting. If our Common Stock is delisted and we are not able to list such Common Stock on another national securities exchange, we expect our securities would be quoted on an over-the-counter market; However, if this were to occur, our stockholders could face significant material adverse consequences, including limited availability of market quotations for our Common Stock and reduced liquidity for the trading of our securities. In addition, in the event of such delisting, we could experience a decreased ability to issue additional securities and obtain additional financing in the future. Even if our Common Stock is listed on the Nasdaq Capital Market, there can be no assurance that an active trading market for our Common Stock will develop or be sustained after our initial listing.

The Company will have broad discretion in the use of the net proceeds from this offering and may fail to apply these proceeds effectively.

The Company’s management will have broad discretion in the application of the net proceeds of this offering, including using the proceeds to fund research and development, expand our sales and marketing resources, and for general working capital. We cannot specify with certainty the actual uses of the net proceeds of this offering. You may not agree with the manner in which our management chooses to allocate and spend the net proceeds. We may invest the net proceeds from this offering in a manner that does not produce income or that loses value. The failure by our management to apply these funds effectively could harm our business, financial condition and results of operations.

[You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.

If you purchase shares of Common Stock in this offering, the value of your shares based on our actual book value will immediately be less than the price you paid. This reduction in the value of your equity is known as dilution. This dilution occurs in large part because our existing stockholders paid less than the assumed public offering price when they acquired their shares of Common Stock.  Based upon the issuance and sale of [ ] shares of Common Stock by us in this offering at an assumed public offering price of $[ ] per share, you will incur immediate dilution of $[ ] in the net tangible book value per share of Common Stock. For more information, see “Dilution.”]

USE OF PROCEEDS

Assuming the sale of all of the [ ] shares of Common Stock in this offering at an assumed offering price of $[ ] per share, we estimate that the net proceeds from the sale of shares in this offering will be approximately $[ ]. “Net proceeds” is what we expect to receive after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering to fund research and development, to expand our sales and marketing resources, and for working capital and general corporate purposes. Additionally, we may use a portion of the net proceeds to acquire capital equipment to support our research and development and production operations.

As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering. The amounts and timing of our actual expenditures will depend on numerous factors, including the status of our research and development and sales and marketing activities, and the amount of cash generated or used by our operations and competition. Accordingly, our management will have broad discretion over the use of the net proceeds from this offering, and investors will be relying on the judgment of our management regarding the application of the proceeds of this offering.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock, and we do not anticipate paying any cash dividends on our capital stock in the foreseeable future. We currently intend to retain all available funds and future earnings to fund ongoing operations and future capital requirements. Any future determination to pay dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements and such other factors as the board of directors deems relevant.

CAPITALIZATION

The following table sets forth our cash and capitalization as of March 31, 2023 on:

●	an actual basis;

●

pro forma basis, to reflect the sale and issuance by the Company of  [        ]  shares of Common Stock in this offering at an assumed offering price of $[ ] per share, resulting in net proceeds to the Company of approximately $[ ] after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company.

You should read this table in conjunction with the sections titled “Use of Proceeds,” “Summary Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus. The pro forma information below is illustrative only and our capitalization following the completion of this offering will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

	March 31, 2023	Net Proceeds		Adjusted
Cash	$1,877,568	$	$

Stockholders’ Equity
Preferred stock $0.0001 par value, 10,000,000 shares authorized, no shares issued and outstanding as of March 31, 2023	-
Common stock $0.0001 par value, 300,000,000 shares authorized; 6,784,721 shares issued and outstanding as of March 31, 2023	678
Additional paid in capital	33,454,698
Accumulated deficit	(31,074,586)
Total Stockholders’ Equity	2,380,790
Total Liabilities and Stockholders’ Equity	21,798,008

Each $1.00 increase (decrease) in the assumed public offering price of $[ ] per share would increase (decrease) the pro forma as adjusted amount of each of cash, additional paid-in capital, and total stockholders’ equity by approximately $[  ], assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of 100,000 shares in the number of shares offered by us at the assumed public offering price of $[  ] per share would increase (decrease) the pro forma as adjusted amount of each of cash, additional paid-in capital, and total stockholders’ equity by approximately $[  ].

The number of shares of Common Stock outstanding is based on 6,784,721 shares of Common Stock outstanding as of March 31, 2023, and excludes:

●	[646,861] shares of Common Stock issuable upon the exercise of warrants with an exercise price of $12.00 per share;

●	[177,479] shares of Common Stock issuable upon the exercise of warrants with an exercise price of $7.80 per share;

●	[206,068] shares of Common Stock issuable upon vesting of outstanding RSUs;

●	[502,805] shares of Common Stock issuable upon the exercise of options outstanding under the 2014 Plan, with a weighted average exercise price of $[2.28] per share;

●	[82,688] shares of Common Stock issuable upon the exercise of options outstanding under the 2021 Plan, with a weighted average exercise price of $[12.60] per share; and

●	[355,056] shares of Common Stock available for future awards under the 2021 Plan.

Except as otherwise indicated herein, all information in this prospectus reflects or assumes:

●	no exercise of the outstanding options or warrants described above;

●	no issuance of additional shares of Common Stock upon the vesting of outstanding RSUs, described above;

●	no exercise by the underwriters of their option to purchase additional shares to cover over-allotments, if any; and

●	no exercise of the representative’s warrant.

DILUTION

If you invest in our Common Stock in this offering, your ownership interest will be diluted to the extent of the difference between the assumed offering price per share of Common Stock and the as-adjusted net tangible book value per share of Common Stock immediately after the offering.

Our net tangible book value is the amount of our total tangible assets less our total tangible liabilities. Our net tangible book value as of March 31, 2023 was approximately $[ ] or $[ ] per share of Common Stock. Net tangible book value per share represents the amount of total tangible assets, minus the amount of total tangible liabilities, divided by the total number of shares of Common Stock outstanding. Dilution is determined by subtracting pro forma net tangible book value per share from the assumed public offering price per share.

Without taking into account any other changes in such net tangible book value after March 31, 2023 other than to give effect to our issuance and sale of all of the [   ] shares of Common Stock offered in this offering at an assumed public offering price of $[ ] per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of March 31, 2023 would have been $[ ] or $[ ] per share of Common Stock. This represents an immediate increase in net tangible book value of $[ ] per share to our existing stockholders, and an immediate dilution in net tangible book value of $[ ] per share to new investors.

The following table illustrates this dilution on a per-share basis:

Assumed public offering price per share		$
Historical net tangible book value per share as of March 31, 2023	$0.32
Increase in pro net tangible book value (deficit) per share attributable to new investors in this offering

Pro forma, as adjusted net tangible book value (deficit), after this offering

Dilution in pro forma net tangible book value (deficit) per share to new investors in this offering		$

The information discussed above is illustrative only, and the dilution information following this offering will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. A $1.00 increase (decrease) in the assumed public offering price of $[  ] per share would increase (decrease) the pro forma as adjusted net tangible book value by $[  ] per share of Common Stock and increase (decrease) the dilution in pro forma net tangible book value (deficit) per share of Common Stock to new investors by $[  ] per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us.

We may also increase or decrease the number of shares we are offering. An increase of 100,000 shares offered by us would increase the pro forma as adjusted net tangible book value by $[  ] per share of Common Stock and decrease the dilution in pro forma net tangible book value (deficit) per share of Common Stock to new investors by $[  ] per share, assuming the assumed public offering price of $[  ] per share remains the same and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us. Similarly, a decrease of 100,000 shares offered by us would decrease the pro forma as adjusted net tangible book value by $[  ] per share of Common Stock and decrease the dilution in pro forma net tangible book value per share of Common Stock to new investors by $[  ] per share, assuming the assumed public offering price of $[  ] per share remains the same and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us.

The number of shares of our Common Stock to be outstanding after this offering is based on shares of Common Stock outstanding as of March 31, 2023, and excludes:

●	[646,861] shares of Common Stock issuable upon the exercise of warrants with an exercise price of $12.00 per share;

●	[177,479] shares of Common Stock issuable upon the exercise of warrants with an exercise price of $7.80 per share;

●	[206,068] shares of Common Stock issuable upon vesting of outstanding RSUs;

●	[502,805] shares of Common Stock issuable upon the exercise of options outstanding under the 2014 Plan, with a weighted average exercise price of $[2.28] per share;

●	[82,688] shares of Common Stock issuable upon the exercise of options outstanding under the 2021 Plan, with a weighted average exercise price of $[12.60] per share; and

●	[355,056] shares of Common Stock available for future awards under the 2021 Plan.

Except as otherwise indicated herein, all information in this prospectus reflects or assume:

●	no exercise of the outstanding options or warrants described above;

●	no issuance of additional shares of Common Stock upon the vesting of outstanding RSUs, described above;

●	no exercise by the underwriters of their option to purchase additional shares to cover over-allotments, if any; and

●	no exercise of the representative’s warrant.

MARKET INFORMATION FOR OUR COMMON STOCK

On May 13, 2022, our Common Stock was cleared for trading on the OTCQX, an OTC Markets Group trading platform, under the symbol “GUER” and began trading on July 28, 2022.

[We have applied to list our Common Stock on the Nasdaq Capital Market upon our satisfaction of the exchange’s initial listing criteria. No assurance can be given that our application will be approved. If our Common Stock is not approved for listing on the Nasdaq Capital Market, we will not consummate this offering.]

As of May 10, 2023, we have [6,770,937] shares of Common Stock outstanding held by approximately [467] beneficial owners and approximately [237] stockholders of record.

DESCRIPTION OF OUR BUSINESS

We were incorporated in the State of Delaware on November 9, 2020. Guerrilla RF was incorporated in the State of Delaware on June 23, 2014. Pursuant to the Merger, on October 22, 2021, our wholly-owned subsidiary, Acquisition Sub, merged with and into Guerrilla RF. Guerrilla RF was the surviving corporation in the Merger and became our wholly-owned subsidiary, and the business of Guerrilla RF became our business.

Our telephone number is (336) 510-7840. Our website address is www.guerrilla-rf.com. Information contained on, or that can be accessed through, our website is not a part of this prospectus.

Glossary of Terms and Abbreviations

64T64R, 32T32R, 16T16R, 8T8R systems — Describes the number of transmit and receive paths in a 5G system architecture.

5G — A technology standard to increase the speed or amount of data communicated in a cellular network relative to 3G or LTE networks.

AEC-Q100 — Automotive Electronic Council’s electronic stress qualification standard for integrated circuits.

Cellular booster/DAS — System which extends and distributes a cellular signal within buildings such as below-ground, large-area, or high-rise structures.

Cellular Compensator — Improves a cellular link inside a motorized vehicle by using an antenna outside the vehicle in combination with amplifiers to boost the signal in both the transmit and receive paths.

Cellular Repeater — Improves poor cellular service by boosting signal strength inside a building or structure.

C-V2X — Cellular-technology-based vehicle-to-everything communication standard.

CMOS — Complementary MOS (metal oxide semiconductor), widely used semiconductor transistor architecture.

Copper lead frame — Copper-based substrate used as a foundation for semiconductor packages.

DAB — Digital audio broadcasting. A terrestrial-based digital radio standard (HD Radio).

Design win — Acknowledgment by an end-user customer that a product has been chosen or finalized for use in the customer’s system or application.

Die/Chip — An individual semiconductor device on the wafer.

Distribution-customer — A customer that purchases Guerrilla RF products to sell to a third-party rather than for its own use.

DSA — Digital step attenuator.

DSRC — Dedicated short-range communications. (Typically used in electronic toll collection).

End-user customer — The ultimate customer that utilizes or incorporates our products into its own products or solutions whether it purchased our products directly from Guerrilla RF or a third party.

EAR — Export Administration Regulation.

Fab — Fabrication, generally refers to a semiconductor wafer fabrication facility.

Fabless — Semiconductor company that utilizes pure-play or outsourced wafer fabrication partners rather than owning and operating their own wafer foundry.

FM/DAB — Terrestrial-based radio broadcast standards.

GaN — Gallium nitride semiconductor process used in high-power amplifier applications.

GaAs HBT — Gallium arsenide heterojunction bipolar transistor. A semiconductor process allowing higher efficiency and improved linearity compared to GaAs MESFET processes.

GaAs pHEMT — Gallium Arsenide pseudomorphic high electron mobility transistor. A semiconductor process that allows larger bandgap differences, thus providing higher performance than a GaAs MESFET technology.

Gain blocks, switches, power detectors, drivers, mixers, digital step attenuators, high power amplifiers — Functional building blocks of RF components in a typical radio frequency system or architecture.

GHz — Frequency of operation (in Gigahertz) in an RF system.

GPS/GNSS — Global satellite positioning technologies.

IP — Intellectual property.

LNA — Low noise amplifier.

Linear driver amplifier — An amplifier used before the final amplification stage that produces increased power levels while adding minimal distortion to the output signal.

mMIMO active antenna array — Massive multiple-input and multiple-output antenna systems that include beamforming ability.

MMIC — Monolithic microwave integrated circuit. An integrated circuit designed to utilize microwave frequency bands. (300MHz to 300GHz).

MESFET — Metal-semiconductor field-effect transistor, a type of transistor.

OEM — Original equipment manufacturers.

PA — Power Amplifier.

Package lead frame — Substrate (typically copper) used as a foundation to mount and package semiconductor devices.

pHEMT — Pseudomorphic high electron mobility transistor, a type of transistor.

Point-to-point radio — Radio link used between two communication endpoints or devices.

RF — Radio frequency.

RFIC — Radio frequency integrated circuit.

RFID — Radio frequency identification.

SDARS — Satellite Digital Audio Radio Service (e.g., Sirius XM Satellite Radio).

Si — Silicon — Standard fabrication process used for semiconductor processing.

SOI — Silicon on insulator. Fabrication process used for semiconductor manufacturing. This process choice is beneficial to reduce parasitic capacitance for a device.

Tape and reel — A method of packing surface mount devices by placing each device in an individual pocket on a carrier tape. Clear tape is applied to contain the device within the pocket. The carrier tape is wound on a reel, easing device handling and transportation.

Telematics — The convergence of telecommunications and information processing. The term is generally used for describing systems used in motor vehicles.

UWB — Ultra-wideband Radio technology using very low energy levels for short-range, high-bandwidth communications.

V2X — Vehicle-to-everything. Communication technology to allow vehicles to communicate with other vehicles, infrastructure, pedestrian devices, etc.

Wafer — Thin slice of semiconductor material used as the substrate for building electronic circuits. Wafers are the output from the semiconductor foundry process before the assembly/packaging processes.

WiFi — Wireless network protocol, based on the IEEE 802.11 family of standards.

Wireless backhaul point-to-point — A method used by communication providers to use wireless data links to connect radio towers or the core network.

Wireless infrastructure — Systems designed or used by network operators or other professionals to ensure strong communication links to consumers or customers.

Overview of Guerrilla RF

Guerrilla RF is a fabless semiconductor company based in Greensboro, N.C. Guerrilla RF was founded in 2013 with a mission to employ RF semiconductor technology to deliver RF solutions to customers in underserved markets. Over the past several years, Guerrilla RF has become a leader in developing high-performance MMIC products for wireless connectivity. It continues to target underserved markets and customers, delivering a range of high-performance MMIC products and associated technical support to a diverse set of customers that enable a more connected world.

Guerrilla RF possesses in-house design, applications, sales, and customer support functions as a fabless semiconductor company. It outsources the manufacture and production of its MMIC products to subcontractors located overseas, providing access to multiple semiconductor process technologies. Guerrilla RF’s primary external wafer foundries are in Taiwan and Singapore, and its primary assembly and test suppliers are located in Malaysia and the Philippines.

Our Industry

Global demand for ubiquitous, always-on connectivity has increased over the past several years, driving data traffic over wireless and wired networks.  We believe that wireless and wired markets are undergoing multi-year technology upgrade cycles to keep pace with this demand.

Cellular operators have been migrating to 5G technology to improve efficiency, increase data throughput, reduce signal latency, and enable massive machine-to-machine connectivity.  Because 5G networks operate on different frequencies (low-, mid-, and high-band spectrum) and coexist with prior cellular standards, we believe 5G deployments will increase the content opportunity for Guerrilla RF’s infrastructure RF products.

As an example, over the past several years, automakers have added more entertainment and safety features to their automobiles due in part to customer demands and in part due to increased demand for electric vehicles (EV) and an increasing focus on the development of autonomous vehicle technologies.  We expect this trend to continue to increase demand for RF semiconductors in modern automobiles.  We believe this trend offers a growing content opportunity for Guerrilla RF’s automotive RF products.

The COVID-19 pandemic placed even more demand on the need for contactless and wireless communication in all aspects of human existence.  Our technology helps meet that demand and facilitates rapid and contactless communication.

Our Markets

Our business is diversified across the following markets:  Wireless Infrastructure, Automotive, and Catalog Markets.

Wireless Infrastructure

The wireless infrastructure market is characterized by the deployment of 5G networks over sub-7 GHz and millimeter wave frequencies, often with mMIMO active antenna arrays, which may significantly increase the number of RF transmit and receive channels.  These 5G networks require a broad portfolio of highly efficient RF solutions that increase capacity and expand coverage in a compact form factor.  We support wireless infrastructure OEMs located across the globe with a broad portfolio of RF solutions serving all major/applicable frequency bands under 7 GHz.

Automotive

Next-generation wireless technologies are enabling new use cases in automotive wireless connectivity, including V2X applications that facilitate direct, high-speed communication.  These new use cases require complex RF solutions spanning multiple protocols, including GPS, satellite radio, DAB, WiFi, 5G (sub-7 GHz), and UWB.

Catalog Markets

Other markets (which we group and refer to as ‘Catalog Markets’) include satellite navigation, cellular repeaters, point-to-point radios, RFID/asset tracking, defense, wireless audio, and test and measurement, as well as other high-performance RF applications.  Our satellite navigation solutions enable precision location finding for agricultural, aviation, maritime, mining, and construction applications.  Our solutions for the cellular repeater and point-to-point radio markets facilitate network densification and expanded coverage.  Our offerings enable longer battery life and improved coverage for RFID/asset tracking and defense radios.  In addition, our portfolio of devices offering a wide range of gain, linearity, and noise figure performance lend themselves to use in various demanding applications in certain product markets, including those referenced above.

Our Products

Guerrilla RF’s portfolio of products has been developed to improve performance, reduce complexity, enable smaller form factors, and solve other critical RF challenges.

Wireless Infrastructure

Our solutions for mMIMO systems include LNAs, linear driver amplifiers, digital step attenuators, and discrete PAs.  In addition, we are in the course of developing GaN amplifier modules and SOI switches and continuing to grow our wireless infrastructure product offerings.

Automotive

We provide automotive RF connectivity products, including LNAs, linear driver amplifiers, switches, PAs, and front-end solutions.  Our automotive products are designed to meet or exceed AEC-Q101 quality and reliability standards, and we supply automotive OEMs, tier-1 suppliers, and chipset vendors.

Catalog Markets

We supply various standard RF catalog components to several markets.  Our products’ unique combination of low noise, broad bandwidth, and high linearity suit many applications, including wireless audio equipment, defense and first responder 2-way radios, test and measurement equipment, cellular repeaters, and wireless backhaul point-to-point links.

Our Operations

Research and Development

Since our inception, Guerrilla RF has focused on under-served markets by providing industry-leading performance in discrete and integrated RF devices including ultra-low noise amplifiers (Ultra-LNAs), gain blocks, drivers, PAs, switches, mixers, power detectors, digital step attenuators, and infrastructure-class high power amplifiers.

We invest in research and development (“R&D”) to develop products necessary to serve our target markets.  Our R&D activities typically support competitive design win opportunities for significant programs at key customers, which require best-in-class performance, size, cost, and functional density.  We also invest in R&D to develop new products for broader market applications.  Our R&D efforts require us to focus on continuous improvement and innovation in fundamental areas, including software, simulation and modeling, systems architecture, circuit design, device packaging, module integration, and test-related materials and designs.

As a fabless semiconductor company, we utilize our wafer foundry manufacturing suppliers’ GaAs, GaN, and SOI CMOS process technologies.  We combine these technologies with proprietary design methods, IP, and applications engineering expertise to improve performance, increase integration and reduce the size and cost of our products.

We work with our package and test suppliers to develop and qualify advanced packaging technologies to reduce component size, improve performance and reduce package costs.  Our manufacturing partners’ capabilities enable us to bring these technologies to market in high volumes.  R&D expenses totaled $2.6 million for the quarter ended March 31, 2023, and $8.1 million for the year ended December 31, 2022.  R&D activities in the quarter ending March 31, 2023 and 2022 focused on developing and releasing 20 new products to bring GRF’s product catalog to a total of 121 products as of March 31, 2023.

Raw Materials

We utilize an outsourced manufacturing model, and our manufacturing suppliers purchase raw materials to support our requirements.  Our suppliers typically use industry-standard raw materials, which reduces supply chain risk.  In addition, we purchase passive components for use in modules that include tuning components.

During 2020, 2021, and 2022, the semiconductor industry experienced supply constraints for specific raw materials, including wafers and package lead frames.  The industry continues to address these constraints, but we believe it may take another year or so for these constraints to ease.  Meanwhile, we work closely with our manufacturing partners, developing long-term strategic partnerships to forecast our product needs and achieve adequate manufacturing capacity to mitigate the risk of having limited availability of raw materials suppliers.  As a result of these strategic partnerships, we can add suppliers, redesign products using alternative raw materials, qualify multiple wafer foundries, and extend or add supply commitments to provide flexibility in our supply chain.

Manufacturing

We believe that our outsourced manufacturing strategy allows us to identify the optimum semiconductor process technology for each product while ensuring we pay competitive prices for manufacturing.  Our manufacturing suppliers are broadly distributed around the globe.  We qualify additional manufacturing sites and sources of supply to reduce the risk of supply interruptions or price increases, and we closely monitor our suppliers’ key performance indicators.  In addition, we seek to ensure that materials and manufacturing services are available from multiple sources.  Our product manufacturing comprises a two-step process:  wafer fabrication and packaging.  Wafers are produced in wafer foundries by subcontractors and shipped to our assembly subcontractors for packaging.  Most of our products are manufactured using a single die which is placed on a copper lead frame.  We use bond wires to connect terminals on the package to the appropriate pads on the die.  Material composition and wire length significantly affect the performance of the end product.  Once a product has completed manufacturing, each device is RF-tested to ensure it meets published specifications.  We transfer compliant devices to tape and reel -- the generally accepted method customers use in their downstream manufacturing processes.

We subcontract with multiple wafer foundries located in Taiwan and Singapore.  We currently utilize GaAs HBT, GaAs pHEMT, and SOI process technologies; however, we are currently developing new products using those technologies and GaN technologies.

We partner with multiple test and assembly (packaging) subcontractors in Malaysia and the Philippines, each of whom we consider highly experienced and well-suited to support our new product roadmap.  In addition, we believe that having multiple relationships provides us with additional capacity and flexibility, which is critical to risk mitigation.

Manufacturing yields vary significantly based on many factors, including product complexity, performance requirements, and the maturity of the chosen manufacturing processes.  To maximize wafer yields and quality, parameters are measured throughout the manufacturing process to ensure the systems are in control and produce the expected outputs.  Ongoing reliability monitoring and numerous quality control inspections are also conducted throughout the production flow to ensure that we deliver high-quality products to our customers.  Semiconductor fabrication is a specialized field requiring highly controlled and clean environments.  As a result, the die on a wafer can become defective due to minute impurities, variances in the fabrication process, or defects in the masks used to transfer circuit patterns onto the wafers.

Our subcontractors’ manufacturing facilities are certified to the ISO 9001 quality standard, and select locations are accredited to additional automotive (IATF 16949) and environmental (ISO 14001) standards.  These stringent standards are audited and certified by third-party certification bodies.  The ISO 9001 standard is the international standard for creating a quality management system.  IATF 16949 is the highest international quality standard for the global automotive industry and incorporates specific additional requirements for the automotive industry.  ISO 14001 is an internationally agreed-upon standard for an environmental management system.  Many of our key vendors and suppliers are certified to be compliant with these standards.

Our Customers

We design, develop, manufacture, and market products for leading domestic and international original equipment manufacturers and original design manufacturers.   We also collaborate with leading reference design partners and design consultants globally.

Approximately 83%, 79%, and 80% of our product business in Q1 2023, fiscal 2022, and fiscal 2021, respectively, was from sales to customers in the following markets:  Wireless Infrastructure, Automotive, and Cellular Boosters/DAS.  Approximately 85%, 93%, and 92% of all of our product sales were made via distributors, and approximately 15%, 7%, and 8% of sales were made directly to end-user customers in Q1 2023, fiscal 2022, and fiscal 2021, respectively.

Our customers purchase RFIC and MMIC solutions for various applications, including base stations, satellite radio antennas, GPS/GNSS products, small cells, WiFi, cellular boosters, and compensators.

Governmental Regulation

The semiconductor industry in which we operate is regulated, and the products and solutions we provide are subject to a complex set of federal, State, and country-specific laws and regulations.  We are also subject to the FCPA, which prohibits improper payments or offers of payments to foreign governments and their officials for the purpose of obtaining or retaining business and requires companies to maintain accurate books and records and a system of internal accounting controls.  Safeguards we implement to discourage improper payments or offers of payments by our employees, consultants, and others may be ineffective, and violations of the FCPA and similar laws may result in severe criminal or civil sanctions, or other liabilities or proceedings against us, any of which would likely harm our reputation, business, financial condition, and result of operations.

Import/Export Controls

Sales to international customers are subject to the U.S. Department of Commerce import/export controls.  A license may be required to export a product to a customer depending on the technical capability of the underlying product, the actual end customer purchaser, the known end use of the product, or due to the export country location.  Most of the products, services, and technologies that fall within the scope of the Export Administration Regulations are not specifically controlled for export and are classified as “EAR99”.   As of March 31, 2023, none of our products were subject to export licenses and, as such, were classified as EAR99.  As such, they fall under the U.S. Department of Commerce's jurisdiction and are not included in the U.S. Department of Commerce’s Control List.  We are also required to adhere to the Entity List published by the U.S. Department of Commerce’s Bureau of Industry and Security (https://www.bis.doc.gov/index.php/policy-guidance/lists-of-parties-of-concern/entity-list).

We are also subject to import/export controls, tariffs, and other trade-related regulations and restrictions in countries where we conduct business.  These controls, tariffs, regulations, and restrictions (including those related to, or affected by, United States-China relations, as discussed below) may impact our business, including our ability to sell products and manufacture or source components.

Environmental

Guerrilla RF and our overseas manufacturing subcontractors are subject to various extensive and changing domestic and international federal, State, and local governmental laws, regulations, and ordinances related to the use, storage, discharge, and disposal of toxic, volatile, or otherwise hazardous chemicals used in the manufacturing process.

We monitor our manufacturing subcontractors and their compliance with applicable environmental laws and regulations.

We require that our suppliers certify their compliance with applicable environmental laws and regulations related to hazardous materials used in the manufacturing, assembly, and testing of our products, particularly materials retained in the final product.  In addition, we have developed specific restrictions on the content of certain hazardous materials in our products and those of our suppliers and outsourced manufacturers and subcontractors.  This practice helps ensure our products are compliant with the requirements of the markets into which we sell our products and with our customers’ needs.

Other Governmental Regulations

Government regulations are subject to change in the future.  Accordingly, we cannot assess the possible effect of compliance with future requirements or whether our compliance with such regulations will materially impact our business, results of operations, or financial condition.

Sales and Marketing

We sell our products worldwide through a network of U.S. and foreign sales representative firms and distributors, and directly to customers.  We select our domestic and foreign sales representatives based on their technical skills and sales expertise, complementary product lines, and customer bases.  In addition, we provide ongoing educational training about our products to our internal and external sales representatives and distributors.  We maintain an internal sales and marketing organization responsible for key account management, customer application engineering support, sales, and advertising literature, and technical presentations for industry conferences.  Our direct sales personnel are located throughout the world.  We handle all our technical customer support out of our headquarters in Greensboro, N.C.

Our website contains extensive product information and includes state-of-the-art parametric search tables that allow engineers to locate products quickly and easily.  Customers can learn about our products, and download datasheets, product catalogs, s-parameters, application notes, and many other technical documents from our website.  Our team of application engineers interacts with customers during all design and production stages, maintains regular contact with customer engineers, provides product application notes and engineering data, and assists in resolving technical problems.  We maintain close relationships with our customers and provide them with technical support to help them anticipate future product needs.  We actively seek their input to guide our product roadmaps.

Seasonality

Our sales are generated via standard purchase orders or specific agreements with customers. Historically, we have experienced seasonal fluctuations in the sale of our products driven by our customers' individual demands, oftentimes with the third and fourth quarters of our fiscal year experiencing stronger customer sales demands.

Competition

We operate in competitive environments across all of our market segments. Our end-user customers’ product life cycles can be relatively long compared to mobile phones or similar consumer products. For example, wireless infrastructure and automotive market product life cycles can be in the 5-10 year range compared to the 12-18 month range for mobile phones or similar products. Our ability to effectively compete is primarily determined by our ability to innovate with new products, improve existing products already on the market, maintain close relationships with our supply chain partners and key customers, and deliver new and improved products before our competitors. In addition, our competitiveness is affected by the quality of our customer service and technical support.

We compete primarily with Qorvo, Inc., NXP Semiconductors N.V., Skyworks Solutions, Inc., and MACOM Technology Solutions Inc.

Many of our current and potential competitors have entrenched market positions and customer relationships, established patents, and other intellectual property and substantial technological capabilities. The selection process for our products is highly competitive, and our end-user customers provide no guarantees that they will include our products in the next generation of their products. Additionally, many of our competitors may have significant financial, technical, manufacturing, and marketing resources, which may allow them to implement new technologies and develop new products more quickly.

Intellectual Property (IP)

Our IP, including patents, copyrights, trademarks, and trade secrets, is essential to our business, and we actively seek opportunities to leverage our IP portfolio to promote our business interests. We also actively seek to monitor and protect our global IP rights and deter unauthorized use of our IP and other assets. Such efforts can be complex because of the absence of consistent international standards and laws. Moreover, we respect the IP rights of others and strive to mitigate the risk of infringing or misappropriating third-party IP.

Patent applications are filed within the U.S. and may be filed in other countries where we have a market presence. On occasion, some applications do not mature into patents for various reasons, including rejections based on prior art. In addition, the laws of some foreign countries do not protect IP rights to the same extent as U.S. laws. We have two patents, each of which will expire in February 2034. Because of our rapid innovation and product development and the comparatively slow pace of patenting processes, our products could be obsolete before the related patents expire or are granted. However, we believe the duration and scope of our patents are sufficient to support our business, which as a whole is not significantly dependent on any one particular patent or IP right. As we expand our products and offerings, we also seek to expand our patent prosecution efforts to cover such products.

We periodically register federal trademarks, service marks, and trade names that distinguish our product brand names in the market. We also monitor these marks for their proper and intended use. Additionally, we rely on non-disclosure and confidentiality agreements to protect our interest in confidential and proprietary information that gives us a competitive advantage, including business strategies, unpatented inventions, designs, and process technology. Such information is closely monitored and made available only to those employees whose responsibilities require access to the data.

Rights in trademarks, service marks, and trade names do not have expiration dates. Of those rights, we have seven federal registrations and one pending federal applications for registration at the United States Patent and Trademark Office (USPTO). The registrations have (and will have) technical expiration dates, but each is renewable indefinitely.

Human Capital

We believe that our employees are our greatest assets, and we must continue to attract, develop, retain, and motivate our employees to remain competitive and execute our business strategy.  We strive to meet these objectives by offering competitive pay and benefits in a diverse, inclusive, and safe workplace.  In addition, we provide opportunities for our employees to grow and develop their careers.

As of May 23, 2023, we had 75 employees including five international employees.  By region, approximately 94% of our total employees are located in the United States and 6% in various international locations.  By primary job function, approximately 55% of our employees have engineering or technician roles, 5% are in operations, and 40% have sales, marketing, or other administrative roles.  None of our employees is represented by labor unions or covered by collective bargaining agreements.  We consider our relationship with our employees to be good.

Competitive Pay and Benefits

We provide compensation and benefits packages that we believe are competitive within our industry.  We use a combination of compensation and other programs (which vary by region and salary grade) to attract, motivate and retain our employees, including stock option awards, retirement programs, unlimited personal time off, and health and wellness benefits and programs. In addition, we benchmark our compensation and benefits packages annually to remain competitive with our peers and attract and retain talent throughout our organization.

Employee Recruitment, Retention, and Development

We are committed to recruiting, hiring, retaining, promoting, and engaging a diverse workforce to serve our global customers.  We have established relationships with professional associations and industry groups to attract talent proactively.  In addition, we partner with universities to recruit undergraduate and graduate students for our internship program and entry-level positions.  We also invest in employee development programs to provide employees with the training and education they need to help them achieve their career goals and build relevant skills.

We believe our unique corporate culture, competitive compensation and benefits programs, and career growth and development opportunities promote longer employee tenure and reduce turnover.  We monitor employee turnover rates as our success depends upon retaining and investing in our highly skilled technical staff.  As a result, our attrition rate has consistently been below the technology industry average.

Diversity, Equity, and Inclusion

We value the uniqueness that an inclusive and diverse global team brings to our company.  Therefore, we are focused on creating an environment that leverages the perspectives and contributions of each employee.

Safety, Health, and Wellness

In response to the COVID-19 pandemic, we reduced business travel and instituted comprehensive safety protocols for our facility.  In addition, we offered the option to our employees to work from home, though most opted to return to in-person work after lockdowns ended.

We prioritize safe working conditions.  We are committed to an injury-free workplace and provide dedicated workplace training and leadership support to reduce or eliminate health and safety risks.

Facilities

Our corporate headquarters are located in Greensboro, NC, where we lease approximately 50,000 square feet of office space under a lease agreement that commenced in the first quarter of 2023 when we took possession of the building. The lease term for our headquarters is 10 years and two months. We also continue to lease our old headquarters building, consisting of approximately 10,000 square feet of office space, and this lease expires in 2024 subject to a right to early termination upon payment of an early termination fee.

Legal Proceedings

We are not a party to any material pending legal proceedings.  We may become involved in lawsuits and legal proceedings that arise in the ordinary course of business from time to time.

Available Information

Our website address is www.guerrilla-rf.com. Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to such reports, when available, are filed with the SEC. We are subject to the informational requirements of the Exchange Act and file or furnish reports, proxy statements, and other information with the SEC. Such reports and other information filed by us with the SEC will be available free of charge on our website at www.guerrilla-rf.com when such reports are available on the SEC’s website. The SEC maintains a website that contains reports, proxy and information statements, and other information that issuers file electronically with the SEC at www.sec.gov.

The contents of the websites referred to above are not incorporated into this filing.  Further, our references to the URLs for these websites are intended to be inactive textual references only.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS’

You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes and other financial information included in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties as described under the heading “Cautionary Note Regarding Forward-Looking Statements” elsewhere in this prospectus.  You should review the disclosure under the heading “Risk Factors” in this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

Guerrilla RF is a fabless semiconductor company based in Greensboro, N.C. Guerrilla RF was founded in 2013 with a mission to employ RF semiconductor technology to deliver RF solutions to customers in underserved markets.  Over the past several years, Guerrilla RF has become a leader in developing high-performance MMIC products for wireless connectivity.  It continues to target underserved markets and customers, delivering a range of high-performance MMIC products and associated technical support to a diverse set of customers that enable a more connected world.  Guerrilla RF is a wholly-owned subsidiary of the Company.  Guerrilla RF holds all material assets and conducts all business activities and operations of the Company.  Accordingly, throughout this discussion and analysis, there are frequent references to Guerrilla RF.

Guerrilla RF possesses in-house design, applications, sales, and customer support functions as a fabless semiconductor company.  We outsource the manufacture and production of our MMIC products to subcontractors located overseas, providing access to multiple semiconductor process technologies.  Guerrilla RF’s primary external wafer foundries are in Taiwan and Singapore, and our primary assembly and test suppliers are located in Malaysia and the Philippines.

FIRST QUARTER FISCAL 2023 FINANCIAL HIGHLIGHTS

● Revenue for the first quarter of fiscal 2023 decreased 16.4% as compared to the first quarter of fiscal 2022, primarily due to lower demand for our catalog, repeaters, and digital step attenuators products.  In Q1 2022, the Company experienced unusually high order patterns driven by supply chain and market dynamics, which was not repeated in Q1 2023.  Partially offsetting the decrease in these product categories was a rebound in automotive product revenues driven by improving supply chain conditions and newly acquired customer slots.  The Company added these customer slots by being awarded business with both direct OEMs as well as major automotive electronic supply companies.

● Gross profit for the first quarter of fiscal 2023 was 56.6% of revenues as compared to 60.0% for the first quarter of fiscal 2022.  The Company's contribution margins increased from 71.9% in Q1 2022 to 73.1%, in Q1 2023 as product mix and pricing both contributed to improved profitability.  Over these same comparative periods, overhead spending increased 15% primarily attributable to an increase in fixed overhead spending.  Overhead spending increased due to headcount additions in our Quality group, as well as increased facility costs.

● Operating loss was $3.7 million for Q1 2023 as compared to $1.8 million for Q1 2022.  This operating loss increase was primarily due to higher operating expenses relative to sales (170.0% in Q1 2023 vs. 106.8% in Q1 2022).  Increased operating expenses were primarily attributable to increased investment in research and development (which grew 44% when compared to the prior year period), sales and marketing headcount additions, and additional costs associated with public company filings.  Selling, general, and administrative costs increased year over year by 25.1% from 2022 to 2023 on a year-to-date basis.

● Net loss per share was $0.62 and $0.34 for the first quarter of fiscal 2023 and 2022, respectively.

●Capital expenditures were $0.1 million for the first quarter of fiscal 2023 as compared to $0.2 million for the first quarter of fiscal 2022.  The majority of capital expenditures for the first quarter of 2023 are related to capital additions for the Company's lab space and related equipment.

COVID-19 Pandemic and Supply Chain Update

The COVID-19 pandemic negatively impacted revenue for the year ended December 31, 2022, as we experienced lower revenues due to a significant number of customers experiencing supply chain challenges.  Consequently, we implemented cost-reduction actions across our functional disciplines to assist us in navigating through what continued to be an uncertain environment.  We experienced increased sales during the first half of 2022, driven by rebounding volumes in markets recovering from supply chain difficulties that impacted the timing of our customers' orders of our products; however, lingering supply chain disruptions through the end of 2022 negatively impacted customer order patterns, resulting in reduced sales growth.

Our management team has, and will likely continue, to spend time, attention, and resources monitoring the lingering effects of the COVID-19 pandemic and seeking to manage its impact on the supply chain, our business, and our workforce.  The extent to which the COVID-19 pandemic and its remaining effects on the supply chain may impact our business will depend on future developments, which remain uncertain and cannot be predicted at this time.

Merger Agreement and Associated Private Placement Offering (APO)

On October 22, 2021, the Company (formerly known as Laffin Acquisition Corp.), Guerrilla RF Acquisition Corp., and Guerrilla RF entered into a merger agreement (the “Merger Agreement”) pursuant to which Guerrilla RF Acquisition Corp. merged with and into Guerrilla RF, with Guerrilla RF continuing as the surviving corporation and a wholly-owned subsidiary of the Company.

As a result of the Merger, on October 22, 2021, we acquired the business of Guerrilla RF, a fabless semiconductor company based in Greensboro, N.C. See “Description of Business.”  At the effective time, October 22, 2021, each of Guerrilla RF’s shares of capital stock issued and outstanding immediately prior to the closing of the Merger was converted into the right to receive approximately 2.95 shares of our Common Stock.  Immediately prior to the effective time, an aggregate of 2,025,000 shares of Common Stock owned by the original stockholders of the Company were forfeited and canceled, leaving only 2,975,000 shares outstanding immediately prior to the Merger.

In addition, pursuant to the Merger Agreement, options to purchase 1,065,067 shares of Guerrilla RF’s common stock under the 2014 Plan were assumed by the Company and converted into options to purchase 3,146,366 shares of our Common Stock.

Following the Merger, we sold 5,766,550 shares of our Common Stock pursuant to a private placement offering at a price of $2.00 per share (which we refer to as the “APO”).  Also in connection with the APO, the placement agent and its affiliates received 275,000 shares of our Common Stock and warrants to purchase an aggregate of 331,580 shares at an exercise price of $2.00 per share and a term of five years.

The preceding share and per share amounts have not been adjusted to reflect the subsequent Reverse Stock Split.

Market Qualification

In May 2022, our Common Stock qualified to trade on the OTCQX market (OTCQX: GUER).

Ongoing Funding of Operations

As an emerging growth company in its early stages of market penetration and customer acquisition, we continue to seek funding to support our operations and our research and development efforts, which result in new product introductions, market share increases, and participation in new markets. On February 28, 2023, we completed a private placement offering, raising gross proceeds of $9.2 million, including $5.0 million in an initial closing in late December 2022 and $4.2 million in January and February 2023. We refer to this offering as the “2022/23 Offering.” We will continue to seek funding from capital and debt markets to continue as a going concern and to provide adequate capital for the continued growth of the company.

New Headquarters and Design Center

In the first quarter of 2023, we moved into a new headquarters and design center building in Greensboro, NC to support our growing employee base and research and development and customer support laboratory space requirements.  The new facility incorporates over 50,000 square feet of office and clean laboratory space, and replaced our former headquarters (also in Greensboro) of approximately 10,000 square feet of space.

Expansion of Distributor and Sales Networks

We work with global distributors and sales representatives to promote and expand our sales force. Guerrilla RF leverages these ongoing business partnerships for long-term sales and market strategies. In 2022 and continuing into 2023, we expanded our sales representative network in North America, Korea, Japan, and China.  Currently, we work with three large electronic component distributors and over 20 sales representative organizations worldwide.

Key Metrics (Non-GAAP Measures)

These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of Company results as reported under GAAP.  The Company compensates for such limitations by relying primarily on GAAP results and using non-GAAP measures only as supplemental data.  In addition, because these non-GAAP measures are not measures of financial performance under GAAP and are susceptible to varying calculations, these measures, as defined by us, may differ from and may not be comparable to similarly titled measures used by other companies.

We regularly review the following key metrics to measure our performance, identify trends affecting our business, formulate financial projections, make strategic business decisions, and assess working capital needs.

	Quarter Ended March 31, 2023 (unaudited)	Quarter Ended March 31, 2022 (unaudited)
Key Metrics
Number of products released	2	2
Number of total products	121	103
Number of products with lifetime revenue exceeding $100 thousand	54	45
Product backlog	$6.50 million	$4.98 million

Number of products released:  The total number of distinct new products released into production (products that have completed design, quality, and supply chain readiness) during the period.

Number of total products:  The cumulative number of production-released products since our inception through the end of the period.

Number of products with lifetime revenue exceeding $100 thousand:  The number of products that have achieved the threshold of cumulative sales of $100,000 since our inception through the end of the period.

Product backlog:  The amount of product sales that have been committed to by customers, but have not yet been completed, shipped, or invoiced.  Our product backlog can be materially impacted by supply chain constraints, a shift in customer ordering patterns whereby customers place orders in anticipation of extended product delivery lead times, or other customer order delivery request modifications.  Furthermore, because we partner closely with a number of its customers to produce high-performance, quality components that are often designed into customers’ end products, immediate substitution of our products is neither typically desired by customers nor necessarily feasible.  As such, we have not historically experienced significant order cancellations, and we do not expect significant order cancellations in the future.  We closely monitor product backlog and its potential impact on our financial performance.

Components of Results of Operations

Revenues

We derive our revenue from sales of high-performance RF semiconductor products.  We design, integrate, and package differentiated, semiconductor-based products that we sell to customers through our direct sales organization, a network of independent sales representatives, and distributors.  We generate revenue from customers located within and outside the U.S. In addition to sales to customers, we generate royalty revenue under a royalty agreement with one semiconductor manufacturer.

Direct Product Costs and Gross Profit

Direct Product Costs.  Our direct product costs consist of actual direct product expenses, salaries and related expenses, overhead, third-party services vendors, and depreciation expense related to the equipment and information technology costs incurred directly in the Company’s revenue-generating activities.

Gross Profit.  Our gross profit is calculated by subtracting our cost of revenues from revenues.  Gross margin is expressed as a percentage of total revenues.  Our gross profit may fluctuate from period to period as revenues fluctuate due to the mix of products we sell to customers, royalty revenue volume, operational efficiencies, and changes to our technology expenses and customer support.

We plan to focus on and grow the sales volume of new and existing products with the highest gross margin.  We intend to continue investing additional resources in our engineering and design capabilities, which drive our research and development efforts and, in turn, drive additional revenue streams and enable us to improve our gross margin over time.  The level and timing of investment in these areas could affect our cost of revenues in the future.

Operating Expenses

Operating expenses consist primarily of research and development expenses, sales and marketing expenses, and employee compensation costs for operations management, finance, accounting, information technology, compliance, and human resources personnel.  In addition, general and administrative expenses include non-personnel costs, such as facilities, legal, accounting, and other professional fees, and other supporting corporate expenses not allocated to other departments.  We expect our general and administrative expenses will increase in absolute dollars as our business grows, but we expect general and administrative expenses to decrease as a percent of revenues in the coming years.

Research and development expenses consist of costs for the design, development, testing, and enhancement of our products and are generally expensed as incurred.  These costs consist primarily of personnel costs, including salaries, benefits, bonuses, and share-based compensation for our product development personnel.  Research and development expenses also include training costs, product management, third-party partner fees, and third-party consulting fees.  We expect our research and development expenses to increase in absolute dollars as our business grows, but as a percent of revenues, R&D expenses are expected to decrease.

Sales and marketing expenses consist primarily of employee compensation costs related to sales and marketing, including salaries, benefits, bonuses, and share-based compensation, costs of general marketing activities and promotional activities, travel-related expenses, and allocated overhead.  Sales and marketing expenses also include costs for advertising and other marketing activities.  Advertising is expensed as incurred.  As we expand our sales and marketing efforts, we expect our sales and marketing expenses will increase in absolute dollars.

Non-income taxes include excise taxes, sales and use taxes, capital stock and franchise taxes, and property taxes.  Capital stock and franchise taxes are taxes that States charge the Company for the privilege of incorporating or doing business in a State.

Interest Expense

Interest expense consists primarily of the interest incurred on our debt obligations, our factoring arrangement expense, the non-cash interest expense associated with the amortization of common shares issued to certain of our debtholders, and lease expense related to our capital leases.

Other Income (Expenses)

On April 30, 2020, Guerrilla RF received loan proceeds of $535,800 under the Paycheck Protection Program (“PPP”) established as part of the Coronavirus Aid, Relief and Economic Security Act administered by the Small Business Administration (“SBA”) PPP loans and accrued interest are forgivable after a “covered period” (24 weeks) as long as the borrower maintained its payroll levels and used the loan proceeds for eligible purposes, including payroll, benefits, rent, and utilities.  As of December 31, 2020, Guerrilla RF had $535,800 of principal outstanding on its PPP loan together with accrued interest of $3,611, recorded as accounts payable and accrued expenses on our consolidated balance sheet.  On February 17, 2021, Guerrilla RF received notice from the SBA that the $535,800 PPP loan was forgiven, including all accrued interest.

On February 19, 2021, Guerrilla RF received a second PPP loan of $833,300 (the “2021 PPP Loan”). Guerrilla RF used the 2021 PPP Loan to retain current employees, maintain payroll, and make lease and utility payments.  On August 18, 2021, Guerrilla RF received notice from the SBA that the 2021 PPP Loan, including accrued interest, had been forgiven.

The following table summarizes the results of our operations for the periods presented:

	Three Months Ended March 31, 2023 (unaudited)	Three Months Ended March 31, 2022 (unaudited)
Revenues	$3,230,888	$3,865,911
Direct product costs	1,403,345	1,547,281
Gross profit	1,827,543	2,318,630
Operating expenses:
Research and development	2,586,169	1,802,006
Sales and marketing	1,361,949	1,085,843
General and administrative	1,546,163	1,239,650
Total operating expenses	5,494,281	4,127,499
Operating loss	(3,666,738)	(1,808,869)
Other income (expenses):
Interest expense	(341,857)	(57,221)
Other income (expenses)	7,177	--
Total other income (expenses), net	(334,680)	(57,221)
Net loss	$(4,001,418)	$(1,866,090)

Comparison of the three months ended March 31, 2023 and 2022 (unaudited):

	Three Months Ended March 31,
	2023	2022	$ Change	% Change
Revenues	$3,230,888	$3,865,911	(635,023)	(16)%

Revenues decreased $0.64 million to $3.23 million for the three months ended March 31, 2023, as compared to $3.87 million for the three months ended March 31, 2022.  The decrease in revenues was attributable to a $0.09 million decrease in royalty/non-recurring engineering income, while product revenue decreased $0.55 million.  The small decline in royalty revenues was the result of a gradual decline in a long-running program for a wireless infrastructure application. Within product revenues, catalog products, repeaters, and attenuators drove the decline.  These products categories, and to a lesser degree others, experienced high order patterns as the market anticipated supply chain shortages in the semi-conductor space during early 2022.  In Q1 2023, supply chains are no longer characterized by extreme lead times and shortages, thus, order patterns are not being impacted by these concerns to the degree they were a year ago.  Offsetting these product category order declines was a rebound in our automotive market revenues ($0.3 million) in Q1 2023 as compared to Q1 2022.

We generate revenue from customers located within and outside the U.S.  While we have several large customers, we define major customers as those responsible for more than 10% of Guerrilla RF’s annual product shipment revenue.  Using this definition, Guerrilla RF had one major customer, RFPD, during the three months ended March 31, 2023, and March 31, 2022.  RFPD, a large product distributor serving numerous end-user customers, generated 84% and 85% of product shipment revenue for the three months ended March 31, 2023 and 2022, respectively.

Nonproduct (royalty and non-recurring engineering ("NRE")) revenues decreased 32% for the three months ended March 31, 2023, compared to March 31, 2022, from $0.28 million to $0.19 million, as our royalty revenues decreased while NRE revenues grew.  We continued to develop and sell new products into our markets, and new product sales grew 104% from $0.26 million for the three months ended March 31, 2022 to $0.53 million for the three months ended March 31, 2023.  Our existing product sales decreased from $3.3 million for the three months ended March 31, 2022 to $2.5 million for the three months ended March 31, 2023, due to the normalization of the supply chain, discussed above.

International shipments amounted to $0.5 million (approximately 15% of product revenue) for the three months ended March 31, 2023, and 2022.

Direct Product Costs and Gross Profit

	Three Months Ended March 31,
	2023	2022	$ Change	% Change
Direct product costs	$1,403,345	$1,547,281	(143,936)	(9)%
Gross profit	$1,827,543	$2,318,630	(491,087)	(21)%

Direct product costs decreased $0.14 million to $1.4 million for the three months ended March 31, 2023, compared to $1.5 million for the three months ended March 31, 2022.  The 9% decrease in direct product cost was driven by a product sales volume decrease of 15% (excluding royalty and NRE revenue).  This decrease was partially offset by increased fixed overhead costs (Quality staffing, facilities costs, and equipment costs).  Year-over-year gross profit, taking into account overhead spending increases, decreased 21% from Q1 2022 to 2023 on a comparative period basis, and as a percentage of revenue decreased from 60.0% to 56.6%.

Research and Development Expenses

	Three Months Ended March 31,
	2023	2022	$ Change	% Change
Research and development	$2,586,169	$1,802,006	784,163	44%

Research and development expenses increased $0.8  million to $2.6 million for the three months ended March 31, 2023, compared to $1.8 million for the three months ended March 31, 2022.  The increase was attributable to $0.6 million in facilities, information technology support and lab expenses, $0.1 million of staffing additions in our Engineering department, and $0.1 million of research lab and equipment costs.

Sales and Marketing Expenses

	Three Months Ended March 31,
	2023	2022	$ Change	% Change
Sales and marketing	$1,361,949	$1,085,843	276,106	25%

Sales and marketing expenses increased $0.3 million to $1.4 million for the three months ended March 31, 2023, compared to $1.1 million for the three months ended March 31, 2022.  The increase year over year was driven by increases of $0.1 million in staffing costs and $0.2 million in various sales and marketing expenses including sales commissions, information technology support, and customer support.

General and Administrative Expenses

	Three Months Ended March 31,
	2023	2022	$ Change	% Change
General and administrative expenses	$1,546,163	$1,239,650	306,513	25%

General and administrative expenses increased $0.3 million to $1.5 million for the three months ended March 31, 2023, compared to $1.2 million for the three months ended March 31, 2022.  The increase was primarily related to an increase of $0.2 million in legal, audit, and consulting fees, and $0.1 million in wages and benefits.  The increase of $0.2 million in legal, audit, and consulting fees was driven by activities associated with accounting advisory services and general legal and administration.

Other Income (Expenses)

	Three Months Ended March 31,
	2023	2022	$ Change	% Change
Interest expense	$(341,857)	$(57,221)	$(284,636)	497%
Other income (expense)	7,177	—	$7,177	-
Total other income (expenses), net	$(334,680)	$(57,221)	$(277,459)	485%

Interest expense increased approximately $0.28 million to $0.34 million for the three months ended March 31, 2023, compared to $0.06 million for the three months ended March 31, 2022.  The increase was attributable to two debt facilities the Company entered into during fiscal 2022.  The first was an asset-based loan with a total available draw of up to $3 million secured by inventory and accounts receivables.  The second was a $8 million commercial line of credit of which the Company has drawn $5 million, which occurred in the 2nd half of 2022 and did not impact Q1 2022.

Other income was zero or insignificant in both Q1 2022 and Q1 2023.

Liquidity and Capital Resources

Our primary source of liquidity is cash raised from private placements and debt financing.  As of December 31, 2022, we had cash resources of $4.3 million and as of March 31, 2023, we had cash resources of $1.9 million.  We also have two loan facilities, one of which is for up to $3.0 million with a specialty lender (referred to as the Spectrum Loan Facility, described in Note 5 to our unaudited interim condensed consolidated financial statements), and the other of which is for up to $8.0 million with a different lender (referred to as the Salem Loan Facility, also described in Note 5 to our unaudited condensed consolidated financial statements).  As of March 31, 2023, we had drawn down $1.0 million under the Spectrum Loan Facility and $5.0 million under the Salem Loan Facility.  In addition, we entered into several smaller secured and unsecured loans to finance specific equipment and furnishing needs in the first quarter of 2023.  These smaller financing agreements totaled approximately $0.5 million and are largely long-term in nature.  The Company raised gross proceeds of approximately $9.2 million in a private placement offering with the final closing on February 28, 2023, including $4.2 million after December 31, 2022, to further support its current and future liquidity needs.  The Company believes that its existing cash and cash equivalents will provide sufficient resources to support operations through the second quarter of 2023.  Potentially, the Company could draw down additional funds under the Spectrum Loan Facility; however, its ability to do so is dependent upon the value of eligible accounts receivable assigned to Spectrum as security for advances under the Spectrum Loan Facility, which value fluctuates from time to time and is ultimately outside of the Company’s control.  Subsequent to March 31, 2023, the Company drew down an additional $1.5 million of the Salem Loan Facility.  The Company has now borrowed a total of $6.5 million from Salem under the Salem Loan Facility.  The Company is also pursuing additional funding opportunities, including planning for a further capital raise in the second quarter of 2023 in connection with its planned uplisting to the Nasdaq or another national securities exchange.  In the event the Company is unable to secure these or other funding sources, it may be unable to fund ongoing operations and pay its obligations as they become due after the second quarter of 2023.

As described in Note 1 to our unaudited interim condensed consolidated financial statements for the quarter ended March 31, 2023, we have incurred recurring losses and negative cash flows from operations since inception and had an accumulated deficit at December 31, 2022 of $27.1 million, and of $31.1 million at March 31, 2023.  We expect losses and negative cash flows to continue in the near term, primarily due to continued investment in research and development, sales and marketing efforts, and increased administration expenses as our company grows.  We plan to continue to invest in the implementation of our long-term strategic plan, for which we will require additional funding in fiscal 2023.  We are actively pursuing additional funding as part of our ongoing strategic planning.  There is no assurance that appropriate funding will be available on terms, which are acceptable to us, or at all.  This requirement for additional funding raises substantial doubt about our ability to continue as a going concern.

The Company moved into its new corporate headquarters and design center, located in Greensboro, North Carolina, in the first quarter of 2023.  As of March 31, 2023, the Company owed the new landlord $66,000 related to agreed-upon excess construction costs, deferral fees, and interest for the new facilities as construction-in-progress and this amount was paid in April 2023.  The Company does not anticipate any further additional excess construction costs and or significant related interest and deferral fees for which it will be responsible.

Initial building asset addition financing related to furniture for the new headquarter and design center facilities was completed in April 2022 and is further discussed in Note 5 to our unaudited interim condensed consolidated financial statements as of March 31, 2023.  The Company will not make any scheduled lease payments for the new headquarter and design center building until the second quarter of 2023, but it began recognizing associated lease expense in the first quarter of 2023.  The Company anticipates annual building lease payments of approximately $1.5 million, with the first annual lease payment period commencing in the second quarter of 2023.

The following table summarizes our sources and uses of cash for each of the periods presented.

Cash (used in) provided by:

	Three Months Ended March 31,		Year Ended December 31,
	2023 (unaudited)	2022 (unaudited)	2022	2021

Operating activities	$(5,835,386)	$(2,429,861)	$(9,248,403	$(4,819,376)
Investing activities	(117,799)	(152,464)	(549,850)	(393,359)
Financing activities	3,490,346	(141,014)	8,824,675	10,099,451
Net increase (decrease) in cash	$(2,462,839)	$(2,723,339)	$(973,578)	$4,886,716

Operating Activities

Cash used in operating activities was $5.8 million and $2.4 million for the three months ended March 31, 2023 and 2022, respectively.  Cash used in operating activities for the three months ended March 31, 2023 was principally due to our net loss of $4.0 million.  For the three months ended March 31, 2023, non-cash items that were a part of the net operating loss included depreciation of $0.4 million and stock-based compensation of $0.3 million.  During the three months ended March 31, 2023, increases in trade accounts receivable of $0.5 million and decreases to accounts payable and accrued expenses of $1.9 million partially contributed to the net loss for operating cash flow as noted above.  Cash used in operating activities for the three months ended March 31, 2022, primarily resulted from our net loss of $1.9 million.  During the three months ended March 31, 2022, there was a moderate increase in inventory of $0.2 million, but a much larger increase to accounts receivable both of which reduced cash available from operations, partially offset by a small decrease in accounts payable and accrued expenses of $0.15 million.

Cash used in operating activities was $9.2 million and $4.8 million for the years ended December 31, 2022 and 2021, respectively.  Cash used in operating activities for the year ended December 31, 2022 principally resulted from our net loss of $12.0 million, with uses offset by non-cash depreciation and amortization of $1.4 million as well as $0.6 million in share-based compensation.  There was also $0.2 million provided from the decrease of prepaid expenses of $0.9 million, a decrease of accounts receivable of $0.5 million, and a decrease in operating lease expense of $1.2 million.   In addition, there was a $0.8 million increase in accounts payable and accrued expenses and a $0.2 million increase in inventory. Cash used in operating activities for the year ended December 31, 2021, principally resulted from our net loss of $2.8 million.  Moderate increases in our accounts receivable and inventories were partially offset by moderate increases in accounts payable and a small decrease in our prepaid expenses.

Investing Activities

Cash used in investing activities was $0.1 million and $0.2 million for the three months ended March 31, 2023 and 2022, respectively.  Cash used in investing activities resulted from capital expenditures on property and equipment for all periods presented.

Cash used in investing activities was $0.5 million and $0.4 million for the years ended December 31, 2022 and 2021, respectively. Cash used in investing activities resulted from capital expenditures on property and equipment for all periods presented.

Financing Activities

Cash provided by financing activities for the three months ended March 31, 2023 of $3.5 million was primarily attributable to net private placement offering proceeds of $3.7 million, partially offset by principal payments on capital leases.  Cash used by financing activities during the three months ended March 31, 2022 of $0.1 million principally resulted from principal payments on capital leases.

Cash provided by financing activities during the year ended December 31, 2022, of $8.8 million was principally attributable to $5.1 million in net proceeds from two debt transactions noted above as well as total net proceeds from the first close of the private placement of Common Stock of $4.8 million.  Principal payments on capital leases reduced total cash provided by financing by $1.0 million.

Contractual Obligations and Commitments

The following summarizes our significant contractual obligations as of December 31, 2022.  As mentioned above associated with the move of our business headquarters in the first quarter of 2023, the Company had anticipated at least another $0.7 million of excess construction costs and related interest and deferral fees for which it will be responsible, and they became due in the first half of 2023.  We anticipate an annual lease expense of approximately $1.1 million over the 10-year and two-month term of the building lease.

	Payments due by period
	Total	Less than 1 year	1 – 3 years	4 – 5 years	More than 5 years
Purchase order obligations	$313,322	$313,322	$—	$—	$—
Long-term notes (excluding interest)	4,564,564	—	—	4,564,564	—
Short-term debt	959,803	959,803	—	—	—
Operating lease obligations	10,577,574	838,419	2,223,852	2,163,201	5,352,102
Finance lease obligations	4,063,124	1,078,506	2,010,168	974,450	—
Total	$20,478,387	$3,190,050	$4,234,020	$7,702,215	$5,352,102

The following summarizes our significant contractual obligations as of March 31, 2023 (unaudited).  As mentioned above, associated with the move of our business headquarters and design center in the first quarter of 2023, the Company paid what it anticipates was its final payment of $66,000 of excess construction costs and related interest and deferral fees for which it was responsible in April 2023.  The Company does not anticipate any further excess construction costs and related any related interest and deferral fees will not be significant.

	Payments due by period
	Total	Less than 1 year	1 – 3 years	4 – 5 years	More than 5 years
Purchase order obligations	$763,358	$763,358	$—	$—	$—
Long-term notes (excluding interest)	4,586,852	—	—	4,586,852	—
Long-term debt	306,511	—	151,270	145,525	9,716
Short-term debt	1,363,186	1,363,186	—	—	—
Operating lease obligations	6,956,970	434,257	941,075	1,030,938	4,550,700
Finance lease obligations	3,829,568	814,664	2,026,060	987,330	1,514
Total	$17,806,445	$3,375,465	$3,118,405	$6,750,645	$4,561,930

Off-Balance Sheet Arrangements

As of March 31, 2023, we do not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Critical Accounting Policies and Estimates

The preparation of condensed consolidated financial statements in conformity with GAAP requires us to make certain estimates and assumptions.  These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet date and reported amounts of revenue and expenses during the reporting period.  Our most significant estimates and judgments in the preparation of our unaudited interim condensed consolidated financial statements involve revenue recognition, the valuation of our stock-based compensation, including the underlying estimated fair value of our Common Stock, lease accounting, income taxes including the valuation allowance for deferred tax assets, and going concern considerations.  Accordingly, actual results may differ from these estimates.  To the extent that there are differences between our estimates and actual results, our future consolidated financial statement presentation, financial condition, results of operations, and cash flows will be affected.

Other than as described under Note 2 to our unaudited condensed consolidated financial statements for the quarter ended March 31, 2023, the Critical Accounting Policies and Significant Judgments and Estimates included in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 3, 2023, have not materially changed.

We believe that the accounting policies described below involve a greater degree of judgment and complexity.  Accordingly, these are the policies we think are the most critical to aid in fully understanding and evaluating our financial condition and results of operations.

Liquidity and Going Concern

Our recurring operating losses and our current operating plans raise substantial doubt about our ability to continue as a going concern for the next twelve months.  Our independent registered public accounting firm issued their audit report on our consolidated financial statements for the years ended December 31, 2022 and 2021, which included an explanatory paragraph as to our ability to continue as a going concern.  While we believe that our existing cash and cash equivalents will be sufficient to fund our current operating plans through the second quarter of 2023, we have based these estimates on assumptions that may prove to be wrong, and we could spend our available financial resources much faster than we currently expect and need to raise additional funds sooner than we anticipate.

Our ability to continue as a going concern will depend on us being able to raise additional capital and/or secure additional loans to fund our operations and achieve our business objectives.  Our cash balance stood at $1.9 million on March 31, 2023; however, we recorded a net loss of $4.0 million for the quarter ended March 31, 2023.  On February 28, 2023, we completed a private placement offering, raising gross proceeds of $9.2 million, including $5.0 million in an initial closing in late December 2022 and $4.2 million in January and February 2023.

Potentially, we could draw down additional funds under our existing Spectrum Loan Facility; however, our ability to do so is dependent upon the value of eligible accounts receivable assigned to Spectrum as security for advances under the Spectrum Loan Facility, which value fluctuates from time to time and is ultimately outside of our control.  Subsequent to March 31, 2023, Salem approved the Company's request to draw down an additional $1.5 million on May 1, 2023.  In conjunction with the additional $1.5 million draw, the Company issued Salem 12,500 shares of common stock.  Accordingly, the Company has now borrowed a total of $6.5 million from Salem under the Loan Facility and issued 37,500 shares of common stock to Salem.  We are also pursuing additional funding opportunities, including planning for a further capital raise in the second quarter of 2023 in connection with our planned uplisting to the Nasdaq Capital Market or another national securities exchange.  The ongoing inflationary economic environment and related capital market effects caused by the lingering effects of the COVID-19 pandemic, including its impact on the supply chain, cannot be predicted with certainty and may make it more difficult or preclude us from raising additional capital, increase our costs of capital and otherwise adversely affect our business, results of operations, financial condition, and liquidity.  Our failure to do any of the aforementioned things could harm our business, financial condition and results of operations.  Ultimately, if we do not secure additional financing in a timely manner, we will be unable to fund ongoing operations and pay our obligations as they become due, creating substantial doubt about our ability to continue as a going concern.

Share-Based Compensation

We recognize the grant-date fair value of share-based awards issued as compensation expense on a straight-line basis over the requisite service period, which is generally the vesting period of the award.  To date, we have not issued awards where vesting is subject to performance or market conditions.  The fair value of stock options is estimated at the time of grant using the Black-Scholes option pricing model, which requires the use of inputs and assumptions such as the estimated fair value of the underlying common stock, exercise price of the option, expected term, risk-free interest rate, expected volatility and dividend yield, the most critical of which is the estimated fair value of our Common Stock.

The estimated fair value of each grant and modification of stock options awarded during fiscal 2023 and 2022 was determined using the following methods and assumptions:

●

Estimated fair value of Common Stock.  As our Common Stock was not publicly traded prior to May 13, 2022, and subsequently has experienced limited trading volumes, our board of directors periodically estimated the fair value of our Common Stock considering, among other things, contemporaneous valuations of our preferred and Common Stock prepared by an independent third-party valuation firm prior to fiscal 2023 in accordance with the guidance provided by the American Institute of Certified Public Accountants 2013 Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation.

●

Expected term.  Due to the lack of a large public market for the trading of our Common Stock and the lack of sufficient company-specific historical data, the expected term of employee stock options is determined using the “simplified” method, as prescribed in SEC Staff Accounting Bulletin ("SAB") No.107 ("SAB 107"), Share-Based Payment, whereby the expected life equals the arithmetic average of the vesting term and the original contractual term of the option.

●

Risk-free interest rate.  The risk-free interest rate is based on the interest rate payable on U.S. Treasury securities in effect at the time of grant for a period that is commensurate with the assumed expected term.

●

Expected volatility.  The expected volatility is based on historical volatilities of peer companies within our industry which were commensurate with the expected term assumption, as described in SAB 107.

●	Dividend yield. We assume a dividend yield of 0% because we have never paid, and for the foreseeable future do not expect to pay, a dividend on our Common Stock.

The inputs and assumptions used to estimate the fair value of share-based payment awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment.  As a result, if factors change and management uses different inputs and assumptions, our share-based compensation expense could be materially different for future awards.

Our Common Stock became quoted on the OTCQX, an OTC Markets Group trading platform, on May 13, 2022.  We began using our quoted Common Stock price as a fair value estimation factor to value our Common Stock once it achieved sufficient trading volume during the year ended December 31, 2022 and this trading volume sufficiency has continued through the quarter ending March 31, 2023.  In addition, as all of Guerrilla RF's preferred stock was converted into Common Stock in October 2021, we will no longer need to estimate the fair value of preferred stock as no preferred stock has been outstanding since October 2021.

JOBS Act Accounting Election

We are an emerging growth company, as defined in the JOBS Act.  Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies.  We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that we are no longer an emerging growth company, or affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act.  We have not elected to early adopt certain new accounting standards, as described in Note 2 of our consolidated financial statements.  As a result, our consolidated financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

Recently Issued Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact our financial position and results of operations is disclosed in Note 2 to our unaudited interim condensed consolidated financial statements appearing elsewhere in this prospectus.

Quantitative and Qualitative Disclosures About Market Risk

We are a smaller reporting company as defined by Rule 12b-2 of the Exchange Act and are not required to provide the information required under this item.

MANAGEMENT

Executive Officers and Directors

The following table provides information regarding our executive officers and directors as of June [1], 2023:

Name	Age	Positions
Executive Officers
Ryan Pratt	45	Chief Executive Officer and Director
John Berg	62	Chief Financial Officer
Mark Mason	49	Chief Operating Officer
Kellie Chong	59	Chief Business Officer
Non-Employee Directors
Susan Barkal	60	Director
David Bell	67	Director
James (Jed) E. Dunn	62	Director
William J. Pratt	80	Director
Gary Smith	64	Director
Virginia Summerell	64	Director
Greg Thompson	60	Director

Executive Officers

Ryan Pratt is the founder of the Company and has served as its Chief Executive Officer and a member of the board of directors since 2014. Prior to founding the Company, Mr. Pratt served as Director of Engineering at Skyworks, Greensboro Design Center from June 2008 to February 2013. Prior to that, Mr. Pratt served in various roles at RF Micro Devices, Inc. (“RFMD”), a global company providing wireless communication products, now named Qorvo, Inc., including as Senior Design Engineer from January 2004 to May 2006, and as Design Engineering Manager from May 2006 to June 2008. Mr. Pratt holds a Bachelor of Science degree in Electrical Engineering from North Carolina State University and has 11 patents. We believe that Mr. Pratt is qualified to serve on our board of directors because he is the founder and Chief Executive Officer of the Company and due to his extensive business and technical experience in the radio frequency (“RF”) semiconductor industry.

John Berg has served as Chief Financial Officer of the Company since 2016. From December 1999 to March 2014, Dr. Berg served as Director of Finance at RFMD. Prior to joining RFMD, Dr. Berg served as Corporate Controller for Sara Lee Branded Apparel from 1985 to 1999. Dr. Berg holds a Bachelor of Science degree in Accounting from the University of North Carolina at Greensboro, an MBA from High Point University, a Master of Science degree in Accounting from the University of Connecticut, and a DBA from Northcentral University.

Mark Mason has served as Chief Operating Officer of the Company since July 2019. From February 2011 until July 2019, he was Vice President of Operations at Triad Semiconductor. Prior to joining Triad Semiconductor, Mr. Mason spent 14 years at RFMD, most recently as the Manager of the Production Test Development Multi-Market Products Group. Mr. Mason holds a Bachelor of Science degree in Electrical Engineering from West Virginia University.

Kellie Chong joined the Company in January 2022 as a Chief Business Officer. She has 35 years of industry experience, including over 29 years at RFMD. Ms. Chong started as an integrated Circuit (IC) designer in 1992, served as a Director of Corporate Engineering in 1996, transitioned to oversee Global Positioning System (GPS) product line in 2003 to a Director of Filter Technology in 2006, a Director of Infrastructure and Standard Products in 2009, and lastly as the Director of the Broadband Product line in 2013 before leaving to join the Company. Earlier in her career, Ms. Chong worked as a test engineer at ASEA Brown Boveri and a design engineer for high-speed Analog to Digital Converter at Addacon (Micro Networks). Ms. Chong holds a Bachelor of Science degree in Electrical Engineering from the North Carolina State University and an Executive Management Masters certificate from the University of North Carolina at Greensboro.

Non-Employee Directors

Susan Barkal has served as a member of the board of directors since September 2022. Since 2021, she has served as the Senior Vice President of Quality, Supply Chain Executive, Chief Compliance Officer, and CFIUS Security Officer at Yageo Corporation, an electronic component manufacturing company.From 1999 until YAGEO’s acquisition of KEMET Corporation in 2020, Ms. Barkal served in various roles at KEMET, including as Senior Vice President of Quality and Chief Compliance Officer from 2009 to 2021. Ms. Barkal served as an Inside Board Director for the KEMET / TOKIN Electronics Joint Venture from 2014 to 2017. Ms. Barkal holds a Bachelor of Science degree in Chemical Engineering from Clarkson University and a Master of Science degree in Mechanical Engineering from California Polytechnic State University. We believe that Ms. Barkal is qualified to serve on our board of directors due to her extensive experience in the technology sector, particularly in global quality and compliance, portfolio management strategies, and new product development.

David Bell has served as a member of the board of directors since 2020. Mr. Bell has 40 years of technology development experience. Mr. Bell co-founded Actev Motors, Inc. in December 2014, a company now focused on UVC ultraviolet light disinfection. He has served as Actev Motor’s Chief Executive Officer since its founding. Prior to co-founding Actev Motors, Mr. Bell served as President and Chief Operating Officer, then President and Chief Executive Officer at Intersil Corporation from 2007 to 2012. From 1994 to 2007, Mr. Bell served in various roles at Linear Technology Corporation, including as President from 2003 to 2007. Mr. Bell holds a degree in Electrical Engineering from the Massachusetts Institute of Technology. We believe that Mr. Bell is qualified to serve on our board of directors due to his experience as an entrepreneur and substantial operational experience, business acumen, and expertise in technology development.

James (Jed) E. Dunn has served as a member of the board of directors since 2016. Since 2013, Mr. Dunn has served as Managing Director at Newport LLC, a business advisory company assisting middle market companies focus on strategy and growth, where he is the co-lead of the mergers and acquisition practice at the firm. Prior to Newport, Mr. Dunn served as the Chief Executive Officer at Piedmont Hematology-Oncology Associates, PLLC, from 2008 to 2012. From 1988 to 2007, Mr. Dunn was the Owner and Chief Executive Officer at Coleman Resources, a contract supplier of design, printing, fulfillment, and logistics services. Earlier in his career, Mr. Dunn served as a corporate lender at First Union Bank. Mr. Dunn currently serves as a director of Triad Growth Partners, Inc., a provider of technology commercialization services. He previously served on a number of boards, including the Board of Trustees for Washington and Lee University. Mr. Dunn holds a Bachelor of Arts degree in Economics from Washington and Lee University. We believe that Mr. Dunn is qualified to serve on our board of directors due to his experience as an entrepreneur and business advisor to middle market and start-up companies.

William J. Pratt has served as a member of the board of directors since 2014. In 1991, Mr. Pratt co-founded RFMD. He retired in 2008 as RFMD’s Chief Technology Officer. Mr. Pratt served as chairman of the board of directors of RFMD from 1991 until 2002. Mr. Pratt earned a Bachelor of Science degree in Electrical Engineering from Villanova University and brings significant experience as a semiconductors and technology professional. We believe that Mr. Pratt is qualified to serve on our board of directors due to his more than 30 years of experience in the wireless communications industry and his deep understanding of the challenges and issues facing semiconductor companies gained from his experience as co-founder and Chief Technology Officer of RFMD.

Gary Smith has served as a member of the board of directors since August 2020. Since August 2018, Mr. Smith has served as President at AMB Investments, LLC. Before joining AMB Investments, Mr. Smith served as President and Chief Executive Officer of North State Aviation, LLC, an aviation MRO, from September 2016 through July 2018, and as Vice President and General Manager of the Elastomers Group at Wabtec Corporation from January 2014 to September 2016. Earlier in his career, Mr. Smith served as Executive Vice President and Chief Financial Officer at Longwood Industries from 2011 to 2013, Kinetic Systems Inc. from 2008 to 2011, International Textile Group, Inc. from 2004 to 2008, and Cone Mills Corporation from 1999 to 2004. Mr. Smith holds a Bachelor of Science degree in Accounting and Finance from the University of North Carolina at Greensboro and an MBA from the Bryan School of Business, University of North Carolina at Greensboro. We believe that Mr. Smith is qualified to serve on our board of directors due to his extensive experience in global operations and financial leadership.

Virginia Summerell has served as a member of the board of directors since February 2023. From 1992 until 2021, Ms. Summerell served in various finance roles at Tanger Factory Outlet Centers, Inc., including as Senior Vice President of Finance and Treasurer from 2011 to 2021, contributing to the development of finance and treasury functions. Ms. Summerell helped the company navigate from a family-owned real estate development firm to a successful publicly traded Real Estate Investment Trust. Previously, she served in various roles in corporate, commercial and real estate banking at Bank of America and its predecessors. Ms. Summerell holds a Bachelor of Arts degree in Economics from Davidson College and an MBA from the Babcock School at Wake Forest University. We believe that Ms. Summerell is qualified to serve on our board of directors because of her substantial experience in finance, treasury and capital markets, in addition to broad experience in general management.

Greg Thompson has served as a member of the board of directors since 2019. Since 2013, Mr. Thompson has served as Director of Regional Sales and Business Development at pSemi Corporation, a Murata company, a manufacturer of high-performance RF CMOS integrated circuits. Prior to joining pSemi Corporation, Mr. Thompson was Vice President of Sales at RFMD from 1993 to 2011. Mr. Thompson holds a Bachelor of Science degree in Engineering and Management from Clarkson University and an MBA from Pepperdine University. We believe that Mr. Thompson is qualified to serve on our board of directors due to his substantial experience in the semiconductor and wireless communications industry, including broad operating experience in sales.

Corporate Governance

Board Composition

Our board of directors currently consists of eight members:  Ryan Pratt, Susan Barkal, David Bell, James (Jed) E. Dunn, William J. Pratt, Gary Smith, Virginia Summerell, and Greg Thompson.

Classified Board of Directors

Our board of directors is divided into three classes of directors, designated Class I, Class II, and Class III, with staggered three-year terms. Ordinarily, one class of directors is elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective terms. Each director’s term will continue until the end of such director’s term and the election and qualification of his or her successor, or his or her earlier death, resignation, disqualification, or removal. Our current directors are divided among the three classes as follows:

●	Ryan Pratt, Gary Smith and Greg Thompson are the Class I directors. Their terms will expire at the 2025 annual meeting of stockholders;

●	David Bell and Susan Barkal are the Class II directors. Their terms will expire at the 2026 annual meeting of stockholders; and

●	James (Jed) E. Dunn, William J. Pratt and Virginia Summerell are the Class III directors. Their terms will expire at the 2024 annual meeting of stockholders.

Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation or removal. Our amended and restated certificate of incorporation and amended and restated bylaws authorize only our board of directors to fill vacancies on the board of directors. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

Director Independence

For independence purposes, we use the definition of independence applied by Nasdaq, given the possibility of our potential uplisting to the Nasdaq Capital Market. Under the rules of Nasdaq, a listed company’s board of directors must be comprised of a majority of independent directors. A director will only qualify as an “independent director” if, in the opinion of the listed company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The board of directors has determined that all members of the board of directors other than Ryan Pratt and William J. Pratt are independent directors, as defined under applicable Nasdaq rules. In making such independence determination, the board of directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and current and prior relationships as they may relate to us and our management, including the association of any of our non-employee directors with the holders of more than 5% of our Common Stock.

Family Relationships

There is one family relationship to note among the directors and executive officers.  Ryan Pratt, our Chief Executive Officer, is the son of William J. Pratt, a director.

Code of Business Conduct and Ethics

The board of directors has adopted a Code of Business Conduct and Ethics (the “General Code”) which applies to all of our employees, officers, and directors, and the Executive Officer Code of Business Conduct and Ethics (the “Officer Code”), which applies to our Chief Executive Officer, Chief Financial Officer and our senior financial and accounting officers. The General Code outlines many standards, including those related to addressing compliance with laws, regulations, policies, and procedures; conflicts of interest; confidentiality; accuracy of financial statements and other records; and procedures for reporting violations of the General Code or any illegal or unethical business or workplace conduct. The Officer Code imposes additional standards on our Chief Executive Officer, Chief Financial Officer, and senior financial and accounting officers concerning our accounting and financial reporting. Generally, the Officer Code requires those individuals to bring to the attention of the Chief Executive Officer and, in certain circumstances, the Audit Committee, any material information which comes to their attention that (i) affects disclosures made by the Company in our public filings; (ii) demonstrates significant deficiencies in our internal controls; (iii) concerns fraud or a violation of the Officer Code or General Code by management or employees who have a significant role in financial reporting, disclosure, and internal controls; or (iv) involves a material violation of law, including securities laws. Under the Officer Code, the board of directors or its designee, determines the appropriate actions to be taken in the event the Officer Code or General Code is violated by our Chief Executive Officer, Chief Financial Officer, or our senior financial and accounting officers, which actions may include termination of employment. The General Code and the Officer Code outline appropriate behavior for all employees. The full text of the General Code and the Officer Code are available on our website by going to www.guerrilla-rf.com, under the heading Investor Relations. We intend to disclose any amendments to our General Code and the Officer Code, or waivers of their requirements, on our website.

Board Leadership Structure and Role in Risk Oversight

The ultimate authority to oversee the business of the Company rests with the board of directors. Our executive officers are appointed by, and serve at the discretion of, our board of directors. The Company’s officers have responsibility for the management of the Company’s operations.

Our founder, Ryan Pratt, serves as Chief Executive Officer and as Chairman of the board of directors. The board of directors believes that it is in the best interest of the Company for Mr. Pratt to hold both positions at the present time due to our early stage of development and his unique knowledge of our history and goals, which we believe complement both the officer and chairman positions.

One of the key functions of the board of directors is informed oversight of our risk management process. The board of directors administers its risk oversight function directly through the board of directors as a whole and through various standing committees of the board that address risks inherent in their respective areas of oversight. Significant risk oversight matters considered by the committees are reported to and considered by the board of directors. Some significant risk oversight matters are reported directly to the board of directors, including matters not falling within the area of responsibility of any committee.

Directors keep themselves informed of the activities and condition of the Company and of the risk environment in which it operates by regularly attending board and assigned board committee meetings, and by review of meeting materials, and auditors’ findings and recommendations. Directors stay current on general industry trends and any statutory and regulatory developments pertinent to us by periodic briefings by executive management, counsel, auditors, or other consultants.

The board of directors oversees the conduct of our business and administers the risk management function by:

●	selecting, evaluating, and retaining competent executive management;

●	establishing, with executive management, our long- and short-term business objectives;

●	monitoring operations to ensure that they are controlled adequately and are in compliance with laws and policies; and

●	overseeing our business performance.

The board of directors has established committees to effectively divide risk monitoring responsibilities and capabilities. The Committees include Audit, Compensation, and Corporate Governance and Nominating Committees. The Audit Committee, charged by the board of directors with the primary oversight responsibility for risk management, also oversees the integrity of financial reporting, compliance with laws and regulations, and the structure of internal control. The Compensation Committee provides oversight of executive compensation, administers and implements the Company’s incentive compensation and equity-based plans, and establishes our overall compensation philosophy. The Corporate Governance and Nominating Committee recommends persons to serve as members of our board of directors, establishes principles for the Company, and provides leadership on corporate governance matters.

In the day-to-day management of risk, management has established and implemented appropriate policies, procedures, risk assessment tools, and a defined organization and reporting structure. With respect to the organization and reporting structure, a hierarchy has been created which divides responsibility along functional lines of authority and further divides responsibilities efficiently and effectively into specific processes.

The board of directors believes that the foundation for risk management is well-established and understood throughout the Company at the board level and throughout the organization.

Diversity of the Board

Although the Governance and Nominating Committee does not maintain a specific policy with respect to board diversity, the board of directors believes that the board of directors should be a diverse body. Diversity in experiences, perspectives, and backgrounds is just one of many factors considered by the Governance and Nominating Committee in considering director nominees. In August 2021, the SEC adopted Nasdaq’s proposal that requires listed companies to provide statistical information about their boards of directors, in the form of a matrix chart. The below Diversity Matrix reports self-identified diversity statistics for the board of directors in the format required by Nasdaq’s rules.

Board Diversity Matrix (as of June [1], 2023)

Total Number of Directors	8
	Female	Male	Non-Binary	Did Not Disclose Gender
Gender Identity
Directors	2	5	—	1
Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	5	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—	—	—	—
Did Not Disclose Demographic Background	—	—	—	1

Related Party Matters

The Audit Committee is charged with reviewing and approving all related party transactions of the Company and our directors, executive officers, and employees. All material facts of such transactions and the employee’s or the director’s interest are discussed by all disinterested directors, and a decision is made as to whether the transaction is fair to the Company. A majority vote of all disinterested directors is required to approve a related party transaction. The board of directors believes that all related party transactions with officers and directors are on terms comparable to those which would have been reached with unaffiliated parties at the time such transactions were made.

Board Committees

The board of directors has three standing committees: the Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee, each of which, pursuant to its respective charter, has the composition and responsibilities described below. Members serve on these committees until their resignation or until otherwise determined by the board of directors. The following table provides the current committee membership for each of the board committees.

Name	Audit	Compensation	Corporate Governance and Nominating
Susan Barkal			X
David Bell		X
James (Jed) E. Dunn	X		X (Chair)
William J. Pratt
Ryan Pratt
Gary Smith	X (Chair)
Virginia Summerell	X
Greg Thompson		X (Chair)

Audit Committee. Each member of the Audit Committee is financially literate. The board of directors has determined that each member of the Audit Committee is independent within the meaning of the Nasdaq director independence standards and applicable rules of the SEC for audit committee members. The board of directors has also determined that Mr. Smith qualifies as an “audit committee financial expert” under the rules of the SEC. The Audit Committee’s principal functions are to assist our board of directors in its oversight of:

●

overseeing the process by which the board of directors is informed regarding any significant legal and regulatory compliance risks facing the Company and coordinating with the Company’s legal counsel to ensure the board of directors receives regular legal and regulatory compliance updates from management;

●	selecting a firm to serve as our independent registered public accounting firm to audit the Company’s financial statements;

●	ensuring the independence of the independent registered public accounting firm;

●	discussing the scope, timing, and results of the audit with the independent registered public accounting firm, and reviewing, with management and that firm, our interim and year-end operating results;

●	reviewing the adequacy of the Company’s system of internal controls;

●	in consultation with management, periodically reviewing the adequacy of the Company’s disclosure controls and procedures;

●	reviewing related-party transactions that are material or otherwise implicate disclosure requirements;

●	providing the audit committee report for inclusion in our proxy statement for our annual meeting for stockholders; and

●	approving or pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.

A current copy of the Audit Committee charter is available on our website, www.guerrilla-rf.com, under the heading Investor Relations.

Corporate Governance and Nominating Committee. Our Corporate Governance and Nominating Committee’s principal functions include, among other things:

●	recommending to our board of directors persons to serve as members of the board of directors and as members and chairpersons of the committees of our board of directors;

●	reviewing the size and composition of our board of directors and recommending to our board of directors any changes it deems advisable;

●	reviewing and recommending to our board of directors any changes to our corporate governance principles;

●	overseeing the process of evaluating the performance of our board of directors; and

●	advising our board of directors on corporate governance matters.

Our Corporate Governance and Nominating Committee has a written charter and Corporate Governance Guidelines. The Governance Guidelines contain various provisions related to the functions of the board of directors, including: (i) the composition and size of the board of directors; (ii) meeting attendance, meeting preparation requirements, and other responsibilities of directors; (iii) the composition of board committees; (iv) the role of the board of directors with respect to management; (v) director orientation and continuing professional development; (vi) periodic evaluations of corporate guidelines; and (vii) annual self-evaluations with the Governance Committee to determine whether the board of directors and its committees are functioning effectively and in compliance with the Governance Guidelines.

The board of directors has determined that each member of our Corporate Governance and Nominating Committee is an independent director as determined in accordance with Nasdaq’s director independence guidelines.

A current copy of the Corporate Governance Guidelines and Corporate Governance and Nominating Committee charter is available on our website, www.guerrilla-rf.com, under the heading Investor Relations.

Compensation Committee. The Compensation Committee is responsible for, among other things:

●	reviewing and approving the compensation of our chief executive officer;

●	reviewing and recommending to our board of directors, the compensation of our directors;

●	reviewing our executive compensation programs;

●	administering and implementing the Company’s incentive compensation plans and equity-based plans; and

●	establishing our overall compensation philosophy.

Each member of the Compensation Committee is a non-employee director as defined in Rule 16b-3 of the Exchange Act.  The board of directors has also determined that each member of the Compensation Committee is also an independent director within the meanings of Nasdaq’s director independence standards and applicable SEC rules.

A current copy of the Compensation Committee charter is available on our website, www.guerrilla-rf.com, under the heading Investor Relations.

The Compensation Committee administers the Company’s 2014 Long Term Stock Incentive Plan (the “2014 Plan”), which was adopted in 2014 and most recently amended in 2021. No additional awards may be made under the 2014 Plan. The Compensation Committee also administers the Company’s 2021 Equity Incentive Plan (the “2021 Plan,” and together with the 2014 Plan, the “Stock Incentive Plans”), which was adopted in 2021 to replace the 2014 Plan. Subject to the terms and conditions of the Stock Incentive Plans, the Compensation Committee has the authority, among other things, to select the persons to whom awards may be granted, construe and interpret the Stock Incentive Plans as well as determine the terms of such awards and prescribe, amend, and rescind the rules and regulations relating to the Stock Incentive Plans or any award granted thereunder. The Stock Incentive Plans provide that the Compensation Committee may delegate its authority, including the authority to grant awards, to one or more officers to the extent permitted by applicable law, provided that awards granted to non-employee directors may only be determined by our board of directors.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is currently, or has been at any time, one of our officers or employees. In addition, none of our executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board of directors or Compensation Committee during fiscal 2022.

Non-Employee Director Compensation

We have not established a formal policy to provide cash or equity compensation to our non-employee directors for their service on our board of directors or committees of our board of directors. The following table shows, for the year ended December 31, 2022, the compensation earned by or awarded to the Company’s non-employee directors.

Name	Year	Fees Earned or Paid in Cash ($)	Option Awards ($)	Equity Awards ($)(1)	Total ($)
Susan Barkal	2022	—	—	37,250	37,250
David Bell	2022	20,000	—	37,250	57,250
James (Jed) E. Dunn	2022	32,500	—	37,250	69,750
Sam Funchess(2)	2022	—	—	—	—
William J. Pratt	2022	20,000	—	37,250	57,250
Gary Smith	2022	32,500	—	37,250	69,750
Virginia Summerell	2022	—	—	—	—
Greg Thompson	2022	32,500	—	37,250	69,750

___________________

(1)

Amounts represent the grant date fair value of the RSU awards granted to the non-employee directors for services provided in 2022, disregarding estimates of forfeitures related to service-based vesting conditions. The grant date fair value is calculated using the price of $8.94 per share. Note that the amounts reported in this column reflect the accounting cost for these equity awards and do not correspond to the actual economic value that our non-employee directors may receive from any future disposition of the Common Stock.

(2)	Mr. Funchess resigned as a director effective January 1, 2022.

EXECUTIVE COMPENSATION

The following tables and accompanying narrative set forth information about the compensation provided to our principal executive officer and the three most highly compensated executive officers (other than our principal executive officer) who were serving as executive officers as of December 31, 2022. These executive officers were Ryan Pratt, our Chief Executive Officer, Kellie Chong, our Chief Business Officer, Mark Mason, our Chief Operating Officer, and John Berg, our Chief Financial Officer, whom we refer to in this section as our “named executive officers.”

Summary Compensation Table. The following table shows, for the fiscal years indicated, the cash compensation we paid, as well as certain other compensation paid or accrued for those years, to our named executive officers for services in all capacities.

Name and Principal Position	Year	Salary	Bonus	Option Awards(1)	Equity Awards(2)	All Other Compensation(3)	Total
Ryan Pratt,	2022	$299,077	$115,040	—	$300,000	$58,819	$772,936
Chief Executive Officer	2021	$251,815	$250,000	—	$50,000	$52,577	$604,392

Mark Mason,	2022	$306,404	—	—	$24,660	$48,478	$379,542
Chief Operating Officer	2021	$223,431	$7,500	—	$26,000	$43,284	$274,215

John Berg,	2022	$300,000	—	—	$23,497	$32,512	$356,009
Chief Financial Officer	2021	$215,192	$7,500	—	$26,000	$41,876	$264,568

Kellie Chong,	2022	$306,923	—	$164,190	—	$30,461	$501,574
Chief Business Officer	2021	—	—	—	—	—	—

___________________

(1)      Amounts represent the aggregate grant date fair value of the stock options awarded to the named executive officer during 2022 in accordance with FASB Accounting Standards Codification Topic 718. Such grant-date fair market value does not take into account any forfeitures related to service-based vesting conditions that may occur. Note that the amounts reported in this column reflect the accounting cost for these stock options and do not correspond to the actual economic value that may be received by our named executive officers from the stock options.

(2)     Amount represents the aggregate grant date fair value of RSUs awarded to the named executive officer in 2022 for services rendered in 2021 as a named executive officer and chair of the board of directors. Such grant-date fair market value does not take into account any forfeitures related to service-based vesting conditions as the amount reported has a three-year service-based vesting condition. Note that the amounts reported in this column reflect the accounting cost for these RSUs and does not correspond to the actual economic value that may be received by our named executive officers from the RSUs.

(3)     The amounts reported in “All Other Compensation” are comprised of the items listed in the following table:

Name and Principal Position	Year	Employer 401(k) Match	Premiums Paid on Short and Long Term Disability Insurance	Premiums Paid on Group Life Insurance	Premiums Paid on Group Health Insurance
Ryan Pratt,	2022	$16,963	$854	$2,254	$38,748
Chief Executive Officer	2021	$15,570	$828	$2,071	$34,108

Mark Mason,	2022	$11,771	$827	$1,908	$33,972
Chief Operating Officer	2021	$9,609	$785	$1,657	$31,233

John Berg,	2022	$11,654	$816	$5,722	$14,320
Chief Financial Officer	2021	$9,252	$767	$4,843	$27,014

Kellie Chong,	2022	$10,615	$784	$5,043	$14,019
Chief Business Officer	2021	-	-	-	-

Equity Compensation

From time to time, we grant equity awards to our named executive officers, which are generally subject to vesting based on each named executive officer’s continued service with us. As of December 31, 2022, all of our named executive officers held equity awards that were granted under the Stock Incentive Plans, as set forth in the table below titled “Outstanding Equity Awards at 2022 Fiscal Year-End.”

Outstanding Equity Awards at 2022 Fiscal Year-End. The following table presents information regarding outstanding equity awards for each of our named executive officers as of December 31, 2022.

Equity Awards(1)
	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options
Name	Grant Date	Exercisable (#)	Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of RSUs that have not vested (#)	Market value of RSUs that have not vested ($)
Ryan Pratt	—	—	—	—	—	29,167	232,753
Mark Mason	9/11/2019	18,464	6,154	$2.22	9/11/2029	—	—
	10/30/2020	1,182	591	$3.18	10/30/2030	4,925	39,302
John Berg	12/5/2016	6,154	—	$1.44	12/5/2026	—	—
	9/25/2018	4,267	—	$1.92	9/25/2028	4,795	38,264
	9/11/2019	2,068	—	$2.22	9/11/2029	—	—
	10/30/2020	985	492	$3.18	10/30/2030	—	—
Kellie Chong	2/21/2022	—	21,667	$12.00	2/21/2032	—	—

___________________

(1)  Adjusted to reflect the number and the exercise price following the Reverse Stock Split.  The market value of unvested RSUs is as of March 31, 2023.

Employment Agreement

In 2020, we entered into an employment agreement with Ryan Pratt, our Chief Executive Officer and a member of our board of directors. The employment agreement supersedes an earlier agreement and provides for an initial annual base salary of $240,000. The employment agreement does not have a fixed employment term and provides that Mr. Pratt is an at-will employee, meaning that either he or we may terminate the employment relationship at any time, with or without cause, and with or without notice. Under the terms of the employment agreement, Mr. Pratt is entitled to participate in all employee benefits to the extent generally available to our other similarly situated employees, including, without limitation, benefits such as medical, life insurance, 401(k) plan, and paid time off. The employment agreement also restricts him from competing against us, soliciting our customers or employees, or interfering with our relationships with our vendors, consultants, and independent contractors, in each case for a period of one year following a termination of employment. The employment agreement also includes invention assignment and confidentiality provisions.

Offer Letters

We have entered into offer letters with Messrs. Mason and Berg, and Ms. Chong. In addition, each of our named executive officers has executed our form of standard employee invention assignment and confidentiality agreement.

Mark Mason

In 2019, we entered into an offer letter with Mr. Mason, our Chief Operating Officer. This offer letter provided for an initial annual base salary of $201,600 and an award of 8,333 stock options. Mr. Mason is an at-will employee and does not have a fixed employment term. He is eligible to participate in our employee benefit plans, including medical, dental, vision, disability, and life insurance benefits.

John Berg

In 2016, we entered into an offer letter with Mr. Berg, our Chief Financial Officer. This offer letter provided for an initial annual base salary of $36,000 and an award of 8,333 stock options. Mr. Berg is an at-will employee and does not have a fixed employment term. He is eligible to participate in our employee benefit plans, including medical, dental, vision, disability, and life insurance benefits.

Kellie Chong

In 2022, we entered into an offer letter with Ms. Chong, our Chief Business Officer. This offer letter provided for an initial annual base salary of $201,600 and an award of 8,333 stock options. Ms. Chong is an at-will employee and does not have a fixed employment term. She is eligible to participate in our employee benefit plans, including medical, dental, vision, disability, and life insurance benefits.

Potential Payments upon Termination or Change in Control

We have entered into an employment agreement with Mr. Pratt and offer letters with Messrs. Mason and Berg and Ms. Chong, which provide for the following benefits upon certain terminations as provided below:

Ryan Pratt

If Mr. Pratt is terminated by us without cause (as such term is defined in his employment agreement), he will be eligible to continue to receive his base salary for 12 months following termination, in exchange for executing a customary release of claims and his continued compliance with the restrictive covenants contained in his employment agreement.

Mark Mason

If Mr. Mason is terminated for any reason, he is not entitled to any severance.

John Berg

If Mr. Berg is terminated for any reason, he is not entitled to any severance.

Kellie Chong

If Ms. Chong is terminated for any reason, she is not entitled to any severance.

Stock Incentive Plans

The purpose of the Stock Incentive Plans is to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees, directors, and consultants, and to promote the success of our business.

2014 Plan

In connection with the Merger, we assumed Guerrilla RF’s 2014 Plan, and options issued and outstanding under the 2014 Plan were assumed and converted into options to purchase our Common Stock. Effective October 22, 2021, participation in the 2014 Plan was frozen, and no new awards will be made under the 2014 Plan. The 2014 Plan provides for the grant of incentive stock options and non-statutory stock options to purchase shares of our Common Stock, each at a stated exercise price. The 2014 Plan also allows for the grant of restricted stock awards, with terms as generally determined by the Compensation Committee (in accordance with the 2014 Plan) and to be set forth in an award agreement. We have not granted any shares of restricted stock under the 2014 Plan.  As of June [1], 2023, options to purchase [502,805] shares remained outstanding under the 2014 Plan, with a weighted-average exercise price of $[2.28] per share.

2021 Plan

The Company currently grants equity awards to our employees, directors, and consultants under the 2021 Plan, which was adopted in connection with the Merger.  Under the 2021 Plan, the Company is permitted to award stock options and other types of equity incentive awards, such as restricted stock awards, SARs, RSUs, performance awards, cash awards, and stock bonus awards. We initially reserved 37,165 shares of our Common Stock, plus any reserved shares not issued or subject to outstanding grants under the 2014 Plan on the effective date of the 2021 Plan, for issuance pursuant to awards granted under our 2021 Plan.  In addition, the number of shares reserved for issuance under our 2021 Plan increased automatically by 276,227 shares on January 1, 2022 and 310,560 shares on January 1, 2023, and will continue to automatically increase annually through January 1, 2031 by the number of shares equal to the lesser of 5% of the total number of outstanding shares of Common Stock as of the immediately preceding December 31, or such number as is determined by our board of directors. As of June [1], 2023, [355,056] shares were available for future awards under the 2021 Plan.

The maximum permitted term of options granted under both the 2014 Plan and the 2021 Plan is ten years from the date of grant, except that the maximum permitted term of incentive stock options granted to an individual who holds more than 10% of the total combined voting power of all classes of our capital stock is five years from the date of grant. All awards under the 2021 Plan will be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the board of directors or required by law to the extent set forth in such policy or applicable agreement. Except in limited circumstances, awards granted under our Stock Incentive Plans may generally not be transferred in any manner prior to vesting other than by will or by the laws of descent and distribution.

401(k) Plan

We sponsor a retirement plan intended to qualify for favorable tax treatment under Section 401(a) of the Code, containing a cash or deferred feature that is intended to meet the requirements of Section 401(k) of the Code. All of our employees are eligible to participate in the plan on the first day of the month following their date of hire. Participants may make pre-tax contributions to the plan from their eligible earnings up to the statutorily prescribed annual limit on contributions under the Code. Participant contributions are held in trust as required by law. We contribute 3% of each employee’s eligible earnings to the plan, and also make matching contributions, equal to 1% of each employee’s pre-tax contributions up to 1% of each employee’s eligible earnings, subject to vesting conditions.

Limitations on Liability and Indemnification Matters

Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the DGCL. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•	any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation and our amended and restated bylaws require us to indemnify our directors and officers to the maximum extent not prohibited by the DGCL and allow us to indemnify other employees and agents as set forth in the DGCL. Subject to certain limitations, our amended and restated bylaws also require us to advance expenses incurred by our directors and officers for the defense of any action for which indemnification is required or permitted, subject to very limited exceptions.

We have entered, and intend to continue to enter, into separate indemnification agreements with our directors, officers, and certain of our other employees. These agreements, among other things, require us to indemnify our directors, officers, and key employees for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts actually and reasonably incurred by such director, officer, or key employee in any action or proceeding arising out of their service to us or any of our subsidiaries or any other company or enterprise to which the person provides services at our request. Subject to certain limitations, our indemnification agreements also require us to advance expenses incurred by our directors, officers, and key employees for the defense of any action for which indemnification is required or permitted.

We believe that these provisions in our amended and restated certificate of incorporation and indemnification agreements are necessary to attract and retain qualified persons such as directors, officers, and key employees. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breaches of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

At present, we are not aware of any pending litigation or proceeding arising out of any indemnitee’s service to us or any of our subsidiaries or any other company or enterprise to which the person provides services at our request, involving any person who is or was one of our directors, officers, employees, or other agents or is or was serving at our request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers, or persons controlling us, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Described below are all transactions occurring since January 1, 2021, in which the amounts involved exceeded or will exceed $120,000, and any of our directors, executive officers or holders of more than 5% of our Common Stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest. Other than as described below, there have not been transactions to which we have been a party other than compensation arrangements, which are described under “Executive Compensation.”

2019 Notes

In March 2019, Guerrilla RF sold in a private placement an aggregate of $1.75 million of term notes at an interest rate of 12% per annum (each, a “2019 Note” and collectively, the “2019 Notes”). Prior to the Merger, and in anticipation of the Merger and the associated private placement that we conducted in October and November 2021 (the “APO”), all of the 2019 Notes were amended to cause the principal amount to convert to shares of our Common Stock at $1.70 per share, and at the time of the APO, the principal amounts owed under the 2019 Notes were converted under those terms, and accrued interest owed under such 2019 Notes was paid. The following table sets forth the principal amount of the 2019 Notes, and the number of shares of our Common Stock into which they were converted upon the closing of the Merger, sold to our directors, executive officers or holders of more than 5% of our Common Stock, or an affiliate or immediate family member thereof.

Name of Stockholder	Principal Amount	Number of Shares of Common Stock Issued Upon Mandatory Conversion (1)
AMB Investments, LLC	$575,000	338,235
Jeanne Pratt	$250,000	147,059
William H. Pratt	$50,000	29,412
Sam Funchess	$100,000	58,824

(1)  Amounts not adjusted to reflect the Reverse Stock Split.

AMB Notes

Guerrilla RF previously issued several promissory notes (the “AMB Notes”) to AMB Investments LLC, which holds more than 5% of our Common Stock. Certain of the AMB Notes were originally issued to Al Bodford, and each AMB Note originally issued to Al Bodford was assigned by him to AMB Investments in September 2021. The AMB Notes and their original terms are as follows: (i) Non-Negotiable Note dated March 27, 2017 issued to Al Bodford in the principal amount of $333,333 accruing interest at the rate of 8% per annum; (ii) Non-Negotiable Note dated March 12, 2018 issued to Al Bodford in the principal amount of $1,000,000 accruing interest at the rate of 8% per annum; (iii) Term Note dated March 31, 2019 issued to Al Bodford in the principal amount of $175,000 accruing interest at the rate of 12% per annum (a 2019 Note, discussed above); (iv) Term Note dated April 15, 2020 issued to AMB Investments in the principal amount of $500,000 accruing interest at the rate of 12% per annum; and (v) Term Note dated April 2, 2019 issued to CML Microcircuits (USA) Inc. (f/k/a CML Microsystems, Inc.) in the principal amount of $400,000 and assigned to AMB Investments on October 15, 2021 (a 2019 Note, discussed above). Prior to the Merger, and in anticipation of the Merger and the APO, all of the AMB Notes were amended to cause the principal amount to convert to shares of our Common Stock at $1.70 per share, and upon the closing of the APO, the principal amount owed under the AMB Notes was converted under those terms, and accrued interest owed under such AMB Notes was paid.

Thompson Note

In July 2020, Guerrilla RF issued an unsecured Term Note (the “Thompson Note”) to Greg Thompson, a member of our board of directors, in the principal amount of $250,000 accruing interest at the rate of 12% per annum. Prior to the Merger, and in anticipation of the Merger and the APO, the Thompson Note was amended to cause the principal amount to convert to shares of our Common Stock at $1.70 per share (not adjusted to reflect the Reverse Stock Split), and upon the closing of the APO, the principal amount owed under the Thompson Note was converted under those terms, and accrued interest owed thereunder was paid.

2021 Convertible Debt Financing

Between July 15, 2021 and October 1, 2021, Guerrilla RF sold an aggregate of $1,488,600 of convertible promissory notes to ten accredited investors at an interest rate of 6% per annum (each, a “Convertible Note” and collectively, the “Convertible Notes”). The corresponding note purchase agreements provided for the mandatory conversion of the Convertible Notes into shares of our Common Stock upon the closing of the Merger and the APO at the APO price ($2.00 per share) (not adjusted to reflect the Reverse Stock Split).

The following table sets forth the principal amount of the Convertible Notes, and the number of shares of our Common Stock into which they were converted upon the closing of the Merger, sold to our directors, executive officers or holders of more than 5% of our Common Stock, or an affiliate or immediate family member thereof.

Name of Stockholder	Principal Amount	Number of Shares of Common Stock issued upon Mandatory Conversion(1)
William J. Pratt	$100,000	50,000
Jeanne Pratt	$100,000	50,000
William H. Pratt	$100,000	50,000

(1)  Amounts not adjusted to reflect the Reverse Stock Split.

2021 Promissory Notes to Warrant Holders

In August 2021, Guerrilla RF issued promissory notes for an aggregate principal amount of approximately $300,000 to the holders of its outstanding warrants (the “2021 Notes”). The 2021 Notes accrued interest at the rate of 6% per annum. Immediately prior to the closing of the Merger, the warrants were exercised and the warrant exercise price paid in exchange for the cancelation of the 2021 Notes. The following table sets forth the principal amount of the 2021 Notes.

Name of Stockholder	Principal Amount
AMB Investments LLC	$233,333
David Reich	$50,000
Jason Bodford	$16,666

Participation in the APO

Certain of Guerrilla RF’s stockholders, including investors affiliated with certain of our directors and officers, purchased an aggregate of 215,667 shares of our Common Stock in the APO, for an aggregate gross purchase price of $2,588,000. Such purchases were made on the same terms as the shares that were sold to other investors in the APO and not pursuant to any pre-existing contractual rights or obligations.

Participation in the 2022/23 Offering

Certain existing stockholders, including investors affiliated with certain of our directors and officers, purchased an aggregate of 80,000 Units in the 2022/23 Offering, for an aggregate gross purchase price of $104,000.  Such purchases were made on the same terms as the Units that were sold to other investors in the 2022/23 Offering and not pursuant to any pre-existing contractual rights or obligations.

Other Transactions

We have granted stock options and RSUs to certain executive officers and directors. For a description of these equity awards, see the sections titled “Summary Compensation Table” and “Non-Employee Director Compensation.”

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements and our bylaws will require us to indemnify our directors and officers to the fullest extent not prohibited by applicable law. Subject to very limited exceptions, our bylaws will also require us to advance expenses incurred by our directors and officers.

Policies and Procedures for Related Party Transactions

The Audit Committee adopted a charter in the fourth quarter of 2021, which requires that any transaction with a related person and any other potential conflict of interest situation must be reviewed, approved, and monitored by our Audit Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of [June 1], 2023, concerning the beneficial ownership of shares of each director and each named executive officer who held office during 2022 and by all of our current directors and named executive officers as a group. According to rules promulgated by the SEC, a person is the “beneficial owner” of securities if the person has or shares the power to vote them or to direct their investment, or has the right to acquire ownership of such securities within 60 days through the exercise of an option, warrant, right of conversion of a security, or otherwise.

We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of Common Stock that they beneficially owned, subject to applicable community property laws.

The percentage of shares beneficially owned is computed on the basis of [6,770,937] shares of Common Stock outstanding as of [May 10], 2023. Shares of common stock that a person has the right to acquire within 60 days of [May 10], 2023 are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Unless otherwise indicated, the address of each beneficial owner in the table below is c/o Guerrilla RF, Inc., 2000 Pisgah Church Road, Greensboro, North Carolina 27455.

BENEFICIAL OWNERSHIP TABLE

Name	Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
Directors and named executive officers
Susan Barkal(1)	10,834	*
David Bell(2)	9,943	*
John Berg(3)	41,460	*
Kellie Chong(4)	10,220	*
James (Jed) E. Dunn(5)	24,390	*
Mark Mason(6)	22,259	*
Ryan Pratt (7)	900,490	13.3%
William J. Pratt(8)	113,484	1.7%
Gary Smith(9)	9,943	*
Virginia Summerell (10)	400	*
Greg Thompson(11)	50,741	*
Directors and named executive officers as a group (11 persons)(12)	1,194,164	17.6%

___________________

Unless otherwise noted, all shares are owned directly of record by the named persons, their spouses and minor children, or by other entities controlled by the named persons.

*     Represents beneficial ownership of less than one percent.

(1)    Consists of (i) 6,667 shares of Common Stock, and (ii) 4,167 restricted stock units (“RSUs”) that are exercisable within 60 days of [May 10], 2023.

(2)    Consists of (i) 2,083 shares of Common Stock, (ii) options to purchase 3,693 shares of Common Stock that are exercisable within 60 days of [May 10], 2023, and (iii) 4,167 restricted stock units (“RSUs”) that are exercisable within 60 days of [May 10], 2023.

(3)    Consists of (i) 27,264 shares of Common Stock, (ii) options to purchase 13,474 shares of Common Stock that are exercisable within 60 days of [May 10], 2023, and (iii) 722 restricted stock units (“RSUs”) that are exercisable within 60 days of [May 10], 2023.

(4)    Consists of (i) 4,803 shares of Common Stock, and (ii) options to purchase 5,417 shares of Common Stock that are exercisable within 60 days of [May 10], 2023.

(5)    Consists of (i) 8,652 shares of Common Stock, (ii) options to purchase 11,571 shares of Common Stock that are exercisable within 60 days of [May 10], 2023, and (iii) 4,167 restricted stock units (“RSUs”) that are exercisable within 60 days of [May 10], 2023.

(6)    Consists of (i) 1,892 shares of Common Stock, (ii) options to purchase 19,645 shares of Common Stock that are exercisable within 60 days of [May 10], 2023, and (iii) 722 RSUs that are exercisable within 60 days of [May 10], 2023.

(7)    Consists of (i) 886,288 shares of Common Stock, (ii) options to purchase 4,480 shares of Common Stock that are exercisable within 60 days of [May 10], 2023, and (iii) 9,722 RSUs that are vested and exercisable within 60 days of [May 10], 2023.

(8)    Consists of (i) 100,455 shares of Common Stock, and (ii) options to purchase 8,862 shares of Common Stock that are exercisable within 60 days of [May 10], 2023, and (iii) 4,167 RSUs that are exercisable within 60 days of [May 10], 2023.

(9)    Consists of (i) 2,083 shares of Common Stock, (ii) options to purchase 3,693 shares of Common Stock that are exercisable within 60 days of [May 10], 2023, and (iii) 4,167 RSUs that are exercisable within 60 days of [May 10], 2023.

(10)   Consists of 400 shares of Common Stock.

(11)  Consists of (i) 39,681 shares of Common Stock, (ii) options to purchase 6,893 shares of Common Stock that are exercisable within 60 days of [May 10], 2023, and (iii) 4,167 RSUs that are exercisable within 60 days of [May 10], 2023.

(12)  Consists of (i) 1,080,268 shares of Common Stock, (ii) options to purchase 77,731 shares of Common Stock, and (iii) 36,168 RSUs that are vested and exercisable within 60 days of [May 10], 2023.

Security Ownership of Certain Beneficial Owners

The Exchange Act requires that any person who acquires the beneficial ownership of more than 5% of our Common Stock notify the SEC and us. Set forth below is certain information, as of [May 10], 2023, regarding all persons or “groups,” as defined in the Exchange Act, who held of record or who are known to us to own beneficially more than 5% of our shares.

Name	Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
5% stockholders
Al Bodford(1)	1,330,905	19.5%
Jason Bodford(2)	323,526	4.8%
Ryan Pratt	900,536	13.2%
Mark Tompkins(3)	482,049	7.1%

___________________

 Unless otherwise noted, all shares are owned directly of record by the named persons, their spouses and minor children, or by other entities controlled by the named persons.

(1)  Mr.  Bodford holds these shares in the name of his company, AMB Investments, LLC. The address of Mr. Bodford and AMB Investments, LLC is 1501 Highwoods Boulevard, Suite 302, Greensboro, NC 27410.

(2)  The address of Mr. J. Bodford is 1501 Highwoods Boulevard, Suite 302, Greensboro, NC 27410.

(3)  Based on a Schedule 13 G/A filed by Mr. Tompkins on February 14, 2023. The address of Mr. Tompkins is App. 1, Via Guidino 23, 6900 Lugano-Paradiso, Switzerland.

DESCRIPTION OF CAPITAL STOCK

The following description summarizes the most important terms of our capital stock. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description, you should refer to our amended and restated certificate of incorporation and amended and restated bylaws, and to the applicable provisions of Delaware law.

We have authorized capital stock consisting of 300 million shares of Common Stock and 10 million shares of preferred stock. Except as otherwise provided in the certificate of designation of any series of preferred stock we may issue, the number of authorized shares of Common Stock or preferred stock may from time to time be increased or decreased (but not below the number of shares of such class outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of our capital stock.

As of [May 10], 2023, we had [6,770,937] shares of Common Stock issued and outstanding, and no shares of preferred stock issued and outstanding. Unless stated otherwise, the following discussion summarizes the term and provisions of our amended and restated certificate of incorporation and our amended and restated bylaws.

Common Stock

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our Common Stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine.

Voting Rights

Holders of our Common Stock are entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders. We have not provided for cumulative voting for the election of directors in our amended and restated certificate of incorporation. Accordingly, holders of a majority of the shares of our Common Stock will be able to elect all of our directors. Our amended and restated certificate of incorporation establishes a classified board of directors, divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

No Preemptive or Similar Rights

Our Common Stock is not entitled to preemptive rights, and is not subject to redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

Upon our liquidation, dissolution, or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our Common Stock, subject to prior satisfaction of all outstanding debt and liabilities.

Preferred Stock

Our board of directors is authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further vote or action by our stockholders. Our board of directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our Common Stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in our control and might adversely affect the market price of our Common Stock and the voting and other rights of the holders of our Common Stock. We have no current plan to issue any shares of preferred stock.

Stock Options

As of [May 10], 2023, we had outstanding stock options to purchase an aggregate of [502,805] shares of our Common Stock, with a weighted-average exercise price of $[2.28] per share under the 2014 Plan, and outstanding stock options to purchase an aggregate of [82,688] shares of our Common Stock, with a weighted-average exercise price of $[12.60] per share under the 2021 Plan.

Stock Appreciation Rights

As of [May 10], 2023, we had no outstanding stock appreciation rights under the 2021 Plan.

Restricted Stock Units (RSUs)

As of [May 10], 2023, we had [178,815] RSUs outstanding under the 2021 Plan.

Warrants Associated with the APO

As of [May 10], 2023, we had outstanding warrants to purchase an aggregate of 55,263 shares of our Common Stock, with an exercise price of $12.00 per share and a term of five years from the applicable grant date. All of the warrants were granted in connection with the APO, with our placement agent and its affiliates receiving warrants at each of the first three closings, i.e. 30,517 warrants on October 22, 2021, 14,247 warrants on November 5, 2021, and 10,500 warrants on November 12, 2021. The warrants have a cashless exercise feature and are subject to customary adjustments in the event of a stock split or reverse stock split, the reclassification, capital reorganization or other change in the capital stock of the Company.

Warrants Associated with the 2022/23 Offering

In connection with the 2022/23 Offering, we issued warrants to investors to purchase an aggregate of 591,598 shares of Common Stock. The investor warrants have an exercise price of $12.00 per share and a term of five years.  Also in connection with the 2022/23 Offering, our placement agent, its selected dealer and their affiliates received warrants to purchase an aggregate of 177,479 shares at an exercise price of $7.80 per share and a term of five years.

Registration Rights Agreements

In connection with the Merger and the APO, we entered into a registration rights agreement (the “APO Registration Rights Agreement”), pursuant to which we agreed to file, subject to customary exceptions, a registration statement (the “APO Registration Statement”) with the SEC, together with additional filings needed to maintain the effectiveness of the APO Registration Statement, covering (i) the shares of our Common Stock issued in the APO, (ii) the shares of Common Stock issuable upon exercise of the placement agent warrants issued in the APO, (iii) the shares of our Common Stock issued as a result of the Share Conversion, (iv) 495,833 shares of our Common Stock held by persons who purchased or received such shares for services rendered to Laffin Acquisition Corp. prior to the Merger, and (v) 45,833 shares of our Common Stock issued to our placement agents in connection with the APO ((i)-(v) collectively referred to as the “APO Registrable Securities”). The APO Registration Statement was declared effective by the SEC on February 11, 2022, and subsequently amended by a post-effective amendment declared effective by the SEC on March 21, 2023.

Subject to customary exceptions, if (i) we fail to maintain the effectiveness of the APO Registration Statement, (ii) the holders of APO Registrable Securities cannot use the APO Registration Statement to resell the APO Registrable Securities for a period of more than 15 consecutive trading days (except for suspension of the use of the APO Registration Statement during certain Blackout Period (as defined below)), or (iii) following the listing or inclusion for quotation on the OTC Markets, the Nasdaq Stock Market, the New York Stock Exchange (“NYSE”) or the NYSE American, trading of our Common Stock is suspended or halted for more than three full, consecutive trading days ((i)-(iii) collectively, “APO Registration Events”), we will make payments to each holder of APO Registrable Securities as monetary penalties at a rate equal to 12% per annum of the total value of APO Registrable Securities held or purchased by such holder and affected during the period, based on the offering price of $12.00 per share; provided that the maximum amount of monetary penalties paid by us will not exceed 8% of such total value.

We must use commercially reasonable efforts to keep the APO Registration Statement effective for five years from the date it is declared effective by the SEC or until the date on which no APO Registrable Securities are outstanding.

We will pay all expenses in connection with the registration obligations provided in the APO Registration Rights Agreement, including, without limitation, all registration, filing, and stock exchange fees, printing expenses, all fees and expenses of complying with applicable securities laws, the fees and disbursements of our counsel and of our independent accountants, and the reasonable fees and disbursements of a single counsel to the holders of the APO Registrable Securities, not to exceed $35,000 in the aggregate. Each holder will be responsible for its own sales commissions, if any, transfer taxes and the expenses of any other attorney or advisor such holder decides to employ.

In connection with the 2022/23 Offering, we entered into a registration rights agreement (the “2022/23 Registration Rights Agreement”, and together with the APO Registration Rights Agreement, the “Registration Rights Agreements”), pursuant to which we agreed to prepare and file, subject to customary exceptions, a registration statement with the SEC (the “2022/23 Registration Statement”), covering (i) the shares of our Common Stock issued in the 2022/23 Offering, (ii) the shares of Common Stock issuable upon exercise of the warrants issued to investors in the 2022/23 Offering, and (iii) the shares of our Common Stock issuable upon exercise of the placement agent and selected dealer warrants issued in the 2022/23 Offering to our placement agent, its selected dealer and their affiliates in the 2022/23 Offering ((i)-(iii) collectively referred to as the “2022/23 Registrable Securities”). We are required to use our reasonable best efforts to cause the 2022/23 Registration Statement to be declared effective no later than June 28, 2023.  The 2022/23 Registration Statement was declared effective by the SEC on April 13, 2023.

Subject to customary exceptions, if (i) we fail to maintain the effectiveness of the 2022/23 Registration Statement, or (ii) the holders of 2022/23 Registrable Securities cannot use the 2022/23 Registration Statement to resell the 2022/23 Registrable Securities for a period of more than 10 consecutive calendar days or more than an aggregate of 15 calendar days during a 12-month period consecutive trading days ((i) and (ii) collectively, “2022/23 Registration Events”), we will pay to each investor in the 2022/23 Offering a cash fee equal to 1% of the aggregate purchase price paid by such investor; provided that we shall not be required to pay any such liquidated damages if the applicable failure occurred at such time that the 2022/23 Registrable Securities are eligible for resale pursuant to Rule 144 (without volume restrictions or current public information requirements); and provided, further, that we shall not be obligated to pay any such liquidated damages if we are unable to fulfill our registration obligations as a result of rules, regulations, positions or releases issued or actions taken by the SEC pursuant to its authority with respect to Rule 415. The maximum aggregate liquidated damages paid by us will not exceed 6% of the aggregate amount invested by such investor.

Anti-Takeover Provisions

The provisions of the DGCL, our amended and restated certificate of incorporation, and our amended and restated bylaws following the APO could have the effect of delaying, deferring, or discouraging another person from acquiring control of our Company.

These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of our Company to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Section 203 of the DGCL

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time such person becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers, and (ii) employee stock plans in some instances; or

•

at or after the time the stockholder became interested, the business combination was approved by our board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, lease, pledge, or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance of transfer by the corporation of any stock of the corporation to the interested stockholder;

•

subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaw Provisions

Our amended and restated certificate of incorporation and our amended and restated bylaws include a number of provisions that may have the effect of deterring hostile takeovers, or delaying or preventing changes in control of our management team or changes in our board of directors or our governance or policy, including the following:

•

Board Vacancies.    Our amended and restated bylaws and certificate of incorporation authorize generally only our board of directors to fill vacant directorships resulting from any cause or created by the expansion of our board of directors. In addition, the number of directors constituting our board of directors may be set only by resolution adopted by a majority vote of our entire board of directors. These provisions prevent a stockholder from increasing the size of our board of directors and gaining control of our board of directors by filling the resulting vacancies with its own nominees.

•

Classified Board.    Our amended and restated certificate of incorporation and amended and restated bylaws provide that our board of directors is classified into three classes of directors. The existence of a classified board of directors could delay a successful tender offeror from obtaining majority control of our board of directors, and the prospect of that delay might deter a potential offeror. See the section titled “Management — Executive Officers and Directors — Classified Board of Directors” for additional information.

•

Directors Removed Only for Cause.    Our amended and restated certificate of incorporation provide that stockholders may only remove a director for cause, and removal of our directors for cause will require a supermajority (66 ⅔%) stockholder vote.

•

Supermajority Requirements for Amendments of Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.    Our amended and restated certificate of incorporation further provide that the affirmative vote of holders of at least 66 ⅔% of our outstanding Common Stock will be required to amend certain provisions of our amended and restated certificate of incorporation, including provisions relating to the classified board, the size of the board of directors, removal of directors, special meetings, actions by written consent, and designation of our preferred stock. The affirmative vote of holders of at least 66 ⅔% of our outstanding Common Stock required to amend or repeal our amended and restated bylaws, although our amended and restated bylaws may be amended by a simple majority vote of our board of directors.

•

Elimination of Stockholder Action by Written Consent; Special Meetings of Stockholders.    Our amended and restated certificate of incorporation provide that our stockholders may not take action by written consent but may only take action at annual or special meetings of our stockholders. As a result, holders of our capital stock would not be able to amend our amended and restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our amended and restated bylaws. Our amended and restated bylaws provide that a special meeting of stockholders may be called only by a majority of our board of directors, the chairman of our board of directors, or our chief executive officer, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders to take any action, including the removal of directors.

•

Advance Notice Requirements for Stockholder Proposals and Director Nominations.    Our amended and restated bylaws establish advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our amended and restated bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our Company.

•

No Cumulative Voting.    The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation and amended and restated bylaws do not provide for cumulative voting.

•

Issuance of Undesignated Preferred Stock.    Our board has the authority, without further action by the stockholders, to issue up to 10 million shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock enables our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest, or otherwise.

•

Choice of Forum.    Our amended and restated certificate of incorporation provides that, to the fullest extent permitted by law, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors or officers to the company or our stockholders; (iii) any action asserting a claim against our company arising pursuant to the DGCL or our amended and restated certificate of incorporation or our amended and restated bylaws; (iv) any action to interpret, apply, enforce or determine the validity of our amended and restated certificate of incorporation or our amended and restated bylaws; or (v) any action asserting a claim against our company that is governed by the internal affairs doctrine. Our amended and restated bylaws provide that the federal district courts of the United States of America will, to the fullest extent permitted by law, be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, which we refer to as a Federal Forum Provision. Our decision to adopt a Federal Forum Provision followed a decision by the Supreme Court of the State of Delaware holding that such provisions are facially valid under Delaware law. Although there can be no assurance that federal courts or state courts will follow the holding of the Delaware Supreme Court or determine that the Federal Forum Provision should be enforced in a particular case, application of the Federal Forum Provision means that suits brought by our stockholders to enforce any duty or liability created by the Securities Act must be brought in federal court and cannot be brought in state court. Although neither the exclusive forum provision nor the Federal Forum Provision applies to suits brought to enforce any duty or liability created by the Exchange Act, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder also must be brought in federal court. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the regulations promulgated thereunder. Any person or entity purchasing or otherwise acquiring or holding any interest in any of our securities shall be deemed to have notice of and consented to our exclusive forum provisions, including the Federal Forum Provision. These provisions may limit a stockholder’s ability to bring a claim in a judicial forum of their choosing for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers, and other employees.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is VStock Transfer, LLC. The transfer agent’s address is 18 Lafayette Place, Woodmere, NY 11598, and its telephone number is (212) 828-8436.

Limitations of Liability and Indemnification Matters

For a discussion of liability and indemnification, see the section titled “Directors, Executive Officers, Promoters and Control Persons — Limitation on Liability and Indemnification Matters.”

SHARES ELIGIBLE FOR FUTURE SALE

Prior to the Merger, there was no public market for our Common Stock. Currently, there is a limited public market for our Common Stock. In connection with this offering, we have applied to list our Common Stock on the Nasdaq Capital Market under the symbol “[GUER]”. We cannot predict the effect, if any, that future sales of our Common Stock, or the availability for future sale of shares of our Common Stock, will have on the prevailing price for our Common Stock from time to time. The sale of substantial amounts of shares of our Common Stock in the public market, or the perception that such sales may occur, could cause the prevailing price for our Common Stock to fall or impair our ability to raise equity capital in the future.

As of [May 10], 2023, we had [6,770,937] shares of Common Stock outstanding, of which our directors and executive officers beneficially own an aggregate of [1,194,164] shares.

Lock-up Agreements

In connection with the initial closing of the APO, holders of approximately 3,580,597 shares of our Common Stock agreed, subject to certain exceptions, not to dispose of or hedge any shares of Common Stock or securities convertible into or exchangeable for shares of Common Stock during the period from the date of the lock-up agreement continuing through the date 12 months after the first date on which our Common Stock was traded on the OTCQX market. Our Common Stock was first quoted on the OTCQX on May 13, 2022, and first traded on July 28, 2022.

In connection with this offering, our executive officers and directors have agreed with the underwriters to enter into lock-up agreements. Under the lock-up agreements, subject to certain exceptions, each of these persons may not, without the prior written approval of the underwriter, offer, sell, contract to sell, pledge, or otherwise dispose of, directly or indirectly, or hedge our Common Stock or securities convertible into or exchangeable or exercisable for our Common Stock for a period of 90 days following the closing of the offering. Also, subject to certain exceptions, we have undertaken not to sell any equity or equity-linked securities within this period at a price less than the public offering price of the shares of Common Stock in the offering.

Following the lock-up periods set forth in the agreements described above, and assuming that no parties are released from these agreements and that there is no extension of the lock-up period, shares of our Common Stock will be eligible for sale in the public market in compliance with Rule 144 or another exemption under the Securities Act or pursuant to the previously mentioned registration statements or the registration statement of which this prospectus forms a part.

Sale of Restricted Shares

Of the 6,758,437 shares of Common Stock outstanding upon the completion of the Merger, the APO and the 2022/23 Offering, all of such shares are “restricted securities” as such term is defined in Rule 144. These restricted securities were issued and sold by us in private transactions and are eligible for public sale only if registered under the Securities Act or if they qualify for an exemption from registration under the Securities Act, including the exemption provided by Rule 144, which rule is summarized below.

Rule 144

In general, Rule 144 provides that (i) any of our non-affiliates that has held restricted Common Stock for at least 12 months is thereafter entitled to sell its restricted stock freely and without restriction, provided that we remain compliant and current with our SEC reporting obligations, and (ii) any of our affiliates, which includes our directors, executive officers and other person in control of U.S., that has held restricted Common Stock for at least 12 months is thereafter entitled to sell its restricted stock subject to the following restrictions: (a) we are compliant and current with our SEC reporting obligations, (b) certain manner of sale provisions are satisfied, (c) a Form 144 is filed with the SEC, and (d) certain volume limitations are satisfied, which limit the sale of shares within any three-month period to a number of shares that does not exceed 1% of the total number of outstanding shares or, if our Common Stock is then listed or quoted for trading on a national securities exchange, then the greater of 1% of the total number of outstanding shares and the average weekly trading volume of our Common Stock during the four calendar weeks preceding the filing of the Form 144 with respect to the sale. A person who has ceased to be an affiliate at least three months immediately preceding the sale and who has owned such shares of Common Stock for at least one year is entitled to sell the shares under Rule 144 without regard to any of the limitations described above.

Regulation S

Regulation S under the Securities Act provides that shares owned by any person may be sold without registration in the U.S., provided that the sale is effected in an offshore transaction and no directed selling efforts are made in the U.S. (as these terms are defined in Regulation S), subject to certain other conditions. In general, this means that our shares of Common Stock may be sold in some other manner outside the United States without requiring registration in the United States.

Registration Rights

In connection with the Merger and the APO, we entered into the APO Registration Rights Agreement, pursuant to which we agreed to file, subject to customary exceptions, the APO Registration Statement, covering the APO Registrable Securities. The APO Registration Statement was declared effective by the SEC on February 11, 2022, and subsequently amended by a post-effective amendment declared effective by the SEC on March 21, 2023.

Subject to customary exceptions, if any APO Registration Event occurs, we will make payments to each holder of APO Registrable Securities as monetary penalties at a rate equal to 12% per annum of the total value of Registrable Securities held or purchased by such holder and affected during the period, based on the APO price ($12.00 per share); provided that the maximum amount of monetary penalties paid by us will not exceed 8% of such total value.

We must use commercially reasonable efforts to keep the APO Registration Statement effective for five years from the date it is declared effective by the SEC or until the date on which all APO Registrable Securities have been transferred other than to certain enumerated permitted assignees under the APO Registration Rights Agreement.

We will pay all expenses in connection with the registration obligations provided in the APO Registration Rights Agreement, including, without limitation, all registration, filing, and stock exchange fees, printing expenses, all fees and expenses of complying with applicable securities laws, the fees and disbursements of our counsel and of our independent accountants, and the reasonable fees and disbursements of a single counsel to the holders of the APO Registrable Securities, not to exceed $35,000 in the aggregate. Each holder will be responsible for its own sales commissions, if any, transfer taxes and the expenses of any other attorney or advisor such holder decides to employ.

In connection with the 2022/23 Offering, we entered into the 2022/23 Registration Rights Agreement, pursuant to which we agreed to prepare and file, subject to customary exceptions, the 2022/23 Registration Statement with the SEC, covering the 2022/23 Registrable Securities. We are required to use our reasonable best efforts to cause the 2022/23 Registration Statement to be declared effective no later than June 28, 2023. The 2022/23 Registration Statement was declared effective by the SEC on April 13, 2023.

Subject to customary exceptions, if any 2022/23 Registration Event occurs, we will pay to each investor in the 2022/23 Offering a cash fee equal to 1% of the aggregate purchase price paid by such investor; provided that we shall not be required to pay any such liquidated damages if the applicable failure occurred at such time that the 2022/23 Registrable Securities are eligible for resale pursuant to Rule 144 (without volume restrictions or current public information requirements); and provided, further, that we shall not be obligated to pay any such liquidated damages if we are unable to fulfill our registration obligations as a result of rules, regulations, positions or releases issued or actions taken by the SEC pursuant to its authority with respect to Rule 415. The maximum aggregate liquidated damages paid by us will not exceed 6% of the aggregate amount invested by such investor.

Stock Plans

On February 25, 2022, we filed with the SEC a Registration Statement on Form S-8 covering the shares of Common Stock that are outstanding or reserved for issuance under the 2014 Plan and 2021 Plan. Accordingly, shares registered under our Form S-8 registration statement are available for sale in the open market, subject to the lock-up agreements described above, if applicable.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS OF THE COMPANY’S COMMON STOCK ’

The following is a summary of the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the purchase, ownership, and disposition of our Common Stock, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. No ruling on the U.S. federal, state, or local tax considerations relevant to our operations or to the purchase, ownership or disposition of our shares, has been requested from the Internal Revenue Service (the “IRS”) or other tax authority. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

This summary also does not address the tax considerations arising under the laws of any non-U.S., state or local jurisdiction, or under U.S. federal gift and estate tax laws, except to the limited extent set forth below. In addition, it does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

●	banks, insurance companies or other financial institutions, regulated investment companies or real estate investment trusts;

●	persons subject to the alternative minimum tax or Medicare contribution tax on net investment income;

●	tax-exempt organizations or governmental organizations;

●	controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;

●	brokers or dealers in securities or currencies;

●	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

●	persons that own, or are deemed to own, more than five percent of our capital stock (except to the extent specifically set forth below);

●	U.S. expatriates and certain former citizens or long-term residents of the United States;

●	partnerships or entities classified as partnerships for U.S. federal income tax purposes or other pass-through entities (and investors therein);

●	persons who hold our Common Stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction or integrated investment;

●	persons who hold or receive our Common Stock pursuant to the exercise of any employee stock option or otherwise as compensation;

●	persons who do not hold our Common Stock as a capital asset within the meaning of Section 1221 of the Code; or

●	persons deemed to sell our Common Stock under the constructive sale provisions of the Code.

In addition, if a partnership or entity classified as a partnership for U.S. federal income tax purposes holds our Common Stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our Common Stock, and partners in such partnerships, should consult their tax advisors.

This discussion is not tax advice. You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our Common Stock arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, non-U.S., or other taxing jurisdiction or under any applicable tax treaty.

Definition of Non-U.S. Holder

For purposes of this discussion, you are a non-U.S. holder (other than a partnership) if you are, or are treated as, any holder other than:

●	an individual citizen or resident of the United States (for U.S. federal income tax purposes);

●

a corporation or other entity taxable as a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia, or other entity treated as such for U.S. federal income tax purposes;

●	an estate whose income is subject to U.S. federal income tax regardless of its source; or

●

a trust that (1) is subject to the primary supervision of a U.S. court and which has one or more “U.S. persons” (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust, or (2) which has made a valid election to be treated as a U.S. person.

Distributions

As described in the section of this prospectus titled “Dividend Policy,” we have never declared or paid cash dividends on our capital stock and do not anticipate paying any dividends on our capital stock in the foreseeable future. However, if we do make distributions on our Common Stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and accumulated earnings and profits, they will constitute a return of capital and will first reduce your basis in our Common Stock, but not below zero, and then will be treated as gain from the sale of stock as described below under “— Gain on Disposition of Common Stock.”

Subject to the discussion below on effectively connected income, backup withholding and foreign accounts, any dividend paid to a non-U.S. holder will generally be subject to U.S. withholding tax at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, you must provide us with an IRS Form W-8BEN, IRS Form W-8BEN-E, or other appropriate version of IRS Form W-8 certifying qualification for the reduced treaty rate. A non-U.S. holder of shares of our Common Stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries.

Dividends received by you that are effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a permanent establishment maintained by you in the United States) are generally exempt from the withholding tax described above. In order to obtain this exemption, you must provide us with an IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. In addition, if you are a corporate non-U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. You should consult your tax advisor regarding any applicable tax treaties that may provide for different rules.

Gain on Disposition of Common Stock

Subject to the discussion below regarding backup withholding and foreign accounts, you generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our Common Stock unless:

●

the gain is effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment maintained by you in the United States);

●

you are a non-resident alien individual who is present in the United States for a period or periods aggregating 183 days or more during the taxable year in which the sale or disposition occurs and certain other conditions are met; or

●

our Common Stock constitutes a United States real property interest by reason of its status as a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time within the shorter of (i) the five-year period preceding your disposition of our Common Stock, or (ii) your holding period for our Common Stock.

We believe that we are not currently and will not become a USRPHC for U.S. federal income tax purposes, and the remainder of this discussion so assumes. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our Common Stock is regularly traded on an established securities market, such Common Stock will be treated as U.S. real property interests only if you actually or constructively hold more than 5% of such regularly traded Common Stock at any time during the shorter of (i) the five-year period preceding your disposition of our Common Stock, or (ii) your holding period for our Common Stock.

If you are a non-U.S. holder described in the first bullet above, you will be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates, and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. If you are an individual non-U.S. holder described in the second bullet above, you will be required to pay a flat 30% tax (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale, which gain may be offset by U.S. source capital losses for the year (provided you have timely filed U.S. federal income tax returns with respect to such losses). You should consult any applicable income tax or other treaties that may provide for different rules.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS, regardless of whether any tax was withheld, the amount of dividends paid to you, your name and address and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

Payments of dividends or of proceeds on the disposition of stock made to you may be subject to information reporting and backup withholding at a current rate of 24% unless you establish an exemption, for example, by properly certifying your non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E, or another appropriate version of IRS Form W-8.

Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance

The Foreign Account Tax Compliance Act, or FATCA, imposes withholding tax at a rate of 30% on dividends on and gross proceeds from the sale or other disposition of our Common Stock paid to “foreign financial institutions” (as specially defined under these rules), unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise establishes an exemption. FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends on and gross proceeds from the sale or other disposition of our Common Stock paid to a “non-financial foreign entity” (as specially defined for purposes of these rules) unless such entity provides the withholding agent with a certification identifying certain substantial direct and indirect U.S. owners of the entity, certifies that there are none or otherwise establishes an exemption. The withholding provisions under FATCA generally apply to dividends on our Common Stock, and under current transition rules, are expected to apply with respect to the gross proceeds from the sale or other disposition of our Common Stock on or after January 1, 2019. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph. Non-U.S. holders should consult their own tax advisors regarding the possible implications of this legislation on their investment in our Common Stock.

Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our Common Stock, including the consequences of any proposed change in applicable laws.

UNDERWRITING

Laidlaw & Company (UK) Ltd. (“Laidlaw” or the “Representative”) is acting as lead book-running manager of the offering and as representative of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement among us and the Representative dated the date of this prospectus, each underwriter named below has severally and not jointly agreed to purchase, and we have agreed to sell to that underwriter, the number of shares of Common Stock set forth opposite the underwriter’s name.

Underwriter	Number of Shares
Laidlaw & Company (UK) Ltd.

Total

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them. The underwriting agreement provides that the obligations of the underwriters to purchase the shares of Common Stock included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares of Common Stock if they purchase any of the shares of Common Stock. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Shares of Common Stock sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares of Common Stock sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $[__] per share. If all the shares of Common Stock are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

Over-Allotment Option

We have granted a [  ]-day option to the underwriters, exercisable one or more times in whole or in part, to purchase up to an additional _____ shares (equal to [  ]% of the Common Stock sold in the offering) at an assumed price of $_____ per share, less the underwriting discounts and commissions, to cover over-allotments, if any.

Discounts, Commissions and Expenses

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering.

Total
	Per Share	Without Over-Allotment Option		With Over-Allotment Option
Public offering price	$	$	$
Underwriting discount (8%)(1)	$	$	$
Proceeds, before expenses, to us	$	$	$

(1)

Reflects underwriting discounts and commissions to the underwriter of $[ ], or eight percent (8%) per share. We have also agreed to issue the representative of the underwriters or its designees warrants to purchase a number of shares of Common Stock equal to 5% of the shares of Common Stock sold in this offering and to reimburse the underwriters for certain offering-related expenses. In addition, we have agreed to pay a management fee to the representative equal to 1% of the gross proceeds received in this offering, which is not included in the underwriting discounts and commissions.

We have also agreed to reimburse the underwriter for its expenses in connection with this offering, up to $125,000, including fees of underwriter counsel. We estimate that the total expenses of the offering payable by us, excluding the total underwriting discount, will be approximately $[         ].

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Representative’s Warrants

We have also agreed to issue to the Representative or its designees warrants to purchase a number of our shares of Common Stock equal to five percent (5%) of the aggregate number of shares of Common Stock sold in this offering (the “Representative’s Warrants”). The Representative’s Warrants will have an exercise price equal to 150% of the public offering price of the shares set forth on the cover of this prospectus. The Representative’s Warrants will be exercisable six months from the effective date of this registration statement and will expire five years from the effective date thereof, will have customary “piggyback” registration rights in respect of the underlying shares of Common Stock, and may be exercised on a cashless basis. The Representative’s Warrants and the underlying securities have been deemed compensation by FINRA, and are therefore subject to FINRA Rule 5110(e)(1). In accordance with FINRA Rule 5110(e)(1), neither the representative’s warrants nor any securities issued upon exercise of the representative’s warrants may be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of such securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of the offering pursuant to which the representative’s warrant is being issued, except the transfer of any security: (i) by operation of law or by reason of reorganization of our Company; (ii) to any FINRA member firm participating in this offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction described above for the remainder of the time period; (iii) if the aggregate amount of our securities beneficially owned by the representative does not exceed 1% of the securities being offered; (iv) that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund; (v) the exercise or conversion of any security, if all securities received remain subject to the lock-up restriction set forth above for the remainder of the time period; or (vi) the transfer or sale of the security back to us in a transaction exempt from registration with the SEC. In accordance with FINRA Rule 5110(g)(8)(C), the unlimited piggyback registration right provided will not be greater than seven years from the effective date of the registration statement in compliance with FINRA Rule 5110(g)(8)(D). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders.

Lock-up Agreements

Our executive officers and directors have agreed with the Representative to be subject to a lock-up period of 90 days following the date of closing of the offering pursuant to this prospectus. This means that, during the lock-up period, such persons may not offer for sale, contract to sell, sell, distribute, grant any option, right or warrant to purchase, pledge, hypothecate or otherwise dispose of, directly or indirectly, any shares of our Common Stock or any securities convertible into, or exercisable or exchangeable for, shares of our Common Stock, subject to certain customary exceptions. The Representative may, in its sole discretion and without notice, waive the terms of any of these lock-up agreements. We have also agreed, in the underwriting agreement, that without prior written notice to the Representative, we will not offer, sell, issue or otherwise transfer or dispose of our securities for 180 days following the closing of this offering, subject to certain customary exceptions.

Price Stabilization, Short Positions and Penalty Bids

In connection with this offering, each underwriter may engage in transactions that stabilize, maintain, or otherwise affect the price of our securities. Specifically, such underwriter may over-allot in connection with this offering by selling more securities than are set forth on the cover page of this prospectus. This creates a short position in our securities for such underwriter’s own accounts. The short position may be either a covered short position or a naked short position. In a covered short position, the number of securities over-allotted by such underwriter is not greater than the number of securities that it may purchase in the over-allotment option. In a naked short position, the number of securities involved is greater than the number of securities in the over-allotment option. To close out a short position, such underwriter may elect to exercise all or part of the over-allotment option. Such underwriter may also elect to stabilize the price of our securities or reduce any short position by bidding for, and purchasing, securities in the open market.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing a security in this offering because the underwriter repurchases that security in stabilizing or short covering transactions.

Finally, each underwriter may bid for, and purchase, shares of our securities in market-making transactions, including “passive” market-making transactions as described below.

These activities may stabilize or maintain the market price of our securities at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities and may discontinue any of these activities at any time without notice. These transactions may be affected on Nasdaq, in the over-the-counter market, or otherwise.

In connection with this offering, the underwriters may engage in passive market-making transactions in our Common Stock immediately prior to the commencement of sales in this offering, in accordance with Rule 103 of Regulation M under the Exchange Act. Rule 103 generally provides that:

•	a passive market maker may not affect transactions or display bids for our securities in excess of the highest independent bid price by persons who are not passive market makers;

•	net purchases by a passive market maker on each day are generally limited to 30% of the passive market maker’s average daily trading volume in our Common Stock during a specified two-month prior period or 200 shares, whichever is greater, and must be discontinued when that limit is reached; and

•	passive market-making bids must be identified as such.

Certain Relationships

The Representative and its affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. The Representative has received, or may in the future receive, customary fees and commissions for these transactions.

Offers Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Electronic Distribution

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Listing on the Nasdaq Capital Market

[We have applied to list our Common Stock on the Nasdaq Capital Market under the symbol “[GUER]” upon our satisfaction of the exchange’s initial listing criteria.] If our Common Stock is not approved for listing on the Nasdaq Capital Market, we will not consummate this offering. No assurance can be given that our application will be approved. We do not intend to apply for any listing of the representative’s warrants on the Nasdaq Capital Market or any other securities exchange or nationally recognized trading system, and we do not expect a market to develop for such warrants.

LEGAL MATTERS

The validity of the issuance of the Common Stock offered by us in this offering will be passed upon for us by Brooks, Pierce, McLendon, Humphrey and Leonard L.L.P., Greensboro, North Carolina. The underwriters are represented by Sheppard, Mullin, Richter & Hampton LLP, New York, New York.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2022 and 2021, and for each of the years in the two-year period ended December 31, 2022, have been audited by FORVIS, LLP (formerly, Dixon Hughes Goodman LLP), independent registered public accounting firm, as set forth in their report included in this Registration Statement. Their report contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern. Their report also contains an explanatory paragraph describing a change in accounting principle for leases due to the adoption of Financial Accounting Standards Board’s Accounting Standards Codification 842, Leases. Such consolidated financial statements have been included herein in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC this Registration Statement on Form S-1 under the Securities Act with respect to the shares of Common Stock being offered by this prospectus. This prospectus, which constitutes a part of this Registration Statement, does not contain all of the information in this Registration Statement and its exhibits. For further information with respect to us and the Common Stock offered by this prospectus, you should refer to this Registration Statement and the exhibits filed as part of this document. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to this Registration Statement. Each of these statements is qualified in all respects by this reference.

We are subject to the informational requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including this Registration Statement, over the Internet on the SEC’s website at http://www.sec.gov. You may also request a copy of these filings, at no cost, by writing or telephoning us at: Guerrilla RF, Inc. 2000 Pisgah Church Road, Greensboro, NC 27455, (336) 510-7840.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents filed separately with the SEC. The information that we incorporate by reference in this prospectus is considered to be a part of this prospectus. This prospectus incorporates by reference the documents listed below (other than any portions of such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules):

●	our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 3, 2023;

●	our Definitive Proxy Statement filed with the SEC on March 9, 2023;

●	our Current Reports on Form 8-K filed with the SEC on January 3, 2023, February 16, 2023, February 23, 2023, March 1, 2023, March 13, 2023; April 6, 2023, and April 14, 2023; and

●	our Quarterly Report on Form 10-Q filed with the SEC on May 10, 2023.

Any statement contained in a previously filed document that is incorporated by reference will be deemed to be modified or superseded for all purposes to the extent that a statement contained in a later document or in this prospectus modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

You may request a copy of any of the documents incorporated by reference in this prospectus, at no cost, by writing or telephoning us at the following address or telephone number:

Guerrilla RF, Inc.

2000 Pisgah Church Road

Greensboro, North Carolina 27455

Attention: Investor Relations

(336) 579-5320

sfunchess@guerrilla-rf.com

You may also access the documents incorporated by reference into this prospectus through our website at www.guerrilla-rf.com. Except for the specific incorporated documents listed above, information available on, or that can be accessible through, our website does not constitute a part of, and is not incorporated by reference in, this prospectus.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Guerrilla RF, Inc.

______________________________

(1)  All common stock and equity related share information within the consolidated financial statements as of December 31, 2022 and December 31, 2021 have not been adjusted to reflect the Reverse Stock Split that occurred subsequent to the issuance of audited consolidated financial statements.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Audit Committee of Guerrilla RF, Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Guerrilla RF, Inc. (the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2022, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and cash flows for each of the two years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has an accumulated deficit that raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 1 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Change in Accounting Principle

As discussed in Note 2 to the consolidated financial statements, effective January 1, 2022, the Company changed its method of accounting for leases, effective January 1, 2022 due to the adoption of Financial Accounting Standards Board’s Accounting Standards Codification 842, Leases.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ FORVIS, LLP
(Formerly, Dixon Hughes Goodman LLP)

We have served as the Company’s auditor since 2021.

Raleigh, NC

March 3, 2023

Guerrilla RF, Inc.

Consolidated Balance Sheets

December 31, 2022 and 2021

	December 31, 2022	December 31, 2021
Assets
Cash	$4,340,407	$5,313,985
Accounts receivable, net	1,124,971	1,667,006
Inventories, net	1,672,925	1,439,014
Prepaid expenses	643,401	1,187,418
Total Current Assets	7,781,704	9,607,423

Prepaid expenses and other	3,574,746	-
Operating lease right-of-use assets	209,669	-
Property, plant, and equipment, net	5,098,097	1,027,312
Total Assets	$16,664,216	$10,634,735

Liabilities and Stockholders' Equity
Short-term debt	$959,803	$5,117
Operating lease, current portion	139,794	-
Finance lease, current portion	1,078,506	118,420
Accounts payable and accrued expenses	4,466,045	1,186,443
Total Current Liabilities	6,644,148	1,309,980

Long-term debt	44,279	-
Operating lease	71,714	-
Finance lease	2,984,618	264,347
Notes payable	4,564,564	144,783
Total Liabilities	14,309,323	1,719,110

Preferred stock, $0.0001 par value, 10,000,000 shares authorized, no shares issued and outstanding as of December 31, 2022 and 2021	-	-
Common stock, $0.0001 par value, 300,000,000 shares authorized, 37,267,237 and 33,222,192 shares issued and outstanding as of December 31, 2022 and 2021, respectively	3,727	3,322
Additional paid-in-capital	29,424,334	23,958,705
Accumulated deficit	(27,073,168)	(15,046,402)
Total Stockholders' Equity	2,354,893	8,915,625
Total Liabilities and Stockholders' Equity	$16,664,216	$10,634,735

Guerrilla RF, Inc.

Consolidated Statements of Operations

For the Years Ended December 31, 2022 and 2021

	Year Ended December 31,
	2022	2021
Product	$10,558,570	$9,827,817
Royalties and non-recurring engineering	1,042,334	652,082
Total	11,600,904	10,479,899

Direct product costs	4,835,632	4,340,292

Gross Profit	6,765,272	6,139,607

Operating Expenses:
Research and development	8,114,377	4,592,879
Sales and marketing	4,634,012	2,752,153
General and administrative	5,138,410	2,464,295
Total Operating Expenses	17,886,799	9,809,327

Operating Loss	(11,121,527)	(3,669,720)

Interest expense	(874,713)	(551,495)
Other income (expenses)	(30,526)	1,384,060
Total Other Income (Expenses), net	(905,239)	832,565
Net Loss	$(12,026,766)	$(2,837,155)

Net loss per share - basic and diluted	$(0.36)	$(0.24)

Weighted average common shares outstanding - basic and diluted	33,302,237	$11,704,201

Guerrilla RF, Inc.

Consolidated Statements of Change in Stockholders' Equity (Deficit)

For the Years Ended December 31, 2022 and 2021

	Preferred Stock	Common Stock	Additional Paid-In-Capital	Accumulated Deficit	Total Stockholders' Equity (Deficit)
December 31, 2020	$4,852	$2,261	$9,076,840	$(12,209,247)	$(3,125,294)
Net loss	-	-	-	(2,837,155)	(2,837,155)
Stock options exercised		247	36,748	-	36,995
Conversion of convertible preferred stock to common stock	(4,852.00)	1,432	300,000	-	296,580
Change in par value of common stock	-	(1,767)	-	-	(1,767)
Conversion of promissory notes to common stock	-	340	5,988,262	-	5,988,602
Issuance of common stock to former stockholders of Laffin Corporation	-	270	-	-	270
Sale of common stock in private placement, net of issuance costs	-	532	8,382,294	-	8,382,826
Repurchase of common stock from an unaccredited investor upon consummation of the merger	-	-	(1,477)	-	(1,477)
Share-based compensation	-	7	176,038	-	176,045
December 31, 2021	-	3,322	23,958,705	(15,046,402)	8,915,625
Net loss	-	-	-	(12,026,766)	(12,026,766)
Stock options exercised	-	1	5,231	-	5,232
Conversion of promissory notes to common stock	-	4	51,996	-	52,000
Equity financing, net of issuance costs	-	400	4,764,832	-	4,765,232
Share-based compensation	-	-	643,570	-	643,570
December 31, 2022	$-	$3,727	$29,424,334	$(27,073,168)	$2,354,893

Guerrilla RF, Inc.

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2022 and 2021

	Year Ended December 31,
	2022	2021
Cash flows from operating activities
Net loss	$(12,026,766)	$(2,837,155)

Adjustment to reconcile net loss to net cash used in operating activities
Depreciation and amortization	1,357,571	371,435
Share-based compensation	643,570	176,045
Accretion of notes payables	48,070	-
Warrant amortization	-	45,527
PPP loan forgiveness	-	(1,369,100)
Gain on extinguishment of debt	-	(14,960)
Inventory allowance	-	12,794

Changes in assets and liabilities:
Accounts receivable	542,035	(13,201)
Inventories	(233,911)	(458,175)
Prepaid expenses	862,375	(1,086,971)
Accounts payable and accrued expenses	761,948	354,385
Operating leases	(1,203,295)	-
Net cash used in operating activities	(9,248,403)	(4,819,376)

Cash flows from investing activities
Purchases of property, plant, and equipment	(549,850)	(393,359)
Net cash used in investing activities	(549,850)	(393,359)

Cash flows from financing activities
Proceeds from notes payable and factoring agreement	9,070,726	5,097,870
Proceeds from equity financing	4,765,232	-
Proceeds from exercise of stock options	5,232	36,995
Principal payment of notes payable and recourse factoring agreement	(3,977,778)	(4,150,701)
Principal payment on finance lease	(985,622)	(100,839)
Repayment of finance insurance premiums	(53,115)
Proceeds from the APO	-	8,382,826
Proceeds from PPP loan	-	833,300
Net cash provided by financing activities	8,824,675	10,099,451

Net decrease in cash	(973,578)	4,886,716

Cash, beginning of period	5,313,985	427,269
Cash, end of period	$4,340,407	$5,313,985

Noncash transactions:
Property and equipment financed through finance leases	$4,745,311	$144,177
Other long-term asset additions included in accounts payable	$2,369,612	$-
Financing of insurance premiums and software	$382,843	$-
Right-of-use assets obtained through operating lease	$327,400	$-
Conversion of promissory notes to common stock	$52,000	$5,988,602
Property and equipment additions included in accounts payable	$15,873	$50,625

Guerrilla RF, Inc.

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

1. Organization and Nature of Business

Guerrilla RF, Inc. (formerly known as Laffin Acquisition Corp., the “Company”) was incorporated in the State of Delaware on November 9, 2020.  On October 22, 2021, the Company's wholly-owned subsidiary, Guerrilla RF Acquisition Corp., a corporation formed in the State of Delaware on October 20, 2021 (“Acquisition Sub”) and privately held Guerrilla RF Operating Corporation (formerly known as Guerrilla RF, Inc.) entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”).  Pursuant to the terms of the Merger Agreement, on October 22, 2021 (the “Closing Date”), Acquisition Sub merged with and into Guerrilla RF Operating Corporation with Guerrilla RF Operating Corporation continuing as the surviving corporation and a wholly-owned subsidiary of the Company (the “Merger”).

Prior to the Merger, Laffin Acquisition Corp. was a “shell” company registered under the Exchange Act, with no specific business plan or purpose until it began operating the business of Guerrilla RF Operating Corporation following the closing of the Merger.

All references in these Consolidated Financial Statements to “Guerrilla RF” refer to Guerrilla RF Operating Corporation, our direct, wholly-owned subsidiary.  Unless otherwise stated or the context otherwise indicates, references to the “Company”, “we”, “our”, “us” or similar terms refer to Guerrilla RF, Inc. (formerly known as Laffin Acquisition Corp.) together with its wholly-owned subsidiary, Guerrilla RF.  Guerrilla RF holds all material assets and conducts all business activities and operations of the Company.  Accordingly, throughout these Consolidated Financial Statements, there are frequent references to Guerrilla RF.

Guerrilla RF designs and manufactures high‐performance Monolithic Microwave Integrated Circuits (MMICs) for the wireless infrastructure market.  Guerrilla RF primarily focuses on researching and developing its existing products and building an infrastructure to handle a global distribution network; therefore, it has incurred significant start‐up losses.

The Merger was accounted for as a “reverse acquisition” since, immediately following the consummation of the Merger, Guerrilla RF effectively controlled the Company. For accounting purposes, Guerrilla RF was deemed to be the accounting acquirer in the Merger and, consequently, the Merger is treated as a recapitalization of Guerrilla RF (i.e., a capital transaction involving the issuance of shares by the Company for the shares of Guerrilla RF). Accordingly, the assets, liabilities, and results of operations of Guerrilla RF became the historical consolidated financial statements of the Company, and the Company’s assets, liabilities, and results of operations were consolidated with Guerrilla RF beginning at the Closing Date.  No step-up in basis or intangible assets or goodwill were recorded in the Merger.

Liquidity and Going Concern

Per Accounting Standards Update (“ASU”) No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (Subtopic 205-40), the Company has evaluated whether there are conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued.

The accompanying consolidated financial statements have been presented on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the ordinary course of business.  The Company has historically financed its activities principally from common and preferred equity securities and debt issuance.

The Company has incurred substantial negative cash flows from operations in nearly every fiscal period since inception.  For the year ended December 31, 2022, the Company incurred a net loss of $12.0 million and used $9.2 million in cash to fund operations.  As a result, the Company had an accumulated deficit of $27.1 million as of December 31, 2022.  The Company's cash as of December 31, 2022 was $4.3 million.  We expect losses and negative cash flows to continue in the near term, primarily due to continued investment in research and development, sales and marketing efforts, and increased administration expenses as our Company grows.  We plan to continue to invest in the implementation of our long-term strategic plan and we anticipate that we will require additional funding in fiscal 2023.  There is no assurance that appropriate funding will be available on terms, which are acceptable to us, or at all.  This requirement for additional funding raises substantial doubt about our ability to continue as a going concern.

Our primary source of liquidity is cash raised from private placements and debt financing.  We also have two loan facilities, one of which is for up to $3.0 million with a specialty lender (referred to as the Spectrum Loan Facility, described in Note 5 to our consolidated financial statements), and the other of which is for up to $8.0 million with a different lender (referred to as the Salem Loan Facility, also described in Note 5 to our consolidated financial statements).  As of December 31, 2022, we had drawn down $0.72 million under the Spectrum Loan Facility and $5.0 million under the Salem Loan Facility.  The Company raised gross proceeds of approximately $9.2 million in a private placement offering with the final closing on February 28, 2023, including $4.2 million after December 31, 2022, to further support its current and future liquidity needs.  The Company believes that its existing cash and cash equivalents will provide sufficient resources to support operations through the second quarter of 2023.  Potentially, the Company could draw down additional funds under the Spectrum Loan Facility; however, its ability to do so is dependent upon the value of eligible accounts receivable assigned to Spectrum as security for advances under the Spectrum Loan Facility, which value fluctuates from time to time and is ultimately outside of the Company’s control.  In addition, the Company anticipates seeking permission from Salem to draw down up to an additional $3.0 million of the $8.0 million Salem Loan Facility; however, Salem has discretion to, and may, decline the Company’s request.  The Company is also pursuing additional funding opportunities, including planning for a further capital raise in the second quarter of 2023 in connection with its planned uplisting to the Nasdaq Capital Market or another national securities exchange.  In the event the Company is unable to secure these or other funding sources, it may be unable to fund ongoing operations and pay its obligations as they become due after the second quarter of 2023.

The Company will require additional funds to respond to business challenges, including developing new solutions or enhancing existing solutions, enhancing our operating infrastructure, expanding our sales and marketing capabilities, and acquiring complementary businesses, technologies, or assets.  We plan to engage in additional equity or debt financing to secure the necessary funds; however, equity and debt financing might not be available when needed or, if available, might not be available on terms satisfactory to us.  If we raise additional funds through equity financing, our stockholders may experience dilution.  Debt financing, if available, may involve covenants restricting our operations or our ability to incur additional debt.  If we are unable to obtain adequate financing or financing on terms satisfactory to us in the future, our ability to continue as a going concern, to support our business growth, and to respond to business challenges could be significantly limited as we may have to delay, reduce the scope of, or eliminate some or all of our initiatives, which could harm our operating results.

Risks and Uncertainties

The Company is subject to several risks associated with companies at a similar stage, including dependence on key individuals, competition from similar products and larger companies, volatility of the industry, ability to obtain adequate financing to support growth, the ability to attract and retain additional qualified personnel to manage the anticipated growth of the Company, and general economic conditions.

2. Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with GAAP and with the rules and regulations for reporting the Annual Report on Form 10-K (“Form 10-K”), and are presented in U.S. dollars.  Accordingly, they do not include all of the information and notes required by GAAP for annual consolidated financial statements.  Any reference in these Notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standards Codification (“ASC”) and as amended by Accounting Standards Updates (“ASU”) of the Financial Accounting Standards Board (“FASB”).  The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Guerrilla RF.  All intercompany accounts and transactions have been eliminated in consolidation.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the "Securities Act"), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable.  The Company has elected not to opt out of the extended transition period, which means that when a standard is issued or revised and it has different application dates for public and private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.  This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and reported amounts of revenue and expenses during the reporting period. In addition, the Company’s significant estimates and judgments involve the identification of performance obligations in revenue recognition and the valuation of share-based compensation, including the underlying fair value of the common stock. Accordingly, actual results could differ from those estimates.

Segment Information

Operating segments are defined as components of an enterprise about which separate discrete information is available for evaluation by the chief operating decision-maker, or decision-making group, in deciding how to allocate resources and in assessing performance.  The Company views its operations and manages its business in one segment.

Concentrations of Credit Risk and Major Customers

Financial instruments at December 31, 2022 and 2021 that potentially subject the Company to concentration of credit risk consist primarily of cash and accounts receivable.

The Company’s cash is deposited with major financial institutions in the U.S. At times, deposits in financial institutions located in the U.S. may be in excess of the amount of insurance provided on such deposits by the Federal Deposit Insurance Corporation (FDIC). To date, the Company has not experienced any losses on its cash deposits.

The Company’s accounts receivable are derived from revenue earned from customers located in and outside of the U.S. Major customers are defined as those generating revenue in excess of 10% of the Company’s annual product shipment revenue. The Company had one major customer during the years ended December 31, 2022 and 2021. Revenues from the major customer accounted for 81% of product shipment revenue for both the years ended December 31, 2022 and 2021.  Accounts receivable from our major customer represented 76% of accounts receivable at December 31, 2022, and 78% of accounts receivable at December 31, 2021.

Accounts Receivable

Accounts receivable primarily relate to amounts due from customers, which are typically due within 30 to 45 days. Accounts receivable also include royalty revenue from our one royalty agreement. The Company provides credit to its customers in the ordinary course of business and evaluates the need for allowances for potential credit losses.  The Company does not require collateral or other security for accounts receivable. To reduce credit risk with accounts receivable, the Company performs ongoing evaluations of its customers’ financial condition.  The Company establishes an allowance for expected credit losses and other customer claims.  Historically, such losses have been immaterial and within management's expectations.

The Company had a factoring agreement that provided advance payments on up to 85% of invoices issued to RFPD, its largest distributor, with receivables less than 90 days outstanding secured by the remaining 15%.  As of December 31, 2021, the Company had $0 of factored invoices.  The Company terminated this factoring agreement in the second quarter of 2022.

On June 1, 2022,  the Company established a new loan facility (the Spectrum Loan Facility) with Spectrum.  The Spectrum Loan Facility provides for advance payments up to $3 million, calculated, in part, based on the value of eligible accounts receivable assigned to Spectrum as security for advances under the Spectrum Loan Facility.  As of December 31, 2022, there were $0.7 million of advances under the Spectrum Loan Facility.  At December 31, 2022, $0.1 million of excess collateral was due from Spectrum, which is included in accounts receivable on the consolidated balance sheets.  See Note 5 for additional discussion on the Spectrum Loan Facility.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization. The Company depreciates computer hardware, software, production and computer equipment, and lab equipment using the straight-line method over their estimated useful lives, ranging from three to five years. The Company depreciates furniture and fixtures using the straight-line method over their estimated useful lives of seven years. Leasehold improvements are amortized over the shorter of the asset’s useful life or the remaining lease term. Repairs and maintenance are expensed as incurred by the Company.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. The recoverability of assets held and used is measured by comparing the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets, less costs to sell. The Company evaluated its long-lived assets for impairment in the year ended December 31, 2022 and determined a small subset of its production mask sets and one laptop were impaired and recorded an asset impairment expense.  See Note 4 for further information. The Company did not record any expense related to asset impairment in 2021.

Deferred Offering Costs

The Company has not capitalized legal, professional, accounting, and other third-party fees directly associated with common equity financings as deferred offering costs as these acquisition costs are immaterial in relation to the financing and as a portion of our consolidated balance sheet.  Transaction costs consisting of legal, accounting, financial advisory, and other professional fees incurred as part of the Merger mentioned in Note 1, and the private placements mentioned in Note 6 were offset against the total proceeds from the Merger and private placements in the accompanying consolidated financial statements for both the years ended December 31, 2022 and 2021.

Convertible Preferred Stock Warrants

Accounting standards require that freestanding warrants and similar instruments, with certain settlement features of the financial instruments, should be accounted for as a preferred stock warrant liability even though the underlying shares of capital stock may be classified as equity. Such warrants would be measured and recognized at fair value and subject to re-measurement at each balance sheet date.  All of the Company’s convertible preferred stock warrants were previously classified as equity (see Note 1 for further discussion of the equity conversion as part of the Merger).  The Company did not have any convertible preferred stock warrants as of December 31, 2022 and 2021.

Revenue Recognition

The Company recognizes product revenue when it satisfies a performance obligation by transferring a product or service to its customers in an amount that reflects the consideration the Company expects to be entitled to in exchange for those products and services. Sales and other taxes the Company collects concurrent with revenue-producing activities are excluded from revenue. Shipping and handling fees charged to customers are reported within revenue. The Company does not have any significant financing components as payment is received at or shortly after the point of sale. The Company provides an assurance-type warranty to its customers as part of its contracts' standard terms and conditions, which does not include a right of return for properly functioning products not deemed obsolete. These warranties do not provide an additional distinct service to the customer and are not deemed a separate performance obligation. Royalty revenue is recognized at the later of when the subsequent sale or usage occurs, or the performance obligation to which some or all the sales-based royalties have been allocated are satisfied.

As of December 31, 2022 and 2021, the Company had $250 thousand and $0, respectively, of revenue from contracts with customers to be recognized over time as the services are delivered to the customer.  Certain nonrecurring engineering service revenues are recognized over time as the services are delivered to the customer.  During the year ended December 31, 2022, the Company recognized $0 of revenue that was deferred as of December 31, 2021.  As of December 31, 2022 and 2021, the Company did not have any contract liabilities where performance obligations have not yet been satisfied.  During the years ended December 31, 2022 and 2021, there was no revenue recognized from performance obligations satisfied (or partially satisfied) in previous periods.

The costs incurred by the Company for shipping and handling are classified as cost of revenue in the consolidated statements of operations. Any incidental items that are immaterial in the context of a sale to a customer are recognized as expense.

Direct Product Costs

The Company’s direct product costs consist primarily of salaries and related expenses, overhead, third-party services vendors, shipping and handling, and depreciation expense related to the equipment and information technology costs incurred directly in the Company’s revenue-generating activities.

Share-Based Compensation

The Company measures and recognizes compensation expense for all stock options awarded to employees and nonemployees based on the estimated fair market value of the award on the grant date. The Company uses the Black-Scholes option pricing model to value its stock option awards. The Company recognizes compensation expense on a straight-line basis over the requisite service period, which is generally the award's vesting period. In addition, the Company accounts for forfeitures of stock options as they occur.

Estimating the fair market value of options requires the input of subjective assumptions, including the estimated fair value of the Company’s common stock, the expected life of the options, stock price volatility, the risk-free interest rate, and expected dividends. Therefore, the assumptions used in the Company’s Black-Scholes option-pricing model represent management’s best estimates and involve many variables, uncertainties, and assumptions, and the application of management’s judgment, as they are inherently subjective.

Research and Development Costs

Research and development costs are expensed as incurred and consist primarily of personnel-related engineering and technical staff wages and benefits, prototype costs, and other direct expenses.

Advertising Costs

All advertising costs are expensed as incurred and included in sales and marketing expenses. Advertising expenses for the years ended December 31, 2022 and 2021 were $39,219 and $18,108, respectively.

Inventories

Inventories are valued at the lower of cost and net realizable value. Cost is determined by the first‐in, first‐out (FIFO) method.  The Company analyzes its product portfolio and inventory aging in determining whether an inventory allowance is needed.  Historically, such allowances have been immaterial and within management's expectations.

Income Taxes

Income taxes are accounted for under the asset and liability method as required by FASB ASC Topic 740, Income Taxes (“ASC 740”). Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period corresponding to the enactment date. Under ASC 740, a valuation allowance is required when it is more likely than not all or some portion of the deferred tax assets will not be realized through generating sufficient future taxable income.

FASB ASC Subtopic 740 10, Accounting for Uncertainty of Income Taxes, (“ASC 740 10”) defines the criterion upon which an individual tax position must meet for any part of the benefit of the tax position to be recognized in consolidated financial statements prepared in conformity with GAAP. The Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not such tax position will be sustained on examination by the taxing authorities, based solely on the technical merits of the respective tax position. The tax benefits recognized in the consolidated financial statements from such a tax position should be measured based on the largest benefit having a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority. In accordance with the disclosure requirements of ASC 740 10, the Company’s policy on the statement of operations classification of interest and penalties related to income tax obligations is to include such items as part of total income tax expense.

Net Loss Per Share

Basic net loss per share of common stock is computed by dividing net loss by the weighted average number of common stock outstanding during each period. Diluted net loss per common stock includes the effect, if any, from the potential exercise or conversion of securities, such as options and warrants, which would result in the issuance of incremental common stock. For periods prior to the Merger mentioned in Note 1, each of Guerrilla RF’s shares of capital stock issued and outstanding immediately prior to the closing of the Merger was retrospectively converted into approximately 2.95 shares of the Company's common stock.  In computing basic and diluted net loss per share, the weighted average number of shares is the same for both calculations because a net loss existed for the years ended December 31, 2022 and 2021. As such, all preferred stock, warrants, and options were excluded from the calculation of net loss per share for the years ended December 31, 2022 and 2021.

The following potentially dilutive securities have been excluded from the computation of diluted weighted-average shares of common stock outstanding, as they would be anti-dilutive:

	2022	2021
Common stock warrants	2,855,101	331,580
Restricted stock units	873,820	-
Stock options	3,607,318	3,180,882
	7,336,239	3,512,462

Recent Accounting Pronouncements

In February 2016, the FASB issued ASC Topic 842, Leases. This standard requires all entities that lease assets with terms of more than 12 months to capitalize the assets and related liabilities on the balance sheet.  In June 2020, the FASB issued ASU 2020-05, which delayed the effective date of Topic 842 until January 1, 2022.  The Company adopted Topic 842 in the fiscal quarter ended March 31, 2022.  See Note 8 for further information related to lease obligations on the consolidated balance sheet upon adopting ASC Topic 842.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses, which requires financial assets measured at amortized cost basis to be presented at the net amount expected to be collected.  This standard is effective for fiscal years beginning after December 15, 2022, and early adoption is permitted.  The Company does not intend to adopt this standard early and is currently evaluating the impact of this standard.

In August 2020, the FASB issued ASC Update No. 2020-06, Debt - Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. The goal of the ASC is to simplify the complexity associated with applying GAAP for certain financial instruments with characteristics of liabilities and equity. More specifically, the amendments focus on the guidance for convertible instruments and derivative scope exception for contracts in an entity’s own equity. The new standard is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company adopted this accounting guidance in the fiscal quarter ended March 31, 2022, and it did not have a material impact on its consolidated financial statements.

Effective January 1, 2022, the Company adopted ASU No. 2019-12, Income Taxes (Topic 740) Simplifying the Accounting for Income Taxes.  The amendments in ASU 2019-12 eliminate certain exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences.  ASU 2019-12 also clarifies and simplifies other aspects of the accounting for income taxes.  The amendments in ASU 2019-12 became effective for the Company as of the beginning of our 2022 fiscal year.  The Company adopted ASU 2019-12 on a prospective basis and the adoption did not have a material impact upon its financial condition or results of operations.

In September 2022, the FASB issued ASU No. 2022-04, Liabilities - Supplier Finance Programs (Subtopic 405-50): Disclosure of Supplier Finance Program Obligations.  This guidance requires annual and interim disclosures for entities that use supplier finance programs in connection with the purchase of goods and services.  These amendments are effective for fiscal years beginning after December 15, 2022, except for the amendment on rollforward information, which is effective for fiscal years beginning after December 15, 2023.  The Company is currently assessing the impact of this guidance on our consolidated financial statements.

3. Inventories

Inventories are summarized as follows:

	2022	2021
Raw materials	$696,409	$629,090
Work-in-process	44,037	339,746
Finished goods	932,479	482,972
Inventory allowance	-	(12,794)
Inventory, net	$1,672,925	$1,439,014

As of December 31, 2021, there was an inventory allowance of $12,794 made up of potential scrap and obsolete inventory.

4. Property and Equipment

Property and equipment is summarized as follows:

	2022	2021
Production assets	$1,849,808	$1,616,308
Computer equipment and software	809,038	647,852
Lab equipment	3,965,189	103,427
Office furniture and fixtures	1,044,858	51,354
Leasehold improvements	123,109	123,109
Construction work in progress	207,027	63,750
	7,999,029	2,605,800
Less accumulated depreciation	(2,900,932)	(1,578,488)
	$5,098,097	$1,027,312

Depreciation expense was $1,357,571 and $371,435 for the years ended December 31, 2022 and 2021, respectively.

Impairment of Long-Lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the asset’s carrying amount may not be recoverable.  The Company conducts its long-lived asset impairment analyses in accordance with ASC 360-10, Property, Plant, and Equipment.  ASC 360-10 requires the Company to group assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities and evaluate the asset group against the sum of the undiscounted future cash flows.  If the undiscounted cash flows do not indicate the carrying amount of the asset is recoverable, an impairment charge is measured as the amount by which the carrying amount of the asset group exceeds its fair value based on discounted cash flow analysis or appraisals.

In fiscal 2022, the Company concluded the undiscounted future cash flows associated with certain of its long-lived assets, specifically mask sets used in the production of a small subset of Company products and information technology equipment, indicated the carrying amount of those items was not recoverable.  As a result, the Company reviewed the long-lived assets for impairment and recorded a $20 thousand impairment charge included in General and Administrative expenses on the consolidated statement of operations.  The impairment was measured under an income approach utilizing forecasted discounted cash flows to determine fair values of the impairment assets.  The inputs utilized in the analyses are classified as Level 3 inputs within the fair value hierarchy as defined in ASC 820, Fair Value Measurement.

At  December 31, 2022, the Company concluded it did not have any other triggering events requiring assessment of impairment of its long-lived assets.

5. Debt

Factoring Arrangement

The Company previously had an accounts receivable factoring arrangement with a financial institution (the “Factor”), which ended in the second quarter of 2022.  Under the terms of the agreement, the Company, from time to time, sold to the Factor certain of its accounts receivable balances on a recourse basis for credit-approved accounts.  The Factor remitted 85% of the domestic accounts receivable balance to the Company (the “Advance Amount”), with the remaining balance, less fees to be paid to the Company once the Factor collected the entire accounts receivable balance from the customer.  The factoring fee was 0.98 % of the invoice’s face value factored for the first 30 days required to collect the invoice and prorated on a per diem basis at 0.0327 % each day thereafter.  The minimum invoice fee for any factored invoices was $1.50.  The Company included the cost of factoring in interest expense.

As stated previously, the Company factored the accounts receivable on a recourse basis.  Therefore, if the Factor could not collect the factored accounts receivable, the Company had to refund the Advance Amount remitted to it for any uncollected accounts receivable.  Accordingly, the Company recorded the liability of having to refund the Advance Amount as short-term debt when the factoring arrangement was utilized.  The Company terminated the factoring arrangement as of June 1, 2022.  As of December 31, 2022, and 2021 there were no advances or other liabilities outstanding under the factoring arrangement.

The cost of factoring was as follows:

	Year Ended December 31, 2022	Year Ended December 31, 2021
Factoring Fees	$-	$87,122

Spectrum Loan Facility

The Company entered into the Spectrum Loan Facility with Spectrum pursuant to the terms of the General Credit and Security Agreement (the "Credit Agreement"), the Company may borrow monies to purchase eligible equipment in an amount equal to the lesser of (i) 75% of the cost of such eligible equipment and (ii) $500,000; provided that this maximum eligibility will automatically be reduced by 1/48th each month during the term of the facility. The Credit Agreement also allows for additional borrowing in an amount equal to the lesser of (i) 50% of the net amount of eligible inventory (as defined in the Credit Agreement), (ii) $350,000, and (iii) 50% of the purchased accounts receivable outstanding under the related Assignment of Accounts and Security Agreement (the “AR Agreement”).

Under the terms of the AR Agreement, Spectrum has agreed to advance funds equal to approximately 85% of eligible accounts receivable that are collected by Spectrum under a “lock box” arrangement.  The maximum amount that may be advanced under the AR Agreement is $3,000,000 less any amounts loaned under the Credit Agreement.

The scheduled term of the Spectrum Loan Facility is 24 months from the Spectrum Effective Date, unless earlier terminated as per the terms of the Spectrum Loan Facility.  The term of the facility will automatically renew unless either party provides at least 60 days’ notice prior to the scheduled expiration date.  In the event of an early termination of the AR Agreement by the Company or resulting from the Company’s default or other circumstances impacting the Company (including bankruptcy, reorganization, sale of assets, and cessation of business), the Company will be required to pay a prepayment fee.

The Company’s obligations under the Spectrum Loan Facility are secured by first-priority liens on essentially all of the Company’s assets; provided, however, that the Company is permitted to grant purchase money security interests on certain equipment, furniture and similar tangible assets financed by a third party.

In addition to annual facility fees of $30,000 and other quarterly and transaction fees payable to Spectrum, interest accrues on amounts owed under the Spectrum Loan Facility at the prime rate as quoted by the Wall Street Journal plus 3.5%, but in no event lower than 7.0%.

The Spectrum Loan Facility contains various covenants and restrictions on the Company's financial and business operations including restrictions on the purchase or redemption of any Company shares and the declaration or payment of any dividends on the Company's stock.  For the year ended December 31, 2022, the Company maintained compliance with these covenants and restrictions.

The Company has borrowed $0.7 million under the Spectrum Loan Facility as of December 31, 2022.  The Company includes the interest expense of the Spectrum Loan Facility ($66 thousand) as part of its interest expense on its consolidated statements of operations, and the total amount of $0.7 million borrowed under the Spectrum Loan Facility is included as short-term debt on the consolidated balance sheet as of December 31, 2022.

Salem Loan Facility

On August 11, 2022 (the “Salem Effective Date”), the Company entered into the Salem Loan Facility with Salem.  The Salem Loan Facility provides for a loan facility in the aggregate amount of up to $8.0 million.

The Salem Loan Facility provided for an initial advance of $5.0 million, and additional advances over the next twelve months from the Salem Effective Date of up to $3.0 million at Salem’s discretion.  The Salem Loan Facility has a five-year term, is secured by a second-priority lien on essentially all of the Company’s assets and provides for aggregate interest payments of 13.0% per annum, with 11.0% payable in cash and 2.0% paid-in-kind, with the principal and outstanding interest due in  August 2027.  In addition to a 2.0% fee paid prior to closing on the Salem Loan Facility, the Company issued Salem 150,000 shares of common stock as consideration for the Salem Loan Facility.  The Company will issue up to an additional 150,000 shares in the event that Salem advances the additional $3.0 million.

The Salem Loan Facility contains various covenants and restrictions on the Company's financial and business operations including restrictions on the purchase or redemption of any Company shares and the declaration or payment of any dividends on the Company's stock.  For the year ended December 31, 2022, the Company maintained compliance with these covenants and restrictions.

Should the Company repay the Salem loan during the first three years of the five-year term, it may be required to pay a prepayment premium equal to (i) 3.0% of the prepaid principal during year 1, (ii) 2.0% of the prepaid principal during year 2, and (iii) 1.0% of the prepaid principal during year 3.  The Salem Loan Facility contains customary affirmative and negative covenants that impose restrictions on the Company’s financial and business operations, including limitations on liens, indebtedness, and fundamental changes in the nature of the Company’s business.  In addition, the Salem Loan Facility provides that the Company must maintain compliance with a maximum leverage ratio and a minimum liquidity covenant.

On August 11, 2022, in connection with the closing of the Salem Loan Facility, the Company paid off its obligations under its Economic Injury Disaster Loan ("EIDL") loan from the Small Business Administration (see further discussion of the EIDL loan below).

The Company has borrowed $5.0 million under the Salem Loan Facility as of December 31, 2022.  As of December 31, 2022, the Company includes the interest expense of the Salem Loan Facility ($172 thousand) as part of its interest expense on its consolidated statements of operations, the total amount of $5.0 million borrowed as undiscounted long-term debt on its consolidated balance sheets ($4.6 million discounted long-term debt), and the 150,000 shares of common stock issued ($0.5 million) within the consolidated statements of stockholders' equity (deficit) .

Loans Payable – EIDL

In response to COVID-19, the SBA created the EIDL program in March 2020.  The program's purpose was to help small businesses meet financial obligations that could have been met had the COVID-19 pandemic not occurred.  Unlike the Paycheck Protection Program ("PPP"), an EIDL loan is not forgivable in the future but provides favorable interest and payment terms.  The maximum EIDL available was equivalent to six months of a business’s working capital, up to $150,000.  Businesses could use EIDL proceeds for working capital and normal operating expenses.  On June 24, 2020, the Company received loan proceeds of $150,000 under the EIDL program.  As part of the EIDL program, the Company agreed to the SBA collateral conditions and agreed to pay annual interest of 3.75% per annum on the outstanding principal balance.  Monthly installment payments were to commence at the end of the anticipated deferral allowance period in December 2022 for up to a maximum of 30 years from the loan date (thus, 2050).  As mentioned above, in conjunction with closing the Salem Loan Facility on August 11, 2022, the Company repaid the entire outstanding principal ($149,900) and accrued interest ($12 thousand) of the EIDL loan.

Loans Payable – PPP

On April 30, 2020, Guerrilla RF received loan proceeds of $535,800 under the PPP.  Established as part of the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”) administered by the SBA. PPP loans and accrued interest are forgivable after a “covered period” (24 weeks) as long as the borrower maintains its payroll levels and uses the loan proceeds for eligible purposes, including payroll, benefits, rent, and utilities. As of December 31, 2020, Guerrilla RF had $535,800 of principal outstanding on the PPP loan together with accrued interest of $3,611 as accounts payable and accrued expenses less $90,000 shown as long-term liability on the consolidated balance sheet.  On February 17, 2021, Guerrilla RF received approval from the SBA that the $535,800 PPP loan was forgiven, including all accrued interest.

On February 19, 2021, Guerrilla RF received loan proceeds of $833,300 (the “2021 PPP Loan”) also under the same CARES Act. Guerrilla RF used the 2021 PPP Loan to retain current employees, maintain payroll, and make lease and utility payments.  On August 18, 2021, Guerrilla RF received confirmation from the SBA that the 2021 PPP Loan, including accrued interest, had been forgiven.

The Company recorded the forgiveness of both PPP loans and the related accrued interest as a gain in other income (expense) on the consolidated statements of operations.  Accordingly, as of December 31, 2022, the Company had no principal outstanding on the PPP loans or accrued interest.

Notes Payable

Since its founding, the Company has utilized privately placed funding through equity and unsecured debt instruments.  See Note 6 for details on equity funding.

The Company entered into several debt arrangements from capital raise events and bridge loans from existing investors.  These debt arrangements were characterized by interest-only quarterly payments paid in arrears. Per the terms of the debt arrangements, the principal was paid in its entirety at the respective maturity date. In addition, all such debt agreements could be prepaid by the Company without any penalty.

From March 2017 through July 2020, the Company entered into debt financings with multiple investors for a total of $4,000,000 in promissory notes with various maturity dates from March 2022 to December 31, 2023.  The debt instruments had interest rates from 8% to 12% per annum.  The outstanding balances of the promissory notes were converted to common stock at the closing of the Merger.

On June 1, 2018, the Company entered into a promissory note with an investor for $1,000,000 with a maturity date of May 31, 2020.  In connection with this promissory note and the terms of the related loan agreement, the Company issued two warrants for the purchase of Series E preferred stock of the Company.  On April 15, 2020, the note and warrants were transferred to a related party of the lender.  Following that transfer, the new warrant holder exercised these warrants and purchased shares of preferred stock for a total cash consideration of $500,001 to satisfy $500,000 of the $1,000,000 note payable.  In addition, this new holder of the note payable agreed to refinance the remaining $500,000 of the $1,000,000 note payable, which then had a maturity date of May 31, 2022.  The outstanding balance of this promissory note was converted to common stock at the closing of the Merger.

Convertible Promissory Notes

As further described in Note 1, the Company entered into a Merger Agreement effective October 22, 2021.  On October 22, 2021, pursuant to the terms of the Merger Agreement, all of the common stock of Guerrilla RF (including common stock issued upon the conversion of preferred stock and $4.5 million of pre-2021 convertible notes) held by accredited investors was converted into an aggregate of 24,130,642 shares of Company common stock.  These pre-2021 convertible notes were converted into 2,647,059 shares of the Company’s common stock at a price of $1.70 per share.  In addition, in connection with the Merger, the Company issued 744,300 shares of common stock in exchange for $1,488,600 of convertible notes that were issued by Guerrilla RF in contemplation of the Merger.

Per the terms of several debt arrangements entered into with new and existing investors prior to the Merger, the principal was to be paid in its entirety at the respective maturity date or upon conversion as a result of the Merger without any penalty.  Upon successful closing of the aforementioned Merger and related financing, all of the outstanding principal amounts of the new notes payable issued just prior to the Merger ($1,488,600) and the above-described existing notes payable ($4.5 million), automatically, without the necessity of any action by the noteholder or the Company, converted into securities of the Company.  All accrued but unpaid interest on the existing and new notes payable as of the effective date of the Merger were paid in cash to the noteholder within fifteen (15) business days following the Merger ($51,627).

Warrants

In connection with some of the debt described above, certain lenders were issued warrants to purchase up to 116,733 pre-Merger shares of Series D and E preferred stock at $2.57 per share.  In April 2018, Guerrilla RF completed a Series E preferred stock convertible note private offering in which 898,542 pre-Merger shares of Series E Preferred Stock were issued at $2.57 per share together with warrants to purchase an additional 77,821 pre-Merger shares of Series E preferred stock.  In consideration of funds advanced pursuant to a $1,000,000 promissory note accruing interest at 8% per annum from an existing investor, Guerrilla RF issued warrants on June 1, 2018, for the purchase of 38,911 pre-Merger shares of Series E Preferred Stock (in total) at $2.57 per share with different termination dates.  All outstanding warrants immediately prior to the October 22, 2021 closing date of the Merger were converted into Company common stock (as further described in Note 1).

Long‐term debt is summarized as follows:

	2022	2021
Note payable with monthly interest-only payments at 11%, maturing in August 2027, unsecured, net of loan origination fees	4,408,187	-

Note payable with monthly payments beginning in June 2022 at 3.75% interest, maturing in June 2050, secured by all tangible and intangible property	-	149,900

Finance agreement for directors and officers insurance premium with monthly payments at 4.95% interest, maturing in August 2023	216,886

Finance agreement for software, with monthly payments at various interest rates, and maturity dates	216,217

Recourse factoring	727,356	-

Total notes payable	5,568,646	149,900

Less current portion	(959,803)	5,117

	$ 4,608,843	$ 144,783

Debt Maturity

Debt is expected to mature as follows:

2023	$959,803
2024	18,360
2025	18,861
2026	6,092
2027	4,565,530
Thereafter	-
$5,568,646

6. Common Stock and Convertible Preferred Stock

Common Stock

The Company is authorized to issue 300,000,000 shares of common stock with a par value of $ 0.0001 as of December 31, 2022 and 2021.  Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the Company’s stockholders. Subject to preferences that may apply to any outstanding preferred stock, holders of common stock are entitled to receive ratably any dividends that the Company’s Board of Directors may declare out of funds legally available for that purpose on a non-cumulative basis. No dividends had been declared through December 31, 2022.

Following the Effective Time of the Merger, the Company sold 33,147,192 shares of common stock pursuant to a private placement offering at a purchase price of $2.00 per share for aggregate gross proceeds of $11.5 million. The Company incurred issuance costs of $2.1 million, which were offset against the proceeds from this offering and are recorded in the accompanying consolidated financial statements for the year ended December 31, 2021.

On December 30, 2022, Guerrilla RF, Inc. the Company completed the initial closing of a private placement of up to $10.0 million in aggregate gross proceeds (the “2022/23 Offering”) as it entered into a Unit Purchase Agreement (the “Unit Purchase Agreement”) with investors (the “Purchasers”) pursuant to which the Company sold 3,882,340 units (the “Units”), each Unit consisting of one share of the Company’s common stock and one warrant to purchase one-half of a share of common stock (the “Warrant”).  The purchase price of each Unit was $1.30 per Unit, resulting in gross proceeds at this initial closing of approximately $5.0 million before the deduction of estimated Offering expenses of approximately $700,200.  Pursuant to the terms of the 2022/23 Offering, the Company continued to accept subscriptions for Units and had additional closings through February 28, 2023.

Each full Warrant has an exercise price of $2.00 per whole share of common stock, subject to adjustment, and is exercisable for a period of five years beginning six (6) months from the date of the final closing of the 2022/23 Offering.

In connection with the 2022/23 Offering, the Company also entered into a registration rights agreement (the “2022/23 Registration Rights Agreement”) with the Purchasers, pursuant to which the Company is required to prepare and file a registration statement with the Securities and Exchange Commission (the “SEC”) covering the resale of (i) the shares of common stock issued to the Purchasers in the 2022/23 Offering, and (ii) the shares of common stock issuable upon exercise of the Warrants (the “Warrant Shares”) within 30 days following the final closing of the 2022/23 Offering. The Company is required to use its reasonable best efforts to cause the registration statement to be declared effective no later than 120 days following the final closing of the 2022/23 Offering.

Laidlaw & Company (UK), Ltd. served as the exclusive placement agent and GP Nurmenkari, Inc. served as a selected dealer for the 2022/23 Offering (collectively, the “Placement Agents”).  In addition to an aggregate cash fee of approximately $504,704, representing 10% of the gross proceeds from the initial closing, the Placement Agents will receive warrants (the “Placement Agent Warrants”) to purchase 582,351 shares of Common Stock (the “Placement Agent Warrant Shares”).  The Placement Agent Warrants are exercisable for a period of five years and have an exercise price of $1.30 per share.

The aforementioned Units and Warrants have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), but were offered and sold pursuant to an exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

Common Stock Warrants

In October and November 2021, the Company issued warrants to nonemployees to purchase 183,100 and 148,480 shares of common stock, respectively, as payment for services related to the private placement and the Merger.  The warrants have an exercise price of $2.00 per share and are immediately exercisable and expire in October and November 2026, respectively.
The Company determined the warrants to be equity-classified awards and recorded them as issuance costs related to the sale of common stock associated with the private placement and Merger (see Note 1).  As mentioned above, on December 30, 2022, the Company completed the initial closing of its 2022/23 Offering.  Each Unit sold in the 2022/23 Offering includes one warrant to purchase one-half of a share of common stock.  Thus, as of December 31, 2022, Units sold in the 2022/23 Offering include warrants to purchase 2,523,521 shares, which warrants will be issued upon the final closing of the 2022/23 Offering.  The 2,523,521 Warrant Shares comprise 1,941,170 Purchaser Warrant Shares and 582,351 Placement Agent Warrant Shares, each exercisable for a period of five years beginning six months following the final closing of the 2022/23 Offering.

Preferred Stock

The Company’s Board of Directors is authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and rights of the shares of each series.

Prior to the Merger Guerrilla RF had utilized convertible preferred share issuances, convertible debt issuances, and convertible warrants from private investors to fund its business operations and growth. No dividend was payable on shares of Guerrilla RF common stock or its classes of preferred stock.  At the closing of the Merger, all Guerrilla RF preferred stock was converted into common shares of the Company.  There is no issued or outstanding preferred stock as of December 31, 2022 and 2021.

7. Share-Based Compensation

In 2014, the Company adopted the Long‐Term Stock Incentive Plan (the “2014 Plan”), with 568,000 shares of common stock authorized for issuance under the 2014 Plan.  Subsequently, stockholders approved an increase in the number of shares available under the 2014 Plan to 1,260,000 shares.  Exercise prices range from $0.70 to $1.57 per share, depending on the date of the award.  No further awards may be made under the 2014 Plan.

In 2021, the Board adopted the Equity Incentive Plan (the “2021 Plan”), which authorizes the award of stock options, restricted stock awards, stock appreciation rights, restricted stock units (“RSUs”), performance awards, cash awards, and stock bonus awards.  The Company initially reserved 222,991 shares of common stock, plus any reserved shares not issued or subject to outstanding grants under the 2014 Plan on the effective date of the 2021 Plan, for issuance pursuant to awards granted under the 2021 Plan.  The number of shares reserved for issuance under the 2021 Plan will increase automatically on January 1 each year until 2031 by the number of shares equal to the lesser of 5% of the total number of outstanding shares of our common stock as of the immediately preceding December 31, or a number as may be determined by our Board.

The general purpose of the 2014 Plan and the 2021 Plan is to allow the Company to attract and motivate key employees and directors to align their interests with those of the Company’s shareholders.

Stock Awards

On January 1, 2022, the Compensation Committee of the Board awarded 75,000 shares of common stock (valued at $2.00 per share) to the non-employee directors for services provided in 2021.  These common stock awards vested immediately.

Stock Option Awards

The Company measures the fair value of each option award on the date of grant using the Black‐Scholes option-pricing model, which takes into account inputs such as the exercise price, the value of the underlying ordinary shares at the grant date, expected term, expected volatility, risk-free interest rate, and dividend yield. The fair value of each grant of options was determined using the methods and assumptions discussed below:

●

The expected term of employee options is determined using the “simplified” method, as prescribed in the SEC’s Staff Accounting Bulletin (SAB) No. 107, whereby the expected life equals the arithmetic average of the vesting term and the original contractual term of the option due to the Company’s lack of sufficient historical data.

●	The expected volatility is based on the historical volatility of the publicly traded common stock of a peer group of companies.

●	The risk-free interest rate is based on the interest rate payable on U.S. Treasury securities in effect at the time of grant for a period that is commensurate with the assumed expected term.

●	The expected dividend yield is zero because the Company has not historically paid and does not expect to pay a dividend on its common stock for the foreseeable future.

For the years ended December 31, 2022 and 2021, the grant date fair value of all option grants was estimated at the time of grant using the Black-Scholes option-pricing model using the following weighted-average assumptions:

	2022	2021
Expected term (in years)	6.25	6.25
Expected volatility	52%	67%
Risk-free rate	3.96%	0.11%
Dividend rate	—	—

The weighted average grant date fair value of stock option awards granted was $1.30 and $0.97 during the years ended December 31, 2022, and 2021, respectively.

The value of stock options is recognized as compensation expense by the straight-line method over the vesting period.  Unrecognized compensation costs related to non‐vested options at December 31, 2022 amounted to$496,659, which are expected to be recognized over an average of approximately three years.

Stock option activity by share is summarized as follows for the years ended December 31, 2022 and 2021:

	Number of Shares	Weighted-Average Exercise Price Per Option	Weighted- Average Remaining Contractual Life (in years)
Shares underlying outstanding awards at December 31, 2020	3,209,141	$0.67	3.65
Granted	82,716	0.97
Exercised	(110,975)	0.36
Shares underlying outstanding awards at December 31, 2021	3,180,882	0.38	5.30
Granted	472,000	1.30
Exercised	(12,702)	0.41
Forfeited	(32,862)	0.95
Shares underlying outstanding awards at December 31, 2022	3,607,318	$0.59	4.85
Exercisable options at December 31, 2022	2,905,460	$0.37	4.32

Each outstanding unexercised stock option at the closing date of the Merger (October 22, 2021) was converted into the right to purchase approximately 2.95 shares of the Company’s common stock.  Pursuant to the Merger Agreement, options to purchase 1,065,067 shares of Guerrilla RF’s common stock issued and outstanding immediately prior to the closing of the Merger under the 2014 Plan were assumed and converted into options to purchase 3,146,366 shares of the Company's common stock.  In conjunction with the modification of the number of shares issuable under the options, the exercise price of the options was also reduced by a corresponding 2.95 factor.

In April 2022, the Compensation Committee of the Board granted 248,500 stock options to new employees at an exercise price of $2.00 per share.  These option awards vest equally over four years (25% per year) on the anniversary of the date the recipient started working for the Company.

In September 2022, the Compensation Committee of the Board granted 93,500 stock options to new employees at multiple exercise prices between $2.00 and $4.15 per share.  These option awards vest equally over four years (25% per year) on the anniversary of the date the recipient started working for the Company.

The number of options exercised during the year ended December 31, 2022 was 12,702.  The aggregate intrinsic value of outstanding options exercisable as of December 31, 2022, was $3.3 million.  As of December 31, 2022, stock-based compensation for unvested options granted of $0.5 million will be recognized over a remaining weighted-average requisite service period of 2.3 years.

Restricted Stock Unit (“RSU”) Awards

In the year ended December 31, 2022, the Compensation Committee of the Board granted 873,820 RSUs (net of cancellations/forfeitures) to various employees and directors.  The RSU awards made to non-employees (150,000, net of cancellations/forfeitures) vest 100% on the earliest of (i) June 2, 2023, subject to the recipient's continued service to the Company, (ii) the recipient's death, or (iii) the recipient's disability. The RSUs awarded to employees (723,820, net of cancellations/forfeitures) vest over three equal annual installments from the date of the grant.  The RSUs awarded are subject to the recipient’s continued service through the applicable vesting date and the shares not vested are forfeited upon separation from or discontinuation of services to the Company.  The share-based compensation expense to be recognized for these RSUs over the remaining vesting period subsequent to December 31, 2022 is approximately $1.1 million.

The employee stock option and RSU grants during the year ended December 31, 2022 were issued from the 2021 Plan.  The fair value of each RSU was estimated on the date of grant, based on the weighted average price of the Company's stock reduced by the present value of the expected dividend stream during the vesting period using the risk-free interest rate.  The Company will issue new shares of common stock to satisfy RSUs upon vesting.  The Company did not make any RSU grants in 2021.  The following table summarizes the RSU activity and weighted averages.

The following table summarizes RSU activity:

	2022
	Number of RSUs	Weighted Average Grant Date Fair Value
Outstanding at December 31, 2021	-	$-
Granted	903,120	1.79
Vested	-	-
Canceled/Forfeited	(29,300)	2.00
Outstanding at December 31, 2022	873,820	$1.78

Pursuant to awards made under the 2014 Plan and the 2021 Plan, the Company recorded stock-based compensation expense in the following expense categories in the consolidated statements of operations for the years ended December 31, 2022 and 2021:

	2022	2021
Direct product costs	$21,088	$-
Research and development	$181,792	$-
Sales and marketing	$108,318	$-
General and administrative	$332,372	$176,046
	$643,570	$176,046

No income tax benefits have been recognized in the consolidated statements of operations for stock-based compensation arrangements, and no stock-based compensation costs have been capitalized as property and equipment through December 31, 2022.

8. Commitments and Contingencies

Lease Commitments

As of January 1, 2022, the Company adopted ASC Topic 842 and selected the transition alternative method with no comparative period adjustment.  The practical expedients elected were no reassessment of lease classification, no re-evaluation of embedded leases, no reassessment of initial direct costs, and short-term lease exemption.  On January 1, 2022, the Company recorded a finance lease asset and liability of $2.6 million and an operating right-of-use asset and liability of $0.3 million.

The Company determines whether an arrangement is an operating lease or financing lease at inception.  Lease assets and obligations are recognized at the lease commencement date based on the present value of lease payments over the term of the lease.  The Company generally uses its incremental borrowing rate, which is based on information available at the lease commencement date, to determine the present value of lease payments.

The Company has entered into leases primarily for real estate and equipment used in research and development.  Operating lease expense is recognized in continuing operations by amortizing the amount recorded as an asset on a straight-line basis over the lease term.  Financing lease expense is comprised of both interest expense, which will be recognized using the effective interest method, and amortization of the right-of-use assets.  These expenses are presented consistently with other interest expense and amortization or depreciation of similar assets.  In determining lease asset values, the Company considers fixed and variable payment terms, prepayments, incentives, and options to extend, terminate or purchase.  Renewal, termination, or purchase options affect the lease term used for determining lease asset value only if the option is reasonably certain to be exercised.

Balance sheet information related to right-of-use assets and liabilities is as follows:

	Balance Sheet Location	December 31, 2022
Operating Leases:
Operating lease right-of-use assets	Operating lease right-of-use assets	$209,669

Current portion of operating lease liabilities	Operating lease, current portion	139,794
Noncurrent portion of operating lease liabilities	Operating lease	71,714
Total operating lease liabilities		$211,508

Finance Leases:
Finance lease right-of-use assets	Property, plant, and equipment	$4,124,093

Current portion of finance lease liabilities	Finance lease, current portion	1,078,506
Noncurrent portion of finance lease liabilities	Finance lease	2,984,618
Total finance lease liabilities		$4,063,124

Lease cost recognized in the consolidated financial statements is summarized as follows:

	For the Year Ended December 31, 2022	For the Year Ended December 31, 2022(1)
Operating lease cost	$135,842	$131,191

Finance lease cost:
Amortization of lease assets	977,771	79,495
Interest on lease liabilities	251,228	21,108
Total finance lease costs	$1,228,999	$100,603

(1) Represent amounts under ASC 840.

Other supplemental information related to leases is summarized as follows:

December 31, 2022
Weighted average remaining lease term (in years):
Operating leases	1.48
Finance leases	3.73

Weighted average discount rate:
Operating leases	7.35%
Finance leases	7.05%

Cash paid for amounts included in the measurement of lease liabilities for the year ended December 31, 2022:
Operating cash flows from operating leases	$133,637
Operating cash flows from finance leases	$251,228
Financing cash flows from finance leases	$985,622

The following table summarizes our future minimum payments under contractual obligations for operating and financing liabilities as of December 31, 2022:

	Payments Due by Period
	2023	2024	2025	2026	Thereafter	Total
Finance leases	$1,329,924	$1,305,620	$984,853	$902,927	$116,018	$4,639,342
Less interest	251,418	176,040	104,265	42,185	2310	576,218
Finance lease liabilities	$1,078,506	$1,129,580	$880,588	$860,742	$113,708	$4,063,124

Operating leases	$150,687	$73,193	$-	$-	$-	$223,880
Less present value adjustment	10,893	1,479	-	-	-	12,372
Operating lease liabilities	$139,794	$71,714	$-	$-	$-	$211,508

The Company leases its former headquarters office facilities in Greensboro, North Carolina under a lease agreement, which expires in June 2024.  The lease agreement allows for early cancellation, subject to payment of an early cancellation penalty.  Under the lease agreement, the Company is responsible for certain insurance and maintenance expenses.  In addition, the lease agreement contains scheduled rent increases.  The related rent expense for the lease is calculated on a straight-line basis according to the rental terms of the lease.

New Headquarters Capital Addition Financing

In July 2021, the Company entered into a lease agreement for new headquarters (also in Greensboro, North Carolina), with a lease term of ten (10) years and two months from the date the Company commences occupancy, which occurred in the first quarter of 2023.  Under the lease agreement, the Company is responsible for certain insurance and maintenance expenses, which are not part of the minimum lease payments.  In addition, the lease agreement contains scheduled rent increases.  Upon taking control of the building, the related rent expense for the lease will be calculated on a straight-line basis according to the lease's rental terms.  The Company will commence remitting scheduled lease payments in the second quarter of 2023.  The Company anticipates an annual lease expense of approximately $1.1 million over the term of the lease and lease expense recognition will commence in the first quarter of 2023.  The initial lease payment will be made in the second quarter of 2023.

In conjunction with the Company's planned move into expanded office facilities in early 2023, which will become the Company's new headquarters, the Company entered into a lease financing arrangement related to furniture for the new office facilities in April 2022.  The total cost of the furniture financed was $1.1 million, which included tax, freight, interim storage, and installation labor.  The Company was responsible for paying interest-only payments to the financing company related to the furniture procurement order (interest on principal of $496 thousand) placed in April 2022 prior to the first scheduled principal financing payment, which occurred in August 2022 ($246 thousand).  The Company made interest-only payments to the financing company related to the furniture procurement order through August 2022 in the amount of $17 thousand.  Subsequent to August 2022 through December 31, 2022, the Company has paid $96 thousand in principal and $14 thousand in interest.  The total scheduled principal and interest payments to be made after December 31, 2022 are $692 thousand.

The Company entered into a lease agreement in July 2021 for its new headquarters.  The new headquarters were renovated in accordance with plans agreed upon with the landlord, and the Company took possession of the building in the first quarter 2023 when all improvements and renovations (the “new building asset additions”) were substantially complete.  Initially, the Company anticipated the new building asset additions being completed and taking possession in September 2022; however, the landlord, as the sole improvement and renovation contractor, experienced significant construction delays.  In August 2022, the Company reached an agreement with the landlord over the timing of the payments for the new building asset additions in light of the significant construction delays.  The Company anticipates the total cost of the new building asset additions will be approximately $7.5 million, with the Company being responsible for the balance in excess of the landlord's $3.5 million allowance (the "excess construction costs") plus deferral fees and interest.

As part of the aforementioned August 2022 lease amendment, the Company made the landlord an initial payment of $1.3 million towards the excess construction costs and related financing costs.  The August 2022 lease amendment included new financing terms for the excess construction costs, which include a deferral fee (2% per annum) and interest (18% per annum).  Thus, the Company will pay the landlord a 2% deferral fee to be applied to all current and future excess construction costs as invoiced by the landlord.  The Company will also pay 18% interest on all such current and future excess construction costs and deferral fees from the date the landlord invoices them until the Company remits payment.  The initial payment of $1.3 million towards the excess construction costs was applied first to accrued interest, then to the deferral fee, and then to advanced rent payments.  The Company was not required to make any additional payments until after the Company completed an additional capital raise, but no later than December 15, 2022 (and up to December 31, 2022 at the landlord's discretion).  At that time, the Company was required to pay the landlord, in full, all unpaid excess construction costs, deferral fees, and interest then due (the “Capital Raise Payment”).  After the Capital Raise Payment, the Company must resume making monthly invoiced payments related to the excess construction costs, including deferral fees and interest.  The Company had the initial closing of its capital raise on December 30, 2022.  The Company has recorded the advanced rent amounts paid and payable to the landlord as long-term prepaid expenses and other on the consolidated balance sheets as of December 31, 2022.  These amounts will be reclassified to the operating lease right-of-use asset upon lease commencement in the first quarter of 2023.  The Company remitted the Capital Raise Payment to the landlord on January 3, 2023 for $2.5 million.

Legal

In the ordinary course of business, the Company may become involved in legal disputes.  In the opinion of management, any potential liabilities resulting from any disputes would not have a material adverse effect on the Company’s consolidated financial statements.  As a result, no liability related to any such disputes has been recorded at December 31, 2022 or 2021.

Indemnification Agreements

From time to time, in the ordinary course of business, the Company may indemnify other parties when it enters into contractual relationships, including members of the Board of Directors, employees, customers, lessors, lenders, and parties to other transactions with the Company.  In addition, the Company may agree to hold other parties harmless against specific losses, such as those that could arise from a breach of representation, covenant, or third-party infringement claims. It may not be possible to determine the maximum potential amount of liability under such indemnification agreements due to the unique facts and circumstances likely to be involved in each particular claim and indemnification provision.  Management believes any liability arising from these agreements will not be material to the consolidated financial statements.  As a result, no liability for these agreements has been recorded at December 31, 2022 or 2021.

Employment Agreement

The Company has entered into an employment agreement with one executive.  This employment agreement was entered into effective as of January 1, 2020.  The Company desired the assurance of the executive's continued association and services to retain the executive's experience, skills, abilities, background, and knowledge. The employment is at-will, and the Company may terminate the employment relationship at any time, with or without cause, and with or without notice.  The terms of the agreement stipulate compensation, benefits, specific restrictive covenants, and Company obligations upon termination of the employment agreement, including severance pay calculated as twelve monthly payments of the executive's monthly base salary.

9. Income Taxes

The Company did not have any income tax expense for the years ended December 31, 2022 or 2021.

The provision for income taxes for the years ended December 31, 2022 and 2021 differs from the amount that would be provided by applying the statutory U.S. federal income tax rate of 21% to pre-tax income primarily due to a valuation allowance.  The accounting estimates used to compute the provision for income taxes may change as new events occur, more experience is obtained, additional information becomes known, or the tax environment changes.

In assessing the need for a valuation allowance, management must determine that there will be sufficient taxable income to realize deferred tax assets.  Based upon the historical and anticipated future losses, management has determined that the deferred tax assets do not meet the more likely than not threshold for realizability.  Accordingly, a full valuation allowance has been recorded against the Company’s net deferred tax assets as of December 31, 2022 and December 31, 2021.

On August 9, 2022, the U.S. Government enacted the U.S. CHIPS and Science Act (“CHIPS Act”).  The CHIPS Act creates a 25% investment tax credit for certain investments in domestic semiconductor manufacturing.  The credit is provided for qualifying property, which is placed in service after December 31, 2022, and any impact to the Company would start in fiscal 2023.  On August 16, 2022, the U.S. Government enacted the Inflation Reduction Act.  The Inflation Reduction Act introduces a new 15% corporate minimum tax, based on adjusted financial statement income of certain large corporations.  Applicable corporations would be allowed to claim a credit for the minimum tax paid against regular tax in future years.  The Inflation Reduction Act also includes an excise tax that would impose a 1% surcharge on stock repurchases.  This excise tax is effective January 1, 2023.  The Company is currently evaluating the effect the CHIPS Act and the Inflation Reduction Act will have on its consolidated financial statements.  At present, the Company does not expect that any of the provisions included in the two aforementioned pieces of legislation will result in a material impact to the Company’s deferred tax assets, liabilities, or income taxes payable.

Deferred tax assets and liabilities are determined based on the differences between the consolidated financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect for years in which differences are expected to reverse.

Significant components of the Company's deferred tax assets for federal income taxes consisted of the following:

	2022	2021
Noncurrent deferred income tax asset arising from:

Accounts payable	$461,253	$272,585
Property, plant, and equipment	39,598	11,090
Equity-based compensation	112,336	65,127
Contribution carryforward	5,856	4,860
NOL carryforward	3,994,815	3,452,349
NEL carryforward	239,315	324,685
R&D credit	626,347	365,668
Operating lease liability	48,594	-
Capitalized research and development expense	1,639,623	-
Total deferred tax assets	7,167,737	4,496,364

Noncurrent deferred income tax liability arising from:
Trade receivables and prepaid expenses	(374,517)	(655,804)
Operating lease ROU asset	(48,171)	-
Total deferred income tax liabilities	(422,688)	(655,804)

Net noncurrent deferred income tax asset	6,745,049	3,840,560

Valuation allowance	(6,745,049)	(3,840,560)

Net	$-	$-

In assessing the need for a valuation allowance, management must determine that there will be sufficient taxable income to realize deferred tax assets. Based upon the historical and anticipated future losses, management has determined that the deferred tax assets do not meet the more likely than not threshold for realizability. Accordingly, a full valuation allowance has been recorded against the Company’s net deferred tax assets as of December 31, 2022, and 2021.

The Company does not have unrecognized tax benefits as of December 31, 2022, or 2021.  The Company recognizes interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense.

The Company had net operating loss carryforwards (“NOL”) for federal and state income tax purposes at December 31, 2022, and December 31, 2021 of approximately:

	December 31,
Combined NOL Carryforwards:	2022	2021
Federal	$19,022,927	$16,439,757
State	$9,836,072	$16,439,757

The net operating loss carryforwards generated before 2018 begin expiring in 2033 for federal and 2030 for state income tax purposes.  Federal and state net operating losses generated in 2018 and into the future now have an indefinite life.

	December 31,
Combined Credit Carryforwards:	2022	2021
Federal	$626,347	$365,668

The credit carryforwards begin expiring in 2038 for federal tax purposes.

The NOL and tax credit carryforwards are subject to review and possible adjustment by the Internal Revenue Service and state tax authorities. NOL and tax credit carryforwards may become subject to an annual limitation in the event of certain cumulative changes in the ownership interest of significant stockholders over a three-year period in excess of 50%, as defined under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (the “Code”), respectively, as well as similar state provisions. This could limit the amount of tax attributes that can be utilized annually to offset future taxable income or tax liabilities. The annual limitation amount is determined based on the Company's value immediately prior to the ownership change. Subsequent ownership changes may further affect the limitation in future years. To date, the Company has not performed an analysis to determine whether or not ownership changes have occurred since inception.

A reconciliation of income tax benefit at the statutory federal income tax rate and income taxes as reflected in the consolidated financial statements is as follows:

	December 31,
Rate reconciliation:	2022	2021
Federal tax benefit at the statutory rate	(21.0)%	(21.0)%
State tax, net of federal benefit	(2.0)%	(2.0)%
Nondeductible expenses	0.8%	1.0%
Other	0.7%	—%
Life insurance	—%	5.0%
Provision to return true up	(0.6)%	1.0%
Research & development credits	(2.2)%	(4.0)%
Change in the valuation allowance	24.2%	30.0%
PPP loan forgiveness	—%	(10.0)%
Income Tax Expense (Benefit)	—%	—%

The Company files income tax returns in the U.S. federal jurisdiction and various state jurisdictions. The Company’s tax returns remain subject to examination; carryforward amounts from all tax years remain subject to adjustment.

Potential 382 Limitation

The Company’s ability to utilize its net operating loss ("NOL") and research and development ("R&D") credit carryforwards may be substantially limited due to ownership changes that could occur in the future, as required by Section 382 of the Code, as well as similar State provisions.  These ownership changes may limit the amount of NOL and R&D credit carryforwards that can be utilized annually to offset future taxable income and tax, respectively.  In general, an “ownership change,” as defined by Section 382 of the Code, results from a transaction or series of transactions over a three-year period resulting in an ownership change of more than 50 percent of a company's outstanding stock by certain stockholders or public groups.

If the Company experiences an ownership change, utilization of the NOL or R&D credit carryforwards would be subject to an annual limitation, which is determined by first multiplying the value of the Company’s stock at the time of the ownership change by the applicable long-term, tax-exempt rate, and then could be subject to additional adjustments, as required.  The Section 382 limitation is a limitation on the amount of a new loss corporation’s post-change year taxable income that can be offset by the old loss corporation’s pre-change NOLs.  Any such limitation may result in the expiration of a portion of the Company's NOL or R&D credit carryforwards before utilization.  Any carryforwards that expire prior to utilization as a result of such limitations will be removed from deferred tax assets with a corresponding reduction of the Company's deferred tax valuation allowance.

In the third quarter of 2022, the Company's tax advisors completed a study to assess whether one or more ownership changes have occurred since the Company became a loss corporation under the definition of Section 382.  It was determined that the Company has not experienced any “ownership changes” since 2014.  If an "ownership change" occurs in the future, such change may result in the expiration of a portion of the Company's NOL or R&D credit carryforwards before utilization.  As a result of the Section 382 study, no amounts are being considered as an uncertain tax position or disclosed as an unrecognized tax benefit under ASC-740.  The Company has a full deferred tax valuation allowance as of December 31, 2022.

At December 31, 2022, the Company had federal NOL and R&D credit carryforwards of approximately $19,022,927 and $626,347, respectively, which are available to offset future taxable income subject to any future “ownership change.”

10. Related Party Transactions

We describe below transactions since January 1, 2019, in which the amounts involved exceeded or will exceed $120,000, and any of our directors, executive officers or holders of more than 5% of Guerrilla RF’s pre-Merger capital stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest. Other than as described below, there have not been transactions to which we have been a party other than compensation arrangements.

The following description is historical and has not been adjusted to give effect to the Merger.

2019 Notes

In March 2019, Guerrilla RF sold in a private placement an aggregate of $1.75 million of term notes at an interest rate of 12% per annum (each, a “2019 Note” and collectively, the “2019 Notes”). Prior to the Merger, and in anticipation of the Merger and the related private placement offering, all of the 2019 Notes were amended to cause the principal amount to convert to shares of our common stock at $1.70 per share, and at the time of the private placement offering, the principal amounts owed under the 2019 Notes were converted under those terms, and accrued interest owed under such 2019 Notes was paid. The following table sets forth the principal amount of the 2019 Notes, and the number of shares of our common stock into which they were converted upon the closing of the Merger, sold to our directors, executive officers or holders of more than 5% of Guerrilla RF’s pre-Merger capital stock, or an affiliate or immediate family member thereof.

	Principal	Number of Shares of Common Stock Issued Upon Mandatory
Name of Stockholder	Amount	Conversion
AMB Investments, LLC	$575,000	338,235
Jeanne Pratt	$250,000	147,059
Samuel W. Funchess	$100,000	58,824
William H. Pratt	$50,000	29,412

AMB Notes

Guerrilla RF previously issued several promissory notes (the “AMB Notes”) to AMB Investments LLC (“AMB Investments”), which holds more than 5% of our outstanding capital stock. Certain of the AMB Notes were originally issued to Al Bodford, and each AMB Note originally issued to Al Bodford was assigned by him to AMB Investments in September 2021. The AMB Notes and their original terms are as follows: (i) Non-Negotiable Note dated March 27, 2017 issued to Al Bodford in the principal amount of $333,333 accruing interest at the rate of 8% per annum; (ii) Non-Negotiable Note dated March 12, 2018 issued to Al Bodford in the principal amount of $1,000,000 accruing interest at the rate of 8% per annum; (iii) Term Note dated March 31, 2019 issued to Al Bodford in the principal amount of $175,000 accruing interest at the rate of 12% per annum (a 2019 Note, discussed above); and (iv) Term Note dated April 15, 2020 issued to AMB Investments in the principal amount of $500,000 accruing interest at the rate of 12% per annum; and, (v) Term Note dated April 2, 2019 issued to CML Microcircuits (USA), Inc. (f/k/a CML Microsystems, Inc.) in the principal amount of $400,000 and assigned to AMB Investments on October 15, 2021 (a 2019 Note discussed above). Prior to the Merger, and in anticipation of the Merger and the private placement offering, all of the AMB Notes were amended to cause the principal amount to convert to shares of our common stock at $1.70 per share, and upon the closing of the private placement offering, the principal amount owed under the AMB Notes was converted under those terms, and accrued interest owed under such AMB Notes was paid.

Thompson Note

In July 2020, Guerrilla RF issued an unsecured Term Note (the “Thompson Note”) to Greg Thompson, a member of our Board of Directors, in the principal amount of $250,000 accruing interest at the rate of 12% per annum.  Prior to the Merger, and in anticipation of the Merger and the related private placement offering, the Thompson Note was amended to cause the principal amount to convert to shares of our common stock at $1.70 per share, and upon the closing of the private placement offering, the principal amount owed under the Thompson Note was converted under those terms, and accrued interest owed thereunder was paid.

In July 2021, Mr. Thompson intended to enter into another promissory note with Guerrilla RF in the principal amount of $300,000 accruing interest at the rate of 6% per annum; however, Mr. Thompson decided not to enter into the transaction after he transmitted $300,000 to Guerrilla RF. On September 30, 2021, Guerrilla RF remitted the $300,000 of principal back to Mr. Thompson and accrued interest owed thereunder was paid ($4,842).

2021 Convertible Debt Financing

Between July 15, 2021 and October 1, 2021, Guerrilla RF sold an aggregate of $1,488,600 of convertible promissory notes to ten accredited investors at an interest rate of 6% per annum (each, a “Convertible Note” and collectively, the “Convertible Notes”). The corresponding note purchase agreements provided for the mandatory conversion of the Convertible Notes into shares of the Company’s Common Stock upon the closing of the Merger and the private placement offering at the offering price ($2.00 per share).

The following table sets forth the principal amount of the Convertible Notes, and the number of shares of our common stock into which they were converted upon the closing of the Merger, sold to our directors, executive officers or holders of more than 5% of Guerrilla RF’s pre-Merger capital stock, or an affiliate or immediate family member thereof.

Name of Stockholder	Principal Amount	Number of Shares of Common Stock issued upon Mandatory Conversion
William J. Pratt	$100,000	50,000
Jeanne Pratt	$100,000	50,000
William H. Pratt	$100,000	50,000

2021 Promissory Notes to Warrant Holders

In August 2021, Guerrilla RF issued promissory notes for an aggregate principal amount of approximately $300,000 to the holders of its outstanding warrants (the “2021 Notes”). The 2021 Notes accrued interest at the rate of 6% per annum until November 30, 2021 and at the rate of 12% per annum thereafter. Immediately prior to the closing of the Merger, the warrants were exercised and the warrant exercise price paid in exchange for the cancelation of the 2021 Notes. The following table sets forth the principal amount of the 2021 Notes.

Name of Stockholder	Principal Amount
AMB Investments LLC	$233,332.87
David Reich	$50,000
Jason Bodford	$16,666

Participation in the APO and 2022/23 Offerings

Certain privately held Guerrilla RF, Inc.'s shareholders, including investors affiliated with certain of our directors and officers, purchased an aggregate of 1,294,000 shares of our common stock in the private placement offering in the fourth quarter of 2021, for an aggregate gross purchase price of $2,588,000. Such purchases were made on the same terms as the shares that were sold to other investors in the private placement offering and not pursuant to any pre-existing contractual rights or obligations.

Certain existing Guerrilla RF, Inc. shareholders, including investors affiliated with certain of our directors and officers, purchased an aggregate of 80,000 Units in the fourth quarter of 2022 in conjunction with the initial closing of the Company’s private placement on December 30, 2022.

Policies and Procedures for Related Party Transactions

The Audit Committee of our Board of Directors adopted a charter in the fourth quarter of 2021, which requires that any transaction with a related person and any other potential conflict of interest situation must be reviewed, approved, and monitored by our Audit Committee.

11. Employee Benefit Plan

The Company has a 401(k) plan to provide defined contribution retirement benefits for all eligible employees. Participants may contribute a portion of their compensation to the plan, subject to the limitations under the Internal Revenue Code. The Company’s contributions to the plan are at the discretion of Executive Management with Board of Directors advisement. The Company made $336,383 and $208,105 of contributions to the plan in 2022 and 2021, respectively.

12. Subsequent Events

Subsequent events have been evaluated through the date that the Company approved the consolidated financial statements. The following subsequent events have occurred during the period.

Private Placement Offering Completion

As described in Note 6, on February 28, 2023, the Company completed a private placement offering, raising gross proceeds of $9.2 million before deduction of estimated offering expenses of approximately $1.1 million.  Of this amount, gross proceeds of $5.0 million were received in an initial closing in late December 2022 and a further $4.2 million in January and February 2023.  A total of 3,216,805 shares of common stock and warrants to purchase 2,090,923 shares of common stock were issued after December 31, 2022 in connection with the subsequent closings held in January and February 2023.

New Facility Occupancy

The Company took occupancy of its new headquarters office building in February 2023.  As of December 31, 2022, the Company owed the new landlord $2.5 million related to agreed-upon excess construction costs, deferral fees, and interest for the new facility as construction-in-progress.  The Company remitted payment to the landlord for these costs in January 2023.  The Company anticipates at least another $0.7 million of excess construction costs and related interest and deferral fees for which it will be responsible, and they will become due in the first half of 2023.

GUERRILLA RF, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2023 (Unaudited)	December 31, 2022
Assets
Cash	$1,877,568	$4,340,407
Accounts receivable, net	1,595,906	1,124,971
Inventories, net	1,583,915	1,672,925
Prepaid expenses	770,232	643,401
Total Current Assets	5,827,621	7,781,704

Prepaid expenses and other	-	3,574,746
Deferred offering costs	90,081	-
Operating lease right-of-use assets	10,896,388	209,669
Property, plant, and equipment, net	4,983,918	5,098,097
Total Assets	$21,798,008	$16,664,216

Liabilities and Stockholders' Equity
Accounts payable and accrued expenses	$2,374,131	$4,466,045
Short-term debt	1,363,186	959,803
Operating lease liability, current portion	568,000	139,794
Finance lease liability, current portion	1,092,101	1,078,506
Total Current Liabilities	5,397,418	6,644,148

Long-term debt	306,511	44,279
Operating lease liability	6,388,970	71,714
Finance lease liability	2,737,467	2,984,618
Notes payable	4,586,852	4,564,564
Total Liabilities	19,417,218	14,309,323

Preferred stock, $0.0001 par value, 10,000,000 shares authorized, no shares issued and outstanding as of March 31, 2023 and December 31, 2022	-	-
Common stock, $0.0001 par value, 300,000,000 shares authorized, 6,784,721 and 6,211,206 shares issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	678	621
Additional paid-in capital	33,454,698	29,427,440
Accumulated deficit	(31,074,586)	(27,073,168)
Total Stockholders' Equity	2,380,790	2,354,893
Total Liabilities and Stockholders' Equity	$21,798,008	$16,664,216

See accompanying Notes to Condensed Consolidated Financial Statements (Unaudited).

GUERRILLA RF, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2023	2022
Product	$3,040,409	$3,586,267
Royalties and non-recurring engineering	190,479	279,644
Total	3,230,888	3,865,911

Direct product costs	1,403,345	1,547,281

Gross Profit	1,827,543	2,318,630

Operating Expenses:
Research and development	2,586,169	1,802,006
Sales and marketing	1,361,949	1,085,843
General and administrative	1,546,163	1,239,650
Total Operating Expenses	5,494,281	4,127,499

Operating Loss	(3,666,738)	(1,808,869)

Interest expense	(341,857)	(57,221)
Other income	7,177	-
Total Other Expenses, net	(334,680)	(57,221)
Net Loss	$(4,001,418)	$(1,866,090)

Net loss per share - basic and diluted	$(0.62)	$(0.34)

Weighted average common shares outstanding - basic and diluted	6,502,845	5,538,034

See accompanying Notes to Condensed Consolidated Financial Statements (Unaudited).

GUERRILLA RF, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

(Unaudited)

	Preferred Stock	Common Stock	Additional Paid-In-Capital	Accumulated Deficit	Total Stockholders' Equity
January 1, 2023	$-	$621	29,427,440	$(27,073,168)	$2,354,893
Net loss	-	-	-	(4,001,418)	(4,001,418)
Equity financing, net of issuance costs	-	53	3,658,622	-	3,658,675
Shares issued for prepaid services	-	1	99,999	-	100,000
Share-based compensation	-	3	268,637	-	268,640
March 31, 2023	$-	$678	$33,454,698	$(31,074,586)	$2,380,790

	Preferred Stock	Common Stock	Additional Paid-In-Capital	Accumulated Deficit	Total Stockholders' Equity
January 1, 2022	$-	$554	$23,961,473	$(15,046,402)	$8,915,625
Net loss	-	-	-	(1,866,090)	(1,866,090)
Stock options exercised	-	-	5,232	-	5,232
Share-based compensation	-	-	32,856	-	32,856
March 31, 2022	$-	$554	$23,999,561	$(16,912,492)	$7,087,623

See accompanying Notes to Condensed Consolidated Financial Statements (Unaudited).

GUERRILLA RF, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
	2023	2022
Cash flows from operating activities
Net loss	$(4,001,418)	$(1,866,090)

Adjustment to reconcile net loss to net cash used in operating activities
Depreciation and amortization	398,321	250,937
Share-based compensation	268,640	32,856
Accretion of notes payables	30,763	-
Shares issued for prepaid services	20,833	-

Changes in assets and liabilities:
Accounts receivable	(470,935)	(942,049)
Inventories	89,010	(200,028)
Prepaid expenses	42,005	146,090
Accounts payable and accrued expenses	(1,929,785)	148,423
Operating lease liability	(282,820)	-
Net cash used in operating activities	(5,835,386)	(2,429,861)

Cash flows from investing activities
Purchases of property, plant, and equipment	(117,799)	(152,464)
Net cash used in investing activities	(117,799)	(152,464)

Cash flows from financing activities
Proceeds from notes payable and factoring agreement	2,239,320	-
Proceeds from equity financing, net	3,658,675	-
Proceeds from exercise of stock options	-	5,232
Principal payment of notes payable and recourse factoring agreement	(1,968,784)	-
Principal payment on finance lease	(266,862)	(146,246)
Repayment of finance insurance premiums	(122,003)	-
Payment of deferred offering costs	(50,000)
Net cash provided by (used in) financing activities	3,490,346	(141,014)

Net decrease in cash	(2,462,839)	(2,723,339)

Cash, beginning of period	4,340,407	5,313,985
Cash, end of period	$1,877,568	$2,590,646

Noncash transactions:
Shares issued for prepaid services	$100,000	$-
Financing of property and equipment	$165,825	$3,127,940
Financing of insurance premiums and software	$173,360	$-
Right-of-use assets obtained through operating lease	$7,235,222	$-
Financing of mask set	$112,728	$-
Property and equipment additions included in accounts payable	$518	$73,810

See accompanying Notes to Condensed Consolidated Financial Statements (Unaudited).

GUERRILLA RF, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. ORGANIZATION AND NATURE OF BUSINESS

Guerrilla RF, Inc. (formerly known as Laffin Acquisition Corp., the “Company”) was incorporated in the State of Delaware on November 9, 2020.  On October 22, 2021, the Company's wholly-owned subsidiary, Guerrilla RF Acquisition Corp., a corporation formed in the State of Delaware on October 20, 2021 (“Acquisition Sub”) and privately held Guerrilla RF Operating Corporation (formerly known as Guerrilla RF, Inc.) entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”).  Pursuant to the terms of the Merger Agreement, on October 22, 2021 (the “Closing Date”), Acquisition Sub merged with and into Guerrilla RF Operating Corporation with Guerrilla RF Operating Corporation continuing as the surviving corporation and a wholly-owned subsidiary of the Company (the “Merger”).

Prior to the Merger, Laffin Acquisition Corp. was a “shell” company registered under the Securities Exchange Act of 1934, as amended (“the Exchange Act”), with no specific business plan or purpose until it began operating the business of Guerrilla RF Operating Corporation following the closing of the Merger.

All references in these unaudited interim condensed consolidated financial statements and related Quarterly Report to “Guerrilla RF” refer to Guerrilla RF Operating Corporation, our direct, wholly-owned subsidiary.  Unless otherwise stated or the context otherwise indicates, references to the “Company”, “we”, “our”, “us” or similar terms refer to Guerrilla RF, Inc. (formerly known as Laffin Acquisition Corp.) together with its wholly-owned subsidiary, Guerrilla RF.  Guerrilla RF holds all material assets and conducts all business activities and operations of the Company.  Accordingly, throughout these unaudited interim consolidated financial statements and related Quarterly Report, there are frequent references to Guerrilla RF.

Guerrilla RF designs and manufactures high‐performance Monolithic Microwave Integrated Circuits (MMICs) for the wireless infrastructure market.  Guerrilla RF primarily focuses on researching and developing its existing products and building an infrastructure to handle a global distribution network; therefore, it has incurred significant start‐up losses.

The Merger was accounted for as a “reverse acquisition” since, immediately following the consummation of the Merger, Guerrilla RF effectively controlled the Company. For accounting purposes, Guerrilla RF was deemed to be the accounting acquirer in the Merger and, consequently, the Merger is treated as a recapitalization of Guerrilla RF (i.e., a capital transaction involving the issuance of shares by the Company for the shares of Guerrilla RF). Accordingly, the assets, liabilities, and results of operations of Guerrilla RF became the historical consolidated financial statements of the Company, and the Company’s assets, liabilities, and results of operations were consolidated with Guerrilla RF beginning at the Closing Date.  No step-up in basis or intangible assets or goodwill were recorded in the Merger.

Liquidity and Going Concern

In accordance with Financial Accounting Standards (“FASB”) Accounting Standards Update (“ASU”) No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (Subtopic 205-40), the Company has evaluated whether there are conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the unaudited interim condensed consolidated financial statements are issued.  The accompanying unaudited interim condensed consolidated financial statements have been presented on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the ordinary course of business.  The Company has historically financed its activities principally from common and preferred equity securities and debt issuances.

GUERRILLA RF, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The accompanying unaudited interim consolidated financial statements have been presented on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the ordinary course of business.  The Company has historically financed its activities principally from common and preferred equity securities and debt issuance. The unaudited interim condensed consolidated financial statements do not include any adjustments relating to the recoverability of the recorded assets or the classification of liabilities that may be necessary should the Company be unable to continue as a going concern.

The Company has incurred substantial negative cash flows from operations in nearly every fiscal period since inception, including a net loss of $4.0 million for the three months ended March 31, 2023.  In addition, as of March 31, 2023, the Company had an accumulated deficit of $31.1 million.  The Company expects losses and negative cash flows to continue, primarily as a result of continued investment in research and development, capital additions supporting our planned business expansion and growth, sales and marketing efforts, and increased administration expenses as our Company grows.  We plan to continue to invest in the implementation of our long-term strategic plan and we will require additional funding in 2023.   There is no assurance that appropriate funding will be available on terms, which are acceptable to us, or at all.  This requirement for additional funding raises substantial doubt about our ability to continue as a going concern.

The Company had a cash balance of $1.9 million at March 31, 2023.  In June 2022, the Company established a loan facility with Spectrum Commercial Services Company, L.L.C. ("Spectrum") providing for advances of up to $3.0 million (the "Spectrum Loan Facility" further described in Note 5).  As of March 31, 2023, the outstanding balance under the Spectrum Loan Facility was $1.0 million.  In August 2022, the Company established a loan facility with Salem Investment Partners V, Limited Partnership ("Salem") providing for advances of up to $8.0 million (the "Salem Loan Facility" further described in Note 5).  As of March 31, 2023, the undiscounted outstanding balance under the Salem Loan Facility was $5.0 million.

The Company raised gross proceeds of approximately $9.2 million in a private placement offering from December 2022 through February 2023 with the final closing on February 28, 2023.  The Company believes that its existing cash and cash equivalents and financing availability will provide sufficient resources to support operations through the second quarter of 2023.  Potentially, the Company could draw down additional funds under the Spectrum Loan Facility; however, its ability to do so is dependent upon the value of eligible accounts receivable assigned to Spectrum as security for advances under the Spectrum Loan Facility, which value fluctuates from time to time and is ultimately outside of the Company’s control.  As disclosed in Note 12, subsequent to March 31, 2023, the Company drew down an additional $1.5 million under the Salem Loan Facility.  The Company is also pursuing additional funding opportunities, including planning for a further capital raise in the second quarter of 2023 in connection with its planned uplisting to the Nasdaq Stock Market LLC (“Nasdaq”) or another national securities exchange.  In the event the Company is unable to secure these or other funding sources, it may be unable to fund ongoing operations and pay its obligations as they become due after the second quarter of 2023.

As disclosed in Note 12, in conjunction with the above-noted planned uplisting to the Nasdaq or another national securities exchange, the Company’s board of directors approved a reverse split of shares of the Company’s common stock on a six-for-one basis, which was effective as of 12:01 a.m. Eastern Time on April 17, 2023 (the “Effective Time”).  As a result of the reverse stock split, at the Effective Time, every six shares of the issued and outstanding common stock were automatically converted into one share of common stock, but without any change in the par value per share.  No fractional shares were issued as a result of the reverse stock split.  Any fractional shares that would otherwise have resulted from the reverse stock split were rounded up to the next whole number.  The number of authorized shares of common stock remains unchanged at 300,000,000 shares.   Proportionate adjustments were made to the per share exercise price and the number of shares of common stock issuable upon the exercise of all outstanding stock options and warrants granted by the Company.  The number of shares of common stock deliverable upon vesting of restricted stock units were similarly adjusted.  Concurrently, the number of shares of common stock reserved for future issuance under the Company’s 2014 and 2021 Equity Incentive Plans immediately prior to the Effective Time were reduced proportionately.

The Company will require additional funds to respond to business challenges, including developing new solutions or enhancing existing solutions, enhancing our operating infrastructure, expanding our sales and marketing capabilities, and acquiring complementary businesses, technologies, or assets.  We plan to engage in additional equity or debt financing to secure the necessary funds; however, equity and debt financing might not be available when needed or, if available, might not be available on terms satisfactory to us.  If we raise additional funds through equity financing, our stockholders may experience dilution.  Debt financing, if available, may involve covenants restricting our operations or our ability to incur additional debt.  If we are unable to obtain adequate financing or financing on terms satisfactory to us in the future, our ability to continue as a going concern, to support our business growth, and to respond to business challenges could be significantly limited as we may have to delay, reduce the scope of, or eliminate some or all of our initiatives, which could harm our operating results.

GUERRILLA RF, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Risks and Uncertainties

The Company is subject to several risks associated with companies at a similar stage, including dependence on key individuals, competition from similar products and larger companies, volatility of the industry, ability to obtain adequate financing to support growth, the ability to attract and retain additional qualified personnel to manage the anticipated growth of the Company, and general economic conditions including the current macro economic conditions impacting the banking and financial markets.

2. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with GAAP for interim financial information and with the rules and regulations for reporting the Quarterly Report on Form 10-Q ("Form 10-Q"), and are presented in U.S. dollars.  Accordingly, they do not include all of the information and notes required by GAAP for annual consolidated financial statements.  Any reference in these Notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standards Codification (“ASC”) and as amended by ASUs of the FASB.  The accompanying unaudited interim condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Guerrilla RF.  All intercompany accounts and transactions have been eliminated in consolidation.

The condensed consolidated balance sheet at December 31, 2022 has been derived from the audited consolidated financial statements at that date, but does not include all of the information and notes required by GAAP for complete financial statements.  These financial statements have been prepared on a basis that is substantially consistent with the accounting principles applied in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 ("2022 Form 10-K").  This report should be read in conjunction with our 2022 Form 10-K filed with the SEC on March 3, 2023.  In our opinion, the accompanying unaudited interim condensed consolidated financial statements include all normal and recurring adjustments (which consist primarily of accruals, estimates, and assumptions that impact the financial statements) considered necessary to present fairly the Company’s financial position as of March 31, 2023 and its results of operations, cash flows, and changes in stockholders' equity (deficit) for the three months ended March 31, 2023 and 2022.  The results for the three months ended March 31, 2023 are not necessarily indicative of the results expected for any future period or the full year.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the "Securities Act"), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable.  The Company has elected not to opt out of the extended transition period, which means that when a standard is issued or revised and it has different application dates for public and private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.  This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of our unaudited interim condensed consolidated financial statements requires management to make estimates and assumptions that affect the amounts reported in our condensed consolidated financial statements and related disclosures.  The preparation of the unaudited interim condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the unaudited interim condensed consolidated financial statements, and reported amounts of revenue and expenses during the reporting period.  The Company’s significant estimates and judgments involve the identification of performance obligations in revenue recognition, the valuation of share-based compensation, and the valuation of share-based financing, including the underlying fair value of the common stock.  Accordingly, actual results could differ from those estimates.

GUERRILLA RF, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Segment Information

Operating segments are defined as components of an enterprise about which separate discrete information is available for evaluation by the chief operating decision-maker, or decision-making group, in deciding how to allocate resources and in assessing performance.  The Company views its operations and manages its business in one segment.

Concentrations of Credit Risk and Major Customers

Financial instruments at March 31, 2023 and 2022 that potentially subject the Company to concentration of credit risk consist primarily of cash and accounts receivable.  The Company’s cash is deposited with major financial institutions in the U.S.  At times, deposits in financial institutions located in the U.S. may be in excess of the amount of insurance provided on such deposits by the Federal Deposit Insurance Corporation (FDIC).  To date, the Company has not experienced any losses on its cash deposits.

The Company’s accounts receivable are derived from revenue earned from customers located in and outside of the U.S.  Major customers are defined as those generating revenue in excess of 10% of the Company’s aggregate annual revenue.  The Company had one major distributor customer, Richardson RFPD, Inc. ("RFPD") accounting for 84% and 85% of product shipment revenue for the three months ended March 31, 2023 and 2022, respectively.  Accounts receivable from RFPD represented 74% and 76% of accounts receivable at March 31, 2023 and December 31, 2022, respectively.

Accounts Receivable

Accounts receivable primarily relate to amounts due from customers, which are typically due within 30 to 45 days.  Accounts receivable also include royalty revenue from our one royalty agreement.  The Company provides credit to its customers in the ordinary course of business and evaluates the need for a provision to be added to its allowance for expected credit losses.  The allowance represents the Company’s best estimate of expected credit losses it may experience in the Company’s accounts receivable portfolio.  Management estimates the allowance for expected credit losses based on an ongoing review of existing economic conditions, the financial conditions of the customers, historical trends in credit losses, and the amount and age of past due accounts. The Company does not require collateral or other security for accounts receivable. To reduce credit risk with accounts receivable, the Company performs ongoing evaluations of its customers’ financial condition. The Company establishes an allowance for expected credit losses and other customer claims.  Historically, such losses have been immaterial and within management's expectations; therefore, the Company does not currently have an allowance for expected credit losses.

The Company had a factoring agreement that provided advance payments on up to 85% of invoices issued to RFPD, its largest distributor, with receivables less than 90 days outstanding secured by the remaining 15%.  The Company terminated this factoring agreement in the second quarter of 2022.

On  June 1, 2022,  the Company established a new loan facility (the Spectrum Loan Facility) with Spectrum.  The Spectrum Loan Facility provides for advance payments up to $3 million, calculated, in part, based on the value of eligible accounts receivable assigned to Spectrum as security for advances under the Spectrum Loan Facility.  As of March 31, 2023, there were $1.0 million of advances under the Spectrum Loan Facility.  At March 31, 2023, $0.1 million of excess collateral was due from Spectrum, which is included in accounts receivable on the consolidated balance sheets.  See Note 5 for additional discussion on the Spectrum Loan Facility.

GUERRILLA RF, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Revenue Recognition

The Company recognizes product revenue when it satisfies a performance obligation by transferring a product or service to its customers in an amount that reflects the consideration the Company expects to be entitled to in exchange for those products and services. Sales and other taxes the Company collects concurrent with revenue-producing activities are excluded from revenue. Any shipping and handling fees charged to customers in conjunction with product distribution are reported within revenue. The Company does not have any significant financing components as payment is received at or shortly after the point of sale. The Company provides an assurance-type warranty to its customers as part of its contracts' standard terms and conditions, which does not include a right of return for properly functioning products not deemed obsolete. These warranties do not provide an additional distinct service to the customer and are not deemed a separate performance obligation. Royalty revenue is recognized at the later of when the subsequent sale or usage occurs, or the performance obligation to which some or all the sales-based royalties have been allocated are satisfied.

As of March 31, 2023 and 2022, the Company had $100 thousand and $0, respectively, of revenue from contracts with customers to be recognized over time as the services are delivered to the customer.  Certain nonrecurring engineering service revenues are recognized over time as the services are delivered to the customer.  During the quarter ended March 31, 2023, the Company recognized $0 of revenue that was deferred as of December 31, 2022.  As of March 31, 2023 and 2022, the Company did not have any contractual liabilities where performance obligations have not yet been satisfied.  During the quarters ended March 31, 2023 and 2022, there was no revenue recognized from performance obligations satisfied (or partially satisfied) in previous periods.

The costs incurred by the Company for shipping and handling of materials used in its products are classified as cost of revenue in the unaudited interim condensed consolidated statements of operations. Any incidental items that are immaterial in the context of a sale to a customer are recognized as expense.

Share-Based Compensation

The Company measures and recognizes compensation expense for all stock options, shares of stock, and restricted stock units ("RSU") awarded to employees and nonemployees based on the estimated fair market value of the award on the grant date.  The Company uses the Black-Scholes option-pricing model to estimate the fair value of its stock option awards.  The Company estimates the fair value of RSUs awarded based upon the known fair market value of the underlying shares on the grant date.  The Company recognizes compensation expense on a straight-line basis over the applicable vesting period.  In addition, the Company accounts for forfeitures of awards as they occur.

Estimating the fair market value of options requires the input of subjective assumptions, including the estimated fair value of the Company’s common stock, the expected life of the options, stock price volatility, the risk-free interest rate, and expected dividends. Therefore, the assumptions used in the Company’s Black-Scholes option-pricing model represent management’s best estimates and involve many variables, uncertainties, and assumptions, and the application of management’s judgment, as they are inherently subjective.

The Company applies ASU 2018-7, Compensation – Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, which simplifies the accounting for share-based payments granted to nonemployees for goods and services.  Share-based awards issued to non-employees are no longer required to be revalued at each reporting period.

GUERRILLA RF, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Net Income (Loss) Per Share

Basic net loss per share of common stock is computed by dividing net loss by the weighted average number of shares of common stock outstanding during each period. Diluted net loss per share of common stock includes the effect, if any, from the potential exercise or conversion of securities, such as options and warrants, which would result in the issuance of incremental shares of common stock. For periods prior to the Merger mentioned in Note 1, each of Guerrilla RF’s shares of capital stock issued and outstanding immediately prior to the closing of the Merger was retrospectively converted into approximately 2.95 shares of the Company's common stock.

As disclosed in Note 1 and Note 12, in conjunction with the above-noted planned uplisting to the Nasdaq or another national securities exchange, the Company’s board of directors approved a reverse split of shares of the Company’s common stock on a six-for-one basis, which was effective as of 12:01 a.m. Eastern Time on April 17, 2023 (the “Effective Time”).  As a result of the reverse stock split, at the Effective Time, every six shares of the issued and outstanding common stock were automatically converted into one share of common stock, but without any change in the par value per share.  No fractional shares were issued as a result of the reverse stock split.  Any fractional shares that would otherwise have resulted from the reverse stock split were rounded up to the next whole number.  The number of authorized shares of common stock remains unchanged at 300,000,000 shares.   Proportionate adjustments were made to the per share exercise price and the number of shares of common stock issuable upon the exercise of all outstanding stock options and warrants granted by the Company.  The number of shares of common stock deliverable upon vesting of restricted stock units were similarly adjusted.  Concurrently, the number of shares of common stock reserved for future issuance under the Company’s 2014 and 2021 Equity Incentive Plans immediately prior to the Effective Time were reduced proportionately.

In computing basic and diluted net loss per share, the weighted average number of shares is the same for both calculations because a net loss existed for the three months ended March 31, 2023 and 2022.  There were 6,502,845 and 5,538,034 shares outstanding for the three months ended March 31, 2023 and 2022, respectively.  All preferred stock, warrants, and options were excluded from the calculation of net loss per share for the periods presented.

The following potentially dilutive securities have been excluded from the computation of basic shares for the three months ended March 31, 2023 and 2022 (unaudited), as they would be anti-dilutive, and all share counts presented are on a post-split basis:

	Three Months Ended March 31,
	2023	2022
Common stock warrants	824,340	55,263
Restricted stock units	178,945	29,167
Stock options	607,690	549,697
	1,610,975	634,127

Recent Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses, which requires financial assets measured at amortized cost basis to be presented at the net amount expected to be collected.  This standard is effective for fiscal years beginning after December 15, 2022, and early adoption is permitted.  The Company adopted ASU 2016-13 effective January 1, 2023.  Its adoption did not have a material impact on the Company’s unaudited interim condensed consolidated financial statements.

In September 2022, the FASB issued ASU No. 2022-04, Liabilities - Supplier Finance Programs (Subtopic 405-50): Disclosure of Supplier Finance Program Obligations.  This guidance requires annual and interim disclosures for entities that use supplier finance programs in connection with the purchase of goods and services.  These amendments are effective for fiscal years beginning after December 15, 2022, except for the amendment on roll-forward information, which is effective for fiscal years beginning after December 15, 2023. The Company adopted this accounting guidance in the fiscal quarter ended March 31, 2023.  It did not have a material impact on its unaudited interim condensed consolidated financial statements.

The Company has reviewed all other recently issued accounting pronouncements and concluded they were either not applicable or not expected to have a material impact on its unaudited interim condensed consolidated financial statements.

GUERRILLA RF, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

3. INVENTORIES

Inventories are summarized as follows:

	March 31, 2023
	(unaudited)	December 31, 2022
Raw materials	$557,604	$696,409
Work-in-process	105,260	44,037
Finished goods	921,051	932,479
Inventory, net	$1,583,915	$1,672,925

As of March 31, 2023 and December 31, 2022, there was no inventory allowance of potential scrap and obsolete inventory.

4. PROPERTY AND EQUIPMENT

Property and equipment is summarized as follows:

	March 31, 2023
	(unaudited)	December 31, 2022
Production assets	$1,851,808	$1,849,808
Computer equipment and software	876,277	809,038
Lab equipment	4,060,293	3,965,189
Office furniture and fixtures	1,142,001	1,044,858
Leasehold improvements	285,397	123,109
Construction work in progress	67,395	207,027
	8,283,171	7,999,029
Less accumulated depreciation	(3,299,253)	(2,900,932)
	$4,983,918	$5,098,097

Depreciation and amortization expense was $398,321 and $250,937 for the three months ended March 31, 2023 and 2022, respectively.

Impairment of Long-Lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the asset’s carrying amount  may not be recoverable.  The Company conducts its long-lived asset impairment analyses in accordance with ASC 360-10, Property, Plant, and Equipment.  ASC 360-10 requires the Company to group assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities and evaluate the asset group against the sum of the undiscounted future cash flows.  If the undiscounted cash flows do not indicate the carrying amount of the asset is recoverable, an impairment charge is measured as the amount by which the carrying amount of the asset group exceeds its fair value based on discounted cash flow analysis or appraisals.

In fiscal 2022, the Company concluded the undiscounted future cash flows associated with certain of its long-lived assets, specifically mask sets used in the production of a small subset of Company products and information technology equipment, indicated the carrying amount of those items was not recoverable.  As a result, the Company reviewed the long-lived assets for impairment and recorded $20 thousand of total impairment charges in the second half of fiscal 2022, which was included in General and Administrative expenses on the consolidated statement of operations in the year ended December 31, 2022.  The impairment was measured under an income approach utilizing forecasted discounted cash flows to determine fair values of the impairment assets.  The inputs utilized in the analyses are classified as Level 3 inputs within the fair value hierarchy as defined in ASC 820, Fair Value Measurement.

At March 31, 2023, the Company concluded it did not have any other triggering events requiring assessment of impairment of its long-lived assets.

GUERRILLA RF, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

5. DEBT

Spectrum Loan Facility

As mentioned in Note 2, on June 1, 2022 (the “Spectrum Effective Date”), the Company entered into the Spectrum Loan Facility with Spectrum.  The Company entered into the Spectrum Loan Facility with Spectrum pursuant to the terms of the General Credit and Security Agreement (the "Credit Agreement"). The Company may borrow monies to purchase eligible equipment in an amount equal to the lesser of (i) 75% of the cost of such eligible equipment and (ii) $500,000; provided that this maximum eligibility will automatically be reduced by 1/48th each month during the term of the facility. The Credit Agreement also allows for additional borrowing in an amount equal to the lesser of (i) 50% of the net amount of eligible inventory (as defined in the Credit Agreement), (ii) $350,000, and (iii) 50% of the purchased accounts receivable outstanding under the related Assignment of Accounts and Security Agreement (the “AR Agreement”).

Under the terms of the AR Agreement, Spectrum has agreed to advance funds equal to approximately 85% of eligible accounts receivable that are collected by Spectrum under a “lock box” arrangement.  The maximum amount that  may be advanced under the AR Agreement is $3,000,000 less any amounts loaned under the Credit Agreement.

The scheduled term of the Spectrum Loan Facility is 24 months from the Spectrum Effective Date, unless earlier terminated as per the terms of the Spectrum Loan Facility.  The term of the facility will automatically renew unless either party provides at least 60 days’ notice prior to the scheduled expiration date.  In the event of an early termination of the AR Agreement by the Company or resulting from the Company’s default or other circumstances impacting the Company (including bankruptcy, reorganization, sale of assets, and cessation of business), the Company will be required to pay a prepayment fee.

The Company’s obligations under the Spectrum Loan Facility are secured by first-priority liens on essentially all of the Company’s assets; provided, however, that the Company is permitted to grant purchase money security interests on certain equipment, furniture and similar tangible assets financed by a third party.

In addition to annual facility fees of $30,000 and other quarterly and transaction fees payable to Spectrum, interest accrues on amounts owed under the Spectrum Loan Facility at the prime rate as quoted by the Wall Street Journal plus 3.5%, but in no event lower than 7.0%.

The Spectrum Loan Facility contains various covenants and restrictions on the Company's financial and business operations including restrictions on the purchase or redemption of any Company shares and the declaration or payment of any dividends on the Company's stock.  During the three months ended March 31, 2023, the Company was in compliance with these covenants and restrictions.

The foregoing summary of the terms of the Spectrum Loan Facility does not purport to be complete and is subject to, and qualified in its entirety by, reference to the full text of the Credit Agreement and the AR Agreement, which were attached as Exhibits to the Company's Current Report on Form 8-K, filed with the SEC on June 6, 2022.

The Company has borrowed $1.0 million under the Spectrum Loan Facility as of March 31, 2023.  The Company includes the interest expense of the Spectrum Loan Facility ($45 thousand) as part of its interest expense on its unaudited interim condensed consolidated statements of operations, and the total amount of $1.0 million borrowed under the Spectrum Loan Facility is included as short-term debt on the unaudited interim condensed consolidated balance sheet as of March 31, 2023.

GUERRILLA RF, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Salem Loan Facility

On  August 11, 2022 (the “ Salem Effective Date”), the Company entered into the Salem Loan Facility with Salem.  The Salem Loan Facility provides for a loan facility in the aggregate amount of up to $8.0 million.

The Salem Loan Facility provided for an initial advance of $5.0 million, and additional advances over the next twelve months from the Salem Effective Date of up to $3.0 million at Salem’s discretion.  The Salem Loan Facility has a five-year term, is secured by a second-priority lien on essentially all of the Company’s assets and initially provided for aggregate interest payments of 13.0% per annum, with 11.0% payable in cash and 2.0% paid-in-kind, with the principal and outstanding interest due in August 2027.  In addition to a 2.0% fee paid prior to closing on the Salem Loan Facility, the Company issued Salem 25,000 shares (post-split) of common stock as consideration for the Salem Loan Facility.  The Company agreed to issue up to an additional 25,000 shares (post-split) in the event that Salem advances the additional $3.0 million.

The Salem Loan Facility contains various covenants and restrictions on the Company's financial and business operations including restrictions on the purchase or redemption of any Company stock and the declaration or payment of any dividends on the Company's stock.  During the three months ended March 31, 2023, the Company was in compliance with these covenants and restrictions.

Should the Company repay the Salem loan during the first three years of the five-year term, it may be required to pay a prepayment premium equal to (i) 3.0% of the prepaid principal during year 1, (ii) 2.0% of the prepaid principal during year 2, and (iii) 1.0% of the prepaid principal during year 3.  The Salem Loan Facility contains customary affirmative and negative covenants that impose restrictions on the Company’s financial and business operations, including limitations on liens, indebtedness, and fundamental changes in the nature of the Company’s business.  In addition, the Salem Loan Facility provides that the Company must maintain compliance with a maximum leverage ratio and a minimum liquidity covenant.

The foregoing description of the Salem Loan Facility does not purport to be complete and is qualified in its entirety by reference to the full text of the loan documents, copies of which are attached as Exhibits to the Company's Current Report on Form 8-K filed with the SEC on August 17, 2022.

On  August 11, 2022, in connection with the closing of the Salem Loan Facility, the Company paid off its obligations under its Economic Injury Disaster Loan loan from the Small Business Administration.

The Company has borrowed $5.0 million under the Salem Loan Facility as of March 31, 2023.  As of March 31, 2023, the Company includes the interest expense of the Salem Loan Facility ($164 thousand) as part of its interest expense on its unaudited interim condensed consolidated statements of operations, the total amount of $5.0 million borrowed as long-term debt on its unaudited interim condensed consolidated balance sheets ($4.6 million discounted long-term debt), and the 25,000 post-split shares of common stock issued ($0.5 million) within the unaudited interim condensed consolidated statements of stockholders' equity (deficit).  As disclosed in Note 12, subsequent to March 31, 2023, Salem approved the Company's request to draw down an additional $1.5 million on May 1, 2023.  In conjunction with the additional $1.5 million draw, the Company issued Salem 12,500 shares of common stock (post-split).  Accordingly, the Company has now borrowed a total of $6.5 million from Salem and issued 37,500 shares of common stock to Salem.

GUERRILLA RF, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

New Headquarters and Design Center Capital Addition Financing

In conjunction with the Company's planned move into expanded office facilities in early 2023, the Company entered into a financing arrangement related to furniture for the new office facilities in April 2022.  The total cost of the furniture financed was $1.1 million, which included tax, freight, interim storage, and installation labor.  The Company was responsible for paying interest-only payments to the financing company related to the furniture procurement order (interest on principal of $496 thousand) placed in April 2022 prior to the first scheduled principal financing payment, which occurred in August 2022 ($246 thousand).  The Company made interest-only payments to the financing company related to the furniture procurement order through August 2022 in the amount of $17 thousand.  The total scheduled principal and interest payments to be made after March 31, 2023 related to the April 2022 furniture financing are $609 thousand.

The Company entered into a lease agreement in July 2021 in conjunction with the Company's planned move into its new headquarters and design center in early 2023 (as described in Note 8 to our unaudited interim condensed consolidated financial statements).  The new headquarters and design center were renovated in accordance with plans agreed upon with the landlord.  The Company took possession of the building once all improvements and renovations (the "new building asset additions") were substantially complete.  Initially, the Company anticipated the new building asset additions being completed and taking possession in September 2022; however, the landlord, as the sole improvement and renovation contractor, experienced significant construction delays and as a result the new headquarters and design center did not become available until the first quarter of 2023.  In August 2022, the Company reached an agreement with the landlord over the timing of the payments for the new building asset additions in light of the significant construction delays (see the lease agreement and amendments as Exhibits 10.17, 10.18, 10.19, and 10.20 to this prospectus.  The total cost of the new building asset additions were $7.7 million, with the Company being responsible for the balance in excess of the landlord's $3.5 million allowance (the "excess construction costs") plus deferral fees and interest.

As part of the aforementioned August 2022 lease amendment, the Company made the landlord an initial payment of $1.3 million towards the excess construction costs and related financing costs.  The August 2022 lease amendment included new financing terms for the excess construction costs, which included a deferral fee (2% per annum) and interest (18% per annum).  Thus, the Company paid the landlord a 2% deferral fee which was applied to all excess construction costs as invoiced by the landlord.  The Company also paid 18% interest on all excess construction costs and deferral fees from the date the landlord invoiced them until the Company remitted payment.  The initial payment of $1.3 million towards the excess construction costs was applied first to accrued interest, then to the deferral fee, and then to excess construction costs.  The Company has made additional payments towards excess construction costs of $3.1 million subsequent to the initial $1.3 million payment, through the period ending March 31, 2023 also applied first to accrued interest, then to the deferral fee, and then to excess construction costs.  The Company made one final invoice payment related to the excess construction costs, including deferral fees and interest, of $66 thousand in April 2023.

GUERRILLA RF, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Debt Maturity

As of March 31, 2023, debt (as discounted) is expected to mature as follows:

2023	$1,303,176
2024	123,082
2025	88,198
2026	80,389
2027	4,651,988
Thereafter	9,716
$6,256,549

6. COMMON STOCK AND PREFERRED STOCK

Common Stock

The Company is authorized to issue 300,000,000 shares of common stock with a par value of $ 0.0001.  Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the Company’s stockholders. Subject to preferences that may apply to any outstanding preferred stock, holders of common stock are entitled to receive ratably any dividends that the Company’s Board of Directors may declare out of funds legally available for that purpose on a non-cumulative basis. No dividends had been declared through March 31, 2023.

On December 30, 2022, the Company completed the initial closing of a private placement (the “Offering”) as it entered into a Unit Purchase Agreement (the “Unit Purchase Agreement”) with investors (the “Purchasers”) pursuant to which the Company sold 647,057 units (the “Units”), on a post-split basis, each Unit consisting of one share of the Company’s common stock and one warrant to purchase one-half of a share of common stock (the “Warrant”).  The purchase price of each Unit was $7.80 per Unit, on a post-split basis, resulting in gross proceeds at this initial closing of approximately $5.0 million before the deduction of estimated Offering expenses of approximately $700,200.  Pursuant to the terms of the Offering, the Company continued to accept subscriptions for Units and had additional closings through February 28, 2023.  Altogether, the Company sold 1,183,192 Units, on a post-split basis, resulting in gross proceeds of approximately $9.2 million before the deduction of estimated Offering expenses of approximately $1.2 million.

Each full Warrant has an exercise price of $12.00 per whole share of common stock, on a post-split basis, subject to adjustment, and is exercisable for a period of five years beginning six (6) months from the date of the final closing of the Offering.

In connection with the Offering, the Company also entered into a registration rights agreement (the “Registration Rights Agreement”) with the Purchasers, pursuant to which the Company was required to prepare and file a registration statement with the SEC covering the resale of (i) the shares of common stock issued to the Purchasers in the Offering, and (ii) the shares of common stock issuable upon exercise of the Warrants (the “Warrant Shares”) within 30 days following the final closing of the Offering.  The Company filed the registration statement with the SEC on March 30, 2023, and it was declared effective on April 13, 2023.

Laidlaw & Company (UK), Ltd. served as the exclusive placement agent and GP Nurmenkari, Inc. served as a selected dealer for the Offering (collectively, the “Placement Agents”).  In addition to an aggregate cash fee of approximately $931 thousand representing 10% of the gross proceeds from the Offering, the Placement Agents received warrants (the “Placement Agent Warrants”) to purchase 177,490 shares of Common Stock (the “Placement Agent Warrant Shares”), on a post-split basis.  The Placement Agent Warrants are exercisable for a period of five years and have an exercise price of $7.80 per share.

The aforementioned Units and Warrants were offered and sold by the Company pursuant to an exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

Reverse Stock Split

As disclosed in Note 1 and Note 12, in conjunction with a planned uplisting to the Nasdaq or another national securities exchange, the Company’s board of directors approved a reverse split of shares of the Company’s common stock on a six-for-one basis, which was effective as of 12:01 a.m. Eastern Time on April 17, 2023 (the “Effective Time”).  As a result of the reverse stock split, at the Effective Time, every six shares of the issued and outstanding common stock were automatically converted into one share of common stock, but without any change in the par value per share.  No fractional shares were issued as a result of the reverse stock split.  Any fractional shares that would otherwise have resulted from the reverse stock split were rounded up to the next whole number.  The number of authorized shares of common stock remains unchanged at 300,000,000 shares.   Proportionate adjustments were made to the per share exercise price and the number of shares of common stock issuable upon the exercise of all outstanding stock options and warrants granted by the Company.  The number of shares of common stock deliverable upon vesting of restricted stock units were similarly adjusted.  Concurrently, the number of shares of common stock reserved for future issuance under the Company’s 2014 and 2021 Equity Incentive Plans immediately prior to the Effective Time were reduced proportionately.

GUERRILLA RF, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Common Stock Warrants

As mentioned above, on February 28, 2023, the Company completed the Offering.  Each Unit sold in the Offering included one warrant to purchase one-half of a share of common stock.  Thus, as of March 31, 2023, Units sold in the Offering include warrants to purchase 769,146 shares, on a post-split basis, which warrants were issued upon the final closing of the Offering.  The 769,146 Warrant Shares comprise 591,656 Purchaser Warrant Shares and 177,490 Placement Agent Warrant Shares, each exercisable for a period of five years beginning six months following the final closing of the Offering.  As of March 31, 2023, the total amount of outstanding common stock warrants is 824,416, on a post-split basis.

Preferred Stock

The Company’s Board of Directors is authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and rights of the shares of each series.

Prior to the Merger, Guerrilla RF had utilized convertible preferred share issuances, convertible debt issuances, and convertible warrants from private investors to fund its business operations and growth. No dividend was payable on shares of Guerrilla RF common stock or its classes of preferred stock.  At the closing of the Merger, all Guerrilla RF preferred stock was converted into shares of the Company's common stock.  There is no issued or outstanding preferred stock as of March 31, 2023 or December 31, 2022.

7. SHARE-BASED COMPENSATION

In 2014, the Company adopted the Long‐Term Stock Incentive Plan (the “2014 Plan”), with 94,667 shares of common stock authorized for issuance under the 2014 Plan, on a post-split basis.  Subsequently, stockholders approved an increase in the number of shares available under the 2014 Plan to 210,000 shares, on a post-split basis.  Exercise prices range from $4.20 to $9.42 per share, depending on the date of the award, on a post-split basis.  No further awards  may be made under the 2014 Plan.

In 2021, the Board adopted the Equity Incentive Plan (the “2021 Plan”), which authorizes the award of stock options, restricted stock awards, stock appreciation rights, RSUs, performance awards, cash awards, and stock bonus awards.  The Company initially reserved 37,166 shares of common stock, on a post-split basis, plus any reserved shares not issued or subject to outstanding grants under the 2014 Plan on the effective date of the 2021 Plan, for issuance pursuant to awards granted under the 2021 Plan.  The number of shares reserved for issuance under the 2021 Plan will increase automatically on  January 1 each year until 2031 by the number of shares equal to the lesser of 5% of the total number of outstanding shares of our common stock as of the immediately preceding  December 31, or a number as  may be determined by our Board.

The general purpose of the 2014 Plan and the 2021 Plan is to allow the Company to attract and motivate key employees and directors to align their interests with those of the Company’s shareholders.

Stock Option Awards

The Company measures the fair value of each option award on the date of grant using the Black‐Scholes option-pricing model, which takes into account inputs such as the exercise price, the value of the underlying ordinary shares at the grant date, expected term, expected volatility, risk-free interest rate, and dividend yield. The fair value of each grant of options during the three months ended March 31, 2023 was determined using the methods and assumptions discussed below:

●

The expected term of employee options is determined using the “simplified” method, as prescribed in the SEC’s Staff Accounting Bulletin (SAB) No. 107, whereby the expected life equals the arithmetic average of the vesting term and the original contractual term of the option due to the Company’s lack of sufficient historical data.

●	The expected volatility is based on the historical volatility of the publicly traded common stock of a peer group of companies.

●	The risk-free interest rate is based on the interest rate payable on U.S. Treasury securities in effect at the time of grant for a period that is commensurate with the assumed expected term.

●	The expected dividend yield is zero because the Company has not historically paid and does not expect to pay a dividend on its common stock for the foreseeable future.

GUERRILLA RF, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

For the three months ended March 31, 2023 and 2022, the grant date fair value of all option grants was estimated at the time of grant using the Black-Scholes option-pricing model using the following weighted-average assumptions:

	Three Months Ended March 31,
	2023	2022
Expected term (in years)	6.25	6.25
Expected volatility	52%	67%
Risk-free rate	3.55%	3.96%
Dividend rate	—	—

The weighted average grant date fair value of stock option awards granted was $4.74 and $7.58, on a post-split basis, during the three months ended March 31, 2023, and 2022, respectively.

The value of stock options is recognized as compensation expense by the straight-line method over the vesting period.  Unrecognized compensation costs related to unvested options at March 31, 2023, and 2022 amounted to $488,721 and $816,298 respectively, which are expected to be recognized over an average of three years.

Stock option activity by share is summarized as follows for the three months ended March 31, 2023 (unaudited) on a post-split basis:

	Number of Shares	Weighted-Average Exercise Price Per Option	Weighted- Average Remaining Contractual Life (in years)
Shares underlying outstanding awards at December 31, 2022	601,220	$3.54	4.85
Granted	9,333	8.97
Exercised	-
Cancelled/Forfeited	(2,863)	11.41
Shares underlying outstanding awards at March 31, 2023	607,690	$3.60	5.18
Exercisable options at March 31, 2023	503,445	$2.40	4.47

Each outstanding unexercised stock option at the closing date of the Merger (October 22, 2021) was converted into the right to purchase approximately 2.95 shares of the Company's common stock.  Pursuant to the Merger Agreement, options to purchase 177,512 (post-split) shares of Guerrilla RF’s common stock issued and outstanding immediately prior to the closing of the Merger under the 2014 Plan were assumed and converted into options to purchase 524,395 (post-split) shares of the Company's common stock.  In conjunction with the modification of the number of shares issuable under the options, the exercise price of the options was also adjusted accordingly.

In April 2022, the Compensation Committee of the Board granted 41,417 (post-split) stock options to new employees at an exercise price of $12.00 per share on a post-split basis.  These option awards vest equally over four years (25% per year) on the anniversary of the date the recipient started working for the Company.

In September 2022, the Compensation Committee of the Board granted 15,584 (post-split) stock options to new employees at multiple exercise prices between $12.00 and $24.90 per share on a post-split basis.  These option awards vest equally over four years (25% per year) on the anniversary of the date the recipient started working for the Company.

No options were exercised during the three months ended March 31, 2023.  The aggregate intrinsic value of outstanding options exercisable as of March 31, 2023 was $3.2 million.  As of March 31, 2023, stock-based compensation of $0.5 million for unvested options will be recognized over a remaining weighted-average requisite service period of 2.8 years.

GUERRILLA RF, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

RSU Awards

In the three months ended March 31, 2023, the Compensation Committee of the Board granted 62,500 RSUs (post-split) to various employees and directors pursuant to the 2021 Plan.  No RSU awards have been made under the 2014 Plan.  The RSU awards made to non-employees in the year ended December 31, 2022 (25,000, post-split, net of cancellations/forfeitures) vest 100% on the earliest of (i)  June 2, 2023, subject to the recipient's continued service to the Company, (ii) the recipient's death, or (iii) the recipient's disability. The RSUs awarded to employees during the year ended December 31, 2022 (120,637, post-split, net of cancellations/forfeitures) vest over three equal annual installments from the date of the grant.  The RSUs awarded are subject to the recipient’s continued service through the applicable vesting date and the shares not vested are forfeited upon separation from or discontinuation of services to the Company.  The share-based compensation expense to be recognized for these RSUs over the remaining vesting period subsequent to March 31, 2023 is approximately $1.4 million.

The employee stock option and RSU grants during the three months ended March 31, 2023 (unaudited) were issued from the 2021 Plan.  The fair value of each RSU was estimated on the date of grant, based on the weighted average price of the Company's stock reduced by the present value of the expected dividend stream during the vesting period using the risk-free interest rate.  The Company will issue new shares of common stock to satisfy RSUs upon vesting.  The following table summarizes the RSU activity and weighted averages for share-based awards granted under the terms of the 2021 Plan on a post-split basis:

	Three Months Ended March 31, 2023
	Number of RSUs	Weighted Average Grant Date Fair Value
Outstanding at December 31, 2022	145,637	$10.68
Granted	62,500	8.94
Vested	(26,284)	11.16
Cancelled/Forfeited	(2,908)	8.94
Outstanding at March 31, 2023	178,945	$10.04

Pursuant to awards made under the 2014 Plan and the 2021 Plan, the Company recorded stock-based compensation expense in the following expense categories in the unaudited interim condensed consolidated statements of operations for the three months ended March 31, 2023 and 2022:

	Three Months Ended March 31,
	2023	2022
Direct product costs	$17,665	$1,321
Research and development	65,731	8,432
Sales and marketing	45,459	14,211
General and administrative	139,785	8,892
	$268,640	$32,856

No income tax benefits have been recognized in the unaudited interim condensed consolidated statements of operations for stock-based compensation arrangements, and no stock-based compensation costs have been capitalized as property and equipment through March 31, 2023.

GUERRILLA RF, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

8. COMMITMENTS AND CONTINGENCIES

Lease Commitments

The Company determines whether an arrangement is an operating lease or financing lease at inception.  Lease assets and obligations are recognized at the lease commencement date based on the present value of lease payments over the term of the lease.  The Company generally uses its incremental borrowing rate, which is based on information available at the lease commencement date, to determine the present value of lease payments.

The Company has entered into leases primarily for real estate and equipment used in research and development.  Operating lease expense is recognized in continuing operations by amortizing the amount recorded as an asset on a straight-line basis over the lease term.  Financing lease expense is comprised of both interest expense, which will be recognized using the effective interest method, and amortization of the right-of-use assets.  These expenses are presented consistently with other interest expense and amortization or depreciation of similar assets.  In determining lease asset values, the Company considers fixed and variable payment terms, prepayments, incentives, and options to extend, terminate or purchase.  Renewal, termination, or purchase options affect the lease term used for determining lease asset value only if the option is reasonably certain to be exercised.

Balance sheet information related to right-of-use assets and liabilities is as follows:

	Balance Sheet Location	March 31, 2023
Operating Leases:
Operating lease right-of-use assets	Operating lease right-of-use assets	$10,896,388

Current portion of operating lease liabilities	Operating lease, current portion	568,000
Noncurrent portion of operating lease liabilities	Operating lease	6,388,970
Total operating lease liabilities		$6,956,970

Finance Leases:
Finance lease right-of-use assets	Property, plant, and equipment	$3,851,759

Current portion of finance lease liabilities	Finance lease, current portion	1,092,101
Noncurrent portion of finance lease liabilities	Finance lease	2,737,467
Total finance lease liabilities		$3,829,568

Lease cost recognized in the unaudited interim condensed consolidated financial statements is summarized as follows:

	For the Three Months Ended March 31,
	2023	2022
Operating lease cost	$296,498	$33,257
Finance lease cost:
Amortization of lease assets	314,428	163,758
Interest on lease liabilities	68,918	54,905
Total finance lease costs	$383,346	$218,663

GUERRILLA RF, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Other supplemental information related to leases is summarized as follows:

March 31, 2023
Weighted average remaining lease term (in years):
Operating leases	9.61
Finance leases	3.52

Weighted average discount rate:
Operating leases	10.94%
Finance leases	7.09%

Cash paid for amounts included in the measurement of lease liabilities for the year ended March 31, 2023:
Operating cash flows from operating leases	$613,050
Operating cash flows from finance leases	$68,600
Financing cash flows from finance leases	$266,862

The following table summarizes our future minimum payments under contractual obligations for operating and financing liabilities as of March 31, 2023:

	Payments Due by Period
	2023 (1)	2024	2025	2026	2027	Thereafter	Total
Finance leases	$997,782	$1,314,740	$993,973	$912,046	$121,289	$1,520	$4,341,350
Less interest	183,118	177,031	105,622	43,237	2,768	6	511,782
Finance lease liabilities	$814,664	$1,137,709	$888,351	$868,809	$118,521	$1,514	$3,829,568

Operating leases	$981,111	$1,168,440	$1,087,090	$1,060,174	$1,076,140	$5,986,355	$11,359,310
Less present value adjustment	546,854	682,657	631,798	580,821	524,555	1,435,655	4,402,340
Operating lease liabilities	$434,257	$485,783	$455,292	$479,353	$551,585	$4,550,700	$6,956,970

(1) Amounts are for the remaining nine months ending December 31, 2023.

The Company leases its former headquarters, located in Greensboro, North Carolina under a lease agreement which expires in June 2024.  The lease agreement allows for early cancellation, subject to payment of an early cancellation penalty.  Under the lease agreement, the Company is responsible for certain insurance and maintenance expenses.  In addition, the lease agreement contains scheduled rent increases.  The related rent expense for the lease is calculated on a straight-line basis according to the rental terms of the lease.

New Headquarters and Design Center

In  July 2021, the Company entered into a lease agreement for its new headquarters and design center (also in Greensboro, North Carolina), with a lease term of ten years and two months from the date the Company commences occupancy, which occurred in the first quarter of 2023.  Under the lease agreement, the Company is responsible for certain insurance and maintenance expenses, which are not part of the minimum lease payments.  In addition, the lease agreement contains scheduled rent increases.  Upon taking control of the building, the related rent expense for the lease is calculated on a straight-line basis according to the lease's rental terms.  The Company will commence remitting scheduled lease payments in the second quarter of 2023.  The Company anticipates an annual lease expense of approximately $1.5 million over the term of the lease.  Lease expense recognition commenced in the first quarter of 2023.  The initial lease payment will be made in the second quarter of 2023.

In conjunction with the Company's move into the new headquarters and design center in early 2023, the Company entered into a lease financing arrangement related to furniture for the new office facilities in  April 2022.  The total cost of the furniture financed was $1.1 million, which included tax, freight, interim storage, and installation labor.  The Company was responsible for paying interest-only payments to the financing company related to the furniture procurement order (interest on principal of $496 thousand) placed in April 2022 prior to the first scheduled principal financing payment, which occurred in August 2022 ($246 thousand).  The Company made interest-only payments to the financing company related to the furniture procurement order through August 2022 in the amount of $17 thousand.  The total scheduled principal and interest payments to be made after March 31, 2023 related to the furniture financing are $609 thousand.

As disclosed in Note 5, the Company entered into a lease agreement in July 2021 in conjunction with the Company's planned move into its new headquarters and design center in early 2023.  The total cost of the new building asset additions were $7.7 million, with the Company being responsible for the balance in excess of the landlord's $3.5 million allowance (the "excess construction costs") plus deferral fees and interest.

GUERRILLA RF, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The Company recorded advanced rent amounts paid and payable to the landlord as long-term prepaid expenses and other on the consolidated balance sheet as of December 31, 2022.  These amounts were reclassified to the operating lease right-of-use asset upon lease commencement in the first quarter of 2023.

Legal

In the ordinary course of business, the Company may become involved in legal disputes.  In the opinion of management, any potential liabilities resulting from any disputes would not have a material adverse effect on the Company’s unaudited interim condensed consolidated financial statements.  As a result, no liability related to any such disputes has been recorded at March 31, 2023, or December 31, 2022.

Indemnification Agreements

From time to time, in the ordinary course of business, the Company may indemnify other parties when it enters into contractual relationships, including members of the Board of Directors, employees, customers, lessors, lenders, and parties to other transactions with the Company.  In addition, the Company may agree to hold other parties harmless against specific losses, such as those that could arise from a breach of representation, covenant, or third-party infringement claims. It may not be possible to determine the maximum potential amount of liability under such indemnification agreements due to the unique facts and circumstances likely to be involved in each particular claim and indemnification provision.  Management believes any liability arising from these agreements will not be material to the unaudited interim condensed consolidated financial statements.  As a result, no liability for these agreements has been recorded at March 31, 2023, or December 31, 2022.

Employment Agreement

The Company has entered into an employment agreement with one executive.  This employment agreement was entered into effective as of  January 1, 2020.  The Company desired the assurance of the executive's continued association and services to retain the executive's experience, skills, abilities, background, and knowledge. The employment is at-will, and the Company may terminate the employment relationship at any time, with or without cause, and with or without notice.  The terms of the agreement stipulate compensation, benefits, specific restrictive covenants, and Company obligations upon termination of the employment agreement, including severance pay calculated as twelve monthly payments of the executive's monthly base salary.

9. INCOME TAXES

The Company did not have any income tax expense for the three months ended March 31, 2023 or 2022.

Income tax expense during interim periods is based on applying an estimated annual effective income tax rate to year-to-date income, plus any significant unusual or infrequently occurring items recorded in the interim period.  The provision for income taxes for the three months ended March 31, 2023 and 2022 differs from the amount that would be provided by applying the statutory U.S. federal income tax rate of 21% to pre-tax income primarily due to a valuation allowance.

The computation of the annual estimated effective tax rate at each interim period requires certain estimates and significant judgment including, but not limited to, the expected operating income for the year and permanent differences.  The accounting estimates used to compute the provision for income taxes may change as new events occur, more experience is obtained, additional information becomes known, or the tax environment changes.

In assessing the need for a valuation allowance, management must determine that there will be sufficient taxable income to realize deferred tax assets.  Based upon the historical and anticipated future losses, management has determined that the deferred tax assets do not meet the more likely than not threshold for realizability.  Accordingly, a full valuation allowance has been recorded against the Company’s net deferred tax assets as of March 31, 2023, and December 31, 2022.

GUERRILLA RF, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

On August 9, 2022, the U.S. government enacted the U.S. CHIPS and Science Act (“CHIPS Act”).  The CHIPS Act creates a 25% investment tax credit for certain investments in domestic semiconductor manufacturing.  The credit is provided for qualifying property, which is placed in service after December 31, 2022, and any impact to the Company would start in fiscal 2023.  On August 16, 2022, the U.S. government enacted the Inflation Reduction Act.  The Inflation Reduction Act introduces a new 15% corporate minimum tax, based on adjusted financial statement income of certain large corporations.  Applicable corporations would be allowed to claim a credit for the minimum tax paid against regular tax in future years.  The Inflation Reduction Act also includes an excise tax that would impose a 1% surcharge on stock repurchases.  This excise tax is effective January 1, 2023.  The Company is currently evaluating the effect the CHIPS Act and the Inflation Reduction Act will have on its condensed consolidated financial statements.  At present, the Company does not expect that any of the provisions included in the two aforementioned pieces of legislation will result in a material impact to the Company’s deferred tax assets, liabilities, or income taxes payable.

Deferred tax assets and liabilities are determined based on the differences between the unaudited interim condensed consolidated financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect for years in which differences are expected to reverse.

Potential 382 Limitation

The Company’s ability to utilize its net operating loss ("NOL") and research and development ("R&D") credit carryforwards  may be substantially limited due to ownership changes that could occur in the future, as required by Section 382 of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), as well as similar State provisions.  These ownership changes  may limit the amount of NOL and R&D credit carryforwards that can be utilized annually to offset future taxable income and tax, respectively.  In general, an “ownership change,” as defined by Section 382 of the Code, results from a transaction or series of transactions over a three-year period resulting in an ownership change of more than 50 percent of a company's outstanding stock by certain stockholders or public groups.

If the Company experiences an ownership change, utilization of the NOL or R&D credit carryforwards would be subject to an annual limitation, which is determined by first multiplying the value of the Company’s stock at the time of the ownership change by the applicable long-term, tax-exempt rate, and then could be subject to additional adjustments, as required.  The Section 382 limitation is a limitation on the amount of a new loss corporation’s post-change year taxable income that can be offset by the old loss corporation’s pre-change NOLs.  Any such limitation  may result in the expiration of a portion of the Company's NOL or R&D credit carryforwards before utilization.  Any carryforwards that expire prior to utilization as a result of such limitations will be removed from deferred tax assets with a corresponding reduction of the Company's deferred tax valuation allowance.

In the third quarter of 2022, the Company's tax advisors completed a study to assess whether one or more ownership changes have occurred since the Company became a loss corporation under the definition of Section 382.  It was determined that the Company has not experienced any "ownership changes" since 2014.  If an "ownership change" occurs in the future, such change may result in the expiration of a portion of the Company's NOL or R&D credit carryforwards before utilization.  As a result of the Section 382 study, no amounts are being considered as an uncertain tax position or disclosed as an unrecognized tax benefit under ASC-740.  The Company has a full deferred tax valuation allowance as of March 31, 2023.

At  December 31, 2022, the Company had federal NOL and R&D credit carryforwards of approximately $19,022,927 and $626,347, respectively, which are available to offset future taxable income subject to any future "ownership change."

10. Related Party Transactions

We have not had any related party transactions, beyond participation in the Offering and compensation arrangements in the quarter ended March 31, 2023.  Any related party transactions between January 1, 2019 and December 31, 2022 are further described in our Annual Report on Form 10-K for the year ended December 31, 2022.

Participation in the Offering

Certain existing shareholders, including investors affiliated with certain of our directors and officers, purchased an aggregate of 45,383 Units (on a post-split basis) in conjunction with the Offering through all closings.

GUERRILLA RF, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

11. Employee Benefit Plan

The Company has a 401(k) plan to provide defined contribution retirement benefits for all eligible employees. Participants may contribute a portion of their compensation to the plan, subject to the limitations under the Code.  The Company’s contributions to the plan are at the discretion of executive management with board of directors advisement.  Under the 401(k) plan, the Company may contribute up to four percent (4%) of eligible employee salaries.  The Company made $89,636 and $79,234 of contributions to the plan in the three months ended March 31, 2023 and 2022, respectively.

12. Subsequent Events

Management has evaluated subsequent events occurring after March 31, 2023, through May 10, 2023, the date the unaudited interim condensed consolidated financial statements were issued, and concluded the following subsequent events have occurred during that period but were not recognized in the unaudited interim condensed financial statements other than the effect of the reverse stock split, which is reflected in the unaudited interim condensed financial statements.  Except as described below, the Company has concluded that no subsequent event has occurred that requires disclosure.

Reverse Stock Split

The Company’s board of directors approved a reverse split of shares of the Company’s common stock on a six-for-one basis, which was effective as of 12:01 a.m. Eastern Time on April 17, 2023 (the “Effective Time”).  As a result of the reverse stock split, at the Effective Time, every six shares of common stock were automatically converted into one share of common stock, but without any change in the par value per share.  No fractional shares were issued as a result of the reverse stock split.  Any fractional shares that would otherwise have resulted from the reverse stock split were rounded up to the next whole number.  The number of authorized shares of common stock remains unchanged at 300,000,000 shares.   Proportionate adjustments were made to the per share exercise price and the number of shares of common stock issuable upon the exercise of all outstanding stock options and warrants.  The number of shares of common stock deliverable upon vesting of RSUs were similarly adjusted.  Concurrently, the number of shares of common stock reserved for future issuance under the Company’s 2014 and 2021 Equity Incentive Plans immediately prior to the Effective Time were reduced proportionately.

Initial Public Offering

On April 3, 2023, the Company disclosed in a Form S-1 registration statement, its intent to issue additional shares of common stock in an initial public offering to be conducted in conjunction with its application to list its common stock on the Nasdaq Capital Market operated by Nasdaq upon satisfaction of the exchange’s initial listing criteria.  If the Company's common stock is not approved for listing on the Nasdaq Capital Market, it will not consummate the offering.  No assurance can be given that the Company's Nasdaq application will be approved or the offering completed.

Salem Loan Facility

As disclosed in Note 5, the Company has a Loan Agreement with Salem.  The Loan Agreement provides for Salem making aggregate advances of up to $8.0 million under the Loan Facility.  An initial advance of $5.0 million was made in August 2022, with additional advances of up to $3.0 million available at Salem’s discretion.  On May 1, 2023, Salem made an additional discretionary advance of $1.5 million to the Company of the remaining $3.0 million available under the Loan Facility.  At the same time, the Company agreed to increase the interest rate for the Loan Facility to 14.0% per annum, with 11.0% payable in cash and 3.0% payable-in-kind, with the principal and outstanding interest due in August 2027.  The terms of the May 1, 2023 advance are set forth in an amendment to the Loan Agreement, a copy of which is attached to this as Exhibit 10.1 to our Quarterly Report for the period ending March 31, 2023 filed as Form 10-Q.

In conjunction with the additional advance, the Company paid Salem a closing fee of $60 thousand and has issued Salem 12,500 shares of common stock (post-split) as consideration for the $1.5 million advance.  Accordingly, as of May 1, 2023, the Company has received total advances of $6.5 million under the Salem Loan Facility and has issued 37,500 shares (post-split) of common stock to Salem.  The Loan Facility has a five-year term.  Should the Company repay the loan during the first three years of the term, it may be required to pay a prepayment premium equal to (i) 3.0% of the prepaid principal during year 1, (ii) 2.0% of the prepaid principal during year 2, and (iii) 1.0% of the prepaid principal during year 3.  The Loan Facility contains customary affirmative and negative covenants that impose restrictions on the Company’s financial and business operations, including limitations on liens, indebtedness, fundamental changes and changes in the nature of the Company’s business.  In addition, the Loan Facility provides that the Company must maintain compliance with a maximum leverage ratio and a minimum liquidity covenant.  The Loan Facility also contains customary representations and warranties.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated fees and expenses payable by us in connection with the offering of the securities being registered.

SEC registration fee	$
FINRA filing fee	$
The Nasdaq Capital Market initial listing fee		$75,000
Accounting fees and expenses	$
Legal fees and expenses	$
Printing and miscellaneous expenses	$
Total

All amounts are estimated except the SEC registration fee, the FINRA filing fee, and the Nasdaq Capital Market initial listing fee.

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (DGCL), authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the DGCL are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended (the “Securities Act”).

As permitted by the DGCL, the registrant’s amended and restated certificate of incorporation contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:

●	any breach of the director’s duty of loyalty to the registrant or its stockholders;

●	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

●	under Section 174 of the DGCL (regarding unlawful dividends and stock purchases); or

●	any transaction from which the director derived an improper personal benefit.

The Company has entered into indemnification agreements with each of its current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Company’s amended and restated certificate of incorporation and amended and restated bylaws, and to provide additional procedural protections. There is no pending litigation or proceeding involving a director or executive officer of the Company for which indemnification is sought. The indemnification provisions in the Company’s amended and restated certificate of incorporation, amended and restated bylaws, and the indemnification agreements entered into between the Company and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Company’s directors and executive officers for liabilities arising under the Securities Act.

The Company currently carries liability insurance for its directors and officers.

Certain of the Company’s directors are also indemnified by their employers with regard to service on the Company’s board of directors.

Item 15. Recent Sales of Unregistered Securities

Sales of Unregistered Securities

The following list sets forth information as to all securities either the Company or Guerrilla RF sold from January 1, 2018 through immediately prior to the filing of this Registration Statement, which were not registered under the Securities Act.

1.

In March 2018, Guerrilla RF issued $1.0 million in principal amount of a term note to one accredited investor (the “2018 Note”). Prior to the Merger, and in anticipation of the Merger and the APO, the 2018 Note was amended to cause the principal amount to convert to shares of our Common Stock at $1.70 per share, and at the time of the APO, the principal amount owed under the 2018 Note was converted under those terms, and accrued interest owed under the 2018 Note has been paid.  The preceding share and per share amounts have not been adjusted to reflect the subsequent Reverse Stock Split.

2.

In April 2018, Guerrilla RF issued an aggregate of 898,542 shares of Series E preferred stock at a price per share of $2.57, for aggregate gross proceeds of approximately $2.31 million.  The preceding share and per share amounts have not been adjusted to reflect the subsequent Reverse Stock Split.

3.

Between March 2019 and July 2019, Guerrilla RF sold an aggregate of $1.75 million of term notes to accredited investors (the “2019 Notes”). Prior to the Merger, and in anticipation of the Merger and the APO, the 2019 Notes were amended to cause the principal amount to convert to shares of our Common Stock at $1.70 per share, and upon the closing of the APO, the principal amounts owed under the 2019 Notes were converted under those terms, and accrued interest owed under the 2019 Notes was paid.  The preceding share and per share amounts have not been adjusted to reflect the subsequent Reverse Stock Split.

4.

Between April 2020 and July 2020, Guerrilla RF sold an aggregate of $750,000 of term notes to two accredited investors (the “2020 Notes”), Prior to the Merger, and in anticipation of the Merger and the APO, the 2020 Notes were amended to cause the principal amount to convert to shares of our Common Stock at $1.70 per share, and upon the closing of the APO, the principal amounts owed under the 2020 Notes were converted under those terms, and accrued interest owed thereunder was paid.  The preceding share and per share amounts have not been adjusted to reflect the subsequent Reverse Stock Split.

5.

Between July 15, 2021 and October 1, 2021 Guerrilla RF sold an aggregate of $1,488,600 of Convertible Notes, which provided for the mandatory conversion of those Convertible Notes into 744,300 shares of our Common Stock upon the closing of the Merger and APO.  The preceding share and per share amounts have not been adjusted to reflect the subsequent Reverse Stock Split.

6.	Guerrilla RF issued an aggregate of 83,275 stock options under the 2014 Plan to its directors, officers, employees and consultants in connection with the provision of services to Guerrilla RF.

7.

On October 22, 2021, pursuant to the terms of the Merger Agreement, all of the common stock of Guerrilla RF (including common stock issued upon the conversion of preferred stock and $4.5 million of pre-2021 convertible notes) held by accredited investors were converted into an aggregate of 24,130,642 shares of our Common Stock. These pre-2021 convertible notes were converted into 2,647,059 shares of our Common Stock at a price of $1.70 per share.  The preceding share and per share amounts have not been adjusted to reflect the subsequent Reverse Stock Split.

8.

We sold an aggregate of 5,766,550 shares of Common Stock issued in the initial closing of the APO on October 22, 2021 and in subsequent additional closings thereafter through November 16, 2021 at a price of $2.00 per share for aggregate gross proceeds of approximately $11.5 million (before deducting placement agent fees and total expenses of approximately $2.1 million). Also in connection with the APO, our placement agent and its affiliates received 275,000 shares of our Common Stock and warrants to purchase an aggregate of 331,580 shares at an exercise price of $2.00 per share and a term of five years.  The preceding share and per share amounts have not been adjusted to reflect the subsequent Reverse Stock Split.

9.

On August 11, 2022, we issued 150,000 shares of Common Stock to Salem Investment Partners V, Limited Partnership (“Salem”) pursuant to the terms of a loan agreement by and between Salem and the Company, and in exchange for Salem’s agreement to provide a $5.0 million loan facility to the Company.  The preceding share and per share amounts have not been adjusted to reflect the subsequent Reverse Stock Split.

10.

On February 7, 2023, we issued 66,578 shares of Common Stock to IRTH Communications, LLC (“IRTH”) pursuant to a services agreement by and between IRTH and the Company, and in exchange for consulting services valued at $100,000.  The preceding share and per share amounts have not been adjusted to reflect the subsequent Reverse Stock Split.

11.

On February 28, 2023, we completed a private placement offering, selling approximately 7.1 million units to accredited investors, each unit comprising one share of Common Stock and one warrant to purchase one half (0.5) of a share of Common Stock — for $1.30 per unit. The warrants have an exercise price of $2.00 per share and a term of five years. Also in connection with the 2022/23 private placement offering, our placement agent, its selected dealer and their affiliates received warrants to purchase an aggregate of 1,064,872 shares at an exercise price of $1.30 per share and a term of five years. The aggregate gross proceeds from the offering was $9.2 million (before deducting placement agent fees and expenses of approximately $1.1 million).  The preceding share and per share amounts have not been adjusted to reflect the subsequent Reverse Stock Split.

Each of the foregoing transactions was exempt from the registration requirements of the Securities Act in reliance on Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D promulgated thereunder, as transactions by an issuer not involving any public offering. All of the sales were made to “accredited investors,” as defined in Regulation D.

Item 16. Exhibits and Financial Statement Schedules

(a)    Exhibits

The exhibit index attached hereto is incorporated herein by reference.

(b)    Financial Statement Schedules

All schedules have been omitted because the information required to be set forth in the schedules is either not applicable or is included in our financial statements or notes to those financial statements.

Item 17. Undertakings.

(a)  The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

 (4)  That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)

Each prospectus filed pursuant to Rule 424(b) as part of the registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

 (5)   That, for the purpose of determining liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit No.	Description
1.1*	Form of Underwriting Agreement.
2.1

Agreement and Plan of Merger and Reorganization among Laffin Acquisition Corp., Guerrilla RF Acquisition Co. and Guerrilla RF, Inc. (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed with the SEC on October 27, 2021).

3.1

Certificate of Merger relating to the merger of Guerrilla RF Acquisition Co. with and into Guerrilla RF, Inc., filed with the Secretary of State of the State of Delaware on October 22, 2021 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the SEC on October 27, 2021).

3.2

Amended and restated certificate of incorporation, filed with the Secretary of State of the State of Delaware on October 22, 2021 (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed with the SEC on October 27, 2021).

3.3	Amended and restated bylaws (incorporated by reference to Exhibit 3.3 to the Current Report on Form 8-K filed with the SEC on October 27, 2021).
3.4	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Guerrilla RF, Inc., filed with the Secretary of State of the State of Delaware on April 14, 2023 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on April 14, 2023).
4.1	Form of Lock Up Agreement (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the SEC on October 27, 2021).
4.2	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed with the SEC on October 27, 2021).
5.1***	Opinion of Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P.
10.1+

Employment Agreement, dated January 1, 2020, by and between Ryan Pratt and Guerrilla RF, Inc. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on October 27, 2021).

10.2+

Offer letter, dated June 14, 2019, by and between Mark Mason and Guerrilla RF, Inc. (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the SEC on October 27, 2021).

10.3+

Offer letter, dated November 2, 2016, by and between John Berg and Guerrilla RF, Inc. (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed with the SEC on October 27, 2021).

10.4

Purchase and Sales Agreement, dated September 8, 2017, by and between Capital Business Funding, LLC and the Company, as modified by that certain Modification of Exhibit B, dated January 22, 2021 (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed with the SEC on October 27, 2021).

10.5**

Distributor Agreement, dated October 1, 2015, between Mouser Electronics, Inc. and Guerrilla RF, Inc. (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed with the SEC on October 27, 2021).

10.6**

Distribution Agreement, dated July 11, 2016, by and between Richardson RFPD, Inc. and Guerrilla RF, Inc. (incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K filed with the SEC on October 27, 2021).

10.7+	Form of Indemnity Agreement (directors and officers) (incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K filed with the SEC on October 27, 2021).
10.8+	Form of Pre-Merger Indemnity Agreement (incorporated by reference to Exhibit 10.8 to the Current Report on Form 8-K filed with the SEC on October 27, 2021).
10.9	Form of Subscription Agreement by and between the Company and the parties thereto (incorporated by reference to Exhibit 10.9 to the Current Report on Form 8-K filed with the SEC on October 27, 2021).
10.10

Registration Rights Agreement, dated October 22, 2021, by and between the Company and the parties thereto (incorporated by reference to Exhibit 10.10 to the Current Report on Form 8-K filed with the SEC on October 27, 2021).

10.11+

Guerrilla RF, Inc. 2014 Long Term Stock Incentive Plan and form of award agreements (incorporated by reference to Exhibit 10.11 to the Current Report on Form 8-K filed with the SEC on October 27, 2021).

10.12+	Form of award agreements under the 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.12 to the Current Report on Form 8-K filed with the SEC on October 27, 2021).
10.13	Lease by and between D&W Investment Properties and Guerrilla RF, Inc. (incorporated by reference to Exhibit 10.13 to the Current Report on Form 8-K filed with the SEC on October 27, 2021).
10.14

Lease Amendment, dated April 6, 2017, by and between D&W Investment Properties and Guerrilla RF, Inc. (incorporated by reference to Exhibit 10.14 to the Current Report on Form 8-K filed with the SEC on October 27, 2021).

10.15+	2021 Equity Incentive Plan and form of Stock Bonus Award Agreement (incorporated by reference to Exhibit 10.15 to the Registration Statement on Form S-1 filed with the SEC on December 23, 2021).
10.16+

Offer Letter, dated December 1, 2021, by and between Kellie Chong and Guerrilla RF, Inc. (incorporated by reference to Exhibit 10.16 to the Annual Report on Form 10-K filed with the SEC on March 3, 2023).

10.17

Office Building Lease Agreement by and between Koury Corporation and Guerrilla RF, Inc. dated July 15, 2021 (incorporated by reference to Exhibit 10.5 to the Quarterly Report on Form 10-Q filed with the SEC on November 10, 2022).

10.18

Amendment to Office Building Lease Agreement by and between Koury Corporation and Guerrilla RF, Inc. dated November 5, 2021 (incorporated by reference to Exhibit 10.6 to the Quarterly Report on Form 10-Q filed with the SEC on November 10, 2022).

10.19

Second Amendment to Office Building Lease Agreement by and between Koury Corporation and Guerrilla RF, Inc. dated November 10, 2021 (incorporated by reference to Exhibit 10.7 to the Quarterly Report on Form 10-Q filed with the SEC on November 10, 2022).

10.20

Third Amendment to Office Building Lease Agreement by and between Koury Corporation and Guerrilla RF, Inc. dated August 30, 2022 (incorporated by reference to Exhibit 10.8 to the Quarterly Report on Form 10-Q filed with the SEC on November 10, 2022).

10.21	Form of Unit Purchase Agreement by and between the Company and the parties thereto (incorporated by Reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on January 3, 2023)
10.22	Form of Warrant (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the SEC on January 3, 2023).
10.23

Form of Registration Rights Agreement by and between the Company and the parties thereto (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed with the SEC on January 3, 2023).

10.24	Form of Placement Agent Warrant (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed with the SEC on January 3, 2023).
16.1

Letter from Raich Ende Malter & Co. LLP as to the change in certifying accountant, dated October 26, 2021 (incorporated by reference to Exhibit 16.1 to the Current Report on Form 8-K filed with the SEC on October 27, 2021).

21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the Current Report on Form 8-K filed with the SEC on October 27, 2021).
23.1*	Consent of FORVIS, LLP, independent registered public accounting firm.
23.2***	Consent of Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P (included in Exhibit 5.1).
107	Filing Fee Table (incorporated by reference to Exhibit 107 to Registration Statement on Form S-1 filed with the SEC on April 3, 2023).

____________

+        Indicates a management contract or any compensatory plan, contract or arrangement.

*        Filed herewith.

**      Portions of this exhibit (indicated by asterisks) have been omitted in accordance with the rules of the SEC.

***    To be filed by amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greensboro, State of North Carolina, on the 2nd day of June, 2023.

Guerrilla RF, Inc.
By:	/s/ Ryan Pratt
Ryan Pratt
Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on the date indicated:

Signature	Title	Date
/s/ Ryan Pratt	Chief Executive Officer, and Chairman of the	June 2, 2023
Ryan Pratt	Board of Directors (principal executive officer)
/s/ John Berg	Chief Financial Officer	June 2, 2023
John Berg	(principal financial and accounting officer)

/s/ *	Director	June 2, 2023
Susan Barkal

/s/ *	Director	June 2, 2023
David Bell

/s/ *	Director	June 2, 2023
James (Jed) E. Dunn

/s/ *	Director	June 2, 2023
William J. Pratt

/s/ *	Director	June 2, 2023
Gary Smith

/s/ *	Director	June 2, 2023
Virginia Summerell

/s/ *	Director	June 2, 2023
Greg Thompson

*By /s/ John Berg
Attorney-in-fact